As filed with the Securities and Exchange Commission on June 6, 2008
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Stone Energy Corporation
(Exact name of registrant as specified in its charter)

Delaware	1311	72-1235413
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

625 East Kaliste Saloom Rd.
Lafayette, LA 70508
(337) 237-0410
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew L. Gates, III
Senior Vice President, General Counsel and Secretary
625 East Kaliste Saloom Rd.
Lafayette, LA 70508
(337) 237-0410
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan P. Baden Shelley A. Barber Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, New York 10103 (212) 237-0000	Gary W. Blackie President and Chief Executive Officer Bois d’Arc Energy, Inc. 600 Travis St., Suite 5200 Houston, Texas 77002 (713) 228-0438	Jack E. Jacobsen Melissa M. Winchester Locke Lord Bissell & Liddell LLP 2200 Ross Avenue, Suite 2200 Dallas, Texas 75201 (214) 740-8000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the merger described herein.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered(1)	Registered(2)	per Share	Price(3)	Registration Fee
Common stock, par value $0.01 per share	11,317,057	$64.67	$731,874,077	$28,763

(1)	This registration statement also covers the associated preferred stock purchase rights (the “Rights”) issued pursuant the Rights Agreement dated as of October 15, 1998, between the registrant and Mellon Investor Services, LLC, as rights agent, as amended. Until the occurrence of certain events, the Rights will not be exercisable for or evidenced separately from the shares of common stock of the registrant.
(2)	Represents the maximum number of shares of the common stock of the registrant that may be issued to stockholders of Bois d’Arc Energy, Inc. (“Bois d’Arc”) pursuant to the merger described herein, giving effect to the exchange of outstanding options to acquire Bois d’Arc common stock for the merger consideration.
(3)	Pursuant to Rules 457(c) and 457(f) of the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is based on the average of the high and low sales prices of the registrant’s common stock, as reported on the New York Stock Exchange on June 4, 2008, and computed based on the estimated maximum number of shares that may be exchanged for the common stock of the registrant being registered, including shares issuable upon an exchange for outstanding options to acquire Bois d’Arc common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Stone Energy Corporation may not distribute or issue the shares of Stone Energy Corporation common stock being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to distribute these securities and Stone Energy Corporation is not soliciting offers to receive these securities in any state where such offer or distribution is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 6, 2008

To the Stockholders of Stone Energy Corporation and Bois d’Arc Energy, Inc.:

The boards of directors of Stone Energy Corporation and Bois d’Arc Energy, Inc. have each approved or adopted an agreement and plan of merger pursuant to which Bois d’Arc will merge with and into Stone Energy Offshore, L.L.C., a wholly owned subsidiary of Stone and a Delaware limited liability company, with Stone Energy Offshore, L.L.C. surviving the merger as a wholly owned subsidiary of Stone Energy Corporation, which is referred to as the merger. Pursuant to the merger agreement, Bois d’Arc stockholders will receive $13.65 in cash, without interest, and 0.165 shares of Stone common stock for each share of Bois d’Arc common stock.

Stone and Bois d’Arc will each hold special meetings of their respective stockholders in connection with the proposed merger. At the Stone special meeting, Stone stockholders will be asked to consider a proposal to approve the issuance of additional shares of Stone common stock in the merger. At the Bois d’Arc special meeting, Bois d’Arc stockholders will be asked to approve the agreement and plan of merger, dated as of April 30, 2008, among Stone, Stone Energy Offshore, L.L.C., and Bois d’Arc, which agreement is referred to as the merger agreement.

Shares of Stone common stock trade on the New York Stock Exchange under the symbol “SGY.” We estimate that immediately after the effective time of the merger, former Bois d’Arc stockholders will hold shares of Stone common stock representing approximately 29% of the then-outstanding diluted shares of Stone common stock (based on the number of outstanding shares of Bois d’Arc common stock on April 29, 2008).

The merger cannot be completed unless (i) Stone stockholders approve the issuance of additional shares of Stone common stock in the merger by the affirmative vote of the holders of a majority of the votes cast at a meeting at which a majority of the shares outstanding on            , 2008, the record date for the Stone special meeting, of Stone common stock are present and voting and (ii) Bois d’Arc stockholders approve the merger agreement by the affirmative vote of the holders of the majority of the shares of Bois d’Arc common stock outstanding on          , 2008, the record date for the Bois d’Arc special meeting.

The Stone board of directors has approved the merger agreement and the transactions contemplated by the merger agreement and recommends that Stone stockholders vote FOR the proposal to issue additional shares of Stone common stock in the merger. The Bois d’Arc board of directors has adopted the merger agreement and the transactions contemplated by the merger agreement and recommends that Bois d’Arc stockholders vote FOR the proposal to approve the merger agreement, which is described in detail in this joint proxy statement/prospectus.

In considering the recommendation of the Bois d’Arc board of directors, stockholders of Bois d’Arc should be aware that certain members of the board of directors and executive officers of Bois d’Arc have agreements and arrangements that provide them with interests in the merger that differ from, or are in addition to, those of Bois d’Arc stockholders generally. See “The Merger — Interests of the Directors and Executive Officers of Bois d’Arc in the Merger.”

The accompanying joint proxy statement/prospectus contains detailed information about the merger, the merger agreement and the special meetings. This document is also a prospectus for the additional shares of Stone common stock that will be issued pursuant to the merger. We encourage Stone and Bois d’Arc stockholders to read this joint proxy statement/prospectus carefully and in its entirety before voting, including the section entitled “Risk Factors” beginning on page 16.

Your vote is very important.  Whether or not you plan to attend the Stone special meeting or the Bois d’Arc special meeting, please take the time to submit your proxy by completing and mailing the enclosed proxy card or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone. If your shares of Stone common stock or Bois d’Arc common stock are held in “street name,” you must instruct your broker how to vote such shares.

David H. Welch	Gary W. Blackie
President and Chief Executive Officer	President and Chief Executive Officer
Stone Energy Corporation	Bois d’Arc Energy, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated          , 2008, and is first being mailed to Stone stockholders and Bois d’Arc stockholders on or about          , 2008.

Stone Energy Corporation
625 East Kaliste Saloom Rd.
Lafayette, LA 70508

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2008

To the Stockholders of Stone Energy Corporation:

We will hold a special meeting of stockholders of Stone Energy Corporation on          , 2008 at 10:00 a.m., Lafayette time, at 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, for the following purposes:

1. to consider and vote on the proposal to approve the issuance of additional shares of Stone common stock pursuant to the Agreement and Plan of Merger, dated as of April 30, 2008 (which we refer to as the merger agreement), by and among Stone, Stone Energy Offshore, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Stone, and Bois d’Arc Energy, Inc., a Nevada corporation, as the agreement may be amended from time to time; and

2. to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only Stone stockholders of record at the close of business on          , 2008, the record date for the Stone special meeting, are entitled to notice of, and to vote at, the Stone special meeting and any adjournments or postponements of the Stone special meeting.

The Stone board of directors has approved the merger agreement and the transactions contemplated by the merger agreement and recommends that you vote FOR the proposal to approve the issuance of additional shares of Stone common stock in the merger pursuant to the merger agreement, which is described in detail in this joint proxy statement/prospectus.

By Order of the Board of Directors of
Stone Energy Corporation,

David H. Welch
President and Chief Executive Officer

Lafayette, Louisiana
          , 2008

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please submit a proxy as soon as possible.  To submit a proxy, call the toll-free telephone number listed on your proxy card, use the internet as described on the enclosed proxy card, or complete, sign, date and mail your proxy card. Submitting a proxy will assure that your vote is counted at the meeting if you do not attend in person. If your shares of Stone common stock are held in “street name” by your broker or other nominee, only that nominee can vote your shares of Stone common stock and the vote cannot be cast unless you provide instructions to that nominee. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares of Stone common stock. You may revoke your proxy at any time before it is exercised by sending a written notice of revocation, by submitting a later-dated proxy or by attending the meeting and voting your shares in person. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and the special meeting.

Bois d’Arc Energy, Inc.
600 Travis Street, Suite 5200
Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2008

To the Stockholders of Bois d’Arc Energy, Inc.:

We will hold a special meeting of stockholders of Bois d’Arc on          , 2008 at 10:00 a.m., Houston time, at 600 Travis Street, Suite 5200, Houston, Texas 77002, for the following purposes:

1. to consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of April 30, 2008 (which we refer to as the merger agreement), by and among Stone Energy Corporation, a Delaware corporation, Stone Energy Offshore, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Stone, and Bois d’Arc, as the agreement may be amended from time to time; and

2. to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only Bois d’Arc stockholders of record at the close of business on          , 2008, the record date for the Bois d’Arc special meeting, are entitled to notice of, and to vote at, the Bois d’Arc special meeting and any adjournments or postponements of the Bois d’Arc special meeting.

The Bois d’Arc board of directors has adopted the merger agreement and the transactions contemplated by the merger agreement and recommends that you vote FOR the proposal to approve the merger agreement, which is described in detail in this joint proxy statement/prospectus.

In considering the recommendation of the Bois d’Arc board of directors, stockholders of Bois d’Arc should be aware that members of the board of directors and executive officers of Bois d’Arc have agreements and arrangements that provide them with interests in the merger that differ from, or are in addition to, those of Bois d’Arc stockholders. See “The Merger — Interests of the Directors and Executive Officers of Bois d’Arc in the Merger.”

By Order of the Board of Directors of
Bois d’Arc Energy, Inc.,

Gary W. Blackie
President and Chief Executive Officer

Houston, Texas
          , 2008

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please submit a proxy as soon as possible.  To submit a proxy, call the toll-free telephone number listed on your proxy card, use the internet as described on the enclosed proxy card, or complete, sign, date and mail your proxy card. Submitting a proxy will assure that your vote is counted at the meeting if you do not attend in person. If your shares of Bois d’Arc common stock are held in “street name” by your broker or other nominee, only that nominee can vote your shares of Bois d’Arc common stock and the vote cannot be cast unless you provide instructions to that nominee. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares of Bois d’Arc common stock. You may revoke your proxy at any time before it is exercised, by sending a written notice of revocation, by submitting a later-dated proxy or by attending the meeting and voting your shares in person. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and the special meeting.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Stone and Bois d’Arc from documents that are not included or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 95.

Documents incorporated by reference are available to Stone and Bois d’Arc stockholders without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain any of these documents by requesting them in writing or by telephone from the appropriate company.

Stone Energy Corporation	Bois d’Arc Energy, Inc.
625 East Kaliste Saloom Rd.	600 Travis Street, Suite 5200
Lafayette, LA 70508	Houston, Texas 77002
Attention: General Counsel	Attention: Investor Relations
Telephone: (337) 237-0410	Telephone: (713) 228-0438
www.stoneenergy.com	www.boisdarcenergy.com

In order for you to receive timely delivery of the documents in advance of the applicable special meeting, Stone or Bois d’Arc, as applicable, should receive your request by no later than          , 2008.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission, which is referred to as the SEC, by Stone (File No. 333-       ), constitutes a prospectus of Stone under Section 5 of the U.S. Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the additional shares of Stone common stock to be issued to Bois d’Arc stockholders in the merger pursuant to the merger agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, with respect to the special meeting of Stone stockholders, at which Stone stockholders will be asked to consider and vote upon a proposal to approve the issuance of additional shares of Stone common stock in the merger pursuant to the merger agreement, and with respect to the special meeting of Bois d’Arc stockholders, at which Bois d’Arc stockholders will be asked to consider and vote upon a proposal to approve the merger agreement.

i

Quorum and Voting by Stockholders	89
Stockholder Action Without a Meeting	89
Amendment of Certificate or Articles of Incorporation	90
Amendment of Bylaws	90
Anti-Takeover Statutes	90
Limitation of Liability and Indemnification of Directors and Officers	92
Appraisal/Dissenter’s Rights	93
STOCKHOLDER PROPOSALS	94
Stone 2008 Annual Stockholder Meeting and Stockholder Proposals	94
Bois d’Arc 2008 Annual Stockholder Meeting and Stockholder Proposals	94
LEGAL MATTERS	94
EXPERTS	94
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	95
GLOSSARY OF OIL AND GAS TERMS	98
INDEX TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	F-1
ANNEXES
Annex A — Agreement and Plan of Merger
Annex B — Opinion of Tudor, Pickering, Holt & Co. Securities, Inc.
Annex C — Opinion of Raymond James & Associates, Inc.
Letter from Ernst & Young LLP
Awareness Letter of Ernst & Young LLP
Consent of Ernst & Young LLP, Lafayette, Louisiana
Consent of Ernst & Young LLP, Houston, Texas
Consent of Netherland, Sewell & Associates, Inc.
Consent of Lee Keeling and Associates, Inc.
Consent of Tudor, Pickering, Holt & Co. Securities, Inc.
Consent of Raymond James & Associates, Inc.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that Stone and Bois d’Arc stockholders may have regarding the proposed merger and the proposals being considered at the Stone and Bois d’Arc special meetings and brief answers to those questions. Stone and Bois d’Arc urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus. Unless stated otherwise, all references in this joint proxy statement/prospectus to Stone are to Stone Energy Corporation, a Delaware corporation; all references to Bois d’Arc are to Bois d’Arc Energy, Inc., a Nevada corporation; all references to Merger Sub are to Stone Energy Offshore, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Stone; and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of April 30, 2008, by and among Stone, Merger Sub and Bois d’Arc, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. For an explanation of oil and gas abbreviations and terms used in this joint proxy statement/prospectus, see “Glossary of Oil and Gas Terms” beginning on page 98.

Q:	What is the proposed transaction?

A:	Stone and Bois d’Arc have entered into a merger agreement, pursuant to which Bois d’Arc will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of Stone, which is referred to as the merger.

Q:	Why are Stone and Bois d’Arc proposing the merger?

A:	The boards of directors of Stone and Bois d’Arc believe that the merger will position the combined company as one of the largest independent Gulf of Mexico-focused exploration and production companies, with a solid production base, a strong portfolio for continued development of proved and probable reserves, and an extensive inventory of exploration opportunities. The boards of directors of Stone and Bois d’Arc also believe that the merger should be accretive to Stone’s stockholders during 2008 and 2009 with respect to earnings per share, reserves and production. To review the boards of directors’ reasons for the merger in greater detail, see “The Merger — Recommendation of the Stone Board of Directors and Its Reasons for the Merger” and “The Merger — Recommendation of the Bois d’Arc Board of Directors and Its Reasons for the Merger.”

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Stone stockholders are being asked to approve the issuance of additional shares of Stone common stock in the merger pursuant to the merger agreement. Under the Stone restated bylaws and the rules of the New York Stock Exchange, referred to as the NYSE, which govern Stone, approval of the issuance of additional shares of Stone common stock in the merger pursuant to the merger agreement requires the affirmative vote of the holders of a majority of the votes cast at the special meeting at which a majority of the outstanding shares of Stone common stock are present and entitled to vote. If a Stone stockholder attends but fails to vote, or if a Stone stockholder abstains, that stockholder will be considered present in determining the presence of a quorum, but will not constitute a vote cast and accordingly, will have no effect on the outcome of the vote. A broker will not be able to vote shares of Stone common stock held in “street name” unless the beneficial owner of those shares instructs such broker how to vote. Such broker non-votes will have no effect on the outcome of the vote. The approval by Stone stockholders of the issuance of additional shares of Stone common stock in the merger pursuant to the merger agreement is a condition to the completion of the merger.

Bois d’Arc stockholders are being asked to approve the merger agreement. Under the Nevada Revised Statutes, which govern Bois d’Arc, approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Bois d’Arc capital stock entitled to vote, provided that a quorum is present. Accordingly, if a Bois d’Arc stockholder fails to vote, or if a Bois d’Arc stockholder abstains, that will have the same effect as a vote against the approval of the merger agreement. A broker will not be able to vote shares of Bois d’Arc common stock held in “street name” unless the beneficial owner of those shares instructs such broker how to vote. Such broker non-votes will also have the effect of a vote against the approval of the merger agreement. Approval of the merger agreement by Bois d’Arc stockholders is a condition to the completion of the merger.

This joint proxy statement/prospectus contains important information about the proposed merger, the merger agreement and the special meetings, which information you should read carefully before voting. The enclosed voting materials allow you to cause your shares of Stone common stock or Bois d’Arc common stock to be voted without attending the Stone special meeting or the Bois d’Arc special meeting, as applicable, in person.

Your vote is very important. You are encouraged to submit a proxy as soon as possible.

Q:	What is the amount of cash and the number of shares of Stone common stock that Bois d’Arc stockholders will be entitled to receive for their shares of Bois d’Arc common stock?

A:	Under the merger agreement, Bois d’Arc stockholders will receive $13.65 in cash, without interest, and 0.165 shares of Stone common stock for each share of Bois d’Arc common stock.

Based on the number of outstanding shares of Bois d’Arc common stock on April 29, 2008, Stone will issue approximately 11.3 million shares of Stone common stock in the merger, representing approximately 29% of the shares of Stone common stock outstanding immediately prior to the merger, and will pay approximately $936 million in cash to Bois d’Arc stockholders in the merger pursuant to the merger agreement.

Q:	What conditions are required to be fulfilled to complete the merger?

A:	Stone and Bois d’Arc are not required to complete the merger unless certain specified conditions are satisfied or waived. These conditions include approval by Stone stockholders of the issuance of the additional shares of Stone common stock to be issued in the merger pursuant to the merger agreement, approval by Bois d’Arc stockholders of the merger agreement, the effectiveness of the Form S-4 registration statement, of which this joint proxy statement/prospectus constitutes a part, relating to the additional shares of Stone common stock to be issued in the merger pursuant to the merger agreement, and expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. There can be no assurance that such conditions will be satisfied. For a more complete summary of the conditions that must be satisfied or waived prior to the effective time of the merger, see “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 69.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. You should carefully read the detailed description of the risks associated with the merger and the operations of Stone after the merger described in “Risk Factors” beginning on page 16.

Q:	What are the tax consequences of the merger?

A:	Stone and Bois d’Arc each expect the merger to qualify as a reorganization pursuant to section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code.

Please review carefully the information under the caption “The Merger — Certain Material U.S. Federal Income Tax Consequences” beginning on page 60 for a description of certain material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q:	How will Stone finance the cash component of the merger consideration?

A:	On April 29, 2008, Stone, Bank of America, N.A. and Banc of America Securities LLC entered into a commitment letter and fee letter with respect to the financing of the merger and the related transactions. The commitment letter, which is subject to customary conditions, provides for a commitment of an aggregate of up to $700 million in financing under a three-year amended and restated revolving credit facility. Stone expects to finance the cash portion of the merger consideration, which is approximately $936 million (based on the number of outstanding shares of Bois d’Arc common stock on April 29, 2008), with its cash on hand and approximately $500 million to $600 million in borrowings under the amended and restated credit facility.

v

Stone expects also to use the credit facility to pay for estimated direct merger costs, to repay and retire certain indebtedness of Bois d’Arc, and for working capital purposes. See “Financing of the Merger” beginning on page 86.

Q:	When do Stone and Bois d’Arc expect to complete the merger?

A:	Stone and Bois d’Arc are working to complete the merger as quickly as practicable. Stone and Bois d’Arc currently expect to complete the merger during the third quarter of 2008. However, neither Stone nor Bois d’Arc can predict the exact timing of the effective time of the merger because it is subject to certain conditions both within and beyond their respective control. See “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 69.

Q:	Are Bois d’Arc stockholders entitled to appraisal or dissenters’ rights?

A:	Bois d’Arc is organized under the laws of the State of Nevada. Under Nevada law, no holder of shares of Bois d’Arc common stock is entitled to appraisal or dissenter’s rights or similar rights to a court valuation of the fair value of its shares in connection with the merger because such shares are listed on the NYSE and such holder will be entitled to cash and shares of Stone common stock that will be listed on the NYSE.

Q:	How does the Stone board of directors recommend that Stone stockholders vote?

A:	The Stone board of directors has determined that the merger agreement is advisable and the transactions contemplated by the merger agreement, including the issuance of additional shares of Stone common stock in the merger, are in the best interests of the Stone stockholders and recommends that Stone stockholders vote FOR the proposal to approve the issuance of additional shares of Stone common stock in the merger pursuant to the merger agreement. For a more complete description of the recommendation of the Stone board of directors, see “The Merger — Recommendation of the Stone Board of Directors and Its Reasons for the Merger” beginning on page 39.

Q:	How does the Bois d’Arc board of directors recommend that Bois d’Arc stockholders vote?

A:	The Bois d’Arc board of directors has determined that the merger and other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Bois d’Arc stockholders and recommends that Bois d’Arc stockholders vote FOR the proposal to approve the merger agreement. For a more complete description of the recommendation of the Bois d’Arc board of directors, see “The Merger — Recommendation of the Bois d’Arc Board of Directors and Its Reasons for the Merger” beginning on page 36.

Q:	Have Bois d’Arc’s principal stockholders agreed to vote in favor of the merger?

A:	Concurrently with the execution of the merger agreement, Stone entered into stockholder agreements with each of Comstock Resources, Inc., which is referred to as Comstock, Wayne and Gayle Laufer and Gary Blackie. As of such date, Comstock, Mr. and Mrs. Laufer and Mr. Blackie beneficially owned an aggregate of approximately 67% of the total issued and outstanding shares of Bois d’Arc common stock. During the term of the stockholder agreements, Comstock, Mr. and Mrs. Laufer and Mr. Blackie each agreed to vote their shares of Bois d’Arc common stock in favor of the merger and the approval of the merger agreement and against any transaction that would impede or delay the merger and granted Stone a proxy to vote their shares at any meeting of the stockholders of Bois d’Arc convened to consider such matters. Each of these Bois d’Arc stockholders also agreed not to violate the no-solicitation provisions of the merger agreement and to be bound by all of the restrictions and obligations of such provisions that are applicable to Bois d’Arc.

In addition, in its stockholder agreement, Comstock agreed to a one-year lock-up with respect to any securities of Stone that it will own upon completion of the merger, including the shares of Stone common stock that it will receive in the merger. Comstock is expected to own about 14% of the total outstanding Stone common stock upon completion of the merger. Comstock also agreed to certain restrictions on transfer of any securities of Stone that it will own upon completion of the merger during the period beginning upon the expiration of the one-year lock-up ending on the earlier of three years after the effective date of the merger or such time as Comstock owns less than 5% of the outstanding voting securities of Stone. In addition, for the period beginning upon the effective date of the merger and until the earlier of three years after the effective date of the merger or such time as Comstock owns less than 5% of the outstanding voting securities of Stone, Comstock agreed not to acquire, agree to acquire or make any proposal to acquire any additional shares of Stone common stock or other securities or property of Stone or to enter into extraordinary transactions with Stone or seek to influence the management or control of Stone. In addition, Stone agreed to grant certain registration rights to Comstock.

Q:	Do any of the directors and executive officers of Bois d’Arc have interests in the merger?

A:	In considering the recommendation of the Bois d’Arc board of directors with respect to the merger agreement, Bois d’Arc stockholders should be aware that certain of Bois d’Arc’s directors and executive officers have interests in the transactions contemplated by the merger agreement that may be different from, in addition to, or in conflict with, the interests of Bois d’Arc stockholders generally. These interests may include, among other things:

• Executive officers whose employment is terminated under certain circumstances after the effective time of the merger or who elect to terminate for any reason within six months thereafter will receive severance benefits.

• Bois d’Arc restricted stock and stock options held by its directors and executive officers will become fully vested upon the effective time of the merger.

• Upon the merger, all outstanding stock options will be cancelled and the holders will receive a payment based on the determination of the value of the option as described in “The Merger — Interests of the Directors and Officers of Bois d’Arc in the Merger — Stock Options and Restricted Stock.”

• Certain of Bois d’Arc’s directors and executive officers are entitled to receive payments upon the effective time of the merger to make them “whole” for any excise tax liabilities arising from the accelerated vesting of their restricted stock and stock options.

• All current and certain former directors and officers will be indemnified by Stone with respect to their acts or omissions prior to the effective time of the merger.

In addition, concurrently with the execution of the merger agreement, certain key employees of Bois d’Arc, including Gary Blackie, Bois d’Arc’s President and Chief Executive Officer, entered into a participation agreement with Stone pursuant to which such employees agreed to identify and develop oil and gas prospects during the term of the agreement jointly with Stone through a newly formed entity to be wholly owned by such employees, with such agreement to be effective upon completion of the merger. Mr. Blackie and other employees intend to resign from Bois d’Arc upon completion of the merger and work for the new entity. See “The Merger — Interests of the Directors and Executive Officers of Bois d’Arc in the Merger — Participation Agreement.”

The Bois d’Arc board of directors was aware of these interests and considered them, among other matters, in making its recommendation. See “The Merger — Recommendation of the Bois d’Arc Board of Directors and Its Reasons for the Merger.”

Q:	When and where is the special meeting of the Stone stockholders?

A:	The Stone special meeting will take place on , 2008 at 10:00 a.m., Lafayette time, at 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508.

Q:	When and where is the special meeting of the Bois d’Arc stockholders?

A:	The Bois d’Arc special meeting will be held on , 2008 at 10:00 a.m., Houston time, at 600 Travis Street, Suite 5200, Houston, Texas 77002.

Q:	Who can attend and vote at the special meetings?

A:	All Stone stockholders of record as of the close of business on , 2008, the record date for the Stone special meeting, are entitled to receive notice of and to vote at the Stone special meeting.

All Bois d’Arc stockholders of record as of the close of business on , 2008, the record date for the Bois d’Arc special meeting, are entitled to receive notice of and to vote at the Bois d’Arc special meeting.

Q:	How will Stone stockholders be affected by the merger and share issuance?

A:	After the merger, each Stone stockholder will have the same number of shares of Stone common stock that the stockholder held immediately prior to the merger. However, because Stone will be issuing new shares of Stone common stock to Bois d’Arc stockholders in the merger, each outstanding share of Stone common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of Stone common stock outstanding after the merger. As a result of the merger, each Stone stockholder will own shares in a larger company with more assets.

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy statement/prospectus and the appendices hereto, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy by telephone or through the Internet as soon as possible so that your shares of Stone common stock or Bois d’Arc common stock will be represented and voted at the applicable special meeting.

Please refer to your proxy card or the information forwarded by your broker or other nominee to see which options are available to you.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow you to confirm that your instructions have been properly recorded.

The method by which you submit a proxy will in no way limit your right to vote at the Stone special meeting or Bois d’Arc special meeting if you later decide to attend the meeting in person. If your shares of Stone common stock or Bois d’Arc common stock are held in the name of a broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the applicable special meeting.

All shares of Stone common stock entitled to vote and represented by properly completed proxies that are received prior to the Stone special meeting and not revoked will be voted at the Stone special meeting as instructed on the proxies. If you properly complete and sign your proxy card but do not indicate how your shares of Stone common stock should be voted on a matter, the shares of Stone common stock represented by your proxy will be voted as the Stone board of directors recommends and therefore FOR the issuance of additional shares of Stone common stock in the merger pursuant to the merger agreement.

All shares of Bois d’Arc common stock entitled to vote and represented by properly completed proxies that are received prior to the Bois d’Arc special meeting and not revoked will be voted at the Bois d’Arc special meeting as instructed on the proxies. If you properly complete and sign your proxy card but do not indicate how your shares of Bois d’Arc common stock should be voted on a matter, the shares of Bois d’Arc common stock represented by your proxy will be voted as the Bois d’Arc board of directors recommends and therefore FOR the adoption of the merger agreement.

Q:	If I am a Bois d’Arc stockholder, should I send in my stock certificates with my proxy card?

A:	No. Please DO NOT send your Bois d’Arc stock certificates with your proxy card. Promptly after the effective time of the merger, the exchange agent will send a letter of transmittal to each person who was a Bois d’Arc stockholder at the effective time of the merger. This mailing will contain instructions on how to surrender certificates formerly representing shares of Bois d’Arc common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may change your vote at any time before your proxy is exercised at the Stone special meeting or the Bois d’Arc special meeting, as applicable. You can do this in any of the three following ways:

• by sending a written notice to the Secretary of Stone or Bois d’Arc, as applicable, in time to be received before the Stone special meeting or the Bois d’Arc special meeting, as applicable, stating that you would like to revoke your proxy;

• by completing, signing and dating a later proxy card or by submitting a later proxy through the Internet or by telephone, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

• if you are a holder of record, by attending the special meeting and voting in person. Simply attending the Stone special meeting or Bois d’Arc special meeting without voting will not revoke your proxy or change your vote.

If your shares of Stone common stock or Bois d’Arc common stock are held in an account at a broker or other nominee and you desire to change your vote, you should contact such nominee.

Q:	What should I do if I receive more than one set of voting materials for the Stone special meeting or the Bois d’Arc special meeting?

A:	You may receive more than one set of voting materials for the Stone special meeting or the Bois d’Arc special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Stone common stock or Bois d’Arc common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Stone common stock or Bois d’Arc common stock. If you are a holder of record and your shares of Stone common stock or Bois d’Arc common stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	If my shares of Stone common stock or Bois d’Arc common stock are held in “street name” by my broker or other nominee, will such nominee vote my shares of Stone common stock or Bois d’Arc common stock for me?

A:	No. Without instructions from you, your broker will not be able to vote your shares. You must instruct your broker to vote your shares, following the directions your broker provides. In connection with the Stone special meeting, “broker non-votes” will be considered in determining the presence of a quorum, but will not constitute votes cast and, accordingly, will have no effect on the outcome of the Stone stockholder vote. In connection with the Bois d’Arc special meeting, “broker non-votes” will be considered in determining the presence of a quorum and will have the same effect as a vote AGAINST the approval of the merger agreement. You should therefore provide your broker or other nominee with instructions as to how to vote your shares of Stone common stock or Bois d’Arc common stock.

Q:	Who can answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact the information agent:

SUMMARY

The following is a summary that highlights information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement and the transactions contemplated by the merger agreement, Stone and Bois d’Arc encourage you to carefully read this entire joint proxy statement/prospectus, including the attached annexes. In addition, Stone and Bois d’Arc encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about Stone and Bois d’Arc that has been filed with the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference” on page 95.

The Companies

Stone Energy Corporation.  Stone is an independent oil and natural gas company engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located primarily in the Gulf of Mexico. As of December 31, 2007, Stone’s oil and natural gas properties were estimated by Netherland, Sewell and Associates, Inc., or NSAI, to have proved reserves of approximately 402 billion cubic feet equivalent, or Bcfe.

Stone common stock is traded on the NYSE under the symbol “SGY.”

Stone’s principal executive offices are located at 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, (337) 237-0410.

Bois d’Arc Energy, Inc.  Bois d’Arc is an independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. Bois d’Arc was formed in July 2004 as an oil and natural gas exploration company by Comstock Resources, Inc. and Bois d’Arc Resources, Ltd. and other participants in their exploration activities. On May 11, 2005, Bois d’Arc completed its initial public offering. As of December 31, 2007, Bois d’Arc’s oil and natural gas properties were estimated by Lee Keeling and Associates, Inc., or Lee Keeling, to have proved reserves of 398 Bcfe.

Bois d’Arc common stock is traded on the NYSE under the symbol “BDE.”

Bois d’Arc’s principal executive offices are located at 600 Travis Street, Suite 5200, Houston, Texas 77002, (713) 228-0438.

Merger Sub.  Merger Sub is a wholly owned subsidiary of Stone and was formed as a limited liability company under the laws of the State of Delaware. Merger Sub was formed on April 28, 2008 solely for the purpose of effecting the merger. Merger Sub has not conducted any business operations other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The principal executive offices of Merger Sub are located at 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, (337) 237-0410.

The Merger (see page 27)

Stone and Bois d’Arc have agreed to combine their businesses pursuant to the merger agreement described in this joint proxy statement/prospectus. Under the terms of the merger agreement, Bois d’Arc will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of Stone.

The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. Stone and Bois d’Arc encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

Merger Consideration (see page 65)

The merger agreement provides that at the effective time of the merger, each outstanding share of Bois d’Arc common stock will be converted into the right to receive 0.165 shares of Stone common stock and $13.65 in cash, without interest. The aggregate amount of cash and the total number of shares of Stone common stock to be paid and issued, respectively, pursuant to the merger agreement are fixed. Based on the number of outstanding shares of Bois d’Arc common stock on April 29, 2008, Stone will issue approximately 11.3 million shares of Stone common stock in the merger, representing approximately 29% of the shares of Stone common stock outstanding immediately prior to the merger, and will pay approximately $936 million in cash to Bois d’Arc stockholders in the merger pursuant to the merger agreement. Stone will not issue any fractional shares of its common stock in the merger. Instead, each holder of shares of Bois d’Arc common stock who would otherwise be entitled to receive a fractional share of Stone common stock pursuant to the merger will be entitled to receive a cash payment, in lieu thereof, in an amount equal to the product of (1) the average of the closing sale price of Stone common stock on the NYSE for the five trading days immediately preceding the two business days prior to the effective date of the merger and (2) the fraction of a share of Stone common stock that such holder would otherwise be entitled to receive. See “The Merger Agreement — Merger Consideration.”

Following the effective time of the merger, Bois d’Arc stockholders are expected to own approximately 29% of Stone on a diluted basis, based on the outstanding shares of Stone common stock and Bois d’Arc common stock on April 29, 2008.

Conversion of Bois d’Arc Shares; Exchange of Certificates (see page 66)

The conversion of shares of Bois d’Arc common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, BNY Mellon Shareowner Services, or BNY Mellon, as exchange agent, will exchange certificates formerly representing shares of Bois d’Arc common stock for merger consideration to be received in the merger pursuant to the merger agreement. For more information on the Bois d’Arc share exchange procedures, see “The Merger Agreement — Conversion of Shares; Exchange of Certificates; Fractional Shares; Treatment of Stock Options and Restricted Stock.”

Treatment of Stock Options and Restricted Stock (see page 67)

Prior to the effective time of the merger, Bois d’Arc has agreed pursuant to the terms of the merger agreement to take all actions necessary under the Bois d’Arc long-term incentive plan to cause each holder of a Bois d’Arc stock option that is outstanding immediately prior to the effective time to be cancelled at the effective time.

Each cancelled Bois d’Arc stock option will be converted into the right to receive, from Stone, within two business days after the effective time of the merger, an amount of Stone common stock and cash, less any applicable withholding taxes and without interest, referred to herein as the “stock option amount,” equal to (1) the number of shares of Bois d’Arc stock subject to such option multiplied by (a) $13.65, plus (b) the value of 0.165 shares of Stone common stock multiplied by the average closing sales prices of Stone common stock as reported by The Wall Street Journal for the five trading days immediately preceding the two business days prior to the effective time of the merger, referred to herein as the “option amount stock consideration,” minus (2) the per share exercise price of such Bois d’Arc stock option. The portion of the stock option amount to be paid in cash, will be an amount equal to the quotient of (a) $13.65 divided by (b) the sum of $13.65 and the option amount stock consideration. Any applicable withholding taxes will be withheld from the cash portion of the stock option amount. The remaining portion of the stock option amount will be paid in Stone common stock based on the value of Stone common stock, as described above. No fractional shares will be issued. Cash will be paid in lieu of any fractional shares.

As of the effective time of the merger, all outstanding restricted shares of Bois d’Arc common stock will become fully vested. As a result, each holder of Bois d’Arc restricted stock will be treated at the effective time of the merger the same as, and have the same rights and be subject to the same conditions as, other Bois d’Arc stockholders.

Recommendation of Stone Board of Directors (see page 34)

The Stone board of directors has determined that the merger agreement is advisable and the transactions contemplated by the merger agreement, including the issuance of additional shares of Stone common stock in the merger, are in the best interests of the Stone stockholders, and has approved the merger agreement and the transactions contemplated by the merger agreement. The Stone board of directors recommends that Stone stockholders vote FOR the proposal to approve the issuance of additional shares of Stone common stock in the merger.

Recommendation of Bois d’Arc Board of Directors (see page 36)

The Bois d’Arc board of directors has determined that the merger agreement is advisable and the transactions contemplated by the merger agreement are fair to, and in the best interests of, the Bois d’Arc stockholders, and has adopted the merger agreement and the transactions contemplated by the merger agreement. The Bois d’Arc board of directors recommends that Bois d’Arc stockholders vote FOR the proposal to approve the merger agreement.

Stockholders Entitled to Vote; Vote Required (see pages 22 and 24)

Stone

Stone stockholders can vote at the Stone special meeting if they owned shares of Stone common stock at the close of business on          , 2008, which is referred to as the Stone record date. On the Stone record date, there were           shares of Stone common stock outstanding and entitled to vote at the Stone special meeting, held by approximately          stockholders of record. Stone stockholders may cast one vote for each share of Stone common stock that they owned on the Stone record date.

The affirmative vote of the holders of a majority of the votes cast at the special meeting, at which a quorum is present, is required to approve the issuance of additional shares of Stone common stock in the merger pursuant to the merger agreement.

Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Stone special meeting. However, an abstention or broker non-vote will not constitute a vote cast and, accordingly, will have no effect on the outcome of the vote.

Your vote is very important. You are encouraged to vote as soon as possible. If you do not indicate how your shares of Stone common stock should be voted, the shares of Stone common stock represented by your properly completed proxy will be voted as the Stone board of directors recommends and therefore FOR the issuance of additional shares of Stone common stock in the merger.

Bois d’Arc

Bois d’Arc stockholders can vote at the Bois d’Arc special meeting if they owned shares of Bois d’Arc common stock at the close of business on          , 2008, which is referred to as the Bois d’Arc record date. On the Bois d’Arc record date, there were           shares of Bois d’Arc common stock outstanding and entitled to vote at the Bois d’Arc special meeting, held by approximately           stockholders of record. Bois d’Arc stockholders may cast one vote for each share of Bois d’Arc common stock that they owned on the Bois d’Arc record date.

The affirmative vote of the holders of a majority of the shares of Bois d’Arc common stock entitled to vote and outstanding as of the Bois d’Arc record date and present at the special meeting, either in person or by proxy, is necessary for the approval of the merger agreement.

Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Bois d’Arc special meeting. Abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement.

Your vote is very important. You are encouraged to vote as soon as possible. If you do not indicate how your shares of Bois d’Arc common stock should be voted, the shares of Bois d’Arc common stock represented by your properly completed proxy will be voted as the Bois d’Arc board of directors recommends and therefore FOR the adoption of the merger agreement.

Opinions of Financial Advisors (see pages 38 and 44)

Opinion of Stone’s Financial Advisor

In connection with the merger, Stone’s financial advisor, Tudor, Pickering, Holt & Co. Securities, Inc., which is referred to as TudorPickeringHolt, delivered a written opinion dated April 29, 2008 to the Stone board as to the fairness, from a financial point of view and as of the date of the opinion, to Stone of the consideration to be paid by Stone in the merger.

The full text of TudorPickeringHolt’s written opinion, dated April 29, 2008 is attached to this joint proxy statement/prospectus as Annex B. Holders of Stone common stock are encouraged to read the opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of the review undertaken. TudorPickeringHolt’s opinion was provided to the Stone board of directors in connection with its evaluation of the aggregate consideration to be paid by Stone in the merger, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger.

Opinion of Bois d’Arc’s Financial Advisor

Bois d’Arc engaged Raymond James & Associates, Inc., which is referred to as Raymond James, to act as one of Bois d’Arc’s financial advisors in connection with the proposed merger. On April 29, 2008, Raymond James rendered its opinion as to the fairness, from a financial point of view, as of such date and based upon and subject to certain matters stated in the opinion letter, of the consideration to be offered in the merger to Bois d’Arc’s stockholders.

The full text of the written opinion of Raymond James, dated April 29, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex C, and you are encouraged to read the opinion in its entirety. Raymond James’ opinion was provided for the information and assistance of Bois d’Arc’s board of directors in connection with its consideration of the merger, and the opinion does not constitute a recommendation as to how any holder of shares of Bois d’Arc common stock should vote or act on any matter relating to the merger.

Directors and Executive Officers of Stone After the Merger

The directors and executive officers of Stone prior to the merger will continue as the directors and executive officers of Stone after the merger.

Executive Offices of Stone After the Merger

The corporate headquarters of Stone after the merger will remain in Lafayette, Louisiana.

Ownership of Stone After the Merger

Based on the number of shares of Bois d’Arc common stock outstanding on April 29, 2008, Stone would issue approximately 11.3 million shares of Stone common stock in the merger, representing approximately 29% of the outstanding common stock of Stone on a diluted basis. Comstock currently owns approximately

48.5% of Bois d’Arc’s outstanding common stock and would receive shares representing up to approximately 14% of Stone’s outstanding common stock in exchange for its shares of Bois d’Arc common stock in the merger. Comstock has entered into a stockholder agreement with Stone pursuant to which it agreed to a one-year lock-up with respect to any securities of Stone that it will own upon completion of the merger, including the shares of Stone common stock that it will receive in the merger. Comstock also agreed to certain restrictions on transfer of any securities of Stone that it will own upon completion of the merger during the period beginning upon the expiration of the one-year lock-up and ending upon the earlier of three years after the effective date of the merger and such time as Comstock owns less than 5% of the outstanding voting securities of Stone. In addition, for the period beginning upon the effective date of the merger and until the earlier of three years after the effective date of the merger or such time as Comstock owns less than 5% of the outstanding voting securities of Stone, Comstock agreed that it will not acquire, agree to acquire or make any proposal to acquire any additional shares of Stone common stock or other securities or property of Stone or enter into extraordinary transactions with Stone or seek to influence the management or control of Stone. The directors and officers of Bois d’Arc and their affiliates would receive shares representing up to approximately 5.6% of Stone’s outstanding common stock as of the effective time of the merger in exchange for their shares of Bois d’Arc common stock in the merger. See “The Merger — Stockholder Agreements.”

Share Ownership of Directors and Officers of Bois d’Arc

At the close of business on April 29, 2008, the directors and executive officers of Bois d’Arc and their affiliates, excluding Comstock, beneficially owned and were entitled to vote approximately 13.2 million shares of Bois d’Arc common stock, collectively representing approximately 19.8% of the shares of Bois d’Arc common stock outstanding and entitled to vote on that date.

Interests of the Directors and Executive Officers of Bois d’Arc in the Merger (see page 55)

In considering the recommendation of the Bois d’Arc board of directors with respect to the merger agreement, Bois d’Arc stockholders should be aware that certain of Bois d’Arc’s directors and executive officers have interests in the transactions contemplated by the merger agreement that may be different from, in addition to, or in conflict with, the interests of Bois d’Arc stockholders generally. These interests may include, among other things:

•	Executive officers whose employment is terminated under certain circumstances after the effective time of the merger or who elect to terminate for any reason within six months thereafter will receive severance benefits.

•	Bois d’Arc restricted stock and stock options held by its directors and executive officers will become fully vested upon the effective time of the merger.

•	Upon the merger, all outstanding stock options will be cancelled and the holders will receive a payment based on the determination of the value of the option as described in “The Merger — Interests of the Directors and Officers of Bois d’Arc in the Merger — Stock Options and Restricted Stock.”

•	Certain of Bois d’Arc’s directors and executive officers are entitled to receive payments upon the effective time of the merger to make them “whole” for any excise tax liabilities arising from the accelerated vesting of their restricted stock and stock options.

•	All current and certain former directors and officers will be indemnified by Stone with respect to their acts or omissions prior to the effective time of the merger.

In addition, concurrently with the execution of the merger agreement, certain key employees of Bois d’Arc, including Gary Blackie, Bois d’Arc’s President and Chief Executive Officer, entered into a participation agreement with Stone pursuant to which such employees agreed to identify and develop oil and gas prospects during the term of the agreement jointly with Stone through a newly formed entity to be wholly owned by such employees, with such agreement to be effective upon completion of the merger. Mr. Blackie and other employees intend to resign from Bois d’Arc upon completion of the merger and work for the new entity. See “The Merger — Interests of the Directors and Executive Officers of Bois d’Arc in the Merger — Participation Agreement.”

The Bois d’Arc board of directors was aware of these interests and considered them, among other matters, in making its recommendation. See “The Merger — Recommendation of the Bois d’Arc Board of Directors and Its Reasons for the Merger.”

Stockholder Agreements (see page 57)

Concurrently with the execution of the merger agreement, Stone entered into stockholder agreements with each of Comstock, Wayne and Gayle Laufer and Gary Blackie. As of such date, Comstock, Mr. and Mrs. Laufer and Mr. Blackie beneficially owned an aggregate of approximately 67% of the total issued and outstanding shares of Bois d’Arc common stock. During the term of the stockholder agreements, each of Comstock, Mr. and Mrs. Laufer and Mr. Blackie has agreed to vote their shares of Bois d’Arc common stock in favor of the merger and the approval of the merger agreement and against any transaction that would impede or delay the merger and granted Stone a proxy to vote their shares at any meeting of the stockholders of Bois d’Arc convened to consider such matters. Each of these Bois d’Arc stockholders has also agreed not to violate the no-solicitation provisions of the merger agreement and to be bound by all of the restrictions and obligations of such provisions that are applicable to Bois d’Arc.

In addition, in its stockholder agreement, Comstock has agreed to a one-year lock-up with respect to any securities of Stone that it will own upon completion of the merger, including the shares of Stone common stock that it will receive in the merger. Comstock is expected to own about 14% of the total outstanding Stone common stock upon completion of the merger. Comstock also agreed to certain restrictions on transfer of any securities of Stone that it will own upon completion of the merger during the period beginning upon the expiration of the one-year lock-up and the earlier of three years after the effective date of the merger and such time as Comstock owns less than 5% of the outstanding voting securities of Stone. In addition, for the period beginning upon the effective date of the merger and until the earlier of three years after the effective date of the merger or such time as Comstock owns less than 5% of the outstanding voting securities of Stone, Comstock has agreed not to acquire, agree to acquire or make any proposal to acquire any additional shares of Stone common stock or other securities or property of Stone or to enter into extraordinary transactions with Stone or seek to influence the management or control of Stone.

As consideration for Comstock’s agreement to be bound by these restrictions, Stone granted Comstock certain registration rights for the shares of Stone common stock that Comstock will receive in the merger. Pursuant to these registration rights, Comstock may elect to participate in any underwritten offering conducted by Stone during the one-year lock-up period, subject to customary cut-back rights of the underwriters, and Stone will use its commercially reasonable efforts to cause a registration statement for the resale from time to time by Comstock of such shares of Stone common stock to become effective as of the expiration of the one-year lock-up period and to be continuously effective thereafter until the earlier of (i) the time that Comstock has sold all of the shares of Stone common stock received in the merger, (ii) the time that Comstock is able to sell all shares of Stone common stock received in the merger and still held by it without restriction under Rule 144(b)(i) and (iii) the date that is three years following the effective date of the merger.

The stockholder agreements will terminate on the first to occur of the effective time of the merger and the date that the merger agreement terminates pursuant to its terms; provided, that, if the merger is consummated, the lock-up and other restrictions and registration rights contained in the Comstock stockholder agreement described above will remain in effect after the effective date of the merger for the periods described above. See “The Merger — Stockholder Agreements.”

Listing of Shares of Stone Common Stock; Delisting and Deregistration of Shares of Bois d’Arc Common Stock (see page 63)

Stone will use its reasonable best efforts to cause the shares of Stone common stock that are issued in the merger pursuant to the merger agreement to be approved for listing on the NYSE, subject to official notice of issuance, upon the effective time of the merger. Approval of the listing on the NYSE of such shares of Stone common stock to be issued in the merger pursuant to the merger agreement is a condition to each party’s obligation to complete the merger. If the merger is completed, shares of Bois d’Arc common stock will be delisted from the NYSE and deregistered under the Exchange Act.

No Dissenter’s Rights in the Merger (see page 66)

Under Nevada law, no holder of shares of Bois d’Arc common stock is entitled to appraisal or dissenter’s rights or similar rights to a court valuation of the fair value of its shares in connection with the merger because such shares are listed on the NYSE and such holder will be entitled to cash and shares of Stone common stock that will be listed on the NYSE.

Conditions to the Completion of the Merger (see page 69)

A number of conditions must be satisfied or waived, where legally permissible, before the proposed merger can be consummated. These include, among others:

•	approval of the merger agreement by Bois d’Arc stockholders;

•	approval by Stone stockholders of the issuance of the additional shares of Stone common stock to be issued pursuant to the merger agreement;

•	the expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act (which occured on June 6, 2008);

•	effectiveness of the Form S-4 registration statement, of which this joint proxy statement/prospectus constitutes a part, and the absence of a stop order or proceedings for such purpose pending before or threatened by the SEC; and

•	authorization for listing on the NYSE of the shares of Stone common stock issuable to the Bois d’Arc stockholders in the merger pursuant to the merger agreement, subject to official notice of issuance.

Neither Stone nor Bois d’Arc can give any assurance when or if all of the conditions to the merger will be either satisfied or waived or that the merger will occur as intended.

Regulatory Approvals Required for the Merger (see page 70)

The merger is subject to review under the HSR Act by the Antitrust Division of the U.S. Department of Justice, which is referred to as the Antitrust Division, and the Federal Trade Commission, which is referred to as the FTC. The waiting period imposed by the HSR Act terminated on June 6, 2008.

No Solicitation (see page 79)

Under the merger agreement, neither Stone nor Bois d’Arc is permitted:

•	to initiate, solicit or knowingly encourage or facilitate any inquiries regarding or the making or submission of any other acquisition proposal;

•	subject to certain exceptions, to disclose any non-public information or afford access to its properties, books or records to, or participate or engage in discussions or negotiations with, any third party that has made or is considering making such an acquisition proposal; or

•	to accept an acquisition proposal or enter into any agreement, including any letter of intent (other than a confidentiality agreement in certain circumstances), that provides for or relates to an acquisition proposal or that would require or cause it to terminate the merger agreement or fail to consummate the merger.

However, before receipt of the requisite approval by its stockholders, Stone or Bois d’Arc may engage in discussions or negotiations with a third party making an unsolicited, written acquisition proposal, provided that:

•	the board of directors of the party receiving the acquisition proposal has determined in good faith that:

—	such acquisition proposal constitutes, or is reasonably likely to lead to, a superior proposal;

—	the failure to take such action would be inconsistent with its fiduciary duties to the applicable company and its stockholders; and

—	the third party making such acquisition proposal has the ability to consummate such proposal; and

•	the party receiving such acquisition proposal has complied with the terms of the merger agreement relating to acquisition proposals.

Termination of the Merger Agreement (see page 83)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by mutual written consent of Stone and Bois d’Arc. Either party will also have the right to terminate the merger agreement upon the occurrence of any of the following:

•	the failure to consummate the merger by December 31, 2008, provided that a party may not terminate upon occurrence of this event if such party’s failure to fulfill its obligations has caused or resulted in the merger not occurring before such time;

•	if, prior to obtaining the necessary stockholder vote, the board of directors of Stone or Bois d’Arc, as applicable, withdraws, amends or modifies its approval, recommendation or declaration of advisability of the merger agreement or recommends, adopts, approves or publicly proposes to recommend, adopt or approve any other acquisition proposal (an “adverse recommendation change”);

•	the failure to obtain the necessary stockholder approval;

•	the existence of a law or regulation prohibiting the merger, or the entry of a final and nonappealable government order which permanently restrains, enjoins or prohibits consummation of the merger;

•	a material breach of the other party’s representations, warranties or covenants that gives rise to a failure of certain conditions to closing or the representations and warranties of the other party are or become untrue, which untruth gives rise to a failure of certain conditions to closing (subject, in each case, to a 30-day cure period, if the breach or untruth, as applicable, is capable of being cured); or

•	a material breach or failure to perform by the other party of any of its covenants or agreements contained in the merger agreement as described under “The Merger Agreement — Covenants — No Solicitation of Alternative Transactions.”

See “The Merger Agreement — Termination of the Merger Agreement — General.”

Termination Fees (see page 84)

Under the merger agreement, Stone may be required to pay to Bois d’Arc a termination fee of $55 million if the merger agreement is terminated under certain circumstances, and Bois d’Arc may be required to pay Stone a termination fee of $55 million if the merger agreement is terminated under certain circumstances. Each party will bear the cost of its own expenses. See “The Merger Agreement — Termination of the Merger Agreement — Termination Fees and Expenses.”

Certain Material U.S. Federal Income Tax Consequences of the Merger (see page 60)

The merger is intended to qualify as a reorganization under section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes.

Please refer to “The Merger — Certain Material U.S. Federal Income Tax Consequences” beginning on page 60 of this joint proxy statement/prospectus for a more complete discussion of the U.S. federal income tax consequences of the merger. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Accounting Treatment (see page 63)

Stone will account for the merger using the purchase method of accounting for business combinations under U.S. generally accepted accounting principles, which are referred to herein as GAAP.

Payment of Dividends (see page 15)

Stone

Stone does not currently pay cash dividends on its common stock and has no intention of doing so in the near future. Stone’s present or future ability to pay dividends is governed by (1) the provisions of the Delaware General Corporation Law, (2) the indentures governing Stone’s outstanding senior notes, and (3) Stone’s bank credit facility. The provisions in the indentures pertaining to Stone’s senior notes and bank credit facility limit Stone’s ability to make restricted payments, which include dividend payments. The future payment of cash dividends, if any, on the Stone common stock is within the discretion of the Stone board of directors and will depend on Stone’s earnings, capital requirements, financial condition and other relevant factors.

Bois d’Arc

Bois d’Arc does not currently pay cash dividends on its common stock. The merger agreement generally provides that Bois d’Arc may not declare, set aside or pay any dividend prior to the effective time of the merger or the termination of the merger agreement. In addition, the provisions in Bois d’Arc’s credit agreement limit Bois d’Arc’s ability to make restricted payments, which include dividend payments.

Financing of the Merger (see page 86)

On April 29, 2008, Stone, Bank of America, N.A. and Banc of America Securities LLC entered into a commitment letter and fee letter with respect to the financing of the merger and the related transactions and the refinancing of certain of Stone’s existing debt. The commitment letter, which is subject to customary conditions, provides for a commitment of an aggregate of up to $700 million in financing under a three-year amended and restated revolving credit facility. Stone expects to finance the cash portion of the merger consideration, which is expected to be approximately $936 million (based on the outstanding shares of Bois d’Arc common stock on April 29, 2008), with cash on hand and approximately $500 million to $600 million of borrowings under the amended and restated credit facility. Stone expects also to use the credit facility to pay for estimated direct merger costs, to repay and retire certain indebtedness of Bois d’Arc, and for working capital purposes.

Comparison of Rights of Bois d’Arc and Stone Stockholders (see page 87)

As a result of the merger, all outstanding shares of Bois d’Arc common stock will be converted into shares of Stone common stock and cash. Because Bois d’Arc is a corporation organized under the laws of Nevada and Stone is a corporation organized under the laws of Delaware, there are material differences between the rights of Bois d’Arc stockholders and the rights of Stone stockholders. These differences, as well as certain differences between the charters and bylaws of Stone and Bois d’Arc, are described in detail under “Comparison of Rights of Bois d’Arc Stockholders and Stone Stockholders.”

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma combined statements of operations data of Stone for the year ended December 31, 2007 and three months ended March 31, 2008 have been prepared to give effect to the merger as if the merger had occurred on January 1, 2007. The unaudited pro forma combined balance sheet data of Stone as of March 31, 2008 has been prepared to give effect to the merger as if the merger had occurred on March 31, 2008.

The following unaudited pro forma financial information is not necessarily indicative of the results that might have occurred had the transaction taken place on January 1, 2007 or March 31, 2008 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected in the following unaudited pro forma financial information because of normal production declines, changes in commodity prices, future acquisitions and divestitures, future development and exploration activities, and other factors. The following unaudited pro forma financial information should be read in conjunction with the unaudited pro forma combined financial statements and the notes thereto included elsewhere in this joint proxy statement/prospectus.

Statement of Operations Data:

	Year Ended December 31, 2007
	Stone	Bois d’Arc	Pro Forma
	Historical	Historical	Combined

Operating revenue:
Oil production	$424,205	$123,895	$548,100
Gas production	329,047	231,565	560,612

Total operating revenue	753,252	355,460	1,108,712

Operating expenses:
Lease operating expenses	149,702	56,346	206,048
Production taxes	9,945	2,495	12,440
Depreciation, depletion and amortization	302,739	112,197	521,285
Write-down of oil and gas properties	8,164	344	8,164
Exploration expense	—	36,040	—
Accretion expense	17,620	3,088	20,708
Salaries, general and administrative expenses	33,584	12,179	45,763
Incentive compensation expense	5,117	2,690	7,807
Derivative expenses, net	666	—	666

Total operating expenses	527,537	225,379	822,881

Gain on Rocky Mountain Region properties divestiture	59,825	—	59,825

Income from operations	285,540	130,081	345,656

Other (income) expenses:
Interest expense	32,068	9,033	62,156
Interest income	(12,135)	(512)	(12,647)
Other income, net	(5,657)	(541)	(6,198)
Early extinguishment of debt	844	—	844

Total other expenses, net	15,120	7,980	44,155

Income before taxes	270,420	122,101	301,501

Income tax provision (benefit):
Current	95,579	13,717	109,296
Deferred	(6,595)	29,714	(8,738)

Total income taxes	88,984	43,431	100,558

Net income	$181,436	$78,670	$200,943

Basic earnings per share	$6.57	$1.20	$5.16
Diluted earnings per share	$6.54	$1.17	$5.15
Average shares outstanding	27,612	65,392	38,929
Average shares outstanding assuming dilution	27,723	67,224	39,040

	Three Months Ended March 31, 2008
	Stone	Bois d’Arc	Pro Forma
	Historical	Historical	Combined

Operating revenue:
Oil production	$122,707	$43,091	$165,798
Gas production	80,526	70,175	150,701

Total operating revenue	203,233	113,266	316,499

Operating expenses:
Lease operating expenses	30,253	14,614	44,867
Production taxes	1,400	824	2,224
Depreciation, depletion and amortization	63,387	27,683	114,926
Exploration expense	—	6,417	—
Accretion expense	4,368	685	5,053
Salaries, general and administrative expenses	10,256	2,606	12,862
Incentive compensation expense	1,018	569	1,587
Derivative expenses, net	259	—	259

Total operating expenses	110,941	53,398	181,778

Income from operations	92,292	59,868	134,721

Other (income) expenses:
Interest expense	3,859	1,363	9,269
Interest income	(4,914)	(83)	(4,997)
Other income, net	(1,041)	(135)	(1,176)

Total other (income) expenses, net	(2,096)	1,145	3,096

Income before taxes	94,388	58,723	131,625

Income tax provision:
Current	13,950	10,282	24,232
Deferred	18,196	10,292	20,968

Total income taxes	32,146	20,574	45,200

Net income	$62,242	$38,149	$86,425

Basic earnings per share	$2.24	$0.58	$2.21
Diluted earnings per share	$2.22	$0.56	$2.19
Average shares outstanding	27,819	65,782	39,136
Average shares outstanding assuming dilution	28,060	67,587	39,377

Balance Sheet Data as of March 31, 2008:

	Stone	Bois d’Arc	Pro Forma
	Historical	Historical	Combined

ASSETS
Current assets:
Cash and cash equivalents	$517,033	$13,965	$96,998
Accounts receivable	153,944	48,466	202,410
Fair value of hedging contracts	306	—	306
Deferred tax asset	18,296	—	18,296
Other current assets	494	4,097	4,591

Total current assets	690,073	66,528	322,601
Oil and gas properties — United States — full cost method of accounting:
Proved, net of accumulated depletion	949,432	893,557	2,417,676
Unevaluated	194,476	21,194	549,232
Oil and gas properties — China — full cost method of accounting:
Unevaluated, net of accumulated depletion	30,328	—	30,328
Building and land, net	5,653	—	5,653
Fixed assets, net	5,277	2,761	8,038
Other assets, net	23,443	2,764	35,207
Fair value of hedging contracts	3,222	—	3,222
Goodwill	—	—	472,350

Total assets	$1,901,904	$986,804	$3,844,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$95,582	$32,822	$128,404
Undistributed oil and gas proceeds	31,852	9,295	41,147
Fair value of hedging contracts	27,188	—	27,188
Asset retirement obligations	46,353	—	46,353
Current income taxes payable	13,950	10,154	24,104
Other current liabilities	11,353	681	12,034

Total current liabilities	226,278	52,952	279,230
Long-term debt	400,000	56,000	993,988
Deferred taxes	114,155	191,191	624,135
Asset retirement obligations	201,722	45,608	245,938
Other long-term liabilities	8,003	—	8,003

Total liabilities	950,158	345,751	2,151,294

Common stock	279	664	392
Treasury stock	(860)	—	(860)
Additional paid-in capital	522,863	504,970	1,264,017
Retained earnings	444,486	135,419	444,486
Accumulated other comprehensive loss	(15,022)	—	(15,022)

Total stockholders’ equity	951,746	641,053	1,693,013

Total liabilities and stockholders’ equity	$1,901,904	$986,804	$3,844,307

SUMMARY RESERVE INFORMATION OF STONE AND BOIS d’ARC

The following is a summary of Stone’s estimated proved reserves as of December 31, 2007.

As of December 31,
Estimated Proved Reserves	2007

Oil (MBbls)	31,586
Natural gas (MMcf)	213,083
Equivalents (MMcfe)	402,598

All of Stone’s proved reserves as of December 31, 2007 were estimated by Netherland, Sewell & Associates, Inc., independent petroleum consultants, in accordance with guidelines established by the SEC.

The following is a summary of Bois d’Arc’s estimated proved reserves as of December 31, 2007.

As of December 31,
Estimated Proved Reserves	2007

Oil (MBbls)	24,632
Natural gas (MMcf)	250,134
Equivalents (MMcfe)	397,926

All of Bois d’Arc’s proved reserves as of December 31, 2007 were estimated by Lee Keeling, independent petroleum consultants, in accordance with guidelines established by the SEC.

Stone and its independent petroleum consultants have not completed a comprehensive review of the Bois d’Arc reserves. Stone’s preliminary review of Bois d’Arc’s estimated proved reserves indicated estimated oil and natural gas reserve volumes of 335,000 MMcfe at December 31, 2007.

Following completion of the merger, Stone and its independent petroleum consultants intend to undertake a comprehensive review of Bois d’Arc’s reserves. Reserve engineering is a complex and subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates prepared by one engineer may vary from those prepared by another. Upon completion of such a review, it is likely that the Stone estimate of Bois d’Arc’s reserves will be different, and those differences could be significant.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table summarizes unaudited per share data for Stone and Bois d’Arc on a historical basis, on an equivalent pro forma combined basis for Bois d’Arc and on a pro forma basis for Stone giving effect to the merger. It has been assumed for purposes of the pro forma financial information provided below that the merger was completed on January 1, 2007 for statement of operations purposes, and on March 31, 2008 for balance sheet purposes. The following information should be read in conjunction with the audited consolidated financial statements of Stone and Bois d’Arc as of and for the years ended December 31, 2007, which is incorporated by reference into this joint proxy statement/prospectus, and with the information under “Unaudited Pro Forma Combined Financial Statements” and related notes included elsewhere in this joint proxy statement/prospectus. The pro forma information presented below is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of Stone after the merger.

			Bois d’Arc
	Stone	Bois d’Arc	Pro Forma	Stone Pro
	Historical	Historical	Equivalents(2)	Forma(3)

For the year ended December 31, 2007 (per share):
Net income:
Basic	$6.57	$1.20	$0.85	$5.16
Diluted	6.54	1.17	0.85	5.15
Dividends declared	—	—	—	—
For the three months ended March 31, 2008 (per share):
Net income:
Basic	2.24	0.58	0.36	2.21
Diluted	2.22	0.56	0.36	2.19
Dividends declared	—	—	—	—
As of March 31, 2008 (per share):
Book value at period end(1)	33.43	9.65	7.02	42.55

(1)	Book value per share is computed by dividing stockholders’ equity by the number of shares of common stock at the end of such period.

(2)	Bois d’Arc equivalent pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts by an exchange ratio of 0.165 shares of Stone common stock that would be exchanged for each share of Bois d’Arc common stock pursuant to the merger.

(3)	The pro forma combined net income per share is calculated by dividing the pro forma net income by the pro forma weighted average number of shares outstanding during the period.

COMPARATIVE STONE AND BOIS d’ARC
MARKET PRICE DATA AND DIVIDEND INFORMATION

Stone common stock is listed on the NYSE under the symbol “SGY.” Bois d’Arc common stock is listed on the NYSE under the symbol “BDE.” The table below sets forth, for the calendar quarters indicated, the high and low intraday sale prices per share of Stone common stock and Bois d’Arc common stock on the NYSE. No cash dividends have been declared on shares of Stone common stock or Bois d’Arc common stock for the calendar quarters indicated. Stone’s present or future ability to pay dividends is governed by (1) the provisions of the Delaware General Corporation Law, (2) Stone’s 8 1/4% Senior Subordinated Notes due 2011 and Stone’s 6 3/4% Senior Subordinated Notes due 2014 and (3) Stone’s bank credit facility. The provisions in the indentures pertaining to Stone’s senior subordinated notes and bank credit facility limit Stone’s ability to make restricted payments, which include dividend payments. The future payment of cash dividends, if any, on the Stone common stock is within the discretion of the Stone board of directors and will depend on Stone’s earnings, capital requirements, financial condition and other relevant factors. The merger agreement generally provides that Bois d’Arc may not declare, set aside or pay any dividend prior to the effective time of the merger or the termination of the merger agreement. As of April 29, 2008, the high and low stock price for Stone was $69.19 and $67.27, respectively, and the high and low stock price for Bois d’Arc was $27.12 and $25.82, respectively. Based on the closing price of Stone common stock on April 29, 2008 of $67.85 per share, Bois d’Arc stockholders would be entitled to receive approximately 55% of the merger consideration in cash and 45% in Stone common stock had the merger been effected on that date.

		Stone		Bois d’Arc
		Common Stock		Common Stock
Calendar Year		High	Low	High	Low

2005	First Quarter	$52.21	$41.16	n/a	n/a
	Second Quarter	51.93	40.51	$15.61	$11.50
	Third Quarter	62.50	48.98	17.72	13.40
	Fourth Quarter	61.75	42.00	18.00	13.58
2006	First Quarter	51.40	38.55	19.94	13.75
	Second Quarter	51.50	40.12	18.89	13.78
	Third Quarter	48.25	39.64	17.13	14.41
	Fourth Quarter	40.19	34.71	16.76	14.10
2007	First Quarter	35.35	26.92	15.65	12.49
	Second Quarter	35.60	29.03	17.94	13.01
	Third Quarter	40.43	27.43	20.06	15.35
	Fourth Quarter	48.53	38.59	23.64	17.88
2008	First Quarter	55.89	39.14	22.86	17.38
	Second Quarter (as of June 5, 2008)	73.96	52.20	27.21	21.27

Stone and Bois d’Arc urge their stockholders to obtain current market quotations for shares of Stone common stock and Bois d’Arc common stock before making any decision regarding the issuance of additional shares of Stone common stock in the merger or the approval of the merger agreement, as applicable.

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, including the matters addressed under “Cautionary Statement Concerning Forward-Looking Statements,” Stone and Bois d’Arc stockholders should carefully consider the following risks before deciding how to vote. In addition, Stone and Bois d’Arc stockholders should read and consider the risks associated with the businesses of each of Stone and Bois d’Arc in deciding whether to vote to issue the shares or approve the merger agreement because these risks will relate to Stone after the merger. Certain of these risks can be found in Stone’s Annual Report on Form 10-K for the year ended December 31, 2007 and Stone’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and in Bois d’Arc’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Because the market price of shares of Stone common stock will fluctuate, Bois d’Arc stockholders cannot be sure of the value of the merger consideration they will receive.

Upon the effective time of the merger, each share of Bois d’Arc common stock will be converted into the right to receive merger consideration consisting of shares of Stone common stock and cash pursuant to the terms of the merger agreement.

Because Stone is issuing a fixed number of shares of Stone common stock and a fixed amount of cash for each outstanding share of Bois d’Arc common stock, any change in the price of shares of Stone common stock prior to the effective time of the merger will affect the value of the merger consideration that Bois d’Arc stockholders will be entitled to receive upon the effective time of the merger. Based on the number of outstanding shares of Bois d’Arc common stock on April 29, 2008, Stone will issue approximately 11.3 million shares of Stone common stock in the merger, representing approximately 29% of the shares of Stone common stock outstanding immediately prior to the merger, and will pay approximately $936 million in cash to Bois d’Arc stockholders in the merger pursuant to the merger agreement.

Changes in the price of shares of Stone common stock may result from a variety of factors, including:

•	market reaction to the announcement of the merger and market assessment of its likelihood of being consummated;

•	changes in oil or natural gas prices;

•	changes in the respective businesses, operations and prospects of Stone and Bois d’Arc, including Stone’s and Bois d’Arc’s ability to meet earnings estimates;

•	governmental or litigation developments or regulatory considerations affecting Stone or Bois d’Arc or the industry generally; and

•	general business, market, industry or economic conditions.

Many of these factors are beyond the control of Stone and Bois d’Arc.

Any delay in completing the merger may reduce the benefits expected to be obtained from the merger.

In addition to obtaining the required regulatory clearances and approvals, the merger is subject to a number of other conditions beyond the control of Bois d’Arc and Stone that may prevent, delay or otherwise materially adversely affect its completion. See “The Merger Agreement — Conditions to the Completion of the Merger.” Stone and Bois d’Arc cannot predict whether or when these other conditions will be satisfied. Any delay in completing the merger may materially adversely affect the synergies and other benefits that Stone and Bois d’Arc expect to achieve if the merger and the integration of their respective businesses is completed within the expected timeframe.

Stone and Bois d’Arc will incur transaction and merger-related costs in connection with the merger.

Stone and Bois d’Arc expect to incur a number of non-recurring transaction fees and other costs associated with completing the merger, combining the operations of the two companies and achieving desired synergies. Additional unanticipated costs may be incurred in the integration of the businesses of Stone and Bois d’Arc. Although Stone and Bois d’Arc expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of their businesses will offset the incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The businesses of Stone and Bois d’Arc, as well as other businesses that Stone may acquire after completion of the merger, may be difficult to integrate, disrupt Stone’s business, dilute stockholder value or divert management attention.

Risks with respect to the combination of Stone and Bois d’Arc, as well as other future acquisitions, include:

•	difficulties in the integration of the operations and personnel of the acquired company;

•	diversion of management’s attention away from other business concerns; and

•	the assumption of any undisclosed or other potential liabilities of the acquired company.

Directors and executive officers of Bois d’Arc may have conflicts of interest in recommending that Bois d’Arc stockholders vote to approve the merger agreement.

Executive officers of Bois d’Arc negotiated the terms of the merger agreement, and the Bois d’Arc board of directors unanimously adopted the merger agreement and unanimously recommends that Bois d’Arc stockholders vote in favor of the proposal to approve the merger agreement. These directors and executive officers may have interests in the merger that are different than, or in addition to or in conflict with, those of Bois d’Arc stockholders. Bois d’Arc stockholders should take into account such interests when they consider the Bois d’Arc board of directors’ recommendation that they vote for approval of the merger agreement.

These interests may include:

•	Executive officers whose employment is terminated under certain circumstances after the effective time of the merger or who elect to terminate for any reason within six months thereafter will receive severance benefits.

•	Bois d’Arc restricted stock and stock options held by its directors and executive officers will become fully vested upon the effective time of the merger.

•	Upon the merger, all outstanding stock options will be cancelled and the holders will receive a payment based on the determination of the value of the option as described in “The Merger — Interests of the Directors and Officers of Bois d’Arc in the Merger — Stock Options and Restricted Stock.”

•	Certain of Bois d’Arc’s directors and executive officers are entitled to receive payments upon the effective time of the merger to make them “whole” for any excise tax liabilities arising from the accelerated vesting of their restricted stock and stock options.

•	All current and certain former directors and officers will be indemnified by Stone with respect to their acts or omissions prior to the effective time of the merger.

In addition, concurrently with the execution of the merger agreement, certain key employees of Bois d’Arc, including Gary Blackie, Bois d’Arc’s President and Chief Executive Officer, entered into a participation agreement with Stone, pursuant to which such employees have agreed to identify and develop oil and gas prospects during the term of the agreement jointly with Stone through a newly formed entity to be wholly owned by such employees, with such agreements to be effective upon completion of the merger. Mr. Blackie and other employees intend to resign from Bois d’Arc upon completion of the merger and work for the new entity. See “The Merger — Interests of the Directors and Executive Officers of Bois d’Arc in the Merger — Participation Agreement.”

As a result of these interests, these directors and executive officers may be more likely to support and to vote to approve the merger agreement than if they did not have these interests. For a discussion of the interests of directors and executive officers in the merger, see “The Merger — Interests of the Directors and Executive Officers of Bois d’Arc in the Merger.”

In certain circumstances, the merger agreement requires payment of a termination fee of $55 million by each party to the other and, under certain circumstances, each of Stone and Bois d’Arc must allow the other party five business days to match any alternative acquisition proposal prior to any change in the Stone or Bois d’Arc board’s recommendation. These terms could affect the decisions of a third party proposing an alternative transaction to the merger, or the likelihood that such a proposal would be made at all.

Under the merger agreement, each of Stone and Bois d’Arc may be required to pay to the other a termination fee of $55 million if the merger agreement is terminated under certain circumstances. Should the merger agreement be terminated in circumstances under which such a termination fee is payable, the payment of this fee could have material and adverse consequences on the terminating party’s financial condition and operations. Additionally, under the merger agreement, in the event of a potential change by either the Stone or the Bois d’Arc board of directors of its recommendation with respect to the merger, each of Stone and Bois d’Arc must allow the other a five business day period to make a revised proposal, prior to which either the Stone or the Bois d’Arc board of directors may not change its recommendation with respect to the merger agreement. These terms could affect the structure, pricing and terms proposed by other parties seeking to acquire or merge with Stone or Bois d’Arc and make it more difficult for another party to make a superior acquisition proposal for Stone or Bois d’Arc. For a description of the termination rights of each party and the termination fee payable by Stone or Bois d’Arc under the merger agreement, see “The Merger Agreement — Termination of the Merger Agreement.”

The rights of Bois d’Arc stockholders will be governed by Delaware law and Stone’s certificate of incorporation and restated bylaws.

All Bois d’Arc stockholders will receive shares of Stone common stock in the merger and will become Stone stockholders; therefore their rights as stockholders will be governed by Stone’s certificate of incorporation, as amended, its restated bylaws and the Delaware General Corporation Law. As a result, there will be material differences between the current rights of Bois d’Arc stockholders, which are governed by Bois d’Arc’s articles of incorporation and bylaws and the Nevada Revised Statutes, and the rights of such holders as Stone stockholders. For more information on these differences, see “Comparison of Rights of Bois d’Arc Stockholders and Stone Stockholders.”

Stone’s debt level and the covenants in the current and any future agreements governing its debt could negatively impact its financial condition, results of operations and business prospects.

As of May 2, 2008, Stone had $400 million in outstanding indebtedness. Stone had a borrowing base under its current bank credit facility of $175 million with availability of an additional $122.2 million of borrowings as of May 2, 2008. Stone will incur additional indebtedness if the merger is consummated. In connection with the merger, Stone expects to amend and restate its current bank credit facility to increase the borrowing base thereunder to $700 million in order to fund a part of the cash portion of the merger consideration. Stone expects to borrow approximately $500 million to $600 million under the amended and restated bank credit facility for this purpose.

The terms of the current agreements governing Stone’s debt impose, and the terms of its future debt agreements, including the amended and restated credit facility that Stone will enter into in connection with the merger, will impose significant restrictions on its ability to take a number of actions that Stone may otherwise desire to take, including:

•	incurring additional debt;

•	paying dividends on stock, redeeming stock or redeeming subordinated debt;

•	making investments;

•	creating liens on its assets;

•	selling assets;

•	guaranteeing other indebtedness;

•	entering into agreements that restrict dividends from its subsidiary to itself;

•	merging, consolidating or transferring all or substantially all of its assets; and

•	entering into transactions with affiliates.

Stone’s level of indebtedness, and the covenants contained in current and future agreements governing its debt, could have important consequences on its operations, including:

•	making it more difficult for Stone to satisfy its obligations under the indentures or other debt and increasing the risk that Stone may default on its debt obligations;

•	requiring Stone to dedicate a substantial portion of its cash flow from operating activities to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting Stone’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other general business activities;

•	limiting Stone’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	detracting from its ability to successfully withstand a downturn in its business or the economy generally;

•	placing Stone at a competitive disadvantage against other less leveraged competitors; and

•	making Stone vulnerable to increases in interest rates, because debt under its credit facility is at a variable rate.

Stone may be required to repay all or a portion of its debt on an accelerated basis in certain circumstances. If Stone fails to comply with the covenants and other restrictions in the agreements governing its debt, it could lead to an event of default and the acceleration of its repayment of outstanding debt. Stone’s ability to comply with these covenants and other restrictions may be affected by events beyond its control, including prevailing economic and financial conditions. Stone’s borrowing base under its bank credit facility, which is re-determined periodically, is based on an amount established by the bank group after its evaluation of its proved oil and gas reserve values. Upon a re-determination, if borrowings in excess of the revised borrowing capacity were outstanding, Stone could be forced to repay a portion of its bank debt.

Stone may not have sufficient funds to make such repayments. If Stone is unable to repay its debt out of cash on hand, Stone could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering. Stone cannot assure you that it will be able to generate sufficient cash flow from operating activities to pay the interest on its debt or that future borrowings, equity financings or proceeds from the sale of assets will be available to pay or refinance such debt. The terms of Stone’s debt, including its credit facility and its indentures, may also prohibit Stone from taking such actions. Factors that will affect Stone’s ability to raise cash through an offering of its capital stock, a refinancing of its debt or a sale of assets include financial market conditions and its market value and operating performance at the time of such offering or other financing. Stone cannot assure you that any such offering, refinancing or sale of assets can be successfully completed.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference into this joint proxy statement/prospectus, contains certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements, and any statements regarding the potential benefits of the merger, or Stone’s or Bois d’Arc’s future financial condition, results of operations and business, are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections “The Merger — Background of the Merger,” “The Merger — Recommendation of the Stone Board of Directors and Its Reasons for the Merger” and “The Merger — Recommendation of the Bois d’Arc Board of Directors and Its Reasons for the Merger” constitute forward-looking statements.

These forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	estimates of oil and gas reserves;

•	estimates of future oil and natural gas production, including estimates of any increases in oil and gas production;

•	planned capital expenditures and the availability of capital resources to fund capital expenditures;

•	the various risks and other factors considered by the respective boards of Stone and Bois d’Arc as described under “The Merger — Recommendation of the Stone Board of Directors and Its Reasons for the Merger” and under “The Merger — Recommendation of the Bois d’Arc Board of Directors and Its Reasons for the Merger;”

•	the amount and timing of any synergies expected to result from the merger;

•	outlook on oil and gas prices;

•	the impact of political and regulatory developments;

•	future and pro forma financial condition or results of operations and future revenues and expenses; and

•	business strategy and other plans and objectives for future operations.

These forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond Stone’s and Bois d’Arc’s control, incident to the exploration for and development, production and marketing of oil and gas. These risks include, but are not limited to, commodity price volatility, third party interruption of sales to market, inflation, lack of availability of goods and services, environmental risks, drilling and other operating risks, tropical cyclones (including hurricanes, tropical storms and tropical depressions) and other weather conditions, regulatory changes, the uncertainty inherent in estimating proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, and the other risks described under the caption “Risk Factors” in Stone’s Annual Report on Form 10-K for the year ended December 31, 2007 and Stone’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and in Bois d’Arc’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimates depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

•	the ability to consummate the merger;

•	difficulties and delays in obtaining regulatory approvals for the merger;

•	difficulties and delays in achieving synergies and cost savings; and

•	potential difficulties in meeting conditions set forth in the merger agreement.

Should one or more of the risks or uncertainties described above or elsewhere in Stone’s Annual Report on Form 10-K for the year ended December 31, 2007 and Stone’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 or in Bois d’Arc’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Stone, Bois d’Arc or persons acting on their behalf may issue.

Except as otherwise required by applicable law, Stone and Bois d’Arc disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. See also “Where You Can Find More Information; Incorporation by Reference.”

THE STONE SPECIAL MEETING

Date, Time, Place and Purpose of the Stone Special Meeting

The special meeting of Stone stockholders will be held on          , 2008, at 10:00 a.m., Lafayette time, at 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508. The purpose of the Stone special meeting is:

1. to consider and vote on the proposal to approve the issuance of additional shares of Stone common stock in the merger pursuant to the merger agreement; and

2. to transact any other business that may properly come before the Stone special meeting or any adjournment or postponement of the Stone special meeting.

The Stone board of directors recommends that Stone stockholders vote FOR the proposal to issue additional shares of Stone common stock in the merger pursuant to the merger agreement. For the reasons for this recommendation, see “The Merger — Recommendation of the Stone Board of Directors and Its Reasons for the Merger.”

Who Can Vote at the Stone Special Meeting

Only holders of record of Stone common stock at the close of business on          , 2008, the Stone record date, are entitled to notice of, and to vote at, the Stone special meeting. As of that date, there were shares of Stone common stock outstanding and entitled to vote at the Stone special meeting, held by approximately           stockholders of record. Each share of Stone common stock is entitled to one vote at the Stone special meeting.

Vote Required for Approval; Quorum

The affirmative vote of the holders of a majority of the votes cast at the special meeting, at which a quorum is present, is required to approve the issuance of additional shares of Stone common stock in the merger pursuant to the merger agreement. If a Stone stockholder attends but fails to vote, or if a Stone stockholder abstains, that stockholder will be considered present in determining the presence of a quorum, but will not constitute a vote cast and, accordingly, will have no effect on the outcome of the vote.

The holders of a majority of the shares of Stone common stock issued and outstanding and entitled to vote as of the Stone record date, present in person or represented by proxy, will constitute a quorum at the Stone special meeting for the conduct of business.

Adjournments

If a quorum of Stone stockholders is not present in person or by proxy at the Stone special meeting, the Stone special meeting may be adjourned from time to time until a quorum is present or represented. In addition, adjournments of the Stone special meeting may be made for the purpose of soliciting additional proxies in favor of the proposal. However, no proxy that is voted against a proposal described in this joint proxy statement/prospectus will be voted in favor of adjournment of the Stone special meeting for the purpose of soliciting additional proxies.

Manner of Voting

Stone stockholders may submit their votes for or against the proposals submitted at the Stone special meeting in person or by proxy. Stone stockholders may be able to submit a proxy in the following ways:

•	Internet. Stone stockholders may submit a proxy over the Internet by going to the website listed on their proxy card. Once at the website, they should follow the instructions to submit a proxy.

•	Telephone. Stone stockholders may submit a proxy using the toll-free number listed on their proxy card. Easy-to-follow voice prompts will help Stone stockholders and confirm that their submission instructions have been followed.

•	Mail. Stone stockholders may submit a proxy by signing, dating and returning their proxy card in the preaddressed, postage-paid envelope provided.

Stone stockholders should refer to their proxy cards or the information forwarded by their bank, broker or other nominee to see which options are available to them.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded.

The method by which Stone stockholders submit a proxy will in no way limit their right to vote at the Stone special meeting if they later decide to attend the meeting in person. If shares of Stone common stock are held in the name of a bank, broker or other nominee, Stone stockholders must obtain a proxy, executed in their favor, from the holder of record, to be able to vote at the Stone special meeting.

All shares of Stone common stock entitled to vote and represented by properly completed proxies received prior to the Stone special meeting, and not revoked, will be voted at the Stone special meeting as instructed on the proxies. If Stone stockholders do not indicate how their shares of Stone common stock should be voted on a matter, the shares of Stone common stock represented by their properly completed proxy will be voted as the Stone board of directors recommends and therefore FOR the proposal to issue additional shares of Stone common stock in the merger.

Revoking a Proxy

Stone stockholders may revoke their proxy at any time before it is exercised by timely delivering a properly executed, later-dated proxy (including over the Internet or telephone) or by voting by ballot at the Stone special meeting. Simply attending the Stone special meeting without voting will not revoke their proxy.

Shares Held in “Street Name”

If Stone stockholders hold their shares of Stone common stock in an account at a bank, broker or other nominee and they wish to vote such shares, they must return their voting instructions to the bank, broker or other nominee.

If Stone stockholders own shares of Stone common stock through a bank, broker or other nominee and attend the Stone special meeting, they should bring a legal proxy from their bank, broker or other nominee authorizing them to vote.

Brokers of Stone stockholders will NOT vote shares of Stone common stock held in “street name” unless such Stone stockholders instruct such brokers how to vote. In connection with the Stone special meeting, “broker non-votes” will be considered in determining the presence of a quorum, but will not constitute votes cast and, accordingly, will have no effect on the outcome of the Stone stockholder vote. Stone stockholders should therefore provide their brokers or other nominees with instructions as to how to vote their shares of Stone common stock.

Tabulation of the Votes

Stone has appointed BNY Mellon to serve as the Inspector of Election for the Stone special meeting. BNY Mellon will independently tabulate affirmative and negative votes and abstentions.

Solicitation

Stone will pay the cost of soliciting proxies.  Directors, officers and employees of Stone and Bois d’Arc may solicit proxies on behalf of Stone in person or by telephone, facsimile or other means.

In accordance with the regulations of the SEC and the NYSE, Stone also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Stone common stock.

THE BOIS d’ARC SPECIAL MEETING

Date, Time, Place and Purpose of the Bois d’Arc Special Meeting

The special meeting of Bois d’Arc stockholders will be held on          , 2008, at 10:00 a.m., Houston time, at 600 Travis Street, Suite 5200, Houston, Texas 77002. The purpose of the Bois d’Arc special meeting is:

1. to consider and vote on the proposal to approve the merger agreement; and

2. to transact any other business as may properly come before the Bois d’Arc special meeting or any adjournment or postponement of the Bois d’Arc special meeting.

The Bois d’Arc board of directors recommends that Bois d’Arc stockholders vote FOR the proposal to approve the merger agreement. For the reasons for this recommendation, see “The Merger — Recommendation of the Bois d’Arc Board of Directors and Its Reasons for the Merger.”

Who Can Vote at the Bois d’Arc Special Meeting

Only holders of record of Bois d’Arc common stock at the close of business on          , 2008, the Bois d’Arc record date, are entitled to notice of, and to vote at, the Bois d’Arc special meeting. As of that date, there were          shares of Bois d’Arc common stock outstanding and entitled to vote at the Bois d’Arc special meeting, held by approximately          stockholders of record. Each share of Bois d’Arc common stock is entitled to one vote at the Bois d’Arc special meeting.

Vote Required for Approval; Quorum

The affirmative vote of the holders of a majority of the shares of Bois d’Arc common stock entitled to vote at the special meeting, at which a quorum is present, is required for the approval of the merger agreement. If a Bois d’Arc stockholder fails to vote, or if a Bois d’Arc stockholder abstains, that will have the same effect as a vote against approval of the merger agreement.

The holders of a majority of the total number of outstanding shares of Bois d’Arc common stock entitled to vote at the special meeting and outstanding as of the Bois d’Arc record date, present in person or represented by proxy, will constitute a quorum at the Bois d’Arc special meeting for the conduct of business.

Adjournments

Although it is not currently expected, the special meeting may be adjourned if a quorum is not present at the Bois d’Arc special meeting or for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. The chairman of the meeting or the holders of a majority of the issued and outstanding stock of the company, present in person or by proxy, at the special meeting, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time. However, no proxy that is voted against the merger agreement will be voted in favor of adjournment of the Bois d’Arc special meeting for the purpose of soliciting additional proxies. If the special meeting is adjourned, notice need not be given of the date, time or place of the adjorned meeting if they are announced at the special meeting, unless the adjournment is for more than 30 days. A determination of stockholders of record entitled to notice of or to vote at the special meeting applies to an adjournment of the meeting unless the board of directors fixes a new record date for the adjourned meeting. The board of directors will fix a new record date if the meeting is adjourned to a date more than 60 days later than the date set for the special meeting. If a new record date is fixed for the adjourned meeting, Bois d’Arc will give notice of the adjourned meeting to each stockholder of record as of the new record date.

Manner of Voting

Bois d’Arc stockholders may submit their votes for or against the proposal submitted at the Bois d’Arc special meeting in person or by proxy. Bois d’Arc stockholders may submit a proxy in the following ways:

•	Internet. Bois d’Arc stockholders may submit a proxy over the Internet by going to the website listed on their proxy card. Once at the website, they should follow the instructions to submit a proxy.

•	Telephone. Bois d’Arc stockholders may submit a proxy using the toll-free number listed on their proxy card. Easy-to-follow voice prompts will help Bois d’Arc stockholders and confirm that their submission instructions have been followed.

•	Mail. Bois d’Arc stockholders may submit a proxy by signing, dating and returning their proxy card in the preaddressed, postage-paid envelope provided.

Bois d’Arc stockholders should refer to their proxy cards or the information forwarded by their bank, broker or other nominee to see which options are available to them.

The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded.

The method by which Bois d’Arc stockholders submit a proxy will in no way limit their right to vote at the Bois d’Arc special meeting if they later decide to attend the meeting in person. If shares of Bois d’Arc common stock are held in the name of a bank, broker or other nominee, Bois d’Arc stockholders must obtain a proxy, executed in their favor, from the holder of record, to be able to vote at the Bois d’Arc special meeting.

All shares of Bois d’Arc common stock entitled to vote and represented by properly completed proxies received prior to the Bois d’Arc special meeting, and not revoked, will be voted at the Bois d’Arc special meeting as instructed on the proxies. If Bois d’Arc stockholders do not indicate how their shares of Bois d’Arc common stock should be voted on a matter, the shares of Bois d’Arc common stock represented by their properly completed proxy will be voted as the Bois d’Arc board of directors recommends and therefore FOR the approval of the merger agreement.

Revoking a Proxy

Bois d’Arc stockholders may revoke their proxy at any time before it is exercised by timely delivering an instrument or transmission revoking it, or a properly executed, later-dated proxy, or by attending and voting by ballot at the Bois d’Arc special meeting. Simply attending the Bois d’Arc special meeting without voting will not revoke their proxy.

Shares Held in “Street Name”

If Bois d’Arc stockholders hold shares of Bois d’Arc common stock in an account at a bank, broker or other nominee and they wish to vote, they must return their voting instructions to the bank, broker or other nominee.

If Bois d’Arc stockholders own shares of Bois d’Arc common stock through a bank, broker or other nominee and attend the Bois d’Arc special meeting, they should bring a legal proxy from their bank, broker or other nominee authorizing them to vote.

Brokers of Bois d’Arc stockholders will NOT vote shares of Bois d’Arc common stock held in “street name” unless Bois d’Arc stockholders instruct their broker how to vote. Such failure to vote will have the same effect as a vote AGAINST approval of the merger agreement. Bois d’Arc stockholders should therefore provide their brokers or other nominees with instructions as to how to vote their shares of Bois d’Arc common stock.

Tabulation of the Votes

Bois d’Arc has appointed           to serve as the Inspector of Election for the Bois d’Arc special meeting. will independently tabulate affirmative and negative votes and abstentions.

Solicitation

Bois d’Arc will pay the cost of soliciting proxies.  Directors, officers and employees of Bois d’Arc and Stone may solicit proxies on behalf of Bois d’Arc in person or by telephone, facsimile or other means.

In accordance with the regulations of the SEC and the NYSE, Bois d’Arc also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Bois d’Arc common stock.

THE MERGER

The following is a description of the material aspects of the merger. While Stone and Bois d’Arc believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to Stone and Bois d’Arc stockholders. Stone and Bois d’Arc encourage Stone and Bois d’Arc stockholders to carefully read this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A and incorporated by reference herein, for a more complete understanding of the merger.

General

Each of the Stone and Bois d’Arc board of directors has approved or adopted the merger agreement and the transactions contemplated by the merger agreement. In the merger, Bois d’Arc will merge with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of Stone. Bois d’Arc stockholders will receive the merger consideration described below under “The Merger Agreement — Merger Consideration.”

Background of the Merger

During the latter half of 2006, the senior management of Bois d’Arc began to develop concerns regarding the long-term continuity of management and Bois d’Arc’s growth strategy. Bois d’Arc’s chief executive officer was approaching retirement age, and while the president was available to assume the chief executive officer role, Bois d’Arc did not have a clear plan for developing a management team beyond its two founders. In addition, senior management was of the view that Bois d’Arc’s level of staffing might not be adequate to allow Bois d’ Arc to continue its historical growth. Senior management continued to consider the alternatives available to Bois d’ Arc and began to conduct general discussions with financial advisors regarding strategic alternatives.

Towards the end of 2006, merger and acquisition activity by international companies and private equity funds related to Gulf of Mexico properties had increased, and Bois d’Arc was approached by two investment banks regarding possible transactions. At the end of December 2006, senior management of Bois d’Arc met with the principals of a privately held exploration and production company introduced to the company by one of the banks. However, no action resulted from this meeting.

In March 2007, senior management of Bois d’Arc met with the chief executive officer of a public exploration and production company to discuss a potential combination of the two companies. Again, no action resulted from this meeting.

On May 22, 2007, during Bois d’Arc’s regularly scheduled board meeting, the directors discussed concerns regarding Bois d’Arc’s long-term growth strategy. The directors reviewed recent merger and acquisition activity and compared the value paid for Gulf of Mexico properties to the value at which Bois d’Arc’s stock was trading. At the conclusion of the discussions, the board requested that management contact potential financial advisors to provide guidance regarding the strategic alternatives available to Bois d’Arc, including a potential sale of the company.

On June 1, 2007, the board of directors of Bois d’Arc held a special meeting, at which four groups of financial advisors made presentations regarding the board’s contemplated pursuit of strategic alternatives. At the conclusion of the last presentation, the board discussed the presentations and narrowed its discussion down to two of the groups that had presented. After further discussion of these groups, the board unanimously determined to pursue further discussions with Scotia Waterous and Raymond James, who had proposed a joint engagement, and authorized Roland Burns, the Chief Financial Officer of Bois d’Arc, to conduct negotiations regarding their engagement. On June 5, 2007 the board conducted a telephonic board meeting to consider, among other matters, the engagement of financial advisors, and unanimously approved the engagement of Scotia Waterous and Raymond James pursuant to the terms of an engagement letter. In addition, Raymond James was retained to provide a fairness opinion to the Bois d’Arc board on any transaction involving the sale of Bois d’Arc or its assets that the board would be asked to approve pursuant to the review of strategic alternatives.

On June 5, 2007, Bois d’Arc publicly announced that it had retained Scotia Waterous and Raymond James to evaluate and advise the board regarding strategic alternatives to enhance stockholder value, with an emphasis on the potential sale of the company.

On June 13, 2007, representatives of Scotia Waterous and Raymond James conducted a meeting with senior management commencing the strategic alternatives process and outlining how the process would be handled. The formal exploration of strategic alternatives commenced on July 11, 2007 with Scotia Waterous and Raymond James sending introductory letters to a list of 130 potential buyers that had been approved by Bois d’Arc. Once the process started, representatives of Scotia Waterous and Raymond James met with Bois d’Arc senior management weekly to provide a progress report on the process. Throughout the strategic alternatives process, Scotia Waterous and Raymond James were in active dialogue with numerous parties attempting to solicit interest in a potential acquisition of Bois d’Arc. In total, 22 potential buyers, including Stone, executed confidentiality agreements with Bois d’Arc. These potential buyers gained access to an online data room and were able to examine due diligence materials, which included, among other documents, certain material, non-public information regarding Bois d’Arc such as reserve reports and related information and certain financial and operations projections. During September and October 2007, ten of the potential buyers, including Stone, attended a data room presentation given by representatives of Scotia Waterous and Raymond James regarding the assets, operations, and financial performance of Bois d’Arc. Nine of these potential buyers, including Stone, also attended meetings at Bois d’Arc’s offices where they had the opportunity to review seismic data and meet with Bois d’Arc management to discuss the assets and operations of Bois d’Arc.

Proposals from the potential buyers were due on October 16, 2007, and on that date, representatives of Scotia Waterous and Raymond James met with senior management to provide them with a report of the proposals received. Two parties submitted written bids. Neither of these parties demonstrated the financial capability to fund the transaction immediately. One of the potential buyers submitted a revised bid that included an increase in price, but the party still had not secured financing. Stone did not submit a bid at this time, but did submit a letter indicating it had significant interest in Bois d’Arc. Bois d’Arc’s management instructed Scotia Waterous and Raymond James to continue discussions with the other parties that showed interest but failed to submit a bid, and instructed the advisors to request second round bids be submitted by November 5, 2007.

Between October 16, 2007 and November 5, 2007, a number of parties continued working towards potentially submitting a proposal to acquire Bois d’Arc. On October 19, 2007, Scotia Waterous and Raymond James gave Bois d’Arc’s management an update regarding these parties.

On November 5, 2007, the day that the second round bids were due, representatives of Scotia Waterous and Raymond James reviewed the entire process they had conducted with the full Bois d’Arc board of directors, and explained that two parties had submitted information — one a bid, and the other an indication of interest in further pursuing a transaction. The Bois d’Arc board directed Scotia Waterous and Raymond James to speak with these two parties to determine their ability to finance a transaction, their timetable, and their remaining due diligence requests, and to report back to the board the following week.

On November 13, 2007, Scotia Waterous and Raymond James met with the Bois d’Arc board to report on the progress and status of the second round of bidders. The party that had submitted the second round bid failed to secure adequate financing. The other party requested more time to submit a bid, but intended to do so only after receiving a reserve report on Bois d’Arc’s reserves from its own engineering consulting firm and performing additional due diligence. The Bois d’Arc board had significant concerns about the ability of this party to obtain financing necessary to consummate a transaction. As a result, there was no certainty of the time frame within which this party might submit a bid or the ability of this party to obtain financing to complete an acquisition of Bois d’Arc. The financial advisors acknowledged that there were no viable bids to acquire Bois d’Arc at this time. Based on the lack of progress made with the two parties, and the uncertainties regarding their ability to finance a transaction, the Bois d’Arc board decided to terminate the strategic alternatives process, in part because no definitive offers had been received in which a potential buyer had established that sufficient financing was currently available to complete a transaction. On November 13, 2007, Bois d’Arc issued a press release announcing the cessation of the strategic alternatives process.

On November 19, 2007, senior management of Bois d’Arc met and discussed the potential retirement of Bois d’Arc’s Chief Executive Officer. On November 21, 2007, Bois d’Arc announced that the Chief Executive Officer was retiring, effective as of November 30, 2007, and Gary W. Blackie was appointed as Bois d’Arc’s new Chief Executive Officer.

No significant activity regarding possible strategic alternatives for Bois d’Arc occurred during the remainder of 2007. During the time that Bois d’Arc was engaged in the publicly announced strategic alternatives process, its stock price had increased. However, its stock price declined after the announcement that the strategic alternatives process had been concluded, which made a potential transaction more feasible for certain possible bidders. Although the formal strategic alternatives process was concluded in November 2007, Scotia Waterous received permission from Bois d’Arc senior management to have preliminary conversations with additional potential buyers in January 2008. During January 2008, Scotia Waterous began discussions with five potential buyers, including Stone. Stone indicated that it was interested in pursuing a Gulf of Mexico acquisition, and was encouraged that Bois d’Arc’s board might be willing to consider accepting stock as a significant portion of the consideration for a strategic transaction. Stone indicated that it would be interested in pursuing discussions with and a review of Bois d’Arc.

In mid-February 2008, Scotia Waterous submitted a report to the Bois d’Arc board regarding potential buyers and developments concerning interest in Bois d’Arc. The Bois d’Arc board instructed management to direct Scotia Waterous to continue discussions with four of the potential acquirors, including Stone. Also, at that meeting, the board authorized Scotia Waterous to meet with several potential buyers in Asia to gauge their potential interest in Bois d’Arc.

A Scotia Waterous representative contacted David Welch, the Chief Executive Officer of Stone, about possible discussions with Bois d’Arc. A meeting was set for February 20, 2008 at Stone’s offices in Lafayette, Louisiana with Mr. Welch, Kenneth Beer, the Chief Financial Officer of Stone, Richard Smith, the Vice President of Exploration & Business Development of Stone, Gary Blackie, the Chief Executive Officer of Bois d’Arc, Mr. Burns, the Chief Financial Officer of Bois d’Arc, and a Scotia Waterous representative. At the meeting, the parties provided each other with presentations on their respective companies and discussed a potential transaction. Following the meeting, there were several follow-up telephone calls between the parties expressing an interest in a possible transaction.

On February 28, 2008, Mr. Welch and Mr. Beer met with M. Jay Allison, the Chairman of Bois d’Arc and Chief Executive Officer of Comstock Resources, Mr. Blackie and Mr. Burns in Dallas, Texas. Comstock Resources owned approximately 49% of the Bois d’Arc common stock, and together with the personal holdings of Messrs. Blackie, Burns and Allison, the group controlled approximately 56.5% of the Bois d’Arc common stock. The merits of a combination of the two companies were examined and all parties agreed to continue discussions relating to a potential transaction. The consideration discussed was a combination of cash and stock, with a range of 80%-55% being cash and 20% - 45% being stock.

Mr. Welch indicated that as part of its due diligence review, Stone required a preliminary review of Bois d’Arc’s estimated proved reserves by Stone’s independent reserve engineer, Netherland, Sewell & Associates, Inc. (“NSAI”). Mr. Blackie agreed to provide the Bois d’Arc reserve report as of December 31, 2007 and access to a few key Bois d’Arc personnel. However, both companies recognized the strict need for confidentiality so as not to impair the normal activity of Bois d’Arc. Accordingly, the number of persons involved in this preliminary evaluation remained very limited.

After the meeting, there were several telephone conversations between the parties highlighting the merits of a combined company. During the first week of March 2008, reserve data was provided to NSAI. On March 5, 2008, Mr. Smith met with Mr. Blackie in the Bois d’Arc offices and reviewed Bois d’ Arc’s exploration program.

Discussions between Scotia Waterous and the four potential buyers, including Stone, continued during February and March. In addition, during early March 2008, Scotia Waterous representatives traveled to Asia and met with multiple Asian parties concerning a possible transaction; however, none of these parties indicated any significant, immediate interest in Bois d’Arc.

On March 10, 2008, the Stone board of directors held a special meeting by teleconference and was advised by Mr. Welch that there had been preliminary discussions concerning a possible transaction with Bois d’Arc, and that Stone had received permission to conduct preliminary due diligence on Bois d’Arc’s reserves.

Also during March 2008, a financial advisor for a different company approached Bois d’Arc regarding a potential transaction whereby Bois d’Arc would acquire a client of the financial advisor; however, Bois d’Arc was not interested in entering into a transaction with the proposed counterparty. On March 19, 2008, another potential buyer submitted an expression of interest to acquire Bois d’Arc. Bois d’Arc then executed a confidentiality agreement with this party and gave the party access to the online data room so that it could complete its due diligence on Bois d’Arc. Bois d’Arc did not receive any further formal communication from this party. Scotia Waterous was of the opinion that this party would have difficulty financing this acquisition.

On March 26, 2008, a number of representatives of Stone and NSAI met with representatives of Bois d’Arc to discuss NSAI’s preliminary findings. The Bois d’Arc representatives provided additional information on their methodology used in estimating Bois d’Arc’s reserves as of December 31, 2007.

During a Bois d’Arc board meeting on April 3, 2008, Bois d’Arc management presented a report prepared by Scotia Waterous that contained an update on recent discussions with potential buyers, the expression of interest received on March 19, 2008 from one potential buyer, the developments with Stone, and its meetings in Asia.

On April 8, 2008, Mr. Allison and Mr. Welch met briefly to discuss Stone’s progress with respect to its due diligence investigation of Bois d’Arc. On April 8 and 9, 2008, a team of engineers and geoscientists from Stone met with Bois d’Arc personnel to evaluate further Bois d’Arc’s assets.

On April 15, 2008, the Stone board of directors held a special meeting by teleconference to discuss a possible transaction with Bois d’Arc. Mr. Welch noted that Stone was in the process of hiring TudorPickeringHolt to provide financial advisory services and provide a fairness opinion in connection with the proposed transaction. TudorPickeringHolt was selected as an advisor due to Stone’s long relationship with one of its named partners, and its strong reputation in the advisory and energy sector.

On April 16, 2008, Mr. Welch and Mr. Beer had a conference call with Mr. Allison and Mr. Burns to discuss possible pricing to determine whether the valuation range would be acceptable to both sides. Both companies’ share prices had experienced upward moves over the previous ten trading days, so the group tentatively agreed to use the average share price for both stocks over the previous 20 days as a starting point to determine an appropriate ratio for the stock portion of the consideration. These prices were approximately $22.75 per share for Bois d’Arc and $55.00 per share for Stone. The cash/stock ratio was proposed to be 60%/40% based on these average prices to permit a tax-deferred exchange on the stock component of the merger consideration for the Bois d’Arc stockholders. This calculated to $13.65 in cash and 0.165 shares of Stone common stock per share of Bois d’Arc common stock. The group agreed to use this formula as the tentative value when discussing the possible transaction with their respective boards of directors.

On April 16, 2008, Stone and Bois d’Arc executed a confidentiality agreement allowing Bois d’Arc to review Stone’s confidential information.

On April 16, 2008, Stone contacted Bank of America to provide a proposal to finance a portion of the cash component of the merger consideration. Discussions continued between Stone and Bank of America throughout the weekend.

From April 17 through April 23, 2008, the parties conducted mutual due diligence investigations.

On April 20, 2008, certain members of the Stone board of directors met in New Orleans, Louisiana in person and by teleconference with Messrs. Welch and Beer to discuss the status of negotiations with Bois d’Arc and the due diligence investigation. The meeting was not a formal board meeting, but was solely informational in nature.

On April 21, 2008, the Stone board of directors held a special meeting by teleconference to discuss a possible merger with Bois d’Arc. TudorPickeringHolt reviewed the benefits of a possible transaction, outlined the analyses that TudorPickeringHolt planned to conduct and described the next steps in the process.

On April 22 and 23, 2008, a group of engineers and geoscientists from Stone met again with Bois d’Arc representatives to further review the Bois d’Arc property base.

On April 23, 2008, Stone received a financing proposal from Bank of America with final approval scheduled for April 29, 2008. The proposal would provide Stone with a firm commitment from Bank of America to provide a $700 million credit facility when approved.

On April 23, 2008, Stone presented a draft of the agreement and plan of merger to Bois d’Arc. On April 25, 2008, Bois d’Arc forwarded to Stone its initial comments to the draft agreement.

On April 25, 2008, the Stone board of directors held a special meeting in New Orleans, Louisiana in person and by teleconference to discuss the possible merger with Bois d’Arc. Management updated the board of directors on the key terms for the proposed transaction and provided a summary of the ongoing due diligence process. Representatives from NSAI participated via conference call and described their process of reviewing a portion of the Bois d’Arc estimated proved reserves. NSAI had reviewed over 60% of Bois d’Arc’s estimated proved reserves, and their analysis was incorporated into Stone’s internal estimate of Bois d’Arc’s estimated proved reserves. The Stone internal figure for estimated proved reserves was approximately 335 Bcfe as compared with the year end 2007 Lee Keeling estimate of 398 Bcfe. The Stone board discussed and considered this difference.

Representatives from TudorPickeringHolt also attended the meeting and provided preliminary valuation analyses to the board. TudorPickeringHolt utilized a number of different valuation approaches in their analyses. The board concluded that the proposed consideration was within the preliminary valuation ranges provided by TudorPickeringHolt. A representative from the investment banking firm Johnson Rice & Company LLC also attended the meeting and participated in the discussions concerning the proposed transaction.

The proposed terms of the merger included obtaining the agreement of Comstock and Messrs. Blackie and Laufer to vote in favor of the proposed transaction. Certain Stone board members also suggested that Comstock agree to a one year lock up with respect to future sales of Stone common stock to be acquired in the proposed transaction. Mr. Welch discussed proposed employment arrangements with Mr. Blackie and his team following the merger. After a lengthy discussion of the proposed terms, the board recommended that Mr. Welch explore a reduction in the proposed merger consideration. The board also emphasized the importance of securing the services of Mr. Blackie and his team following the merger. The board concluded the meeting by expressing support for the proposed combination, subject to the negotiation of the final terms and conditions of the transaction.

After the meeting, Mr. Welch contacted Mr. Allison and expressed the board’s desire to move forward, but that the current terms might not be acceptable to the Stone board. Mr. Allison suggested that any reduction in the proposed merger consideration might not be acceptable to the Bois d’Arc board. Mr. Welch and Mr. Allison agreed to talk the following day. Representatives from Scotia Waterous and TudorPickeringHolt also had conversations to explore possible alternatives to the proposed terms.

On April 26, 2008, Mr. Beer contacted Mr. Allison and again expressed concern that the Stone board might not accept the current terms. Mr. Allison again suggested that any reduction in the proposed merger consideration might not be acceptable to the Bois d’Arc board. Mr. Welch then spoke with Mr. Allison and both agreed to utilize the current proposal while drafting a merger agreement. During the day, Messrs. Welch and Beer individually contacted the members of the board to gauge their interest in moving forward under the proposed terms. The Stone board members individually agreed to move forward subject to a final board meeting in which the board could have a final review of all of the terms and conditions, as well as a fairness opinion from TudorPickeringHolt.

On April 28, 2008, representatives from Stone, Vinson & Elkins L.L.P., or Vinson & Elkins, Stone’s legal advisor, TudorPickeringHolt, Bois d’Arc, Locke Lord Bissell & Liddell LLP, or Locke Lord, Bois d’Arc’s legal advisor, Scotia Waterous, and Raymond James met in the Houston office of Vinson & Elkins to review the draft merger agreement and the stockholder agreements and resolve any outstanding issues. Mr. Welch and Mr. Blackie had a discussion on a possible cooperative post-merger structure that would align Stone and individual members of the Bois d’Arc management and technical team. The possible alternatives ranged from becoming Stone employees to a participation agreement whereby Stone would have the right to participate in any prospect generated by the group. The meeting lasted all day with a few issues left unresolved.

During the evening of April 28, 2008, on April 29, 2008 and in the early morning hours of April 30, 2008, Mr. Blackie and his counsel from Thompson & Knight LLP met with Mr. Welch and Mr. Andrew Gates, Senior Vice President and General Counsel of Stone, and representatives of Vinson & Elkins, and negotiated the terms of the participation agreement. Additionally, the final terms of the merger agreement were negotiated.

On April 29, 2008, the Stone board of directors held a special meeting by teleconference to consider the strategic business combination between Stone and Bois d’Arc. Prior to the meeting, the board of directors was provided with a substantially final draft of each of the merger agreement, the stockholder agreements and the participation agreement and other materials related to this proposed transaction. At the meeting:

•	Stone management updated the board of directors on the terms of the proposed transaction and the results of the due diligence process;

•	Representatives of Vinson & Elkins reviewed the terms of the proposed merger agreement, the stockholder agreements and the participation agreement and advised the board of directors of its fiduciary obligations when considering a strategic business combination with Bois d’Arc; and

•	TudorPickeringHolt rendered an oral opinion (as subsequently confirmed in writing in an opinion dated April 29, 2008) that as of that date and based on and subject to the assumptions made, procedures followed, matters considered and limitations of review set forth in the opinion, the aggregate merger consideration to be paid by Stone in the merger was fair from a financial point of view to Stone (see “ — Opinion of Stone’s Financial Advisor”).

Following discussion, the Stone board of directors approved the merger agreement, the merger, the stockholder agreements, the participation agreement and the other transactions contemplated by the merger agreement and the issuance of Stone common stock in connection with the merger and resolved to recommend the approval by Stone stockholders of the issuance of Stone common stock in connection with the merger.

On April 29, 2008, the Bois d’Arc board of directors also held a special meeting primarily to discuss the status of the negotiations with Stone. All of Bois d’Arc’s directors were present, with Mr. Harris participating via teleconference. Mr. Allison served as Chairman of the meeting and discussed the history of the strategic alternatives process. He then asked representatives of Scotia Waterous and Raymond James to join the meeting. Representatives of Scotia Waterous and Raymond James made a joint presentation discussing the strategic alternatives process, the financial condition, operating history, and stock performance of each of Bois d’Arc and Stone, as well as the proposed terms of the transaction. During the presentation, representatives of Scotia Waterous and Raymond James responded to numerous questions from board members as to the financial analysis of Bois d’Arc, the financial analysis of Stone, the relative stock performances, the proposed terms of the merger and the consideration to be received by Bois d’Arc stockholders. After this initial presentation, representatives of Raymond James made the Raymond James’ fairness opinion presentation to the board. Representatives of Raymond James responded to questions from board members as to the financial analysis of Bois d’Arc, the financial analysis of Stone, the relative stock performances, the proposed terms of the merger and the proposed consideration to be received by Bois d’Arc stockholders. At the conclusion of this presentation, a representative of Raymond James presented to the board the opinion of Raymond James that the consideration to be paid under the proposed terms of the merger agreement was fair, from a financial point of view, to the Bois d’Arc stockholders.

Mr. Allison then asked the representatives from Scotia Waterous and Raymond James to leave the meeting.

A representative from Locke Lord then provided the board with an overview of the material terms of the merger agreement, including, without limitation, the (i) purchase price, (ii) corporate approval process, (iii) representations, warranties and covenants included in the merger agreement, (iv) closing conditions, (v) termination provisions, including those relating to payment of a termination fee, (vi) circumstances under which the board could entertain an unsolicited competing transaction from a third party, (vii) treatment of stock options, and (viii) indemnification of Bois d’Arc’s officers and directors. The representative from Locke Lord also discussed the fiduciary obligations of the board in light of the proposed merger, including, without limitation, (i) the duty to assess the efforts undertaken by the board to explore strategic alternatives, (ii) the obligation owed by the board to evaluate the merger agreement, the merger and all related transactions on behalf of the Bois d’Arc stockholders, (iii) the duties stemming from Bois d’Arc’s right to terminate the proposed merger agreement to accept an alternative superior transaction under certain circumstances, and (iv) the obligation of the board to be fully informed and to exercise due care in its deliberations and efforts.

Another representative from Locke Lord joined the meeting and provided the board with a comprehensive analysis of the securities class action litigation pending against Stone. That representative then left the meeting.

Mr. Allison then informed the board of the arrangement being negotiated between Mr. Blackie and Stone. As part of the transaction negotiations, Stone had asserted that an important part of the transaction from its point of view was a continued relationship with Mr. Blackie and his team of geologists. Mr. Allison advised the board that the Stone board had approved the transaction only if Mr. Blackie would agree to either an employment arrangement or entering into an exploration joint venture with Stone post-merger. Mr. Allison advised the board that Mr. Blackie and his attorneys were working with Stone on a participation agreement; but that the agreement was not yet finalized.

As a result, the Bois d’Arc board determined that until the participation agreement was finalized and the board was advised of all the terms of such agreement, the proposed merger would not be presented to the board for a vote.

Nevertheless, a general discussion then ensued as to the advisability of the merger, including the factors set forth below under “— Recommendation of the Bois d’Arc Board of Directors and its Reasons for the Merger.” Mr. Allison then adjourned the meeting until such time as Mr. Blackie had finalized the participation agreement with Stone so that the board could be made fully aware of the terms of such arrangement when it voted on the merger.

The Bois d’Arc board meeting was reconvened several hours later, with Messrs. Allison, Burns and Blackie participating in person and Messrs. Duvieilh, Harris, Laufer, Lockett, Martin and Sledge participating via teleconference. Mr. Allison reviewed with the board in detail the terms of the proposed participation agreement between Mr. Blackie and Stone. Mr. Blackie informed the board that while the agreement was still not finalized, the terms were as Mr. Allison described and no key points remained outstanding.

At that point, Mr. Allison was prepared to submit the merger to a vote. Because Mr. Blackie had a personal interest in the transactions separate and apart from the interests of the Bois d’Arc stockholders through the participation agreement, he informed the board that he was recusing himself from the vote on the merger and left the meeting. Mr. Allison then gave the remaining members of the board the opportunity to discuss the merger and the participation agreement that Mr. Blackie was to enter into with Stone.

The board then unanimously found that after due consideration of all relevant factors (including the opinion rendered by Raymond James, but without expressly adopting its analysis), the merger agreement and the merger and related transactions were fair to and in the best interests of the Bois d’Arc stockholders, and approved and adopted the merger agreement (including for purposes of Sections 78.441 to 78.444 inclusive of the Nevada Revised Statutes) and recommended that Bois d’Arc’s stockholders vote for the approval of the merger agreement.

On April 30, Bois d’Arc, Stone and Stone Energy Offshore executed the merger agreement and the related agreements were executed by the parties thereto. On April 30, 2008, prior to the opening of trading on the NYSE, Bois d’Arc and Stone issued press releases announcing the transaction.

Recommendation of the Stone Board of Directors and Its Reasons for the Merger

The Stone board of directors has determined that the merger is fair to, and in the best interests of, Stone and its stockholders. In deciding to approve the merger agreement and to recommend that Stone’s stockholders vote to approve the issuance of Stone common stock in connection with the merger, the Stone board of directors consulted with Stone’s management and legal and financial advisors and considered several factors, including:

•	the oral opinion delivered by TudorPickeringHolt on April 29, 2008 (as subsequently confirmed in writing in an opinion dated April 29, 2008) that, as of that date and subject to the assumptions made, procedures followed, matters considered and limitations of review set forth in the opinion, the aggregate merger consideration to be paid by Stone in the merger was fair from a financial point of view to Stone;

•	that the merger should be accretive to Stone’s stockholders during 2008 and 2009 with respect to earnings per share, reserves and production;

•	that the combined company will be positioned as one of the largest independent Gulf of Mexico-focused exploration and production companies, which may allow it to participate in larger scale exploratory and development drilling projects and acquisition opportunities than would be available to Stone on a stand-alone basis and could reduce volatility related to large-scale deepwater projects;

•	that the merger would increase Stone’s estimated proved reserves by over 85% and increase its average daily production by over 60%;

•	that the reserve life of the combined company will be one year longer than the reserve life of Stone on a stand-alone basis;

•	that Bois d’Arc has a strong portfolio for continued development of proved and probable reserves;

•	that all of Bois d’Arc’s proved reserves and production are located in the offshore Gulf of Mexico, which should facilitate the integration of the Stone and Bois d’Arc businesses and allow for synergies in operations;

•	that Stone’s existing knowledge and experience with respect to similar offshore Gulf of Mexico reservoirs should be applicable to Bois d’Arc’s assets;

•	that the combined company will be significantly larger than Stone is now and, as a result, should have greater exploration and production strengths, should have greater liquidity in the market for its securities and should be able to consider future strategic opportunities that might not otherwise be possible;

•	that the combined company should benefit from the prospect development efforts of key members of Bois d’Arc’s management team pursuant to the participation agreement;

•	the terms of the merger agreement and the structure of the transaction, including the conditions to each party’s obligation to complete the merger;

•	that the merger agreement requires Bois d’Arc to pay a termination fee of $55 million if the merger agreement is terminated in accordance with certain provisions of the merger agreement;

•	the ability of Stone and Bois d’Arc to complete the merger, including their ability to obtain the necessary regulatory approvals and their obligations to attempt to obtain those approvals;

•	the terms of the commitment letter from Bank of America, N.A. to finance, in part, the cash portion of the merger consideration; and

•	that the structure of the merger will constitute a reorganization under section 368(a) of the Internal Revenue Code, with the stock component of the merger consideration being tax deferred.

Each of these factors favored the conclusion of Stone’s board of directors that the merger is advisable and in the best interests of Stone and its stockholders. The board of directors relied on the Stone and Bois d’Arc management teams to provide accurate and complete financial information, projections and assumptions as the starting point for its analysis.

The Stone board of directors considered a number of additional factors concerning the merger agreement and the transactions contemplated by the merger agreement, including the merger. These factors included:

•	information concerning the financial condition, results of operations, prospects and businesses of Stone and Bois d’Arc, including the respective companies’ estimated reserves, production volumes, cash flows from operations, recent performance of common stock and ratio of Stone’s common stock price to Bois d’Arc’s common stock price over various periods, as well as current industry, economic and market conditions;

•	the net asset value per share of the common stock of both Stone and Bois d’Arc; and

•	the results of business, legal and financial due diligence of Bois d’Arc conducted by Stone’s management and legal advisors.

Stone’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by the merger agreement, including the merger. These factors included:

•	that there are significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated, and that successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

•	the effects on net asset value, cash flows from operations and other financial measures under various modeling assumptions, and the uncertainties in timing with respect to some anticipated benefits of the merger;

•	the risk of changes in oil and gas prices from those used to evaluate the merger, which may not be mitigated by hedging;

•	that Stone’s internal estimates of Bois d’Arc’s proved reserves at year end were lower than Bois d’ Arc’s estimates;

•	that the percentage of the combined company’s proved reserves attributable to the “proved undeveloped” category will increase from 20% to 28%;

•	the risk that the proved undeveloped, probable and possible reserves of Bois d’Arc may never be converted to proved developed reserves;

•	the risks inherent in owning properties located in the Gulf of Mexico, including the risks of future hurricanes that could damage or destroy the acquired properties;

•	the increased level of indebtedness of the combined company as a result of Stone’s financing of a portion of the merger consideration;

•	that the merger agreement imposes limitations on Stone’s ability to solicit offers for the acquisition of Stone as well as the possibility that Stone could be required to pay a termination fee of $55 million in certain circumstances;

•	that the capital requirements necessary to achieve the expected growth of the combined company’s businesses will be significant, and there can be no assurance that the combined company will be able to fund all of its capital requirements from operating cash flows, and the fact that the combined company would have substantially more total long-term debt than Stone on a stand-alone basis;

•	that the merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement; and

•	other matters described under the caption “Risk Factors.”

This discussion of the information and factors considered by the Stone board of directors in reaching its conclusion and recommendations includes all of the material factors considered by the board but is not intended to be exhaustive. In view of the wide variety of factors considered by the Stone board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, the Stone board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Stone board of directors may have given different weight to different factors.

It should be noted that this explanation of the reasoning of the Stone board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 19 of this document.

The Stone board of directors determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are in the best interests of Stone and its stockholders. Accordingly, the Stone board of directors approved and adopted the merger agreement and recommends that Stone stockholders vote “FOR” approval of the issuance of Stone common stock in the merger.

Recommendation of the Bois d’Arc Board of Directors and Its Reasons for the Merger

By unanimous vote (with Mr. Blackie recusing himself) at a meeting held April 29, 2008, the board of directors of Bois d’Arc determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of the Bois d’Arc stockholders and adopted the merger agreement and the transactions contemplated thereby, including the merger. The Bois d’Arc board of directors unanimously recommends that Bois d’Arc stockholders vote FOR the proposal to approve the merger agreement at the Bois d’Arc special meeting.

In reaching its decision to approve the merger, Bois d’Arc’s board of directors consulted with legal and financial advisors and considered a number of factors, including the following:

First, the Bois d’Arc board considered:

•	the $13.65 in cash and 0.165 shares of Stone common stock to be paid to the Bois d’Arc stockholders for each share of Bois d’Arc common stock as consideration in the merger, which, as of April 29, 2008, had a market value of $24.85 and represented a 16% premium to the closing price of Bois d’Arc as of March 31, 2008 (four weeks prior to April 29, 2008), and a 14% premium to the closing price of Bois d’Arc as of March 3, 2008 (eight weeks prior to April 29, 2008), but a 4% discount to the Bois d’Arc closing price on April 29, 2008; and

•	that the merger is the result of an active sale process in which Bois d’Arc, through Scotia Waterous and Raymond James, had initial contact with approximately 130 parties.

Then the Bois d’Arc board considered a number of factors in favor of the merger, including the following:

•	the fact that, as of April 29, 2008, approximately 55% of the merger consideration to be received by the Bois d’Arc stockholders will be cash;

•	the fact that the stock component of the merger consideration will be tax deferred;

•	the financial and other terms and conditions of the merger agreement and the fact that such terms and conditions were the product of arm’s-length negotiations between the parties;

•	the board’s belief that the merger is more favorable to the Bois d’Arc stockholders than any other alternative reasonably available to the company and the Bois d’Arc stockholders, including the alternative of remaining a stand-alone, independent company, as well as the risks and uncertainties associated with those alternatives;

•	the financial presentations (including the assumptions and methodologies underlying the analysis in connection therewith) and the fairness opinion by Raymond James that, as of April 29, 2008, the merger consideration is fair to the Bois d’Arc stockholders from a financial point of view;

•	historical and current information concerning each of Bois d’Arc’s and Stone’s business, financial performance and condition, operations, technology, management and competitive position, including the pending litigation against Stone; and current industry, economic and market conditions, including Bois d’Arc’s prospects if it were to remain an independent company;

•	the terms of the merger agreement, including without limitation:

-	the limited number and nature of the conditions to Stone’s and its subsidiary’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions (including, in particular, the absence of any financing condition);

-	the provisions of the merger agreement that allow the board, under certain limited circumstances if required to comply with its fiduciary duties under applicable law, to change its recommendation that the Bois d’Arc stockholders vote in favor of the approval of the merger agreement;

-	the provisions of the merger agreement that allow the company, under certain limited circumstances if required by the board to comply with its fiduciary duties under applicable law, to furnish information to and enter into discussions with third parties;

-	the provisions of the merger agreement that provide the board the ability to terminate the merger agreement in order to accept a financially superior proposal (subject to certain conditions contained in the merger agreement, including the payment to Stone of a $55.0 million termination fee);

-	the provisions of the merger agreement providing that Bois d’Arc would be entitled to receive a $55.0 million termination fee in the event Stone terminated the merger agreement in certain circumstances;

•	the conclusion of the board that the $55.0 million termination fee payable to Stone (and the circumstances when such fee is payable), in the event that the merger agreement is terminated under certain circumstances, was reasonable in light of the benefits of the merger and the sale process conducted by Bois d’Arc with the assistance of Scotia Waterous and Raymond James;

•	the advice received by the Bois d’Arc board from Scotia Waterous and Raymond James, as financial advisors, and Locke Lord, as legal advisor, each of which has extensive experience in transactions similar to the merger; and

•	the fact that the completion of the merger requires the approval of the holders of a majority of Bois d’Arc’s common stock entitled to vote and outstanding as of the Bois d’Arc record date and present at the special meeting.

The board also considered a variety of risks and other countervailing factors, including:

•	the risk that the merger might not be completed in a timely manner or at all;

•	the fact that, upon completion of the merger, Bois d’Arc will no longer exist as an independent, publicly traded company and the Bois d’Arc stockholders will only participate in the future earnings or growth of Stone and will therefore only indirectly benefit from any appreciation in the value of Bois d’Arc;

•	the restrictions on the conduct of Bois d’Arc’s business prior to the completion of the merger, requiring Bois d’Arc to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Bois d’Arc from undertaking drilling opportunities that may arise pending completion of the merger; and

•	the restrictions on Bois d’Arc’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Bois d’Arc and the requirement that Bois d’Arc pay Stone a $55.0 million termination fee in order for the board to accept a superior proposal.

After taking into account all of the factors set forth above, as well as others, the board of directors agreed that the benefits of the merger outweighed the risks and that the merger agreement, the merger and the related transactions contemplated by the merger agreement are fair to and in the best interests of the Bois d’Arc stockholders. The board of directors has approved and adopted the merger agreement and recommends that the Bois d’Arc stockholders vote to approve the merger agreement at the special meeting. The board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.

It should be noted that this explanation of the reasoning of the Bois d’Arc board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Opinion of Stone’s Financial Advisor

Stone engaged TudorPickeringHolt to act as its financial advisor in connection with the merger on April 15, 2008. On April 29, 2008, TudorPickeringHolt rendered its oral opinion to the board of directors of Stone (as subsequently confirmed in writing in an opinion dated April 29, 2008), that, as of that date, the aggregate merger consideration agreed to be paid by Stone in the merger was fair to Stone from a financial point of view.

The full text of TudorPickeringHolt’s opinion dated April 29, 2008, is included as Annex B to this joint proxy statement/prospectus. Holders of Stone’s common stock are encouraged to read TudorPickeringHolt’s opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations on the review undertaken by TudorPickeringHolt in rendering its opinion. TudorPickeringHolt provided its opinion for the information and assistance of Stone’s board of directors in connection with its consideration of the merger. The following is a summary of TudorPickeringHolt’s opinion and the methodology that TudorPickeringHolt used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

TudorPickeringHolt’s opinion and its presentation to the board of directors of Stone were among many factors taken into consideration by the board of directors of Stone in approving the merger agreement and making its recommendation regarding the merger.

In connection with rendering its opinion and performing its related financial analysis, TudorPickeringHolt reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and annual reports on Form 10-K of Stone for the five years ended December 31, 2007;

•	annual reports to stockholders and annual reports on Form 10-K of Bois d’Arc for the three years ended December 31, 2007;

•	certain interim reports to stockholders and quarterly reports on Form 10-Q of Stone and Bois d’Arc;

•	certain other communications from Stone and Bois d’Arc to their respective stockholders;

•	the estimated proved, probable and possible reserve report for Stone effective December 31, 2007, prepared by Netherland, Sewell & Associates, Inc., an independent engineering firm;

•	the estimated proved reserve report for Bois d’Arc effective December 31, 2007, prepared by Lee Keeling and Associates, Inc., an independent engineering firm;

•	the estimated proved and probable reserves of Bois d’Arc as of December 31, 2007, as estimated by Stone;

•	certain financial and estimated reserve and production information and forecasts for Stone and Bois d’Arc prepared by the management of Stone (the “Forecasts”);

•	certain publicly available research analyst reports with respect to the future financial performance of Stone and Bois d’Arc, which TudorPickeringHolt discussed with the senior management of Stone; and

•	a commitment letter from Bank of America, N.A. for a senior secured revolving credit facility with an initial borrowing base of $700,000,000.

TudorPickeringHolt also held discussions with members of the senior managements of Stone and Bois d’Arc regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective entities. In addition, TudorPickeringHolt reviewed the reported price and trading activity for Stone’s common stock and Bois d’Arc’s common stock, compared certain financial and stock market information for Stone and Bois d’Arc with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the exploration and production industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as TudorPickeringHolt considered appropriate.

For purposes of the opinion, TudorPickeringHolt assumed and relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by or for TudorPickeringHolt, or publicly available. TudorPickeringHolt has not independently verified such information, and TudorPickeringHolt has further relied upon the assurances of management of Stone that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In that regard, TudorPickeringHolt has assumed with Stone’s consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Stone. TudorPickeringHolt has also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the merger will be obtained without any material adverse effect on Stone or Bois d’Arc, the holders of Stone common stock or the merger, and that the merger will be consummated in accordance with the terms of the agreement without waiver of any of the conditions precedent contained therein. Further, TudorPickeringHolt has assumed Stone will obtain financing consistent with the commitment letter it has provided to TudorPickeringHolt.

In addition, TudorPickeringHolt has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Stone or any of its subsidiaries or Bois d’Arc or any of its subsidiaries and TudorPickeringHolt has not been furnished with any such evaluation or appraisal.

TudorPickeringHolt’s opinion is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to it as of, April 29, 2008. TudorPickeringHolt has disclaimed any undertaking or obligation to update, revise or reaffirm its opinion or to advise any person of any change in any matter affecting its opinion which may be brought to its attention after the date of its opinion.

The estimates contained in TudorPickeringHolt’s analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purports to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TudorPickeringHolt’s analysis and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, TudorPickeringHolt did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TudorPickeringHolt in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by TudorPickeringHolt. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TudorPickeringHolt believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TudorPickeringHolt, therefore, is based on the application of TudorPickeringHolt’s own experience and judgment to all analyses and factors considered by TudorPickeringHolt, taken as a whole.

TudorPickeringHolt’s opinion relates solely to the fairness from a financial point of view to Stone of the merger consideration to be paid as contemplated by the merger agreement. TudorPickeringHolt’s opinion was provided for the information and assistance of the board of directors of Stone in connection with its consideration of the merger agreement and the merger, and does not constitute a recommendation to any holder of Stone common stock, or any other holder of interests in Stone, as to how such holder should vote on the merger.

TudorPickeringHolt’s opinion does not address the relative merits of the merger as compared to any alternative business transaction or strategic alternative that might be available to Stone, nor does it address the underlying business decision of Stone to engage in the merger. TudorPickeringHolt does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, creditors or other constituencies of Stone or Bois d’Arc; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Stone or Bois d’Arc, or any class of such persons, in connection with the merger. TudorPickeringHolt has not been asked to consider, and its opinion does not address, the price at which Stone’s common stock will trade at any time. TudorPickeringHolt is not rendering any legal or accounting advice and understands Stone is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the merger.

The data and analysis summarized herein is from TudorPickeringHolt’s presentation to the board of directors of Stone delivered on April 29, 2008, which primarily utilized data from market closing prices as of April 29, 2008.

Valuation Analyses Used to Estimate the Value of Bois d’Arc’s Common Shares in Comparison to the Merger Consideration Paid

The merger consideration to be paid by Stone to stockholders of Bois d’Arc’s common stock will be 0.165 shares of Stone’s common stock and $13.65 in cash for each outstanding Bois d’Arc share. Based on the last trading price of Stone’s common stock of $67.85 on April 29, 2008, the value of the merger consideration to be paid was $24.85 per outstanding Bois d’Arc share. TudorPickeringHolt analyzed the merger in accordance with the following methodologies: comparable transaction analysis, comparable company analysis, net asset valuation analysis, and the pro forma impact of the merger to Stone. Each of these methodologies was used to generate a reference enterprise value range for Bois d’Arc. The enterprise value range was adjusted for appropriate on-and off-balance sheet assets and liabilities as of March 31, 2008, to arrive at a common equity value range (in aggregate dollars). The equity value range was used to derive implied equity value per share of common equity for Bois d’Arc, which was then compared to the merger consideration agreed to in the merger agreement. The value per Bois d’ Arc common share, derived using the various valuation methodologies listed, and the analysis of the pro forma impact of the merger to Stone supported the conclusion that the merger consideration agreed to be paid by Stone in the merger was fair to Stone from a financial point of view.

In applying the various valuation methodologies to Bois d’Arc’s business, operations and prospects, and the particular circumstances of the merger, TudorPickeringHolt made qualitative judgments as to the significance and relevance of each analysis. In addition, TudorPickeringHolt made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bois d’Arc. Accordingly, the methodologies and the implied value of Bois d’Arc’s common shares set forth in the analyses below must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses.

Considering the implied value of Bois d’Arc’s common shares in comparison to the value of the merger consideration to be paid by Stone set forth in the tables without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, TudorPickeringHolt’s opinion. For purposes of its analysis, TudorPickeringHolt defined EBITDAX as net income plus income taxes, interest expense (less interest income), depreciation, amortization and exploration expense.

Comparable Transaction Analysis

TudorPickeringHolt conducted a comparable transactions analysis to assess how similar transactions were valued. TudorPickeringHolt reviewed certain publicly available information on selected corporate and asset level exploration and production transactions it deemed comparable to Bois d’Arc, in whole or in part. The transactions included:

•	Contango Oil & Gas Co./ Undisclosed Sellers

•	Korea National Oil Corporation and Samsung Corporation/ Taylor Energy Company LLC

•	Mariner Energy, Inc. / StatoilHydro ASA

•	Petsec Energy Ltd. / LLOG Exploration Co.

•	McMoRan Exploration Co. / Newfield Exploration Co.

•	Energy XXI (Bermuda) Limited/ Pogo Producing Co.

•	Itochu Corp. / Range Resources Corp.

•	Coldren Resources LP / Noble Energy Incorporated

•	Apache Corp. / BP plc

•	Merit Energy Corp. / The Houston Exploration Company

•	Cal Dive International, Inc. / Remington Oil and Gas Corporation

•	W&T Offshore, Inc. / Kerr-McGee Corp.

•	Norsk Hydro ASA / Spinnaker Exploration Co.

•	Mariner Energy, Inc. / Forest Oil Corporation

For the comparable transactions analysis, relevant transaction multiples were analyzed including:

•	the transaction value (defined as the equity purchase price plus assumed net debt obligations, if any) over proved reserves; and

•	the transaction value over daily production.

The observed multiple ranges from the comparable transaction analysis as compared to the resulting implied transaction multiples resulting from the proposed merger consideration are summarized below:

	Transaction Value/	Transaction Value/
	Proved Reserves	Daily Production
	(Mcfe)	(Mcfe/d)

High	$6.90	$17,797
Median	3.87	7,640
Low	3.17	3,574
Merger Consideration	$5.19	$15,051

Comparable Company Analysis

TudorPickeringHolt conducted a publicly traded comparable companies analysis to assess how similar companies were valued. TudorPickeringHolt reviewed the public stock market trading multiples for the following exploration and production companies, which TudorPickeringHolt selected because their businesses and operating profiles are reasonably similar to that of Bois d’Arc:

•	ATP Oil & Gas Corporation

•	Callon Petroleum Company

•	Energy Partners, Ltd.

•	Energy XXI (Bermuda) Limited

•	Mariner Energy, Inc.

•	McMoRan Exploration Co.

•	Stone Energy Corporation

•	W&T Offshore, Inc.

As part of its comparable company analysis, TudorPickeringHolt calculated and analyzed Bois d’Arc’s and each comparable company’s enterprise value (sum of the market value of common equity, total debt, book value of preferred stock and minority interest minus cash) multiples of certain historical and projected financial and operating criteria including:

•	Enterprise value / proved reserves

•	Enterprise value / daily production

•	Enterprise value / estimated 2008 EBITDAX using Wall Street equity research consensus estimates

•	Enterprise value / estimated 2008 EBITDAX using estimates provided by Stone management adjusted for Wall Street research consensus commodity price estimates

The observed multiple ranges from the comparable company analysis as compared to the resulting implied transaction multiples resulting from the proposed merger consideration are summarized below:

	2008 EBITDAX				Proved	Daily
	Consensus		Management		Reserves	Production
	Estimates		Estimates		(Mcfe)	(Mcfe/d)

High	5.0	x	5.0	x	$8.35	$13,547
Median	3.9	x	3.9	x	4.37	10,071
Low	3.1	x	3.1	x	3.10	6,942
Merger Consideration	5.2	x	4.2	x	$5.19	$15,051

Net Asset Valuation Analysis

TudorPickeringHolt performed an illustrative net asset value analysis of Bois d’Arc. TudorPickeringHolt calculated the present value of the pre-tax future cash flows that Bois d’Arc could be expected to generate from its existing base of estimated proved reserves, probable reserves, and drilling prospect inventory (“Risked Drilling Program”) as of January 1, 2008, as provided by Stone management. TudorPickeringHolt estimated Bois d’Arc’s net asset value by adding (i) the present value of the pre-tax cash flows generated by these estimated proved and probable reserves and the Risked Drilling Program, less (ii) the present value of future general and administrative expenditures based on discussions with the management teams of Stone and Bois d’Arc, less (iii) the expected income taxes to be paid, less (iv) other corporate obligations including net debt (total debt less cash). All cash flows were discounted at a rate of 8 to 10%. The commodity price deck utilized to derive the cash flows through 2012 was based on the NYMEX forward curve on April 29, 2008.

The commodity price deck utilized to derive cash flows in 2013 and beyond (“Tail Price”) was based on $7.00 / MMBtu for natural gas and $70.00 / Bbl for oil. The price deck is summarized below:

Year	Gas (per MMbtu)	Oil (per Bbl)

2008	$10.43	$109.85
2009	10.30	109.13
2010	9.59	106.49
2011	9.38	105.65
2012	9.27	105.50
Thereafter (Tail Price)	7.00	70.00

TudorPickeringHolt sensitized commodity price assumptions, the credit given to the Risked Drilling Program, drilling costs and operating costs. For select sensitivities, TudorPickeringHolt used (i) NYMEX forward curve pricing for 2008 and then held the Tail Price flat at $7.00 — $9.00 / MMBtu for natural gas and $70.00 — $90.00 / Bbl for oil for 2009 and beyond; and (ii) an increase of 25% and a decrease of 25% to the credit given to the Risked Drilling Program. Taken together, the foregoing sensitivities, at a 9% discount rate, resulted in an implied Bois d’Arc common stock valuation of $18.71 — $30.84 per share as compared to the value of the merger consideration of $24.85 on April 29, 2008.

Pro Forma Merger Consequences Analysis

TudorPickeringHolt analyzed the pro forma impact of the merger on Stone’s projected 2008 and 2009 discretionary cash flow per share. TudorPickeringHolt prepared a pro forma merger model including estimated transaction costs and pro forma capitalization based on (i) financial projections provided by the Stone management team, and (ii) Factset consensus estimates as of April 29, 2008. TudorPickeringHolt compared the discretionary cash flow per share of Stone on a standalone basis to the discretionary cash flow per share pro forma for the merger. TudorPickeringHolt noted that the merger is expected to be accretive to discretionary cash flow per share in 2008 and 2009.

TudorPickeringHolt also analyzed the pro forma impact of the merger on Stone’s estimated net asset value per share. TudorPickeringHolt prepared a pro forma net asset value per share model consistent with the methodology outlined in the Net Asset Valuation Analysis summary and also included estimated transaction costs and pro forma capitalization.

TudorPickeringHolt compared the net asset value per share of Stone on a stand-alone basis to the net asset value per share pro forma for the merger across the following sensitivities: (i) credit applied to Stone’s Risked Drilling Program and Bois d’Arc’s Risked Drilling Program, (ii) changes in estimated capital and operating costs, and (iii) commodity prices consistent with the Net Asset Valuation Analysis summary. Based on the foregoing sensitivities, TudorPickeringHolt noted that the merger may impact Stone’s net asset valuation per share in the range of (11%) to 8%.

General

TudorPickeringHolt and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Stone selected TudorPickeringHolt to provide a fairness opinion in connection with the merger because of TudorPickeringHolt’s expertise, reputation and familiarity with the oil and gas industry generally and the exploration and production industry specifically and because its investment banking professionals have substantial experience in transactions comparable to the merger.

TudorPickeringHolt is a full service securities firm engaged, either directly or through its affiliates, in securities trading, financing and brokerage activities for both companies and individuals. Although TudorPickeringHolt has not provided investment banking services to Stone or Bois d’Arc, other than with respect to its opinion, it may provide such services to Stone, Bois d’Arc or Comstock in the future. In connection with the above-described investment banking services, TudorPickeringHolt may receive compensation.

The description set forth above constitutes a summary of the analyses employed and factors considered by TudorPickeringHolt in rendering its opinion to the board of directors of Stone. TudorPickeringHolt believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

No company or transaction used in the analyses of comparable transactions summarized above is identical to Stone, Bois d’Arc or the merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Pursuant to the terms of the engagement of TudorPickeringHolt, Stone agreed to pay TudorPickeringHolt a fee for rendering its opinion, and an additional fee upon the closing of the transaction. In addition, Stone has agreed to reimburse TudorPickeringHolt for its reasonably incurred out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. Stone has also agreed to indemnify TudorPickeringHolt and its officers, directors, agents, employees and controlling persons for liabilities related to or arising out of its rendering of services under its engagement, including liabilities under the federal securities laws. Investors should consider the issue of to what extent, if any, the opinion of TudorPickeringHolt may have been affected by the fact that the primary portion of its fee is conditioned on the closing of the merger. In the ordinary course of business, TudorPickeringHolt or its affiliates may trade in the debt or equity securities of Stone for the accounts of its customers or for its own account and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Bois d’Arc’s Financial Advisor

Bois d’Arc retained Scotia Waterous and Raymond James as financial advisors on June 5, 2007 to assist the board in reviewing strategic alternatives. In addition, the Bois d’Arc board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of Bois d’Arc’s common stock of the merger consideration to be received by such holders pursuant to the draft merger agreement.

At the April 29, 2008 meeting of the Bois d’Arc board of directors, Raymond James gave its opinion that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the merger consideration to be received by the stockholders of Bois d’Arc pursuant to the draft merger agreement was fair, from a financial point of view, to the holders of Bois d’Arc’s outstanding common stock.

The full text of the written opinion of Raymond James, dated April 29, 2008, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Annex C to this document. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such opinion.

Holders of Bois d’Arc common stock are urged to read this opinion in its entirety. Raymond James’s opinion, which is addressed to the Bois d’Arc board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be received by holders of Bois d’Arc common stock in connection with the proposed merger. Raymond James’s opinion does not constitute a recommendation to any holder of Bois d’Arc common stock as to how such stockholder should vote at the special meeting of Bois d’Arc stockholders and does not address any other aspect of the proposed merger or any related transaction. Raymond James does not express any opinion as to the likely trading range of Stone’s common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Stone at that time.

In connection with Raymond James’s review of the proposed Merger and the preparation of Raymond James’s opinion herein, Raymond James has, among other things:

•	reviewed the draft merger agreement, including the financial terms and conditions;

•	reviewed Annual Reports on Form 10-K and related audited financial statements of Bois d’Arc and Stone as of and for the years ended December 31, 2005, December 31, 2006 and December 31, 2007 and certain interim reports on Form 10-Q of Bois d’Arc and Stone for such years, and Bois d’Arc’s preliminary unaudited financial statements for the period ended March 31, 2008;

•	reviewed certain estimates of Bois d’Arc’s and Stone’s oil and gas reserves, including estimates of proved reserves prepared by the independent engineering firms of each of Bois d’Arc and Stone as of December 31, 2007;

•	reviewed other Bois d’Arc and Stone financial and operating information requested from and/or provided by Bois d’Arc and Stone;

•	reviewed certain other publicly available business and financial information on Bois d’Arc and Stone;

•	discussed with members of the senior management of each of Bois d’Arc and Stone past and current business, operations, financial information and prospects and information relating to the aforementioned and any other matters which Raymond James has deemed relevant to Raymond James’s inquiry;

•	compared the financial terms of the draft merger agreement with financial terms of other transactions that Raymond James deemed to be relevant;

•	reviewed the historical market prices and trading history of Bois d’Arc and Stone;

•	discussed the current and projected operations and prospects of Bois d’Arc and Stone with management;

•	compared financial and stock market information for Bois d’Arc and Stone with similar information for comparable companies with publicly traded equity securities;

•	considered the responses received from the efforts of Bois d’Arc and its advisors to secure indications of interest and definitive proposals from third parties; and

•	performed other such analyses, and considered such other information and factors, as Raymond James considered relevant and appropriate.

In connection with its review, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by Bois d’Arc, Stone or any other party, and did not undertake any duty or responsibility to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Bois d’Arc or Stone. With respect to projected financial and operating data, Raymond James assumed that the data was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Bois d’Arc and Stone relating to the future financial and operational performance of Bois d’Arc and Stone, respectively, and relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

In rendering its opinion, Raymond James assumed that the merger would be consummated on the terms described in the draft Agreement. Furthermore, Raymond James assumed, in all respects material to its analyses, that the representations and warranties of each party contained in the draft Agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the draft Agreement and that all conditions to the consummation of the merger will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which Bois d’Arc is a party, as contemplated by the draft Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on Bois d’Arc. In its financial analyses, Raymond James assumed the merger consideration had a value of $24.99 per Bois d’Arc share (based on the closing price of Stone as of April 28, 2008 and the proposed exchange ratio of 0.165 Stone share per Bois d’Arc share plus $13.65 cash per Bois d’Arc share). Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the draft Agreement, or the availability or advisability of any alternatives to the merger. In the capacity of rendering the opinion, Raymond James reviewed the terms of the draft Agreement and offered no judgment as to the negotiations resulting in such terms.

In conducting its investigation and analyses and in arriving at its opinion expressed herein, Raymond James has taken into account such financial and investment banking procedures and considerations as Raymond James has deemed relevant, including the review of (i) the estimated net asset value of Bois d’Arc; (ii) financial and operating information concerning selected precedent transactions which Raymond James deemed comparable in whole or in part to the transaction; (iii) historical and projected earnings before interest, taxes, depreciation, amortization and exploration (“EBITDAX”), proved reserves, production, and capitalization of Bois d’Arc and certain other publicly held companies Raymond James believes to be comparable to Bois d’Arc; (iv) the current and projected financial position and results of operations of Bois d’Arc and of Stone; and (v) the general condition of the securities and energy markets. The delivery of this opinion was approved by Raymond James’s Fairness Opinion Committee.

The following summarizes the material financial analyses presented by Raymond James to the Bois d’Arc board of directors at its meeting on April 29, 2008, which material was considered by Raymond James in rendering the opinion described below. No company or transaction used in the analyses described below is directly comparable to Bois d’Arc, Stone or the contemplated merger.

Trading Analysis.  Raymond James calculated the premiums (discounts) implied by comparing the implied value of the Stone offer of $24.99 per share of Bois d’Arc stock to historical trading prices of Bois d’Arc common stock for specified periods between April 28, 2007 to April 28, 2008, the last trading day prior to the finalization of Raymond James’ analysis for its April 29, 2008 presentation to the Bois d’Arc board of directors, and for specified periods between June 5, 2006 and June 5, 2007, the day of Bois d’Arc’s public announcement of its intent to explore strategic alternatives. The results of this analysis are summarized below:

	Price per	Implied
	Share	Premium/(Discount)

Merger Consideration Value	$24.99	—
Bois d’Arc Closing Stock Price as of April 28, 2008	$27.02	(8)%
4 Weeks (20 trading days) Prior to and Including April 28, 2008	$22.13	13%
8 Weeks (40 trading days) Prior to and Including April 28, 2008	$21.77	15%
52 Week Low Bois d’Arc Stock Price	$14.97	67%
52 Week High Bois d’Arc Stock Price	$27.02	(8)%
Bois d’Arc Closing Stock Price as of June 5, 2007	$17.24	45%
4 Weeks (20 trading days) Prior to and Including June 5, 2007	$16.24	54%
8 Weeks (40 trading days) Prior to and Including June 5, 2007	$13.82	81%
1 Year Prior to and Including June 5, 2007	$15.96	57%
52 Week Low Bois d’Arc Stock Price Prior to June 5, 2007	$12.70	97%
52 Week High Bois d’Arc Stock Price Prior to June 5, 2007	$17.30	44%

Selected Public Companies Analysis.  Raymond James selected seven comparable public companies focused on the exploration and production of oil and gas in the Gulf of Mexico to perform an evaluation of Bois d’Arc. Raymond James calculated various financial multiples for each company, including (i) enterprise value (market value plus debt, less cash) compared to EBITDAX for the forecasted period of calendar year 2008 and 2009, referred to as CY08E and CY09E, respectively, (ii) enterprise value compared to proved reserves at December 31, 2007, and (iii) enterprise value compared to the average daily production for the last reported quarter. Bois d’Arc’s CY08E and CY09E EBITDAX forecasts were based on Bois d’Arc management’s financial models using I/B/E/S consensus commodity prices for 2008 and 2009. The estimates used for the remaining comparable public companies were based on consensus estimates from Wall Street analysts aggregated by I/B/E/S. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at Raymond James’s request and may or may not prove to be accurate. Raymond James reviewed the median, and a high and low (defined as 10% above and below the median, respectively) relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Bois d’Arc.

Raymond James determined that the following companies were relevant to an evaluation based on Raymond James’ view of the comparability of the operating and financial characteristics of these companies to those of Bois d’Arc:

•	ATP Oil & Gas Corporation

•	Energy XXI (Bermuda) Limited

•	Energy Partners, Ltd.

•	Mariner Energy, Inc.

•	McMoRan Exploration Co.

•	Stone Energy Corporation

•	W&T Offshore, Inc.

The results of the selected public companies analysis are summarized below:

	Enterprise Value
	EBITDAX				Proved Reserves	Daily Production
	CY08E		CY09E		(Mcfe)	(Mcfe/d)

High	3.9	x	3.7	x	$5.22	$11,021
Median	3.6	x	3.3	x	4.75	10,019
Low	3.2	x	3.0	x	4.27	9,017

Merger Consideration	4.0	x	3.6	x	$4.47	$15,289

Furthermore, Raymond James applied the median, and a high and low (defined as 10% above and below the median, respectively) relative valuation multiples for each of the metrics to Bois d’Arc’s actual and projected financial results and determined the implied equity price per share of Bois d’Arc common stock and then compared those implied equity values per share to the merger consideration of $24.99 per share. The results of this are summarized below:

	Enterprise Value
	EBITDAX		Proved Reserves	Daily Production
	CY08E	CY09E	(Mcfe)	(Mcfe/d)

High	$24.33	$25.40	$29.37	$17.76
Median	22.03	23.00	26.61	16.06
Low	19.74	20.61	23.86	14.36

Merger Consideration	$24.99	$24.99	$24.99	$24.99

Precedent Transactions Analysis.  Raymond James reviewed selected publicly available information for five corporate transactions and nineteen asset transactions to assess how similar transactions were valued.

Raymond James analyzed publicly available information relating to selected corporate acquisitions of oil and gas exploration and production companies focused on the Gulf of Mexico and prepared a summary of the relative valuation multiples in these transactions. The selected transactions used in the analysis included:

Acquirer	Target

Saratoga Resources Inc.	Harvest Oil and Gas LLC
Energy XXI (Bermuda) Limited	Marlin Texas LP
Helix Energy Solutions Group Inc.	Remington Oil & Gas Corp.
Norsk Hydro ASA	Spinnaker Exploration Co.
Woodside Petroleum Ltd	Gryphon Exploration Co.

Raymond James examined valuation multiples of transaction enterprise value compared to the target companies’ proved reserves and daily production, where such information was publicly available. Raymond James reviewed the median, and a high and low (defined as 10% above and below the median, respectively) relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Bois d’Arc implied by the merger consideration. Furthermore, Raymond James applied the median, a high and low (defined as 10% above and below the median, respectively) relative valuation multiples to Bois d’Arc’s year-end 2007 proved reserves and average daily production for the three months ended March 31, 2008 to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $24.99 per share. The results of the selected transactions analysis are summarized below:

	Enterprise Value/	Enterprise Value /	Proved Reserves	Daily Production
	Proved Reserves	Daily Production	Implied Equity	Implied Equity
	(Mcfe)	(Mcfe/d)	Price per Share	Price per Share

High	$4.50	$14,265	$25.20	$23.26
Median	4.10	12,968	22.83	21.06
Low	3.69	11,671	20.45	18.86
Merger Consideration	$4.47	$15,289	$24.99	$24.99

Raymond James analyzed publicly available information relating to selected asset acquisitions of oil and gas assets in the Gulf of Mexico and prepared a summary of the relative valuation multiples in these transactions. The selected asset transactions used in the analysis included:

Acquirer	Target Assets

CIECO Energy	Callon Petroleum Co.
Mariner Energy Inc.	StatoilHydro ASA
W&T Offshore Inc.	Apache Corp.
Petsec Energy Ltd	LLOG Exploration Co.
McMoran Exploration Co.	Newfield Exploration Co.
Eni SpA	Dominion Resources Inc.
Energy XXI (Bermuda) Limited	Pogo Producing Co.
Itochu Corp.	Range Resources Corp.
Callon Petroleum Co.	BP plc
Phoenix Exploration Co.	Cabot Oil & Gas Corp.
Coldren Resources LP	Noble Energy Incorporated
Mitsui Oil and affiliated companies	Pogo Producing Co.
Apache Corp.	BP plc
Merit Energy Corp.	The Houston Exploration Co.
W&T Offshore Inc.	Kerr-McGee Corp.
Mariner Energy Inc.	Forest Oil Corp.
Energy Resources Technology GOM Inc., Helix Energy Solutions Group Inc.	Murphy Oil Corp.
StatoilHydro ASA	EnCana Corp.
Nippon Oil Corp.	Devon Energy Corp.

Raymond James examined valuation multiples of transaction enterprise value compared to the target assets’ proved reserves and daily production, where such information was publicly available. Raymond James reviewed the median, and a high and low (defined as 10% above and below the median, respectively) relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Bois d’Arc implied by the merger consideration. Furthermore, Raymond James applied the median, and a high and low (defined as 10% above and below the median, respectively) relative valuation multiples to Bois d’Arc’s year-end 2007 proved reserves and average daily production for the three months ended December 31, 2007 to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $24.99 per share. The results of the selected transactions analysis are summarized below:

	Enterprise Value/	Enterprise Value /	Proved Reserves	Daily Production
	Proved Reserves	Daily Production	Implied Equity	Implied Equity
	(Mcfe)	(Mcfe/d)	Price per Share	Price per Share

High	$3.82	$7,178	$21.23	$11.24
Median	3.47	6,525	19.21	10.13
Low	3.13	5,873	17.20	9.03
Merger Consideration	$4.47	$15,289	$24.99	$24.99

Net Asset Value Analysis.  The net asset value analysis is predicated on, based on guidance from management, the company’s third party proved reserve report. Raymond James analyzed the present value of the future after-tax cash flows expected to be generated from the company’s third party prepared proved reserve report as of December 31, 2007 and undeveloped acreage. The present value of the future after-tax cash flow was determined using a discount rate of 10% and assuming a tax rate of 35%. Raymond James added to such estimated values for proved reserves assessments of the value of certain other assets and liabilities provided by Bois d’Arc, including the company’s undeveloped acreage and deferred tax liability. Raymond James under the guidance of Bois d’Arc’s management risked each reserve category. Bois d’Arc’s proved developed producing, proved developed non-producing, proved developed behind pipe and proved undeveloped reserves were risked with ranges of 95% — 100%, 85% — 95%, 80% — 90%, and 75% — 85%, respectively. These risk ratings were based on discussions with Bois d’Arc management. The net asset valuation analysis was performed under two commodity price scenarios which are summarized below.

										Escalation
NYMEX Strip	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2016E	Thereafter

Natural Gas (Mcf)	$11.22	$10.58	$9.78	$9.50	$9.39	$9.31	$9.29	$9.34	$9.42	0%
Oil (Bbl)	$116.53	$111.66	$108.57	$107.54	$107.31	$107.41	$108.04	$108.43	$109.01	0%

			Escalation
I/B/E/S	2008E	2009E	Thereafter

Natural Gas (Mcf)	$8.47	$8.37	0%
Oil (Bbl)	$92.09	$88.43	0%

The resulting range of total asset values was adjusted by Bois d’Arc’s liabilities and divided by the number of diluted shares outstanding in order to arrive at a range of implied equity values per share of Bois d’Arc. Raymond James reviewed the range of per share prices derived in the net asset value analysis and compared them to the price per share for Bois d’Arc implied by the merger consideration. The high, median and low represent three cases with different risk ratings assigned to proved reserves. The high represents the lowest amount of risk applied from the risk ratings range to the proved reserves, and the low represents the greatest amount of risk applied from the risk ratings range to the proved reserves. The results of the net asset value analysis are summarized below:

Bois d’Arc
Equity Value/
per Share

NYMEX Strip Pricing
High	$25.24
Mid-point	23.96
Low	22.69
I/B/E/S Consensus Pricing
High	$18.94
Mid-point	17.93
Low	16.92
Merger Consideration	$24.99

Transaction Premium Analysis.  Raymond James analyzed the stock price premiums paid in the last thirty closed merger and acquisition transactions prior to April 28, 2008, the closing price used in the fairness opinion, with transaction values between $1 billion and $5 billion. Raymond James measured each transaction price per share relative to each seller’s closing price per share one day, one week and four weeks prior to announcement of the transaction. Raymond James compared the median, a high and low (defined as 10% above and below the median, respectively) premiums paid from this set of transactions to the Bois d’Arc merger consideration expressed as a premium relative to the closing price per share of Bois d’Arc one day, one week and four weeks prior to April 28, 2008. The results of the transaction premium analysis are summarized below:

	Transaction Premium
	1-Day	1-Week	4-Weeks

High	26.4%	27.5%	30.9%
Median	24.0%	25.0%	28.1%
Low	21.6%	22.5%	25.3%
Merger consideration	$24.99	$24.99	$24.99
Bois d’Arc closing stock price per share	$27.02	$26.37	$22.13
Implied Transaction premium (discount)	(7.5)%	(5.2)%	12.9%

In addition, Raymond James analyzed the stock price premiums paid in the last thirty closed merger and acquisition transactions prior to June 5, 2007, the date the board of Bois d’Arc announced it was reviewing strategic alternatives, with transaction values between $1 billion and $5 billion. Raymond James measured each transaction price per share relative to each seller’s closing price per share one day, one week and four weeks prior to announcement of the transaction. Raymond James compared the median, a high and low (defined as 10% above and below the median, respectively) premiums paid from this set of transactions to the Bois d’Arc merger consideration expressed as a premium relative to the closing price per share of Bois d’Arc one day, one week and four weeks prior to June 5, 2007. The results of the transaction premium analysis are summarized below:

	Transaction Premium
	1-Day	1-Week	4-Weeks

High	25.8%	28.2%	31.8%
Median	23.5%	25.7%	29.0%
Low	21.1%	23.1%	26.1%
Merger consideration	$24.99	$24.99	$24.99
Bois d’Arc closing stock price per share	$17.24	$17.30	$16.24
Implied Transaction premium (discount)	45.0%	44.5%	53.9%

Furthermore, Raymond James applied the median, and a high and low (defined as 10% above and below the median, respectively) premiums as of April 28, 2008 for each of the metrics to Bois d’Arc’s actual corresponding closing stock prices to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $24.99 per share. The results of this are summarized below:

	Implied Equity Price per Share
	1-Day	1-Week	4-Weeks

High	$34.15	$33.62	$28.98
Median	33.50	32.96	28.36
Low	32.85	32.30	27.73
Merger consideration	$24.99	$24.99	$24.99

Furthermore, Raymond James applied the median, and a high and low (defined as 10% above and below the median, respectively) premiums as of June 5, 2007 for each of the metrics to Bois d’Arc’s actual corresponding closing stock prices to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $24.99 per share. The results of this are summarized below:

	Implied Equity Price per Share
	1-Day	1-Week	4-Weeks

High	$21.69	$22.18	$21.41
Median	21.29	21.74	20.94
Low	20.88	21.29	20.47
Merger consideration	$24.99	$24.99	$24.99

Contribution Analysis.  Raymond James analyzed the pro rata contribution of Bois d’Arc to the combined company’s results for the twelve months ended December 31, 2007 and projected results for the twelve months ending December 31, 2008 and December 31, 2009, assuming the merger had closed as of the beginning of these respective years. Raymond James used actual results for CY07 and company provided forecast models with I/B/E/S consensus commodity prices for CY08E and CY09E. Raymond James compared Bois d’Arc’s pro rata contribution to the combined company’s results to Bois d’Arc’s relative contribution to the enterprise value of the combined company, calculated as the sum of the enterprise value of Bois d’Arc implied by the merger consideration and the enterprise value of Stone as of April 28, 2008. The results of this analysis are summarized below:

	Bois d’Arc	Stone

12/31/07 Proved Reserves	51%	49%
CY07 Average Daily Production	34%	66%
CY07 Revenues	32%	68%
CY07 EBITDAX	34%	66%
CY08E Average Daily Production	40%	60%
CY08E EBITDAX	40%	60%
CY09E Average Daily Production	43%	57%
CY09E EBITDAX	42%	58%

Enterprise value	50%	50%

Additional Considerations.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’s view of the actual value of Bois d’Arc and Stone.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Bois d’Arc and Stone. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Bois d’Arc board of directors and were prepared solely as part of Raymond James’s analysis of the fairness, from a financial point of view, to the Bois d’Arc stockholders of the consideration to be received by such holders in connection with the proposed merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into consideration by the Bois d’Arc board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the Bois d’Arc board of directors’ opinion with respect to the value of Bois d’Arc. Bois d’Arc placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

Raymond James’s opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on April 28, 2008, and any material change in such circumstances and conditions may affect Raymond James’s opinion, but Raymond James does not have any obligation to update, revise or reaffirm that opinion.

For services rendered in connection with the delivery of its opinion, Bois d’Arc paid Raymond James a customary investment banking fee upon delivery of its opinion. Bois d’Arc will also pay Raymond James a customary fee for advisory services in connection with the merger, which is contingent upon the closing of the merger. Bois d’Arc also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Bois d’Arc and Stone for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Evaluation of Stone

The following summarizes the material financial analyses on Stone presented by Raymond James to the Bois d’Arc board of directors at its meeting on April 29, 2008. No company used in the analyses described below is directly comparable to Bois d’Arc, Stone or the contemplated merger.

Trading Analysis.  Raymond James reviewed the historical trading prices of Stone for specified periods between April 28, 2007 to April 28, 2008, the last trading day prior to the finalization of Raymond James’ analysis for its April 29, 2008 presentation to the Bois d’Arc board of directors, and for specified periods between June 5, 2006 and June 5, 2007, the day of Bois d’Arc’s public announcement of its intent to explore strategic alternatives. The results of this analysis are summarized below:

Price per
Share

Stone Closing Stock Price as of April 28, 2008	$68.74
4 Weeks (20 trading days) Prior to and Including April 28, 2008	$53.80
8 Weeks (40 trading days) Prior to and Including April 28, 2008	$51.85
52 Week Low Stone Stock Price	$28.41
52 Week High Stone Stock Price	$68.74
Stone Closing Stock Price as of June 5, 2007	$33.44
4 Weeks (20 trading days) Prior to and Including June 5, 2007	$31.23
8 Weeks (40 trading days) Prior to and Including June 5, 2007	$30.16
1 Year Prior to and Including June 5, 2007	$49.10
52 Week Low Stone Stock Price Prior to June 5, 2007	$27.37
52 Week High Stone Stock Price Prior to June 5, 2007	$48.95

Selected Public Companies Analysis.  Raymond James selected seven comparable public companies focused on the exploration and production of oil and gas in the Gulf of Mexico to perform an evaluation of Stone. Raymond James calculated various financial multiples for each company, including (i) enterprise value (market value plus debt, less cash) compared to EBITDAX for the forecasted period of calendar year 2008 and 2009, referred to as CY08E and CY09E, respectively, (ii) enterprise value compared to proved reserves at December 31, 2007, and (iii) enterprise value compared to the average daily production for the three months ended December 31, 2007. Stone’s CY08E and CY09E EBITDAX forecasts were based on Stone’s management’s financial models using I/B/E/S consensus commodity prices for 2008 and 2009. The estimates used for the remaining comparable public companies were based on consensus estimates from Wall Street analysts aggregated by I/B/E/S. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at Raymond James’s request and may or may not prove to be accurate. Raymond James reviewed the median, and a high and low (defined as 10% above and below the median, respectively) relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Stone.

Raymond James determined that the following companies were relevant to an evaluation based on Raymond James’ view of the comparability of the operating and financial characteristics of these companies to those of Stone:

•	ATP Oil & Gas Corporation

•	Bois d’Arc Energy, Inc.

•	Energy XXI (Bermuda) Limited

•	Energy Partners, Ltd.

•	Mariner Energy, Inc.

•	McMoRan Exploration Co.

•	W&T Offshore, Inc.

The results of the selected public companies analysis are summarized below:

	Enterprise Value/
	EBITDAX				Proved	Daily
	CY08E		CY09E		Reserves	Production
					(Mcfe)	(Mcfe/d)

High	4.4	x	4.0	x	$5.22	$11,161
Median	4.0	x	3.7	x	4.75	10,146
Low	3.6	x	3.3	x	4.27	9,132

Furthermore, Raymond James applied the median, and a high and low (defined as 10% above and below the median, respectively) relative valuation multiples for each of the metrics to Stone’s actual and projected financial results and determined the implied equity price per share of Stone. The results of this are summarized below:

	Enterprise Value/
	EBITDAX		Proved	Daily
	CY08E	CY09E	Reserves	Production
			(Mcfe)	(Mcfe/d)

High	$104.98	$100.22	$73.32	$81.50
Median	95.74	91.41	66.96	74.39
Low	86.50	82.60	60.60	67.29

Net Asset Value Analysis.  The net asset value analysis is predicated on, based on guidance from management, the company’s third party proved reserve report. Raymond James analyzed the present value of the future after-tax cash flows expected to be generated from the company’s third party prepared proved reserve report as of December 31, 2007 and undeveloped acreage. The present value of the future after-tax cash flow was determined using a discount rate of 10% and assuming a tax rate of 35%. Raymond James added to such estimated values for proved reserves assessments of the value of certain other assets and liabilities provided by Stone, including the company’s undeveloped acreage and deferred tax liability. Raymond James under the guidance of Bois d’Arc’s management risked each reserve category. Stone’s proved developed producing, proved developed non-producing, and proved undeveloped reserves were risked with ranges of 95% — 100%, 80% — 90%, and 75% — 85%, respectively. These risk ratings were based on discussions with Bois d’Arc management. The net asset valuation analysis was performed under two commodity price scenarios which are summarized below.

										Escalation
NYMEX Strip	2008E	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2016E	Thereafter

Natural Gas (Mcf)	$11.22	$10.58	$9.78	$9.50	$9.39	$9.31	$9.29	$9.34	$9.42	0%
Oil (Bbl)	$116.53	$111.66	$108.57	$107.54	$107.31	$107.41	$108.04	$108.43	$109.01	0%

			Escalation
I/B/E/S	2008E	2009E	Thereafter

Natural Gas (Mcf)	$8.47	$8.37	0%
Oil (Bbl)	$92.09	$88.43	0%

The resulting range of total asset values was adjusted by Stone’s liabilities and divided by the number of diluted shares outstanding in order to arrive at a range of implied equity values per share of Stone. Raymond James reviewed the range of per share prices derived in the net asset value analysis. The high, median and low represent three cases with different risk ratings assigned to proved reserves. The high represents the lowest amount of risk applied from the risk ratings range to the proved reserves and the low represents the greatest amount of risk applied from the risk ratings range to the proved reserves. The results of the net asset value analysis are summarized below:

Stone
Equity Value
per Share

NYMEX Strip Pricing
High	$69.99
Mid-point	67.39
Low	64.79
I/B/E/S Consensus Pricing
High	$54.48
Mid-point	52.50
Low	50.51

Interests of the Directors and Executive Officers of Bois d’Arc in the Merger

In considering the recommendation of the Bois d’Arc board of directors with respect to the merger agreement, Bois d’Arc stockholders should be aware that certain of Bois d’Arc’s directors and executive officers have interests in the transactions contemplated by the merger agreement that may be different from, in addition to, or in conflict with, the interests of Bois d’Arc stockholders generally. These interests and arrangements may create potential conflicts of interest. The Bois d’Arc board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

Change in Control and Severance Arrangements

Certain directors and executive officers will be entitled to the change in control and potential severance benefits under the agreements described below.

Employment Agreements.  Employment agreements between Bois d’Arc and each of Gary Blackie, Greg Martin, and William Holman, provide, following a change in control of Bois d’Arc, including the merger, that if Bois d’Arc (or its successor) terminates the employment of the executive without “cause,” as defined in the employment agreement, or if the executive terminates his employment with Bois d’Arc either (a) for “good reason,” as defined in the agreement, or (b) for any reason within six months following the change in control, Bois d’Arc is obligated to pay the executive a lump-sum severance payment of 2.99 times the sum of (i) his annual rate of base salary and (ii) his highest annual bonus amount. In addition, Bois d’Arc is obligated to (i) continue the executive’s coverage under Bois d’Arc’s group health plan for a period of 18 months, (ii) provide the executive with outplacement services, and (iii) assign to the executive any life insurance policies on the life of the executive. Based on their current compensation, if this occurred, Mr. Blackie would receive approximately $2.1 million. Mr. Martin would receive approximately $1.7 million, and Mr. Holman would receive approximately $1.6 million.

Each of the employment agreements also includes a provision designed to keep the executive “whole” in the event any payment to the executive, whether pursuant to his employment agreement or otherwise, would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code on “excess parachute payments” (the “Excise Tax”). In such event, the executive would be entitled to receive an additional payment under his employment agreement (a “Parachute Gross-up Payment”) such that, after the payment of all income and excise taxes on such additional payment, the executive retains an amount of the additional payment sufficient to pay all Excise Taxes. As of the date of this joint proxy statement/prospectus, assuming all benefits under the employment agreements and other arrangements are required to be provided to these executives, an additional Parachute Gross-up Payment would likely have to be made to each of them. While the precise amount of each such additional payment is not yet known, it is anticipated that the additional payment to Messrs. Blackie, Martin and Holman may exceed $1,076,312, $866,782 and $833,112, respectively. These amounts are estimates and the actual amount of the additional payments to the executives may be more or less than such estimated amounts.

Pursuant to the merger agreement and to the extent required in the employment agreements, Stone has agreed to assume and perform each of the employment agreements as of the effective time of the merger.

Change in Control Agreements.  Pursuant to the change in control agreements with M. Jay Allison and Roland O. Burns, Bois d’Arc is obligated to pay Parachute Gross-up Payments to each of them with respect to any Excise Taxes they may incur upon the merger. It is anticipated that Parachute Gross-up Payments will be made to Messrs. Allison and Burns in the amounts of $257,839 and $257,839, respectively.

Stock Options and Restricted Stock

Certain directors and executive officers will benefit from the accelerated vesting of restricted stock and stock options, and payment of the stock option amount as described below.

Prior to the effective time of the merger, Bois d’Arc has agreed pursuant to the terms of the merger agreement to take all actions necessary under the Bois d’Arc long-term incentive plans to cause each holder of a Bois d’Arc stock option that is outstanding immediately prior to the effective time to be cancelled at the effective time.

Each cancelled Bois d’Arc stock option will be converted into the right to receive, from Stone, within two business days after the effective time of the merger, an amount of Stone common stock and cash, less any applicable withholding taxes and without interest, referred to herein as the “stock option amount,” equal to (1) the number of shares of Bois d’Arc stock subject to such option multiplied by (a) $13.65, plus (b) the value of 0.165 shares of Stone common stock multiplied by the average closing sales prices of Stone common stock as reported by The Wall Street Journal for the five trading days immediately preceding the two business days prior to the effective time of the merger, referred to herein as the “option amount stock consideration,” minus (2) the per share exercise price of such Bois d’Arc stock option. The portion of the stock option amount to be paid in cash, will be an amount equal to the quotient of (a) $13.65 divided by (b) the sum of $13.65 and the option amount stock consideration. Any applicable withholding taxes will be withheld from the cash portion of the stock option amount. The remaining portion of the stock option amount will be paid in Stone common stock, based on the value of Stone common stock, as described above. No fractional shares will be issued. Cash will be paid in lieu of any fractional shares.

As of the effective time of the merger, all outstanding restricted shares of Bois d’Arc common stock shall become fully vested. As a result, each holder of Bois d’Arc restricted stock will be treated at the effective time of the merger the same as, and have the same rights and be subject to the same conditions as, other Bois d’Arc stockholders.

Participation Agreement

Concurrently with the execution of the merger agreement, Stone entered into a participation agreement with Gary Blackie, William Holman and Greg Martin. Pursuant to and during the term of this participation agreement, Messrs. Blackie, Holman and Martin, through a newly formed entity to be wholly owned by them, agreed to identify and develop oil and gas prospects exclusively for the benefit of the parties to the agreement, effective upon completion of the merger. Messrs. Blackie, Holman and Martin intend to resign their employment with Bois d’Arc at the effective time of the merger and will then work for the new entity.

During the term of the participation agreement, Messrs. Blackie, Holman and Martin have agreed to cause the new entity to use its reasonable efforts to discover new prospects located in an exploration region covering specified outer continental shelf blocks and the Louisiana state coastal waters contiguous thereto and present such prospects to Stone. Stone will have the right, but not the obligation to participate in any prospects presented by the new entity. Upon Stone’s election not to participate in a prospect, the new entity will have no further obligation to include Stone in future transactions related to that prospect. As to each prospect in which Stone elects to participate, Stone shall be the operator to develop any prospect located inside the specified exploration region and the new entity shall be the operator to develop any prospect outside the specified exploration region. Also, regarding each prospect in which Stone elects to participate within the specified exploration region, Stone will assign to the new entity a 2.5% of 8/8ths overriding royalty interest in such prospect; however, upon payout of an individual prospect, the amount of such overriding royalty interest will be increased to a 4% of 8/8ths overriding royalty interest. With respect to each prospect in which Stone elects to participate located outside the specified exploration region, Stone will assign to the new entity a 2% of 8/8ths overriding royalty interest in such prospect. All overriding royalty interests assigned to the new entity by Stone are subject to a proportional reduction based on the actual participation interests in any well. The participation interest of Stone and the new entity are each 50%; however, the new entity is obligated to offer to Stone the right to acquire up to an additional one-half of the new entity’s participation interest in a prospect in which Stone elects to participate on terms no less favorable to the new entity than the new entity offers to or accepts from a third party.

Under the participation agreement, Stone has agreed to advance to the new entity up to $3,000,000 for the purpose of enabling it to acquire seismic data covering all or any part of the exploration region; however, depending on the number of prospects accepted by Stone under the participation agreement, Stone may receive a return of up to $1,500,000 of these seismic data costs. Stone has also agreed to pay up to one half of the general and administrative expenses actually incurred by the new entity, in an amount not to exceed $135,000 per month. Stone and the new entity will pay their respective shares of all leasehold acquisition costs relating to any prospect.

The participation agreement is to commence on the effective time of the merger, and, unless extended or otherwise terminated in accordance with its terms, continue until December 31, 2011. Stone has the right to terminate the participation agreement upon 60 days prior written notice.

Directors’ and Officers’ Insurance and Indemnification

In the merger agreement, Stone has agreed that all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the effective time of the merger in favor of the current and former officers and directors of Bois d’Arc as provided in the articles of incorporation or bylaws of Bois d’Arc or in the employment agreements with certain of Bois d’Arc’s officers, in each case in effect as of the date of the merger, will survive the merger and continue in full force and effect in accordance with their terms and without amendment thereof.

In the merger agreement, Stone has agreed to maintain the directors’ and officers’ (D&O) insurance that serves to reimburse persons currently covered by Bois d’Arc’s D&O insurance in full force and effect for the continued benefit of such persons for a continuous period of not less than three years from the effective time of the merger on terms that are not materially different from Bois d’Arc’s D&O insurance in effect as of the date of the merger agreement (provided that Stone may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the effective time of the merger. However, Stone will not be obligated to make annual premium payments for this insurance to the extent the premiums exceed 150% of the annual premium paid by Bois d’Arc for such insurance on the date of the merger agreement. In the event that the annual premium for such insurance exceeds such maximum amount, Stone will purchase as much coverage per policy year as reasonably obtainable for such maximum amount.

Stockholder Agreements

Concurrently with the execution of the merger agreement, Stone entered into Stockholder Agreements with each of Comstock, Wayne and Gayle Laufer and Gary Blackie. As of such date, Comstock, Mr. and Mrs. Laufer and Mr. Blackie beneficially owned an aggregate of approximately 67% of the total issued and outstanding shares of Bois d’Arc common stock. During the term of the stockholder agreements, each of Comstock, Mr. and Mrs. Laufer and Mr. Blackie has agreed to vote their shares of Bois d’Arc common stock in favor of the merger and the approval of the merger agreement and against any transaction that would impede or delay the merger and granted Stone a proxy to vote their shares at any meeting of the stockholders of Bois d’Arc convened to consider such matters. Each of these Bois d’Arc stockholders has also agreed, prior to the consummation of the merger:

•	not to sell, transfer, pledge (other than a bona fide pledge to a financial institution or brokerage firm), assign or otherwise dispose or enter into any contract to sell, transfer, pledge, assign or otherwise dispose of any of their shares of Bois d’Arc common stock or any interest therein;

•	not to grant any proxy, power of attorney or enter into any voting agreement or other voting arrangement with respect to their shares of Bois d’Arc common stock;

•	not to acquire or agree to acquire any additional securities or property of Bois d’Arc, Stone or any of their subsidiaries;

•	not to propose to enter into any merger, recapitalization or other business combination with respect to Bois d’Arc, Stone or any of their subsidiaries, including making any acquisition proposal for such stockholder’s own account; and

•	to be bound by all of the restrictions and obligations of the no-solicitation provisions contained in the merger agreement that are applicable to Bois d’Arc.

In addition, in its stockholder agreement, Comstock has agreed to a one-year lock-up with respect to any securities of Stone that it will own upon completion of the merger, including the shares of Stone common stock that it will receive in the merger, except for transfers:

•	pursuant to an underwritten offering; or

•	resulting in a bona fide pledge of any voting securities of Stone to a financial institution or brokerage firm, provided that such pledge does not materially affect Comstock’s ability to perform its obligations under its stockholder agreement.

Comstock is expected to own about 14% of the total outstanding Stone common stock upon completion of the merger. Comstock has also agreed not to transfer any securities of Stone that it will own upon completion of the merger during the period beginning upon the expiration of the one-year lock-up and the earlier of three years after the effective date of the merger and such time as Comstock owns less than 5% of the outstanding voting securities of Stone, except in transfers:

•	that Comstock reasonably believes (based upon a review of reports filed under Sections 13(d) and 13(e) of the Exchange Act) will not result in the transferee holding more than 5% of the outstanding voting securities of Stone;

•	that Comstock reasonably believes (based upon a review of reports filed under Sections 13(d) and 13(e) of the Exchange Act) will not result in the transferee holding more than 10% of the outstanding voting securities of Stone and that the transferee is acquiring such securities in the ordinary course of business and not with the purpose or effect of changing or influencing the control of Stone;

•	in connection with a business combination approved by Stone and/or its security holders;

•	pursuant to a tender or exchange offer for voting securities of Stone by any person other than Comstock or its affiliates that is not opposed by Stone’s board of directors;

•	resulting in a bona fide pledge of any voting securities of Stone to a financial institution or brokerage firm (provided, that such pledge does not materially affect Comstock’s ability to perform its obligations under the stockholder agreement); or

•	upon the liquidation or dissolution of Stone or other transfer that is effected by operation of law.

In addition, for the period beginning upon the effective date of the merger until the earlier of three years after the effective date of the merger or such time as Comstock owns less than 5% of the outstanding voting securities of Stone, Comstock has agreed not to acquire, agree to acquire or make any proposal to acquire any additional shares of Stone common stock or other securities or property of Stone or to enter into extraordinary transactions with Stone or seek to influence the management or control of Stone.

As consideration for Comstock’s agreement to be bound by these restrictions, Stone granted Comstock certain registration rights for the shares of Stone common stock that Comstock will receive in the merger. Pursuant to these registration rights, Comstock may elect to participate in any underwritten offering conducted by Stone during the one-year lock-up period, subject to customary cut-back rights of the underwriters and subject to Stone’s right not to include Comstock’s shares in the underwritten offering if Comstock is requesting to sell less than $25 million of its shares in the underwritten offering. Stone has also agreed to use its commercially reasonable efforts to cause a registration statement for the resale from time to time by Comstock of such shares of Stone common stock to become effective as of the expiration of the one-year lock-up period and to be continuously effective thereafter, subject to customary suspension rights, not to exceed an aggregate of 90 days in any 365-day period, until the earlier of (i) the time that Comstock has sold all of the shares of Stone common stock received in the merger, (ii) the time that Comstock is able to sell all shares of Stone common stock received in the merger and still held by it without restriction under Rule 144(b)(i) and (iii) the date that is three years following the effective date of the merger. In addition, Comstock has agreed not to make any public sale or distribution of its shares of Stone common stock for a period of 90 days (or such shorter period imposed by the underwriters) following any underwritten offering by Stone during the one-year lock-up period and during the period that Stone is obligated to keep the resale registration statement effective.

The stockholder agreements will terminate on the first to occur of the effective time of the merger and the date that the merger agreement terminates pursuant to terms; provided, that, if the merger is consummated, the lock-up and registration rights and other restrictions contained in the Comstock stockholder agreement described above will remain in effect after the effective date of the merger for the periods described above.

The foregoing description of the stockholder agreements is qualified in its entirety by reference to the full text of the stockholder agreements, which have previously been filed by Stone with the SEC and are incorporated by reference herein.

Conditions to the Completion of the Merger

Antitrust Approvals

The merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. Under the HSR Act, the merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division and the FTC and the applicable waiting period has expired or been terminated.

On May 29, 2008, Stone and Bois d’Arc filed the requisite Pre-Merger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC. The waiting period terminated on June 6, 2008.

There can be no assurance that the merger will not be challenged on antitrust or competition grounds or, if a challenge is made, what the outcome would be. The Antitrust Division, the FTC, any U.S. state and other applicable regulatory bodies may challenge the merger on antitrust or competition grounds at any time, including after the expiration or termination of the HSR Act waiting period or other applicable process, as they may deem necessary or desirable or in the public interest. Accordingly, at any time before or after the completion of the merger, any such party could take action under the antitrust laws, including, without limitation, by seeking to enjoin the effective time of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

Other Regulatory Procedures

The merger may be subject to certain regulatory requirements of other municipal, state, federal and foreign governmental agencies and authorities, including those relating to the offer and sale of securities. Stone and Bois d’Arc are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger.

It is possible that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, Stone and Bois d’Arc have each agreed to use commercially reasonable efforts to complete the merger, including to gain clearance from antitrust authorities and obtain other required approvals. See “The Merger Agreement — Covenants.”

Although Stone and Bois d’Arc do not expect regulatory authorities to raise any significant objections to the merger, Stone and Bois d’Arc cannot be certain that all required regulatory approvals will be obtained or that these approvals will not contain terms, conditions or restrictions that would be detrimental to Stone after the effective time of the merger. Stone and Bois d’Arc have not yet obtained any of the governmental or regulatory approvals required to complete the merger.

Certain Material U.S. Federal Income Tax Consequences

General

The following is a general discussion of certain material U.S. federal income tax consequences of the merger that may be relevant to a Bois d’Arc stockholder that holds shares of Bois d’Arc common stock as a capital asset (generally property held for investment) and is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created in or organized under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of such trust.

This discussion is addressed only to Bois d’Arc stockholders who exchange shares of Bois d’Arc common stock for shares of Stone common stock and cash in the merger.

This discussion is not intended to be a complete analysis and does not address all potential tax consequences that may be relevant to Bois d’Arc stockholders. Moreover, this discussion does not apply to a Bois d’Arc stockholder that is subject to special treatment under the Internal Revenue Code, including, without limitation, because such stockholder is:

•	a foreign person or entity;

•	a tax-exempt organization, financial institution, mutual fund, dealer or broker in securities or insurance company;

•	a trader who elects to mark its securities to market for U.S. federal income tax purposes;

•	a person who holds shares of Bois d’Arc common stock as part of an integrated investment such as a straddle, hedge, constructive sale, conversion transaction or other risk reduction transaction;

•	a person who holds shares of Bois d’Arc common stock in an individual retirement or other tax-deferred account;

•	a United States person whose functional currency is not the U.S. dollar;

•	an individual who received shares of Bois d’Arc common stock, or who acquires shares of Stone common stock, pursuant to the exercise of employee stock options or otherwise as compensation or in connection with the performance of services;

•	a partnership or other flow-through entity (including an S corporation or a limited liability company treated as a partnership for U.S. federal income tax purposes) and persons who hold an interest in such entities; or

•	a person subject to the alternative minimum tax.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, exchanges its shares of Bois d’Arc common stock in the merger, the tax treatment of a partner in the partnership will depend upon the status of that partner and the activities of the partnership. Partners in a partnership that intends to exchange its shares of Bois d’Arc common stock in the merger should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

This discussion also does not address the tax consequences of the merger under foreign, state, local or other tax laws. The following discussion is based on existing U.S. federal income tax law, including the provisions of the Internal Revenue Code, the Treasury Regulations thereunder, IRS rulings, judicial decisions and other administrative pronouncements, all as in effect on the date of this joint proxy statement/prospectus. Neither Stone nor Bois d’Arc can provide any assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth below. Any future change in the U.S. federal income tax law or interpretation thereof could apply retroactively and could affect the accuracy of the following discussion. In addition, neither Stone nor Bois d’Arc can assure Bois d’Arc stockholders that the IRS will agree with the conclusions expressed herein.

Bois d’Arc stockholders are strongly urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, including the income tax consequences arising from their own facts and circumstances, and as to any estate, gift, state, local or foreign tax consequences, arising out of the merger and the ownership and disposition of shares of Stone common stock.

Certain U.S. Federal Income Tax Consequences of the Merger

The obligation of Stone and Bois d’Arc to consummate the merger is conditioned upon the receipt of tax opinions, reasonably satisfactory in form and in substance, dated the effective time of the merger, from Vinson & Elkins L.L.P. and Locke Lord Bissell & Liddell LLP, respectively, that the merger will be treated for U.S. federal income tax purposes as a “reorganization” qualifying under the provisions of section 368(a) of the Internal Revenue Code.

The tax opinions described above will be based on certain facts, representations, covenants and assumptions, including representations of Stone and Bois d’Arc, and assume that the parties will comply with certain reporting obligations under the Internal Revenue Code. This discussion and the tax opinions are not binding on the IRS or any court and do not preclude the IRS or a court from reaching a contrary conclusion. Therefore, while Stone and Bois d’Arc believe that the merger will be treated as a reorganization under section 368(a) of the Internal Revenue Code, no assurance can be provided that the IRS will agree with this conclusion.

The following discussion regarding the U.S. federal income tax consequences of the merger assumes that the merger will be consummated as described in the merger agreement and this joint proxy statement/prospectus. Assuming further that the merger is treated as a reorganization under section 368(a) of the Internal Revenue Code, the following tax consequences will result:

•	a Bois d’Arc stockholder generally will recognize capital gain (but not loss) in the merger. Any such gain recognized will equal the lesser of (1) the excess, if any, of (a) the sum of the amount of cash (excluding any cash received instead of a fractional share) and the fair market value of the shares of Stone common stock received in the merger (plus any fractional share for which cash is received in lieu thereof) over (b) its adjusted tax basis in the shares of Bois d’Arc common stock exchanged or (2) the amount of cash received in the merger (excluding cash received instead of a fractional share, as discussed below). For this purpose, Bois d’Arc stockholders must calculate gain or loss separately for each identifiable block (that is, stock acquired at the same time for the same price) of shares of

Bois d’Arc common stock they exchange. The amount of any gain recognized in the merger by such stockholder may be treated as a dividend (as discussed in the last bullet point below).

•	the aggregate tax basis of any shares of Stone common stock received by a Bois d’Arc stockholder in the merger (before reduction for the basis in any fractional share of Stone common stock) will be the same as the aggregate tax basis of the Bois d’Arc common stock exchanged in the merger, decreased by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain or dividend income recognized in the merger (excluding any gain recognized as a result of cash received in lieu of a fractional share).

•	the holding period of any shares of Stone common stock a Bois d’Arc stockholder receives in the merger generally will include the holding period of the shares of Bois d’Arc common stock it exchanged for such shares of Stone common stock.

•	if a Bois d’Arc stockholder has differing bases or holding periods in respect of its shares of Bois d’Arc common stock, it should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Stone common stock received in the merger.

•	because Stone will not issue any fractional shares of Stone common stock in the merger, if any Bois d’Arc stockholder exchanges shares of Bois d’Arc common stock in the merger and would otherwise have received a fraction of a share of Stone common stock, such stockholder will receive cash for that fractional share. Any cash received in lieu of a fractional share of Stone common stock should be treated as received in an exchange of that fractional share for cash. The amount of any capital gain or loss attributable to the deemed sale will be equal to the amount of cash received with respect to the fractional interest less the ratable portion of the tax basis of the shares of Bois d’Arc common stock surrendered that is allocated to the fractional interest. The deductibility of capital losses is subject to certain limitations.

•	any capital gain recognized by an individual stockholder of Bois d’Arc generally will be subject to U.S. federal income tax at a maximum 15% rate if such individual’s holding period in the shares of Bois d’Arc common stock is more than one year on the date of completion of the merger. Any amount received in the merger by such individual stockholder that is treated as a dividend (as discussed in the following bullet point) generally will be subject to U.S. federal income tax at a maximum 15% rate.

•	it is possible that some or all of the cash received by a Bois d’Arc stockholder in the merger will be treated as a dividend giving rise to ordinary income rather than as stock disposition proceeds giving rise to capital gain. In general, the appropriate tax treatment will depend upon whether and to what extent the exchange reduces the Bois d’Arc stockholder’s percentage stock ownership (including stock that is either actually owned or deemed owned under constructive ownership rules) of Stone, which is determined by treating the Bois d’Arc stockholder as if it first exchanged all of its shares of Bois d’Arc common stock solely for shares of Stone common stock and then Stone immediately redeemed all or a portion of the shares of Stone common stock in exchange for the cash actually received by the stockholder. Gain recognized in the deemed redemption generally will be treated as a dividend to the extent of the stockholder’s ratable share of undistributed earnings and profits of Bois d’Arc if the deemed redemption does not result in a “meaningful reduction” in the stockholder’s actual and deemed stock ownership of Stone. In making this determination, each Bois d’Arc stockholder will, under the constructive ownership rules, be deemed to own not only the stock actually owned, but also stock that is owned by certain related persons and entities or that the stockholder or such persons or entities have the right to acquire pursuant to an option. The IRS has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has any reduction in its percentage stock ownership under the above analysis. Thus, any stockholder in this situation generally should recognize capital gain. These rules are complex and dependent upon the specific factual circumstances particular to each holder. Each Bois d’Arc stockholder should consult its tax advisor as to the application of these rules to its particular facts.

If the IRS were to successfully challenge the qualification of the merger as a reorganization, Bois d’Arc stockholders would generally be required to recognize gain or loss equal to the difference between their adjusted tax basis in the shares of Bois d’Arc common stock they surrendered in the merger and an amount equal to any cash received plus the fair market value, as of the effective time of the merger, of shares of Stone common stock received in the merger. Generally, in such event, each Bois d’Arc stockholder’s tax basis in the shares of Stone common stock received in the merger would equal their fair market value as of the date of the merger, and such Bois d’Arc stockholder’s holding period for the shares of Stone common stock would begin on the day after the merger.

U.S. Information Reporting and Backup Withholding

Under U.S. federal income tax laws, Stone or the exchange agent will generally be required to report to a Bois d’Arc stockholder and to the IRS any reportable payments made to such Bois d’Arc stockholder in the merger. Additionally, if any Bois d’Arc stockholder that is considered a “significant holder” receives shares of Stone common stock in the merger, such stockholder will be required (i) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including the tax basis in the shares of Bois d’Arc common stock surrendered and the fair market value of the shares of Stone common stock received in the merger and (ii) to retain permanent records of these facts relating to the merger. A “significant holder” for this purpose is any Bois d’Arc stockholder who, immediately before the merger, (a) owned at least 5% (by vote or value) of the Bois d’Arc common stock or (b) owned Bois d’Arc securities with a tax basis of $1 million or more.

Bois d’Arc stockholders may be subject to a backup withholding tax at the rate of 28% with respect to any cash received in the merger (including cash in lieu of fractional shares of Stone common stock), unless they (1) are a corporation or come within certain other exempt categories or (2) provide a correct taxpayer identification number and, in each case, otherwise comply with applicable requirements of the backup withholding rules. To prevent backup withholding on payments made to Bois d’Arc stockholders pursuant to the merger, Bois d’Arc stockholders must provide the exchange agent with their correct taxpayer identification number by completing an IRS Form W-9 or a substitute Form W-9. If a Bois d’Arc stockholder does not provide its correct taxpayer identification number, it may be subject to penalties imposed by the IRS in addition to backup withholding. Any amounts withheld under these rules may be credited against a Bois d’Arc stockholder’s U.S. federal income tax liability if such stockholder files proper documentation with the IRS.

The foregoing discussion is for general information only and not intended to be legal or tax advice to any particular Bois d’Arc stockholder. Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular Bois d’Arc stockholder will depend on that stockholder’s particular situation. Bois d’Arc stockholders should consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws to them.

Accounting Treatment

Stone intends to account for the merger under the purchase method of accounting for business combinations with Stone being deemed to have acquired Bois d’Arc. This means that the assets and liabilities of Bois d’Arc will be recorded, as of the completion of the merger, at their fair values and added to those of Stone.

Listing of Stone Common Stock

Stone will use its reasonable best efforts to cause the shares of Stone common stock to be issued in connection with the merger to be approved for listing on the NYSE upon the completion of the merger. Approval of the listing on the NYSE of the shares of Stone common stock to be issued pursuant to the merger is a condition to each party’s obligation to complete the merger.

Delisting and Deregistration of Bois d’Arc Common Stock

If the merger is completed, Bois d’Arc common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Restrictions on Sales of Shares of Stone Common Stock Received in the Merger

The shares of Stone common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares of Stone common stock issued to any person who is deemed to be an “affiliate” of Stone after the effective time of the merger. Bois d’Arc stockholders who become affiliates of Stone as a result of the merger may not sell any of the shares of Stone common stock received by them in connection with the merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares or any applicable exemption under Rule 144 or otherwise under the Securities Act.

THE MERGER AGREEMENT

The following summary describes selected material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. This summary may not contain all of the information about the merger agreement that is important to Stone and Bois d’Arc stockholders. Stone and Bois d’Arc stockholders are encouraged to carefully read the merger agreement in its entirety.

The representations and warranties described below and included in the merger agreement were made by each of Stone and Bois d’Arc to the other. These representations and warranties were made as of specific dates and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Stone and Bois d’Arc, rather than to establish matters as facts. The merger agreement is described in this joint proxy statement/prospectus and attached as Annex A hereto only to provide Stone and Bois d’Arc stockholders with information regarding its terms and conditions, and not to provide any other factual information regarding Stone, Bois d’Arc or their respective businesses. Accordingly, Stone and Bois d’Arc stockholders should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Stone or Bois d’Arc, and Stone and Bois d’Arc stockholders should read the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus for information regarding Stone and Bois d’Arc and their respective businesses. See “Where You Can Find More Information; Incorporation by Reference.”

Structure of the Merger

Pursuant to the terms and subject to the conditions of the merger agreement, at the effective time, Bois d’Arc will merge with and into Merger Sub, a wholly owned subsidiary of Stone, with Merger Sub surviving the merger as a wholly owned subsidiary of Stone, which is referred to herein as the merger.

Effective Time of the Merger

The closing of the merger and the other transactions contemplated by the merger agreement will occur no later than the second business day after all of the conditions to the completion of the merger contained in the merger agreement have been satisfied or waived, or at such other time as Stone and Bois d’Arc may agree. At the closing, the appropriate parties will file a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the State of Nevada relating to the merger. The merger will become effective upon the filing of the certificate of merger and the articles of merger or at such other time as Stone and Bois d’Arc agree and specify in the certificate of merger and the articles of merger.

Merger Consideration

The merger agreement provides that at the effective time of the merger each share of Bois d’Arc common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.165 shares of Stone common stock, together with rights to purchase shares of junior participating preferred stock that Stone may issue pursuant to its rights agreement, and $13.65 in cash, without interest.

Based on the number of shares of Bois d’Arc common stock outstanding on April 29, 2008, Stone would issue approximately 11.3 million shares of Stone common stock and pay approximately $936 million in cash in the merger. Those amounts will be adjusted upwards depending on the actual number of shares of Bois d’Arc common stock outstanding at the effective time of the merger, which will increase if Bois d’Arc issues any shares in accordance with the terms of the merger agreement, such as through the exercise of Bois d’Arc stock options. Based on the outstanding shares of Bois d’Arc common stock on April 29, 2008 and the maximum number of additional shares of Bois d’Arc common stock that may be issued in accordance with the merger agreement pursuant to the exercise of outstanding Bois d’Arc stock options or otherwise, the aggregate number of shares of Stone common stock that Stone would issue in the merger is approximately 11.3 million, and the aggregate amount that Stone would pay in cash is approximately $936 million.

If, between the date of the merger agreement and the effective time of the merger, the shares of Stone common stock are changed into a different number or class of shares by reason of reclassification, split-up, combination, exchange of shares or similar readjustment, or a stock dividend is declared with a record date within that period, appropriate adjustments will be made to the per share stock consideration.

No Dissenter’s Rights

Under Nevada law, no holder of shares of Bois d’Arc common stock is entitled to appraisal or dissenter’s rights or similar rights to a court valuation of the fair value of their shares in connection with the merger because such shares are listed on the NYSE and such holder will be entitled to cash and shares of Stone common stock that will be listed on the NYSE.

Conversion of Shares; Exchange of Certificates; Fractional Shares; Treatment of Stock Options and Restricted Stock

The conversion of shares of Bois d’Arc common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, BNY Mellon Shareowner Services, or BNY Mellon, as exchange agent, will exchange certificates formerly representing shares of Bois d’Arc common stock for merger consideration to be received in the merger pursuant to the merger agreement.

Exchange Procedures

Prior to the effective time of the merger, Stone will deposit with Mellon (the exchange agent in connection with the merger) sufficient cash and Stone common stock for the benefit of holders of shares of Bois d’Arc common stock to be converted into the merger consideration.

Promptly after the effective time of the merger, the exchange agent will send a letter of transmittal to each person who was a Bois d’Arc stockholder at the effective time of the merger. This mailing will contain instructions on how to surrender certificates formerly representing shares of Bois d’Arc common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

Dividends and Distributions with Respect to Unexchanged Bois d’Arc Common Stock

After the effective time of the merger, holders of shares of Bois d’Arc common stock will be entitled to dividends and other distributions payable with a record date after the effective time of the merger with respect to the number of shares of Stone common stock to which they are entitled upon exchange of their shares of Bois d’Arc common stock, without interest, but they will not be paid any dividends or other distributions on such shares of Stone common stock until they surrender their shares of Bois d’Arc common stock to the exchange agent in accordance with the exchange agent’s instructions. After the close of business on the date on which the effective time of the merger occurs, there will be no transfers on the stock transfer books of Bois d’Arc of any shares of Bois d’Arc common stock.

Fractional Shares

Fractional shares of Stone common stock will not be delivered pursuant to the merger. Instead, each holder of shares of Bois d’Arc common stock who would otherwise be entitled to receive a fractional share of Stone common stock pursuant to the merger will be entitled to receive a cash payment, in lieu thereof, in an amount equal to the product of (1) the average of the closing sale prices of shares of Stone common stock on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the two business days prior to the effective date of the merger and (2) the fraction of a share of Stone common stock that such holder would otherwise be entitled to receive.

Termination of Exchange Fund

Any portion of the merger consideration, or dividends payable in accordance with the merger agreement, made available to the exchange agent that remains unclaimed by holders of shares of Bois d’Arc common stock after 180 days following the effective time of the merger will be returned to Stone upon demand. Thereafter, a holder of Bois d’Arc common stock must look only to Stone for payment of the merger consideration to which the holder is entitled under the terms of the merger agreement. Any amounts remaining unclaimed by holders of shares of Bois d’Arc common stock immediately prior to such time, as such amounts would otherwise escheat to or become the property of any governmental authority, will become the property of Stone free and clear of any liens, claims or interest of any person previously entitled thereto.

Lost Stock Certificates

If a certificate formerly representing shares of Bois d’Arc common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft or destruction, and, if required by Stone, the posting of a bond as indemnity.

Adjustments to Prevent Dilution

The per share consideration will be adjusted to provide holders of shares of Bois d’Arc common stock the same economic effect contemplated by the merger agreement if, at any time between the signing and the effective time of the merger, there is any change in the outstanding shares of capital stock of Bois d’Arc or Stone by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment, or stock dividend declared with a record date during such period.

Treatment of Stock Options

Prior to the effective time of the merger, Bois d’Arc will take all actions necessary under the Bois d’Arc stock plans to cause each holder of a Bois d’Arc stock option that is outstanding immediately prior to the effective time to be cancelled at the effective time. Each cancelled Bois d’Arc stock option will be converted into the right to receive, from Stone, within two business days after the effective time of the merger, an amount, less any applicable withholding taxes and without interest, referred to herein as the “stock option amount,” equal to (1) the number of shares of Bois d’Arc stock subject to such option multiplied by (a) $13.65, plus (b) the value of 0.165 shares of Stone common stock multiplied by the average closing sales prices of Stone common stock as reported by The Wall Street Journal for the five trading days immediately preceding the two business days prior to the effective time of the merger, referred to herein as the “option amount stock consideration,” minus (2) the per share exercise price of such Bois d’Arc stock option. The portion of the stock option amount to be paid in cash, will be an amount equal to the quotient of (a) $13.65 divided by (b) the sum of $13.65 and the option amount stock consideration. Any applicable withholding taxes will be withheld from the cash portion of the stock option amount. The remaining portion of the stock option amount will be paid in Stone common stock, based on the value of Stone common stock, as described above. No fractional shares will be issued. Cash will be paid in lieu of any fractional shares.

Treatment of Restricted Stock

As of the effective time of the merger, each restricted share of Bois d’Arc common stock then outstanding shall become fully vested. As a result, each holder of Bois d’Arc restricted stock will be treated at the effective time of the merger the same as, and have the same rights and be subject to the same conditions as, each Bois d’Arc stockholder. Holders of restricted stock will be subject to applicable tax withholding, as described below.

Withholding Tax

Each of Stone, the combined corporation and the exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Bois d’Arc stockholder the amounts it is required to deduct and withhold under the Internal Revenue Code or any state, local or foreign tax law. Withheld amounts will be treated for all purposes of the merger as having been paid to the Bois d’Arc stockholders from whom they were withheld.

Stone will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the consideration otherwise payable to any holders of Bois d’Arc stock options or Bois d’Arc restricted stock such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Stone or the exchange agent, as the case may be, the withheld amounts will be treated as having been paid to the holders of Bois d’Arc stock options or Bois d’Arc restricted stock, as applicable, in respect of which the deduction and withholding was made. Stone has agreed that no wage withholding will be made with respect to Bois d’Arc’s restricted stock if a valid and timely election has been made under Section 83(b) of the Internal Revenue Code unless required by applicable law.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Each of Bois d’Arc, on the one hand, and Stone and Merger Sub, on the other hand, has made representations and warranties to the other in the merger agreement with respect to some or all of the following subject matters:

•	corporate existence, good standing and qualification to conduct business;

•	capitalization, including ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to capital stock of any subsidiary;

•	corporate power and authorization to enter into and carry out the obligations under the merger agreement and the enforceability of the merger agreement;

•	absence of any conflict or violation of organizational documents, third party agreements or law or regulation as a result of entering into and carrying out the obligations of the merger agreement;

•	governmental, third party and regulatory approvals or consents required to complete the merger;

•	filings and reports with the SEC and financial information;

•	oil and gas matters;

•	absence of certain changes, events or circumstances;

•	absence of undisclosed liabilities;

•	accuracy of the information supplied for inclusion in this joint proxy statement/prospectus;

•	employee benefit plans and ERISA;

•	litigation and compliance with laws;

•	intellectual property;

•	material contracts;

•	tax matters;

•	environmental matters;

•	oil and gas properties and other assets;

•	insurance;

•	labor matters and employees;

•	transactions with affiliates;

•	derivative and hedging transactions;

•	natural gas regulation;

•	disclosure controls and procedures;

•	investment company status;

•	required vote by stockholders;

•	recommendations of merger by boards of directors and opinions of financial advisors;

•	fees payable to brokers in connection with the merger;

•	reorganization; and

•	no other representations or warranties.

Bois d’Arc has made additional representations and warranties to Stone in the merger agreement with respect to the inapplicability of any anti-takeover law or provision in Bois d’Arc’s articles of incorporation or bylaws with respect to the merger agreement or the stockholder agreements.

Stone has made additional representations and warranties to Bois d’Arc in the merger agreement with respect to the stockholder agreements and its rights agreement.

Certain representations and warranties of Stone and Bois d’Arc are qualified as to materiality or as to “material adverse effect,” which when used with respect to Stone and Bois d’Arc means, as the case may be, the existence of a material adverse change to the financial condition, business, assets, properties or results of operations of such party and its subsidiaries, taken as a whole, no matter how caused or how arising, except for any material adverse change that is caused by or arises from one or more of:

•	changes to economic, political or business conditions affecting the domestic energy markets generally, except, in each case, to the extent any such changes or effects materially disproportionately affect such party;

•	the occurrence of natural disasters of any type, including, without limitation, earthquakes and tsunamis but not including tropical cyclones (including hurricanes, tropical storms and tropical depressions);

•	changes in market prices, both domestically and globally, for any carbon-based energy product and any write-down for accounting purposes of oil and gas reserves as a result of a “ceiling test” or property impairment to the extent but only to the extent such write-down or property impairment is directly attributable to changes in market prices of oil or gas (but not any change resulting from a default under any agreement or arrangement as a result of such write-down or property impairment);

•	the announcement or pendency of the merger agreement and the transactions contemplated thereby, compliance with the terms thereof or the disclosure of the fact that Stone is the prospective owner of Bois d’Arc, including any litigation arising from any of the foregoing;

•	the existence or occurrence of war, acts of war, terrorism or similar hostilities;

•	changes in laws of general applicability or interpretations thereof by courts or governmental entities; or

•	changes in the market price of either Stone common stock or Bois d’Arc common stock (but not any change underlying such changes in price to the extent such change would otherwise constitute a material adverse effect relating to Stone or Bois d’Arc, as the case may be).

Conditions to the Completion of the Merger

The completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

Conditions to Each Party’s Obligations

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	approval by Bois d’Arc stockholders of the merger agreement;

•	approval by Stone stockholders of the issuance of Stone common stock pursuant to the merger agreement;

•	absence of any statute, rule, order, decree or regulation, and of any action taken by any court or other governmental entity, which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the merger or makes the consummation of the merger illegal;

•	expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act (which occured on June 6, 2008);

•	effectiveness of the S-4 registration statement, of which this joint proxy statement/prospectus constitutes a part, and absence of any stop order or proceedings for such purpose pending before or threatened by the SEC; and

•	authorization for listing on the NYSE of shares of Stone common stock issuable to the stockholders of Bois d’Arc pursuant to the merger agreement, subject to official notice of issuance.

Additional Conditions to Bois d’Arc’s Obligations

The obligation of Bois d’Arc to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	Stone’s and Merger Sub’s representations and warranties set forth in the merger agreement (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) shall be true and correct at and as of the closing date of the merger, as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a material adverse effect on Stone; and Bois d’Arc shall have received an officers’ certificate from Stone to this effect;

•	the performance or compliance in all material respects by Stone and Merger Sub of each of their respective obligations contained in the merger agreement; and Bois d’Arc shall have received an officers’ certificate from Stone to this effect;

•	absence of any suit, action or proceeding by any court or other governmental entity seeking to (1) prohibit or limit in any material respect the ownership or operation by any of the parties to the merger agreement or any of their respective affiliates of a substantial portion of Bois d’Arc and its subsidiaries, taken as a whole, or require any such person to dispose of or hold separate any material portion of the business or assets of Bois d’Arc and its subsidiaries, taken as a whole, as a result of the merger or any of the other transactions contemplated by the merger agreement, or (2) restrain, preclude, enjoin or prohibit the merger or any of the other transactions contemplated by the merger agreement; and

•	the receipt by Bois d’Arc of an opinion of its counsel, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization under section 368(a) of the Internal Revenue Code and that Bois d’Arc and Stone will each be a “party to the reorganization” within the meaning of section 368 of the Internal Revenue Code.

Additional Conditions to Stone’s and Merger Sub’s Obligations

The obligations of Stone and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	Bois d’Arc’s representations and warranties set forth in the merger agreement shall be true and correct (without giving effect to any limitations as to “materiality” or “material adverse effect” set forth therein) both at and as of the closing date of the merger, as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitations as to “materiality or material adverse effect”) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a material adverse effect on Bois d’Arc; and Stone shall have received an officers’ certificate from Bois d’Arc to this effect;

•	the performance or compliance in all material respects by Bois d’Arc of each of its obligations contained in the merger agreement; and Stone shall have received an officers’ certificate from Bois d’Arc to this effect;

•	absence of any suit, action or proceeding by any court or other governmental entity seeking to (1) prohibit or limit in any material respect the ownership or operation by any of the parties to the merger agreement or any of their respective affiliates of a substantial portion of the business or assets of Bois d’Arc and its subsidiaries, taken as a whole, or to require any person to dispose of or hold separate any material portion of the business or assets of Bois d’Arc and its subsidiaries, taken as a whole, as a result of the merger or any of the other transactions contemplated by the merger agreement, or (2) restrain, preclude, enjoin or prohibit the merger or any of the other transactions contemplated by the merger agreement; and

•	the receipt by Stone of an opinion of its counsel, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization under section 368(a) of the Internal Revenue Code and that Bois d’Arc and Stone will each be a “party to the reorganization” within the meaning of section 368 of the Internal Revenue Code.

Conduct of Business Pending the Merger

Operations of Bois d’Arc

Bois d’Arc has agreed that it will, and will cause its subsidiaries to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as disclosed in Bois d’Arc’s disclosure letter, expressly contemplated or permitted by the merger agreement or agreed to in writing by Stone:

•	conduct the business of Bois d’Arc and its subsidiaries only in and not take any action except in the ordinary course of business consistent with past practices;

•	use its reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its subsidiaries;

•	use its reasonable best efforts to keep available the services of the current officers and key employees of Bois d’Arc and its subsidiaries and preserve and maintain existing relationships with customers, suppliers, officers, employees and creditors and with other persons with which Bois d’Arc has significant business relationships;

•	deliver promptly to Stone updates on the operations of Bois d’Arc at least monthly; and

•	maintain all insurance policies and replacement insurance policies having substantially similar coverages as the insurance policies described in the Bois d’Arc disclosure letter.

Bois d’Arc has also agreed that it will not, and will not permit any of its subsidiaries to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as disclosed in Bois d’Arc’s disclosure letter, expressly contemplated or permitted by the merger agreement or agreed to in writing by Stone:

•	enter into any new line of business, incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures in excess of $2 million per obligation other than capital expenditures and obligations or liabilities incurred or committed to prior to the date of the merger agreement or incurred or committed to as may be reasonably required to conduct emergency operations on any well, pipeline or other facility;

•	amend its articles of incorporation or bylaws or similar organizational documents;

•	declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock or other equity interests, except that Bois d’Arc may permit any direct or indirect wholly owned subsidiary to pay dividends;

•	adjust, split, combine, subdivide or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of Bois d’Arc or any of its subsidiaries, other than issuances (1) of shares of Bois d’Arc common stock pursuant to the Bois d’Arc stock options or restricted stock unit awards outstanding on the date of the merger agreement, or (2) by a wholly owned subsidiary of Bois d’Arc of such subsidiary’s capital stock or other equity interests to Bois d’Arc or any other wholly owned subsidiary of Bois d’Arc, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any other securities or agreements of the type described above;

•	grant any increase in the compensation (including base salary and target bonus) or benefits payable to any officer or director of Bois d’Arc or any of its subsidiaries;

•	except in connection with promotions on a basis consistent with past practices, grant any increase in the compensation or benefits payable to any employee who is not an officer of Bois d’Arc or any of its subsidiaries, or to any director of Bois d’Arc or its subsidiaries;

•	except as required to comply with applicable law or any agreement in existence on the date of the merger agreement or as expressly provided in the merger agreement, adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any collective bargaining, bonus, profit sharing, thrift, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program agreement or arrangement;

•	enter into or amend any employment or consulting agreement or, except in accordance with existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of Bois d’Arc or any of its subsidiaries other than made for purposes of complying with section 409A of the Internal Revenue Code;

•	change its methods of accounting in effect at December 31, 2007, except in accordance with changes in U.S. GAAP and applicable law as concurred with by Bois d’Arc’s independent auditors;

•	acquire or agree to acquire any person or other business organization, division or business by merger, consolidation, purchase of an equity interest or portion of assets, or by any other manner, or (other than in the ordinary course of business consistent with past practice) acquire any assets;

•	sell, lease, farmout, exchange, transfer, assign or otherwise dispose of, or agree or commit to sell, lease, farmout, exchange, transfer, assign or otherwise dispose of, any of its assets except for the sale of hydrocarbons in the ordinary course of business consistent with past practice;

•	mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject any of its assets to any liens, subject to limited exceptions;

•	except for taxes, pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities or obligations reflected or reserved against in Bois d’Arc’s balance sheet as of December 31, 2007 or liabilities or obligations in accordance with the terms of agreements in effect on the date of the merger agreement or entered into after the date of the merger agreement in the ordinary course of business consistent with past practice and not in violation of the merger agreement, or compromise, settle, grant any waiver or release relating to any litigation, other than settlements covered by insurance or where the amount paid or to be paid does not exceed $1.0 million for any individual claim or series of related claims or $1.0 million in the aggregate;

•	engage in any transaction (except pursuant to agreements in effect at the time of the merger agreement or as disclosed in Bois d’Arc’s disclosure letter), or enter into any agreement, arrangement, or understanding, directly or indirectly, with any of Bois d’Arc’s affiliates (not including any employees of Bois d’Arc or any of its subsidiaries, other than the directors and executive officers thereof);

•	change any material tax method of accounting, make or change any material tax election, authorize or undertake any indemnities for taxes, extend any period for assessment of any tax, file any request for ruling or determination, amend any material tax return, or settle or compromise any material tax liability, except where such action would not have a material effect on the tax position of Bois d’Arc and its subsidiaries taken as a whole;

•	take any action that would reasonably be expected to result in (1) any of the conditions to the merger not being satisfied, (2) a material adverse effect on Bois d’Arc or (3) materially impair or delay consummation of the merger or the other transactions contemplated by the merger agreement;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Bois d’Arc or any of its subsidiaries (other than the merger) or any agreement relating to an acquisition proposal (except certain confidentiality agreements);

•	incur or assume any indebtedness, except for indebtedness incurred and letters of credit issued under Bois d’Arc’s credit agreement, in the ordinary course of business;

•	modify any material indebtedness or other liability to increase Bois d’Arc’s (or any of its subsidiaries’) obligations with respect to such indebtedness;

•	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a wholly owned subsidiary of Bois d’Arc);

•	make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of Bois d’Arc, or by wholly owned subsidiaries to Bois d’Arc);

•	enter into any contract, commitment or transaction, except in the ordinary course of business and consistent with past practice, and in no event exceeding $2.0 million in the aggregate, except as otherwise permitted under the merger agreement;

•	enter into any agreement, understanding or commitment that materially limits Bois d’Arc’s or any of Bois d’Arc’s affiliates’ or that would limit the combined company’s or any of the combined company’s affiliates’ ability to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time;

•	enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement (other than any such action between its wholly owned subsidiaries);

•	terminate any material contract to which it is a party or waive or assign any of its rights or claims in a manner that is materially adverse to Bois d’Arc or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any material contract;

•	make, enter into or assume any derivative transaction or enter into any agreement to sell hydrocarbons other than in the ordinary course of business at market pricing;

•	modify any existing agreement or enter into any new agreement with Bois d’Arc’s financial advisors or similar consultants; or

•	enter into or publicly announce an intention to enter into an agreement, contract, commitment or arrangement to take any of the prohibited actions described above.

Operations of Stone

Stone has agreed that it will, and will cause its subsidiaries to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as disclosed in Stone’s disclosure letter, expressly contemplated or permitted by the merger agreement, or agreed to in writing by Bois d’Arc, conduct the business of Stone and its subsidiaries only in the ordinary course consistent with past practices; provided, however, that the foregoing will not be deemed to prohibit Stone or any of its subsidiaries from engaging in any acquisition or divestiture transaction that does not constitute an acquisition proposal for Stone and would not reasonably be expected to have a material adverse effect on Stone or materially impair or delay the consummation of the transactions contemplated by the merger agreement.

Stone has also agreed that it will not, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as disclosed in Stone’s disclosure letter, as expressly contemplated or permitted by the merger agreement, or agreed to in writing by Bois d’Arc:

•	declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock or other equity interests (except for wholly owned subsidiaries of Stone);

•	permit any of its subsidiaries to (i) adjust, split, combine, subdivide or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of Stone or any of its subsidiaries, other than issuances (1) of shares of Stone common stock pursuant to the Stone options outstanding on the date of the merger agreement or (2) by a wholly owned subsidiary of Stone of such subsidiary’s capital stock or other equity interests to Stone or any other wholly owned subsidiary of Stone; or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) above, other than purchases of shares of Stone common stock pursuant to Stone’s previously announced stock repurchase program;

•	change its methods of accounting in effect at December 31, 2007, except changes in accordance with GAAP or applicable law as concurred with by Stone’s independent auditors;

•	amend its certificate of incorporation or bylaws in a manner that adversely affects the terms of the Stone common stock;

•	acquire ownership or become a “beneficial owner” for the purposes of Section 78.414 of the Nevada Revised Statutes of any shares of any voting securities of Bois d’Arc, other than shares so owned as of the date of the merger agreement or any shares beneficially owned as a result of Stone and Merger Sub entering into the stockholder agreements or acquired pursuant to the merger agreement;

•	take any action that would reasonably be expected to (1) result in any of the conditions to the merger not being satisfied, (2) result in a material adverse effect on Stone or (3) materially impair or delay consummation of the merger or the other transactions contemplated by the merger agreement;

•	adopt or enter into or permit any of its subsidiaries to adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Stone or any of its subsidiaries (other than the merger) or any agreement relating to an acquisition proposal (except certain confidentiality agreements);

•	change any material tax method of accounting, make or change any material tax election, authorize or undertake any indemnities for taxes, extend any period for assessment of any tax, file any request for ruling or determination, amend any material return, or settle or compromise any material tax liability, except where such action would not have a material effect on the tax position of Stone and its subsidiaries taken as a whole; and

•	enter into an agreement, contract, commitment or arrangement to take any of the prohibited actions described above.

Covenants

Access to Information and Properties

During the period prior to the effective time of the merger, upon reasonable notice and subject to applicable laws relating to the exchange of information, Stone and Bois d’Arc and their respective subsidiaries will afford to the authorized representatives of the other party reasonable access, during normal business hours, to all of their properties, offices, contracts, books, commitments, records, data and personnel. During this period, each party will make available to the other parties all information concerning its business, properties and personnel as the other parties may reasonably request. No party or any of its subsidiaries will be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law or binding agreement entered into prior to the date of the merger agreement. Stone and Bois d’Arc will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Stone and Bois d’Arc will hold any information obtained under this provision confidential.

Further Action; Commercially Reasonable Efforts

Each of the parties to the merger agreement will use its commercially reasonable efforts to take all actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings.

Each of the parties to the merger agreement will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and, subject to applicable laws and any applicable privilege relating to the exchange of information, provide the other parties with copies of all filings made by such party with any governmental entity (except for filings available publicly on the SEC’s EDGAR system) or any other information supplied by such party to a governmental entity in connection with the merger agreement and the transactions contemplated thereby; provided, that neither party is obligated to share any document submitted to a governmental entity that reflects the negotiations between the parties or the valuation of some or all of any party’s business.

Each of Stone, Merger Sub and Bois d’Arc will use its respective commercially reasonable efforts and will cooperate with the other parties to resolve any objections that may be asserted with respect to the transactions contemplated by the merger agreement under the laws, rules, guidelines or regulations of any governmental entity. Bois d’Arc and Stone will, as soon as practicable, file notification and report forms under the HSR Act with the FTC and the Antitrust Division, and will use commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

If at any time after the effective time of the merger, any further action is necessary or desirable to carry out the purposes of the merger agreement, the proper officers and/or directors of Stone will take all such necessary action.

All of the parties to the merger agreement will use commercially reasonable efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a governmental entity precluding, restraining, enjoining or prohibiting consummation of the merger.

Neither Stone nor Merger Sub will be required to accept, as a condition to obtaining any required approval or resolving any objection of any governmental entity, any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any assets or operations of Stone or Merger Sub or any of their respective affiliates or any of the respective businesses of Bois d’Arc or any of its subsidiaries, including the assets of Bois d’Arc.

In addition, Bois d’Arc will provide to Stone as soon as available but in any event on or before September 30, 2008 an interim reserve report prepared by Bois d’Arc containing estimates of the oil and gas reserves of Bois d’Arc and its subsidiaries as of June 30, 2008.

Proxy Statement/Prospectus; Registration Statement

Bois d’Arc and Stone will cooperate in preparing and each will cause to be filed with the SEC, in connection with the merger, this joint proxy statement/prospectus in preliminary form, and Stone will promptly prepare and file with the SEC the related registration statement, in which the proxy statement will be included as a prospectus, and the parties will file, if necessary, any other statement or schedule relating to the merger agreement and the transactions contemplated thereby. Each of Bois d’Arc, Stone and Merger Sub will use its reasonable best efforts to furnish the information required to be included by the SEC in the joint proxy statement/prospectus, the related registration statement and any such statement or schedule. Stone will use its reasonable best efforts to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing. Each of Bois d’Arc and Stone will, as promptly as practicable thereafter, mail the joint proxy statement/prospectus to its stockholders.

If, at any time prior to the effective time of the merger, any event or circumstance relating to Bois d’Arc, Stone, Merger Sub or any of their respective affiliates, or its or their respective officers or directors, should be discovered by Bois d’Arc, Stone or Merger Sub that should be set forth in an amendment to the registration statement or a supplement to the joint proxy statement/prospectus, Bois d’Arc, Stone or Merger Sub will promptly inform the other parties hereto thereof in writing. All documents that Bois d’Arc or Stone is responsible for filing with the SEC in connection with the transactions contemplated in the merger agreement will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. Stone will notify Bois d’Arc promptly of the time when the registration statement has become effective, of the issuance of any stop order or suspension of the qualification of the Stone common stock to be issued in connection with the merger for offering or sale in any jurisdiction, and the parties will notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the joint proxy statement/prospectus or the related registration statement or for additional information and will supply each other with copies of (1) all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the joint proxy statement/prospectus, the related registration statement or the merger and (2) all orders of the SEC relating to the related registration statement.

Special Meetings

Bois d’Arc, acting through the Bois d’Arc board of directors, will, in accordance with its articles of incorporation and bylaws and with applicable law, promptly and duly call, give notice of, convene and hold, as soon as reasonably practicable following the date upon which the registration statement becomes effective for the purposes of voting upon the approval of the merger agreement and the approval of the consummation of the transactions contemplated by the merger agreement, including the merger, a special meeting of its stockholders for the sole purpose of considering and taking action upon the merger agreement, and will use its reasonable best efforts to hold such meeting no later than 45 days after such date. Subject to certain exceptions, Bois d’Arc, acting through the Bois d’Arc board of directors, will (1) recommend approval of the merger agreement and include in the joint proxy statement/prospectus such recommendation and (2) use its reasonable best efforts to solicit and obtain such approval. Notwithstanding any withdrawal, amendment or modification of its recommendation or the commencement, public proposal, public disclosure or communication to Bois d’Arc of any acquisition proposal with respect to Bois d’Arc or any of its subsidiaries, or any other fact or circumstance (except for the occurrence of an adverse recommendation change by the Bois d’Arc board of directors prior to obtaining the required Bois d’Arc stockholder vote or termination of the merger agreement), the merger agreement will be submitted to the stockholders of Bois d’Arc at the special meeting for the purpose of approving the merger agreement, with such disclosures as are required by applicable law.

Stone, acting through the Stone board of directors, will, in accordance with its certificate of incorporation and bylaws and with applicable law, promptly and duly call, give notice of, convene and hold, as soon as reasonably practicable following the date upon which the registration statement becomes effective for the purpose of voting upon the Stone proposal, a special meeting of its stockholders, and will use its reasonable best efforts to hold the special meeting no later than 45 days after such date. Subject to certain exceptions, Stone, acting through the Stone board of directors, will (1) recommend approval of the Stone proposal and include in the joint proxy statement/prospectus such recommendation and (2) use its reasonable best efforts to solicit and obtain such approval. Notwithstanding any commencement, public proposal, public disclosure or communication to Stone of any acquisition proposal with respect to Stone or any of its subsidiaries, or any other fact or circumstance (except for the occurrence of an adverse recommendation change by the Stone board of directors prior to obtaining the required Stone stockholder vote or for termination of the merger agreement), the Stone proposal and, if applicable, plan amendment will be submitted to the stockholders of Stone at the special meeting for the purpose of approval of the Stone proposal and, if applicable, plan amendment, with such disclosures as are required by applicable law.

Notification of Certain Matters

Each of Bois d’Arc, on the one hand, and Stone and Merger Sub, on the other hand, will give prompt notice to the other of any fact, event or circumstance known to such party that would be reasonably likely to result in a failure of a condition to the merger agreement.

Directors’ and Officers’ Insurance and Indemnification

Stone agrees that all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the effective time of the merger in favor of the current and former officers and directors of Bois d’Arc as provided in the articles of incorporation or bylaws of Bois d’Arc or in the employment agreements with certain of Bois d’Arc’s officers, in each case in effect as of the date of the merger, will survive the merger continue in full force and effect in accordance with their terms and without amendment thereof.

Stone also agrees to maintain the directors’ and officers’ (D&O) insurance that serves to reimburse persons currently covered by Bois d’Arc’s D&O insurance in full force and effect for the continued benefit of such persons for a continuous period of not less than three years from the effective time of the merger on terms that are not materially different from Bois d’Arc’s D&O insurance in effect as of the date of the merger agreement (provided that Stone may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the effective time of the merger. However, Stone will not be obligated to make annual premium payments for this insurance to the extent the premiums exceed 150% of the annual premium paid by Bois d’Arc for such insurance on the date of the merger agreement. In the event that the annual premium for such insurance exceeds such maximum amount, Stone will purchase as much coverage per policy year as reasonably obtainable for such maximum amount.

Publicity

None of Bois d’Arc, Stone or Merger Sub, nor any of their respective affiliates, will issue or cause the publication of any press release or other announcement with respect to the merger, the merger agreement or the other transactions contemplated by the merger agreement without the prior consultation of the other party, except as may be required by law or by any listing agreement with, or regulation of, any securities exchange or regulatory authority if all reasonable best efforts have been made to consult with the other party. In addition, Bois d’Arc will, to the extent reasonably practicable, consult with Stone regarding the form and content of any public disclosure of any material developments or matters involving Bois d’Arc, including earnings releases, reasonably in advance of such publication or release.

Stock Exchange Listing

Stone has agreed to use its reasonable best efforts to cause the shares of Stone common stock to be issued in connection with the merger to be listed on the NYSE, subject to official notice of issuance as of the effective time of the merger.

Employee Benefits

Bois d’Arc employees will be credited for their service with Bois d’Arc at the effective time of the merger for purposes of eligibility, participation and vesting (but not the accrual of benefits under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Stone in which they may participate.

To the extent Bois d’Arc employees and their dependents enroll in any health plan sponsored by Stone, Stone will waive any preexisting condition limitation otherwise applicable to them. In addition, Stone will cause such health plans to (1) waive all waiting periods otherwise applicable to Bois d’Arc employees and their dependents, other than waiting periods that are in effect with respect to such individuals as of the effective time of the merger under Bois d’Arc’s benefit plans, and (2) provide each Bois d’Arc employee and his or her dependents with credit for any co-payments and deductibles paid by them under the corresponding benefit plans of Bois d’Arc prior to the effective time of the merger.

Stone will permit Bois d’Arc employees who continue to be employed by Stone or a subsidiary of Stone after the effective time of the merger to schedule and take vacation days that have accrued prior to the effective time of the merger through December 31, 2008, and Stone will give service credit for purposes of determining vacation, sick leave and any other paid time off entitlements after the effective time of the merger.

2008 Retention Bonus Plan.  Pursuant to the Bois d’Arc 2008 Retention Bonus Plan, employees of Bois d’Arc (other than employees with employment or change in control agreements) whose employment is terminated by Stone other than for cause within the 90-day period following the merger, or who do not receive an offer of comparable employment from Stone and terminate their employment at the end of such 90-day period, will receive a severance payment equal to 100% of the employee’s annual base salary as in effect on May 1, 2008. Payment is conditioned upon the employee’s execution of a release and waiver of all employment-related claims. An offer of comparable employment means an offer of employment in Houston from Stone or a subsidiary of Stone with no reduction in base salary or bonus opportunity, and with employee benefits that are provided to Stone’s similarly situated employees.

Overriding Royalty Interest Incentive Plan.  Bois d’Arc maintains an Overriding Royalty Interest Incentive Plan (the “ORRI Plan”), which provides for annual bonuses to certain employees other than senior executives. The ORRI Plan provides for an annual bonus pool, which is credited, in general, with an ORRI in each well at the time drilling begins equal to approximately 0.9% of Bois d’Arc’s net working interest in the well. At year-end, the amount credited to the bonus pool is paid to the eligible employees in cash. The ORRI Plan has been amended in connection with the merger to provide that the amount of the bonus pool for 2008 will be determined as of the merger date and for a participant to receive a bonus under the ORRI Plan, the participant must remain employed through the 90-day period following the merger or be involuntarily terminated by Stone other than for cause during that 90-day period. The bonus pool will be paid on the date that is 90 days following the effective time of the merger.

If requested by Stone, Bois d’Arc shall terminate, immediately prior to the effective time, such Bois d’Arc benefit plan(s) that are identified by Stone, other than the Retention Bonus Plan and the ORRI Plan.

Bois d’Arc and Stone will cooperate with each other in all reasonable respects relating to any actions described above.

Nothing in the merger agreement will constitute an amendment to, or be construed as amending, any benefit plan, program or agreement sponsored, maintained or contributed to by Stone or any subsidiary of Stone. No Bois d’Arc employee nor any other person (other than the parties to the merger agreement) is intended to be a beneficiary of the provisions described above. Nothing in the merger agreement will require or be construed or interpreted as requiring Stone or any of its subsidiaries to continue the employment of any Bois d’Arc employee after the effective time of the merger.

Certain Tax Matters

The merger agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each of Bois d’Arc and Stone have agreed that they will use their reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code.

In connection with the merger, Stone will file all required information with its tax returns and maintain all records required for tax purposes. Stone and Bois d’Arc will cooperate in the preparation, execution and filing of all tax returns and related documents.

Section 16 Matters

Prior to the closing date of the merger, Stone and Bois d’Arc, and their respective boards of directors, will use their reasonable best efforts to take all actions to cause any dispositions of shares of Bois d’Arc common stock (including derivative securities with respect to shares of Bois d’Arc common stock) or acquisitions of Stone common stock (including derivative securities with respect to Stone common stock) resulting from the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

No Solicitation of Alternative Transactions

The merger agreement provides, subject to limited exceptions described below, that each of Bois d’Arc and Stone will not, and will cause its subsidiaries and representatives not to:

•	directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal (as defined below);

•	participate or engage in any discussions or negotiations with, or disclose any non-public information relating to itself or any of its subsidiaries, or afford access to its or its subsidiaries’ properties, books or records to any person that has made or that it knows or has reason to believe is contemplating making an acquisition proposal; or

•	accept an acquisition proposal or enter into any agreement, including any letter of intent (other than a confidentiality agreement in certain circumstances that contains specified terms), that (1) provides for, constitutes or relates to any acquisition proposal or (2) requires or causes either Bois d’Arc or Stone to respectively abandon, terminate or fail to consummate the merger or the other transactions contemplated by the merger agreement.

The merger agreement permits Bois d’Arc and Stone to take and disclose to their respective stockholders a position with respect to an acquisition proposal from a person to the extent required under applicable federal securities laws or other applicable law. If either Bois d’Arc or Stone receives a written acquisition proposal at any time prior to obtaining, in the case of Bois d’Arc, the required Bois d’Arc stockholder vote approving the merger agreement, or in the case of Stone, the Stone stockholder vote approving the issuance of Stone common stock pursuant to the merger, then that party and its respective board of directors may participate or engage in discussions or negotiations with, furnish non-public information to, and afford access to its properties, books or records to, the person making the acquisition proposal if:

•	the acquisition proposal was not initiated, solicited, knowingly encouraged or facilitated by that party, its subsidiaries, or any of its officers or directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives after the date of the merger agreement;

•	the board of directors of the party that received the acquisition proposal determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as defined below);

•	the board of directors of the party that received the acquisition proposal determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties to the applicable company and its stockholders under applicable law;

•	the board of directors of the party that received the acquisition proposal determines in good faith, after consultation with its financial advisors and outside legal counsel, that the person making such acquisition proposal is reasonably expected to have the ability to consummate such acquisition proposal; and

•	before the party receiving the acquisition proposal provides any information to the person making the acquisition proposal, such person enters into a confidentiality agreement on specified terms with the party that received the acquisition proposal.

Each of Bois d’Arc and Stone has also agreed:

•	to promptly advise the other party in writing of the receipt of any acquisition proposal or any request for information received from any person that has made or that it reasonably believes may be contemplating an acquisition proposal, or any inquiry, discussions or negotiations with respect to any acquisition proposal, the material terms and conditions of any request, acquisition proposal, inquiry, discussions or negotiations, and the identity of the person or group making any request or acquisition proposal or with whom any discussions or negotiations are taking place;

•	to provide the other party any non-public information concerning it provided to any other person or group in connection with any acquisition proposal that was not previously provided to the other party and copies of any written materials received from that person or group;

•	to keep the other party fully and promptly informed of the status of any acquisition proposals (including the identity of the parties involved and price and any material changes to any terms and conditions); and

•	not to release any third party from or waive any provisions of any confidentiality agreement related to any potential acquisition proposal or any standstill agreement.

Bois d’Arc’s Ability to Make an Adverse Recommendation Change

At any time prior to obtaining the required Bois d’Arc stockholder vote approving the merger agreement, and subject to Bois d’Arc’s compliance at all times with the no-solicitation provisions described above, the board of directors of Bois d’Arc may make an adverse recommendation change (defined below) and (as a result of such adverse recommendation change) cancel the Bois d’Arc Stockholder Special Meeting if: (1) not in connection with an acquisition proposal with respect to Bois d’Arc, the Bois d’Arc board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties to Bois d’Arc and its stockholders under applicable law, or (2) in connection with an acquisition proposal with respect to Bois d’Arc, the Bois d’Arc board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal and that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties to Bois d’Arc and its stockholders under applicable law; provided, that the Bois d’Arc board of directors may not make any adverse recommendation change until the fifth business day the after receipt by Stone of written notice (a “notice of change”) from Bois d’Arc advising Stone that the Bois d’Arc board of directors has determined:

•	in the case of clause (1) above, that the Bois d’Arc board of directors intends to make such adverse recommendation change and containing the material facts and information constituting the basis for such determination by the Bois d’Arc board of directors that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties to Bois d’Arc and its stockholders. During such five business day period, Bois d’Arc agrees, at the request of Stone, to negotiate in good faith with Stone with respect to any changes or modifications to the merger agreement that would allow the Bois d’Arc board of directors not to make such adverse recommendation change consistent with its fiduciary duties; provided that a determination by the Bois d’Arc board of directors in good faith, after consultation with its outside legal counsel and financial advisors, that, after taking into account any such changes or modifications, the failure to make a company adverse recommendation change would be inconsistent with its fiduciary duties to Bois d’Arc and its stockholders will not require a new notice of change or a new five business day notice period, and

•	in the case of clause (2) above, that such acquisition proposal with respect to Bois d’Arc constitutes a superior proposal, that the Bois d’Arc board of directors intends to make such company adverse recommendation change and containing all required information, together with copies of any written offer or proposal in respect of such superior proposal unless previously provided and a summary of the terms and conditions of such proposal. During such five business day period, Bois d’Arc agrees, at the request of Stone, to negotiate in good faith with Stone with respect to any revised offer from Stone in respect of the terms of the transactions contemplated by this agreement. In making a determination that such acquisition proposal with respect to Bois d’Arc constitutes a superior proposal and that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties to Bois d’Arc and its stockholders, the Bois d’Arc board of directors shall take into account any changes or modifications to the terms of the merger agreement proposed by Stone; provided that a determination by the Bois d’Arc board of directors in good faith, after consultation with its outside legal counsel and financial advisors, that, after taking into account any such changes or modifications, such acquisition proposal with respect to Bois d’Arc continues to constitute a superior proposal and the failure to make a company adverse recommendation change would be inconsistent with its fiduciary duties to Bois d’Arc and its stockholders will not require a new notice of change or a new five business day notice period.

Stone’s Ability to Make an Adverse Recommendation Change

At any time prior to obtaining the required Stone stockholder vote approving the issuance of Stone ordinary shares pursuant to the merger, and subject to Stone’s compliance at all times with the no-solicitation provisions described above and (as a result of such adverse recommendation change) cancel the Stone Stockholder Special Meeting if: (1) not in connection with an acquisition proposal with respect to Stone, the Stone board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties to Stone and its stockholders under applicable law, or (2) in connection with an acquisition proposal with respect to Stone, the Stone board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal and that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties to Stone and its stockholders under applicable law; provided, that the Stone board of directors may not make any adverse recommendation change until the fifth business day the after receipt by Bois d’Arc of written notice (a “notice of change”) from Stone advising Bois d’Arc that the Stone board of directors has determined:

•	in the case of clause (1) above, that the Stone board of directors intends to make such adverse recommendation change and containing the material facts and information constituting the basis for such determination by the Stone board of directors that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties to Stone and its stockholders. During such five business day period, Stone agrees, at the request of Bois d’Arc, to negotiate in good faith with Bois d’Arc with respect to any changes or modifications to the merger agreement that would allow the Stone board of directors not to make such adverse recommendation change consistent with its fiduciary duties; provided that a determination by the Stone board of directors in good faith, after consultation with its outside legal counsel and financial advisors, that, after taking into account any such changes or modifications, the failure to make a company adverse recommendation change would be inconsistent with its fiduciary duties to Stone and its stockholders will not require a new notice of change or a new five business day notice period, and

•	in the case of clause (2) above, that such acquisition proposal with respect to Stone constitutes a superior proposal, that the Stone board of directors intends to make such company adverse recommendation change and containing all required information, together with copies of any written offer or proposal in respect of such superior proposal unless previously provided and a summary of the terms and conditions of such proposal. During such five business day period, Stone agrees, at the request of Bois d’Arc, to negotiate in good faith with Bois d’Arc with respect to any revised offer from Stone in respect of the terms of the transactions contemplated by this agreement. In making a determination that such acquisition proposal with respect to Stone constitutes a superior proposal and that the failure to make an adverse recommendation change would be inconsistent with its fiduciary duties to Stone and its stockholders, the Stone board of directors shall take into account any changes or modifications to the terms of the merger agreement proposed by Bois d’Arc; provided that a determination by the Stone board of directors in good faith, after consultation with its outside legal counsel and financial advisors, that, after taking into account any such changes or modifications, such acquisition proposal with respect to Stone continues to constitute a superior proposal and the failure to make a company adverse recommendation change would be inconsistent with its fiduciary duties to Stone and its stockholders will not require a new notice of change or a new five business day notice period.

Acquisition Proposal.  For purposes of this joint proxy statement/prospectus, the term “acquisition proposal” means, with respect to Bois d’Arc or Stone, any proposal, other than the transactions contemplated by the merger agreement; whether or not in writing, for the:

•	direct or indirect acquisition or purchase of a business or assets that generates or constitutes 25% or more of the net revenues, net income or the assets (based on book value or fair market value thereof) of such party and its subsidiaries, taken as a whole;

•	direct or indirect acquisition or purchase of 25% or more of any class of equity securities or capital stock of such party or any of its subsidiaries whose business generates or constitutes 25% or more of the net revenues, net income or assets of such party and its subsidiaries, taken as a whole; or

•	merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that, if consummated, would result in any person beneficially owning 25% or more of any class of equity securities of such party or any of its subsidiaries whose business generates or constitutes 25% or more of the net revenues, net income or assets (based on book value or fair market value thereof) of such party and its subsidiaries, taken as a whole.

Superior Proposal.  For purposes of this joint proxy statement/prospectus, the term “superior proposal,” with respect to Bois d’Arc or Stone, means:

•	any bona fide written acquisition proposal that was not initiated, solicited, knowingly facilitated or encouraged by such party or any of its subsidiaries or any of their respective representatives in violation of the merger agreement, made by a third party to acquire, directly or indirectly, 50% or more of the equity securities of such party or 50% or more of the assets of such party and its subsidiaries, taken as a whole, pursuant to a tender offer, exchange offer, merger, share exchange, asset purchase or other business combination; and

•	the terms of such proposal, as determined by the majority of the board of directors of such party (after consultation with its financial advisors and outside legal counsel) in good faith, (1) would result in a transaction that, if consummated, is more favorable to the stockholders of such party (in their capacity as stockholders), than the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including any changes to the terms of the merger agreement offered by the other party in response to such proposal or otherwise), and (2) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Adverse Recommendation Change.  For purposes of this joint proxy statement/prospectus, the term “adverse recommendation change” means, with respect to Bois d’Arc or Stone, a direct or indirect action or public proposal made by its board of directors or a committee of its board of directors to:

•	withdraw or publicly propose to withdraw (or amend or modify in a manner adverse to the other party) its approval, recommendation or declaration of advisability of the merger agreement, the merger or the other transactions contemplated by the merger agreement; or

•	recommend, adopt or approve or propose publicly to recommend, adopt or approve any acquisition proposal.

Termination of the Merger Agreement

General

The merger agreement may be terminated by written notice at any time prior to the effective time of the merger in any of the following ways:

•	by mutual written consent of Stone and Bois d’Arc;

•	by either Stone or Bois d’Arc if:

•	the merger is not completed on or before December 31, 2008, unless the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement has been the cause of, or resulted in the failure of the merger to have been completed on or before this date;

•	any court or other governmental entity having jurisdiction over any party to the merger agreement has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or making the merger illegal and such statute, rule, order, decree, regulation or other action has become final and nonappealable, provided that the right to terminate the merger agreement pursuant to this provision may not be exercised by a party whose failure to fulfill any material obligations under the merger agreement has been the cause of or resulted in such action or who is then in material breach of its obligations described above under “— Covenants — Further Action; Commercially Reasonable Efforts;”

•	prior to obtaining the required vote of the Bois d’Arc stockholders, the Bois d’Arc board of directors makes an adverse recommendation change;

•	prior to obtaining the required vote of the Stone stockholders, the Stone board of directors makes an adverse recommendation change;

•	the Bois d’Arc stockholders fail to approve the merger agreement by the requisite vote;

•	the Stone stockholders fail to approve the issuance of additional shares of Stone common stock pursuant to the merger;

•	there has been a breach of or failure to perform in any material respect any of the representations, warranties, covenants or agreements set forth in the merger agreement on the part of Bois d’Arc, on the one hand, or Stone, on the other hand, which breach or failure to perform would give rise to the failure of the conditions to closing related to accuracy of the representations and warranties and performance of the covenants in the merger agreement, and which is incapable of being cured before December 31, 2008, or has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party;

•	the representations and warranties of Bois d’Arc, on the one hand, or Stone, on the other hand, are or become untrue, which untruth would give rise to the failure of the condition to closing related to accuracy of the representations and warranties in the merger agreement, and which is incapable of being cured before December 31, 2008 or has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party;

•	by Stone if Bois d’Arc has breached or failed to perform in any material respect any of its covenants or other agreements as described under “— Covenants — No Solicitation of Alternative Transactions;” or

•	by Bois d’Arc if Stone has breached or failed to perform in any material respect any of its covenants or other agreements as described under “— Covenants — No Solicitation of Alternative Transactions.”

Termination Fees and Expenses

Except for the termination fees set forth in the merger agreement and as described below, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses.

Bois d’Arc must pay Stone a termination fee of $55 million if:

•	the merger agreement is terminated by either Stone or Bois d’Arc because prior to obtaining the required vote of the Bois d’Arc stockholders, the Bois d’Arc board of directors makes an adverse recommendation change; or

•	the merger agreement is terminated by either Stone or Bois d’Arc for failure to close the merger on or before December 31, 2008, or because the Bois d’Arc stockholders failed to approve the merger agreement by the required vote, and

•	prior to such termination, an acquisition proposal with respect to Bois d’Arc has been publicly proposed by any person (other than by Stone or any of its respective affiliates) or any person publicly has announced its intention (whether or not conditional) to make such acquisition proposal or such intention has otherwise become known to Bois d’Arc’s stockholders generally, and

•	within 365 days after termination of the merger agreement, Bois d’Arc or any of its subsidiaries enters into any definitive agreement providing for an acquisition proposal or an acquisition proposal is consummated.

Stone must pay Bois d’Arc a termination fee of $55 million if:

•	the merger agreement is terminated by either Stone or Bois d’Arc because prior to obtaining the required vote of the Stone stockholders, the Stone board of directors makes an adverse recommendation change; or

•	the merger agreement is terminated by either Stone or Bois d’Arc for failure to close the merger on or before December 31, 2008, or because the Stone stockholders failed to approve the issuance of the shares of Stone common stock, and

•	prior to such termination, an acquisition proposal with respect to Stone has been publicly proposed by any person (other than by Bois d’Arc or any of its respective affiliates) or any person publicly has announced its intention (whether or not conditional) to make such acquisition proposal or such intention has otherwise become known to Stone’s stockholders generally, and

•	within 365 days after termination of the merger agreement, Stone or any of its subsidiaries enters into any definitive agreement providing for an acquisition proposal or an acquisition proposal is consummated.

For purposes of this subsection “— Termination Fees and Expenses,” the term “acquisition proposal” shall have the meaning assigned to such term under “— Covenants — No Solicitation of Alternative Transactions” above, except that all references to “25%” therein are deemed to be references to “40%” for the purposes of this subsection.

Effect of Termination

In the event of the termination of the merger agreement as described above, written notice must be given by the terminating party to the other parties specifying the provision of the merger agreement pursuant to which such termination is made, and except as described in this paragraph, the merger agreement will become null and void after the expiration of any applicable period following such notice. In the event of the termination of the merger agreement, there will be no liability on the part of Stone or Merger Sub, on the one hand, or Bois d’Arc, on the other hand, except as described above under “— Termination Fees and Expenses” and except with respect to the requirement to comply with the confidentiality agreements; provided, that no party will be relieved from any liability with respect to any willful breach of any representation, warranty, covenant or other obligation under the merger agreement.

FINANCING OF THE MERGER

Stone currently has a $300 million revolving credit facility through a syndicate of banks led by Bank of America, N.A. On April 29, 2008, Stone, Bank of America, N.A. and Banc of America Securities LLC entered into a commitment letter and fee letter with respect to the financing of the merger and the related transactions. The commitment letter provides for a commitment of an aggregate of $700 million in financing under an amended and restated revolving credit facility maturing July 1, 2011. Stone and Merger Sub will be the borrowers under the facility. The facility will be guaranteed by all of the material direct and indirect subsidiaries of Stone and Merger Sub.

Stone expects to finance the cash portion of the merger consideration, which is expected to be approximately $936 million by utilizing cash existing on its balance sheet and through approximately $500 million to $600 million in borrowings under the credit facility. Stone expects also to use the credit facility to pay for estimated direct merger costs, to repay and retire certain indebtedness of Bois d’Arc, and for working capital purposes. For a description of Stone’s outstanding debt after giving effect to the merger, see the unaudited pro forma combined financial statements included elsewhere in this joint proxy statement/prospectus.

The commitment letter expires December 31, 2008, and is subject to customary closing conditions. The credit facility will mature on July 1, 2011 and will be guaranteed by all of Stone’s and Merger Sub’s existing direct and indirect material subsidiaries. The credit facility will be collateralized by substantially all of Stone’s, Merger Sub’s and their material subsidiaries’ assets. Stone and Merger Sub will be required to mortgage, and grant a security interest in, its oil and gas reserves representing at least 80% of the discounted present value of the future net income of Stone, Merger Sub and their material subsidiaries oil and gas reserves reviewed in determining the borrowing base. Stone, Merger Sub and their material subsidiaries will also pledge the stock of each of their material subsidiaries to the lenders to secure the credit facility.

Advances under the credit facility may be made to Stone and Merger Sub on a revolving basis up to the full amount and subject to a borrowing base. The initial borrowing base is currently set at $700 million. The determination of the future borrowing base will be made by the lenders taking into consideration the estimated value of Stone’s and Merger Sub’s oil and gas properties in accordance with the lenders’ customary practices for oil and gas loans. This process involves reviewing Stone’s and Merger Sub’s estimated proved reserves and their valuation. The borrowing base will be redetermined semi-annually, and the available borrowing amount could be increased or decreased as a result of such redeterminations. In addition, Stone, Merger Sub and the lenders each will have discretion at any time, but not more often than twice during any calendar year, to have the borrowing base redetermined. Stone will pay a commitment fee on any unused portion of the credit facility, which will be determined in accordance with a pricing grid based on the utilization of the available borrowing base. Also, up to $300 million of the facility may be available for the issuance of letters of credit.

If the credit facility has not closed prior to September 30, 2008, Stone must deliver to the lenders by September 30, 2008, updated, internally prepared reserve reports dated June 30, 2008 with respect to the oil and gas reserves of Stone and its subsidiaries and Bois D’Arc and its subsidiaries. If the credit facility has not closed prior to November 1, 2008, then the $700 million initial borrowing base will be redetermined, effective as of such date using the June 30, 2008 reserve reports.

At Stone’s option, interest on loans under the U.S facility will bear interest at a rate based on the adjusted London Interbank Offering Rate (LIBOR) plus an applicable margin, or a rate based on the prime rate or Federal funds rate (alternative base rate) plus an applicable margin. The credit facility provides for optional and mandatory prepayments, affirmative and negative covenants, and interest coverage ratio and leverage ratio maintenance covenants.

COMPARISON OF RIGHTS OF BOIS d’ARC STOCKHOLDERS AND STONE STOCKHOLDERS

As a result of the merger, the stockholders of Bois d’Arc will become stockholders of Stone. As stockholders of Stone, their rights will be governed by the Delaware General Corporation Law and by Stone’s certificate of incorporation, as amended, and restated bylaws. Stone is organized under the laws of the State of Delaware, and Bois d’Arc is organized under the laws of the State of Nevada. The following discussion summarizes material differences between the Stone certificate of incorporation, as amended, and the Stone restated bylaws and the Bois d’Arc articles of incorporation and the Bois d’Arc bylaws and between certain provisions of Delaware law and Nevada law affecting stockholders’ rights. This section does not include a complete description of all differences among the rights of these holders, nor does it include a complete description of the specific rights of these holders. In addition, the identification of some of the differences in the rights of these holders as material is not intended to indicate that other differences that are equally important do not exist.

Authorized Capital

Stone.  The total number of authorized shares of capital stock of Stone is 105,000,000, consisting of 100,000,000 Stone common shares, par value $0.01 per share, and 5,000,000 preferred shares, issuable in shares, par value $0.01 per share. There are currently no shares of preferred stock issued and outstanding.

Bois d’Arc.  The total number of authorized shares of capital stock of Bois d’Arc is 110,000,000, consisting of 100,000,000 shares of Bois d’Arc common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. There are currently no shares of preferred stock issued and outstanding

Number and Election of Directors

Stone.  The board of directors of Stone has nine members. The Stone certificate of incorporation provides that the number of directors shall be fixed as specified or provided for in the bylaws of the corporation. The Stone restated bylaws provide that the Stone board of directors will consist of a number of directors, not more than 13, to be fixed from time to time by resolution of the Stone board of directors. The Stone restated bylaws provide that the board of directors is divided into three separate classes consisting, as nearly as possible, of equal numbers of directors, with one class being elected annually; however the Stone restated bylaws further provide that the classification of the board of directors should terminate prior to the annual meeting of stockholders in 2010. Members of the Stone board of directors are elected to serve a term of three years and until their successors are elected and qualified; however, the Stone restated bylaws provide for the phase-out of the classification of the board of directors prior to the annual meeting of stockholders in 2010 and pursuant to such phase-out, the directors will be elected to serve a term of one year and until their successors are elected and qualified.

Under Delaware law, stockholders do not have cumulative voting rights for the election of directors unless the corporation’s certificate of incorporation so provides. Stone’s certificate of incorporation provides that no holder of common stock or preferred stock shall have any right to cumulate votes in the election of directors.

Bois d’Arc.  The board of directors of Bois d’Arc has nine members. The Bois d’Arc articles of incorporation provide that the number of directors constituting the board of directors shall be fixed by, or in the manner provided in, the bylaws of the corporation. The Bois d’Arc bylaws provide that the number of directors which shall constitute the whole board of directors shall be determined from time to time by resolution of the Bois d’Arc board of directors (provided that no decrease in the number of directors which would have the effect of shortening the term of an incumbent director may be made by the board of directors). The Bois d’Arc board of directors is divided into three classes. If the number of directors is not evenly divisible by three, the Board shall determine the number in each class, provided that the number of directors in any one class shall not exceed any other class by more than one. Members of the Bois d’Arc board of directors shall hold office for the term for which he or she is elected and until his or her successor shall have been elected or qualified.

Under Nevada law, cumulative voting in the election of directors is only available to stockholders if the corporation’s articles of incorporation so provide. Bois d’Arc’s articles of incorporation expressly deny cumulative voting.

Removal of Directors

Stone.  Under Delaware law, any director or the entire board of directors of a Delaware corporation may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that, unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified stockholders may effect such removal only for cause. The Stone certificate of incorporation does not address the removal of directors. The Stone restated bylaws provide that the Stone board of directors is classified, but that such classification shall terminate prior to the annual meeting of stockholders in 2010, and further provide that any one or more directors or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided that if the board of directors is classified, the stockholder may effect such removal only for cause.

Bois d’Arc.  Under Nevada law, a director may be removed by the vote of the holders of not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote, subject to certain restrictions concerning cumulative voting. However, a Nevada corporation may include in its articles of incorporation a provision requiring the approval of more than two-thirds of the voting power to remove a director. The Bois d’Arc articles of incorporation do not provide for a larger percentage of the voting power to remove a director. Under the Bois d’Arc bylaws, any director or the entire board of directors may be removed, with or without cause, by the holders of two-thirds of the shares of issued and outstanding capital stock entitled to vote.

Filling Vacancies on the Board of Directors

Stone.  Under Delaware law and pursuant to the Stone restated bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be duly elected and qualified.

Bois d’Arc.  In accordance with Nevada law, vacancies and newly created directorships, including those resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or a sole remaining director. Any directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be duly elected and qualified.

Stockholder Meetings and Provisions for Notices; Proxies

Stone.  The Stone restated bylaws provide that the annual meeting of the stockholders shall be held at such place, within or without the State of Delaware, on such date and at such time as the board of directors shall fix and set forth in the notice of the meeting.

The Stone restated bylaws provide that a special meeting of stockholders for any proper purpose or purposes may be called at any time by the Chairman of the Board (if any), the President, by a majority of the board of directors or by a majority of the executive committee, and may not be called by any other person or persons. Neither the Stone certificate of incorporation, as amended, nor the Stone restated bylaws authorizes the stockholders to call a special meeting.

Under the Stone restated bylaws, written notice stating the place, day and hour of annual or special meetings of stockholders must be mailed no less than 10 days and no more than 60 days before the date of such annual or special meeting to each stockholder entitled to vote at the meeting. For special meetings, the purpose or purposes for such meeting must also be stated in the notice.

Under Delaware law and the Stone restated bylaws, no proxy shall be valid after three years from the date of its execution, unless the proxy provides for a longer period.

Bois d’Arc.  The Bois d’Arc bylaws provide that the annual meeting of the stockholders shall be held at such place, within or without the State of Nevada, on such date and at such time as the board of directors shall fix and set forth in the notice of the meeting, at which meeting the stockholders shall elect directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting.

The Bois d’Arc bylaws provide that special meetings of stockholders may be called for any purpose at any time by the Chairman of the Board, by the Chief Executive Officer or by a majority of the board of directors, or by the written request of stockholders of record owning a majority of the capital stock of Bois d’Arc issued and outstanding, and shall be called by the Chairman of the Board, by the Chief Executive Officer, or by the Secretary upon the written request for such meeting, stating the purpose or purposes of the meeting, delivered to such officer, signed by the holder(s) of at least 10% of the issued and outstanding stock entitled to vote at such meeting.

Pursuant to the Bois d’Arc bylaws, written notice signed by the President, Vice President, Secretary, or Assistant Secretary, or other persons as the Chief Executive Officer or Board of Directors may designate, of the place, date and hour of the annual or special meeting shall be given to each stockholder of record entitled to vote at such meeting between 10 and 60 days before the date of such meeting. Every notice of a special meeting shall state the purpose or purposes for which the meeting is called.

Under the Bois d’Arc bylaws and Nevada law, no proxy shall be valid after six months from the date of its creation, unless the proxy provides for a longer period, which in no event may exceed seven years from such date.

Quorum and Voting by Stockholders

Stone.  The Stone restated bylaws provide that the holders of a majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, present in person or represented by proxy, shall constitute a quorum at any such meeting of stockholders.

The Stone restated bylaws provide that directors are elected by a plurality of the votes cast, and except as otherwise required by law, the Stone certificate of incorporation, or the Stone restated bylaws, all other matters shall be determined by a majority of the votes cast, at any meeting at which a quorum is present.

Bois d’Arc.  Unless the articles of incorporation or bylaws provide for different proportions, Nevada law provides that the holders of a majority of the outstanding shares of Bois d’Arc common stock entitled to vote, that are present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transaction of business, and an action by the stockholders (other than with respect to the election of directors) is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. The Bois d’Arc bylaws provide that the affirmative vote of a majority of the outstanding shares of Bois d’Arc common stock entitled to vote represented at any meeting of stockholders at which a quorum is present shall constitute the act of the stockholders. Under Nevada law, directors must be elected at the annual meeting of the stockholders by a plurality of the votes cast at the election, unless the articles of incorporation or the bylaws require more than a plurality of the votes cast or unless elected by written consent by at least a majority of the voting power. The Bois d’Arc articles of incorporation and bylaws do not require more than a plurality of votes cast for director elections.

Stockholder Action Without a Meeting

Stone.  Delaware law and the Stone restated bylaws provide that any action permitted or required by law, the certificate of incorporation or the bylaws to be taken at a meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall by signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon are present and vote.

Bois d’Arc.  As permitted by Nevada law, the Bois d’Arc bylaws provide that any action permitted or required by law, the articles of incorporation or the bylaws to be taken at a meeting of the stockholders may be taken without a meeting, and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed (and dated as of the date of signature) by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon are present and voted.

Amendment of Certificate or Articles of Incorporation

Stone.  Under Delaware law, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation requires a declaration by the board of directors of the amendment’s advisability and, except with respect to a certificate of designations or a short form merger to change the corporation’s name, an affirmative vote of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon. The Stone certificate of incorporation, as amended, grants the right to amend the certificate of incorporation or any provision thereof, but does not provide for a greater vote than that required under Delaware law.

Bois d’Arc.  Under Nevada law, the articles of incorporation may be amended by the affirmative vote of the holders of a majority of the voting power or such greater proportion as may be required in the case of a vote by classes or series or by the articles of incorporation. The board of directors must adopt a resolution setting forth the proposed amendment and submit it to a stockholder vote. Bois d’Arc’s articles of incorporation do not modify the Nevada standard requiring the approval of at least a majority of the issued and outstanding shares entitled to vote to amend the articles of incorporation.

Amendment of Bylaws

Stone.  The Stone restated bylaws may be amended or repealed, or new bylaws may be adopted, by the stockholders or by the board of directors without action on the part of the stockholders; provided that any bylaws that were adopted or amended by the board of directors may be amended, altered or repealed by the stockholders. In addition, no adoption, amendment, or repeal by the board of directors shall be valid with respect to bylaw provisions which have been adopted, amended, or repealed by the stockholders. Under the Stone restated bylaws, the stockholders may amend the Stone restated bylaws by an affirmative vote of the majority of the votes cast, provided that no amendment or repeal or modification of Sections 3, 4, 13 of Article II or Sections 1, 2 or 9 of Article III, or Article IX shall be effective without the affirmative vote of (i) a majority of the board of directors or (ii) holders of outstanding shares of common stock representing 80% or more of the voting power of the outstanding voting securities of Stone.

Bois d’Arc.  Nevada law provides that the directors of a corporation may amend the bylaws, subject to any bylaws adopted by the stockholders. Unless otherwise prohibited by any bylaw adopted by the stockholders, the directors may adopt, amend or repeal any bylaw, including any bylaw adopted by the stockholders. The articles of incorporation of a Nevada corporation may grant the authority to adopt, amend or repeal bylaws exclusively to the directors. Bois d’Arc’s articles of incorporation provide that the directors shall have the power to adopt, amend and repeal the bylaws, subject to the power of the stockholders to amend or repeal such bylaws adopted or amended by the directors.

Anti-Takeover Statutes

Stone.  The provisions of Delaware law relating to business combinations do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 shareholders.

Stone has not adopted any provision in its certificate of incorporation or bylaws to “opt out” of the Delaware laws relating to business combinations.

Under Delaware law, a corporation may not engage in certain transactions with an “interested stockholder.” For purposes of this provision, an “interested stockholder” generally means any person who, together with its affiliates or associates, directly or indirectly owns 15% or more of the outstanding voting stock of the corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years following the date that the stockholder acquired its stock unless:

•	prior to the stockholder becoming an interested stockholder, the board of directors of the corporation approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and shares held by certain employee stock plans) in which such stockholder became an interested stockholder; or

•	the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Bois d’Arc.  Nevada law generally provides that a Nevada resident domestic corporation may not engage in any combination with an interested stockholder for a period of three years following the date that such stockholder first became an interested stockholder unless prior to that time the board of directors of the corporation approved either the combination or the transaction by which the stockholder first became an interested stockholder. After expiration of the three-year period, a Nevada corporation may engage in a combination with an interested stockholder only if such stockholder receives approval from the holders of a majority of the disinterested shares at a meeting called no earlier than 3 years after the person first became an interested stockholder, or the offer meets certain fair price criteria specified under Nevada law. For purposes of the foregoing provisions, a resident domestic corporation means a Nevada corporation that has 200 or more stockholders and an interested stockholder generally means any person that is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or its affiliate or associate.

The above provisions do not apply to any combination involving a Nevada resident domestic corporation:

•	whose original articles of incorporation expressly elect not to be governed by these anti-takeover provisions of Nevada law;

•	which does not, as of the date that a person first becomes an interested stockholder, have a class of voting shares registered with the SEC under Section 12 of the Securities Act, unless the articles of incorporation provide otherwise;

•	whose articles of incorporation were amended to provide that the corporation is subject to the above provisions and which did not have a class of voting shares registered with the SEC under Section 12 of the Securities Act on the effective date of such amendment,; or

•	that amends its articles of incorporation, approved by a majority of the disinterested shares, to expressly elect not to be governed by the anti-takeover provisions of Nevada law.

Bois d’Arc’s articles do not elect not to be governed by Nevada’s “Combinations with Interested Stockholder” statutes. However, Stone presently owns no shares of Bois d’Arc’s stock and Bois d’Arc’s board of directors has expressly approved the merger agreement and other transactions for purposes of these statutes so the restrictions do not apply to Bois d’Arc.

Nevada also has “acquisition of controlling interest” statutes which provide in effect that a person acquiring a controlling interest in an issuing corporation, and those acting in association with such person, obtain only such voting rights in the control shares as are conferred by stockholders (excluding such acquiring and associated persons) holding a majority of the voting power of the issuing corporation unless the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition provide that these statutes do not apply to the corporation or to an acquisition specifically by types of stockholders. For purposes of the foregoing provisions, a “controlling interest” means the ownership of voting shares sufficient to enable an acquiring person to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting power is the election of directors. An “issuing corporation” means a corporation organized in Nevada which has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada on the corporation’s stock ledger, and which does business in Nevada directly or through an affiliate. Since Bois d’Arc does not have 100 record stockholders in Nevada and does not do business in Nevada, these statutes do not apply to the corporation.

Limitation of Liability and Indemnification of Directors and Officers

Stone.  The Stone certificate of incorporation provides that no director of the corporation shall be personally liable to Stone or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability which is not subject to limitation under Delaware law, as such exists or may hereafter be amended to further limit or eliminate such liability. The Stone certificate of incorporation also provides that Stone shall, to the fullest extent permitted by law, indemnify any and all officers and directors of Stone, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities, or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Stone certificate of incorporation also provides that Stone shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of Stone as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Stone would have the power to indemnify him against such liability.

The Stone restated bylaws provide a contractual right to indemnification to a variety of persons affiliated with Stone, including any directors and officers who are, were, or have agreed to assume such positions, against liability in any action or proceeding (other than one initiated by or in the right of Stone). Such right to indemnification can only be amended prospectively and applies to actions taken against directors and officers in their capacities as functionaries of other entities as long as such affiliation occurred at Stone’s request. The right of indemnification also inures to the heirs, executors, and administrators of persons to whom the right previously belonged in proceedings initiated by such persons, but only if such proceedings were approved by the Board of Directors.

Bois d’ Arc.  The Bois d’Arc articles of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by Nevada law. Nevada law provides that a Nevada corporation may indemnify and the Bois d’Arc bylaws provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, if the person (a) is not liable pursuant to NRS 78,138 or (b) acted in good faith and in a manner which the person reasonably believed was in or not opposed to the best interests of the corporation. NRS 78,138 and the bylaws provide that a director of Bois d’Arc shall not be personally liable to Bois d’Arc or its stockholders or creditors for damages resulting from any action or failure to act in his or her capacity as a director or officer, if his or her act or omission did not constitute a breach of his or her fiduciary duties and did not involve intentional misconduct, fraud or a knowing violation of law. Nevada law provides, to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of an action, suit or proceeding, Bois d’Arc shall indemnify such person against expenses incurred in connection with the defense. Bois d’Arc’s bylaws provide that any repeal or amendment of a person’s rights to indemnifcation shall be prospective only, and a director shall not be liable to Bois d’Arc or its stockholders or creditors to such further extent as permitted by any law enacted after adoption of the bylaws, including, without limitation, any subsequent amendment to the NRS.

Appraisal/Dissenter’s Rights

Stone.  Under Delaware law, stockholders are not entitled to appraisal rights in connection with the merger.

Bois d’Arc.  Under Nevada law, stockholders do not have dissenter’s rights with respect to shares of any class or series of stock if such shares are (1) listed on a national securities exchange or included in the national market system by the National Association of Securities Dealers, Inc., or (2) held by at least 2,000 stockholders of record, unless the stockholders receive in exchange for their shares anything other than cash, owner’s interests or owner’s interests and cash in lieu of fractional shares of the surviving or acquiring entity, or of any other entity that is publicly listed or held by at least 2,000 holders of owner’s interests, or a combination of the foregoing. Since Stone’s common stock is publicly listed and Bois d’Arc stockholders are receiving cash and Stone common stock, under Nevada law, stockholders are not entitled to dissenter’s rights in connection with the merger.

STOCKHOLDER PROPOSALS

Stone 2008 Annual Stockholder Meeting and Stockholder Proposals

The 2008 annual meeting of Stone stockholders was held on May 15, 2008. Stone stockholders may submit proposals on matters appropriate for stockholder action (including any election of a director) at meetings of Stone’s stockholders in accordance with Rule 14a-8 under the Exchange Act. If a Stone stockholder wants to include such a proposal in Stone’s proxy statement for presentation at its 2009 annual meeting of stockholders, the proposal must be received by Stone’s secretary, at the principal executive offices of Stone at 625 East Kaliste Saloom Road, Lafayette, Louisiana 70508, not earlier than 120 days or later than 90 days prior to the first anniversary of the 2008 annual meeting of stockholders in accordance with Article II, Section 13 of Stone’s bylaws.

Bois d’Arc 2008 Annual Stockholder Meeting and Stockholder Proposals

Bois d’Arc has postponed its 2008 annual meeting of stockholders, which has typically been held in the second quarter of the year. If the 2008 annual meeting is held, Bois d’Arc stockholders may submit proposals on matters appropriate for stockholder action (including any election of a director) at meetings of Bois d’Arc’s stockholders in accordance with Rule 14a-8 under the Exchange Act. If a Bois d’Arc stockholder wants to make such a proposal that will not be included in the proxy statement pursuant to Rule 14a-8 at the 2008 annual meeting of stockholders, the proposal must be received at the principal executive office of Bois d’Arc, at 600 Travis Street, Suite 5200, Houston, Texas 77002, not less than 90 days nor more than 120 days prior to the first anniversary of the date Bois d’Arc’s proxy statement was released to stockholders for the 2007 annual meeting of stockholders in accordance with Section 2.13 of Bois d’Arc’s bylaws.

LEGAL MATTERS

The validity of the shares of Stone common stock to be issued in connection with the merger will be passed upon for Stone by Vinson & Elkins L.L.P. It is a condition to the merger that Stone Energy Corporation and Bois d’Arc Energy, Inc. receive opinions from Vinson & Elkins L.L.P. and Locke Lord Bissell & Liddell LLP, respectively, concerning the U.S. federal income tax consequences of the merger.

EXPERTS

The consolidated financial statements of Stone Energy Corporation appearing in Stone Energy Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Stone Energy Corporation for the three-month periods ended March 31, 2008 and March 31, 2007, incorporated by reference in this joint proxy statement/prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 6, 2008, included in Stone Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

Certain information with respect to the oil and gas reserves associated with Stone Energy Corporation’s oil and natural gas properties is derived from the reports of Netherland, Sewell & Associates, Inc. an independent petroleum consulting firm, and has been included in this document upon the authority of said firm as an expert with respect to the matters covered by such report and in giving such report.

The consolidated financial statements of Bois d’Arc Energy, Inc. appearing in Bois d’Arc Energy Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Bois d’Arc Energy, Inc. for the three-month periods ended March 31, 2008 and March 31, 2007, incorporated by reference in this joint proxy statement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 9, 2008, included in Bois d’Arc Energy Inc.’s Quarterly Report (Form 10-Q) for the quarter ended March 31, 2008, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

Certain information with respect to the oil and gas reserves associated with Bois d’Arc Energy, Inc.’s oil and natural gas properties is derived from the reports of Lee Keeling and Associates, Inc. an independent petroleum consulting firm, and has been included in this document upon the authority of said firm as an expert with respect to the matters covered by such report and in giving such report.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Stone and Bois d’Arc file reports and other information with the SEC. Stone and Bois d’Arc stockholders may read and copy these reports, statements or other information filed by either Stone or Bois d’Arc at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC filings of Stone and Bois d’Arc are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Stone has filed a registration statement on Form S-4 to register with the SEC the shares of Stone common stock to be issued to Bois d’Arc stockholders pursuant to the merger. This joint proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of Stone, in addition to being a proxy statement of Bois d’Arc for its special meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Stone and Bois d’Arc. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information Stone and Bois d’Arc stockholders can find in the registration statement or the exhibits to the registration statement.

The SEC allows Stone and Bois d’Arc to “incorporate by reference” information into this joint proxy statement/prospectus. This means that Stone and Bois d’Arc can disclose important information to Stone and Bois d’Arc stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Stone and Bois d’Arc have previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about Stone and Bois d’Arc and the financial condition of each company.

Stone SEC Filings (File No. 001-12074)	Period and/or Date Filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2007
Definitive Proxy Statement on Schedule 14A	Filed on March 28, 2008
Quarterly Report on Form 10-Q	Quarter ended March 31, 2008
Current Reports on Form 8-K	Filed on January 17, 2008, February 19, 2008, March 1, 2008, May 6, 2008 and May 21, 2008
Description of Stone’s capital stock contained in Stone’s registration statement on Form S-3	Filed on April 17, 2002, as amended by Stone’s registration statement on Form S-3 filed on November 27, 2002

Bois d’Arc SEC Filings (File No. 001-32494)	Period and/or Date Filed

Annual Report on Form 10-K, as amended	Fiscal year ended December 31, 2007
Quarterly Report on Form 10-Q	Quarter ended March 31, 2008
Current Reports on Form 8-K	Filed on January 8, 2008, January 22, 2008, January 31, 2008, February 29, 2008, May 1, 2008 and May 8, 2008

In addition, Stone and Bois d’Arc incorporate by reference additional documents that they may file or furnish with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of their respective special meetings (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Stone and Bois d’Arc also incorporate by reference the merger agreement attached to this joint proxy statement/prospectus as Annex A.

Stone has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Stone and Merger Sub, and Bois d’Arc has supplied all information contained in this joint proxy statement/prospectus relating to Bois d’Arc.

Documents incorporated by reference are available to Stone and Bois d’Arc stockholders without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. Stone and Bois d’Arc stockholders can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at:

Stone Energy Corporation 625 East Kaliste Saloom Rd. Lafayette, LA 70508 (337) 237-0410	Bois d’Arc Energy, Inc. 600 Travis Street, Suite 5200 Houston, Texas 77002 (713) 228-0438

In order for Stone and Bois d’Arc stockholders to receive timely delivery of the documents in advance of the Stone special meeting and the Bois d’Arc special meeting, Stone or Bois d’Arc, as applicable, should receive such request by no later than          , 2008.

Stone and Bois d’Arc stockholders also may obtain these documents at the Securities and Exchange Commission’s website, http://www.sec.gov, and may obtain certain of these documents at Stone’s website, “www.stoneenergy.com,” by selecting “Investor Center” and then selecting “SEC Filings,” and at Bois d’Arc’s website, “www.boisdarcenergy.com,” by selecting “Investor Info” and then selecting “SEC Filings.” Information contained on the Stone and Bois d’Arc websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

Stone and Bois d’Arc are not incorporating the contents of the websites of the SEC, Stone, Bois d’Arc or any other person into this joint proxy statement/prospectus. Stone and Bois d’Arc are providing only the information about how to obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites for the convenience of Stone and Bois d’Arc stockholders.

Stone and Bois d’Arc have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

GLOSSARY OF OIL AND GAS TERMS

The following is a description of the meanings of some of the oil and gas industry terms used in this joint proxy statement/prospectus. The definitions of proved developed reserves, proved reserves and proved undeveloped reserves have been abbreviated from the applicable definitions contained in Rule 4-10(a)(2-4) of Regulation S-X. The entire definitions of those terms can be viewed on the SEC website at
http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.

Active property.  An oil and gas property with existing production.

BBtu.  One billion Btus.

Bcf.  One billion cubic feet of gas.

Bcfe.  One billion cubic feet of gas equivalent. Determined using the ratio of one barrel of crude oil to six mcf of natural gas.

Bbl.  One stock tank barrel, or 42 U.S. gallons of liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Btu.  British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

Development well.  A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

Exploratory well.  A well drilled to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

Gross acreage or gross wells.  The total acres or wells, as the case may be, in which a working interest is owned.

Liquidity.  The ability to obtain cash quickly either through the conversion of assets or the incurrence of liabilities.

MBbls.  One thousand barrels of crude oil or other liquid hydrocarbons.

Mcf.  One thousand cubic feet of gas.

Mcfe.  One thousand cubic feet of gas equivalent. Determined using the ratio of one barrel of crude oil to six mcf of natural gas.

MMBbls.  One million barrels of crude oil or other liquid hydrocarbons.

MMBtu.  One million Btus.

MMcf.  One million cubic feet of gas.

MMcfe.  One million cubic feet of gas equivalent. Determined using the ratio of one barrel of crude oil to six mcf of natural gas.

MMcfe/d.  One million cubic feet of gas equivalent per day.

Net acres or net wells.  The sum of the fractional working interests owned in gross acres or gross wells.

Net profits interest.  An interest in an oil and gas property entitling the owner to a share of oil or gas production subject to production costs.

Overriding royalty interest.  An interest in an oil and gas property entitling the owner to a share of oil or gas production free of production and capital costs.

Primary term lease.  An oil and gas property with no existing production, in which Stone has a specific time frame to establish production without losing the rights to explore the property.

Production payment.  An obligation of the purchaser of a property to pay a specified portion of future gross revenues, less related production taxes and transportation costs, to the seller of the property.

Productive well.  A well that is found to be capable of producing hydrocarbons in sufficient quantities that proceeds from the sale of such production exceeds production expenses and taxes.

Proved developed reserves.  Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

Proved reserves.  The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved undeveloped reserves.  Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Standardized measure of discounted future net cash flows.  The standardized measure represents value-based information about an enterprise’s proved oil and gas reserves based on estimates of future cash flows, including income taxes, from production of proved reserves assuming continuation of year-end economic and operating conditions.

Undeveloped acreage.  Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless whether such acreage contains proved reserves.

Volumetric production payment.  An obligation of the purchaser of a property to deliver a specific volume of production, free and clear of all costs, to the seller of the property.

Working interest.  An operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and to receive a share of production.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On April 30, 2008, Stone and Bois d’Arc entered into a definitive merger agreement under which Bois d’Arc stockholders will receive $13.65 in cash, without interest, and 0.165 shares of Stone common stock for each share of Bois d’Arc common stock they own. The transaction is subject to approval by the stockholders of both companies and to customary regulatory approval.

The following unaudited pro forma combined financial information and explanatory notes are presented to give effect to the merger between Stone and Bois d’Arc under the purchase method of accounting for business combinations with Stone being deemed to have acquired Bois d’Arc. Under this method of accounting, the assets and liabilities of Bois d’Arc will be recorded, as of the completion of the merger, at their fair values and added to those of Stone. The unaudited pro forma combined balance sheet as of March 31, 2008 assumes the merger was completed on that date. The unaudited pro forma combined statements of operations for the three months ended March 31, 2008 and the year ended December 31, 2007 give effect to the merger as if the merger had been completed on January 1, 2007.

The unaudited pro forma combined financial information has been derived from and should be read together with the historical consolidated financial statements and the related notes of both Stone and Bois d’Arc, which are incorporated in this joint proxy statement/prospectus by reference. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at such dates. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma financial statements, the allocation of the purchase price reflected in the pro forma combined financial statements is subject to adjustment and may vary from the actual purchase price allocation that will be recorded upon the effective time of the merger.

STONE ENERGY CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of March 31, 2008

			Pro Forma
	Stone	Bois d’Arc	Adjustments		Pro Forma
	Historical	Historical(1)	(Note 3)		Combined
	(In thousands of dollars)

ASSETS
Current assets:
Cash and cash equivalents	$517,033	$13,965	$(434,000	)(a)	$96,998
Accounts receivable	153,944	48,466	—		202,410
Fair value of hedging contracts	306	—	—		306
Deferred tax asset	18,296	—	—		18,296
Other current assets	494	4,097	—		4,591

Total current assets	690,073	66,528	(434,000)		322,601
Oil and gas properties — United States — full cost method of accounting:
Proved, net of accumulated depletion	949,432	893,557	574,687	(a)	2,417,676
Unevaluated	194,476	21,194	333,562	(a)	549,232
Oil and gas properties — China — full cost method of accounting:
Unevaluated, net of accumulated depletion	30,328	—	—		30,328
Building and land, net	5,653	—	—		5,653
Fixed assets, net	5,277	2,761	—		8,038
Other assets, net	23,443	2,764	9,000	(a)	35,207
Fair value of hedging contracts	3,222	—	—		3,222
Goodwill	—	—	472,350	(a)	472,350

Total assets	$1,901,904	$986,804	$955,599		$3,844,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$95,582	$32,822	$—		$128,404
Undistributed oil and gas proceeds	31,852	9,295	—		41,147
Fair value of hedging contracts	27,188	—	—		27,188
Asset retirement obligations	46,353	—	—		46,353
Current income taxes payable	13,950	10,154	—		24,104
Other current liabilities	11,353	681	—		12,034

Total current liabilities	226,278	52,952	—		279,230
Long-term debt	400,000	56,000	537,988	(a)	993,988
Deferred taxes	114,155	191,191	318,789	(a)	624,135
Asset retirement obligations	201,722	45,608	(1,392	)(a)	245,938
Other long-term liabilities	8,003	—	—		8,003

Total liabilities	950,158	345,751	855,385		2,151,294

Common stock	279	664	113	(a)	392
			(664	)(a)
Treasury stock	(860)	—	—		(860)
Additional paid-in capital	522,863	504,970	741,154	(a)	1,264,017
			(504,970	)(a)
Retained earnings	444,486	135,419	(135,419	)(a)	444,486
Accumulated other comprehensive loss	(15,022)	—	—		(15,022)

Total stockholders’ equity	951,746	641,053	100,214		1,693,013

Total liabilities and stockholders’ equity	$1,901,904	$986,804	$955,599		$3,844,307

(1)	Amounts presented herein are consistent with those presented in the Bois d’Arc Quarterly Report on Form 10-Q as of March 31, 2008; however, certain amounts have been reclassified to conform with Stone’s presentation. The Bois d’Arc historical balances are presented using the successful efforts method of accounting.

See accompanying notes to unaudited pro forma combined financial statements.

STONE ENERGY CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2008

			Pro Forma
	Stone	Bois d’Arc	Adjustments		Pro Forma
	Historical	Historical(1)	(Note 3)		Combined
	(In thousands, except per share amounts)

Operating revenue:
Oil production	$122,707	$43,091	$—		$165,798
Gas production	80,526	70,175	—		150,701

Total operating revenue	203,233	113,266	—		316,499

Operating expenses:
Lease operating expenses	30,253	14,614	—		44,867
Production taxes	1,400	824	—		2,224
Depreciation, depletion and amortization	63,387	27,683	23,856	(b)	114,926
Exploration expense	—	6,417	(6,417	)(d)	—
Accretion expense	4,368	685	—		5,053
Salaries, general and administrative expenses	10,256	2,606	—		12,862
Incentive compensation expense	1,018	569	—		1,587
Derivative expenses, net	259	—	—		259

Total operating expenses	110,941	53,398	17,439		181,778

Income (loss) from operations	92,292	59,868	(17,439)		134,721

Other (income) expenses:
Interest expense	3,859	1,363	4,047	(e)	9,269
Interest income	(4,914)	(83)	—		(4,997)
Other income, net	(1,041)	(135)	—		(1,176)

Total other (income) expenses, net	(2,096)	1,145	4,047		3,096

Income (loss) before taxes	94,388	58,723	(21,486)		131,625

Income tax provision:
Current	13,950	10,282	—		24,232
Deferred	18,196	10,292	(7,520	)(f)	20,968

Total income taxes	32,146	20,574	(7,520)		45,200

Net income (loss)	$62,242	$38,149	$(13,966)		$86,425

Basic earnings per share	$2.24				$2.21
Diluted earnings per share	$2.22				$2.19
Average shares outstanding	27,819		11,317	(g)	39,136
Average shares outstanding assuming dilution	28,060		11,317	(g)	39,377

(1)	Amounts presented herein are consistent with those presented in the Bois d’Arc Quarterly Report on Form 10-Q for the quarter ended March 31, 2008; however, certain amounts have been reclassified to conform with Stone’s presentation. The Bois d’Arc historical results are presented using the successful efforts method of accounting.

See accompanying notes to unaudited pro forma combined financial statements.

STONE ENERGY CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2007

			Pro Forma
	Stone	Bois d’Arc	Adjustments		Pro Forma
	Historical	Historical(1)	(Note 3)		Combined
	(In thousands, except per share amounts)

Operating revenue:
Oil production	$424,205	$123,895	$—		$548,100
Gas production	329,047	231,565	—		560,612

Total operating revenue	753,252	355,460	—		1,108,712

Operating expenses:
Lease operating expenses	149,702	56,346	—		206,048
Production taxes	9,945	2,495	—		12,440
Depreciation, depletion and amortization	302,739	112,197	106,349	(b)	521,285
Write-down of oil and gas properties	8,164	344	(344	)(c)	8,164
Exploration expense	—	36,040	(36,040	)(d)	—
Accretion expense	17,620	3,088	—		20,708
Salaries, general and administrative expenses	33,584	12,179	—		45,763
Incentive compensation expense	5,117	2,690	—		7,807
Derivative expenses, net	666	—	—		666

Total operating expenses	527,537	225,379	69,965		822,881

Gain on Rocky Mountain Region properties divestiture	59,825	—	—		59,825

Income (loss) from operations	285,540	130,081	(69,965)		345,656

Other (income) expenses:
Interest expense	32,068	9,033	21,055	(e)	62,156
Interest income	(12,135)	(512)	—		(12,647)
Other income, net	(5,657)	(541)	—		(6,198)
Early extinguishment of debt	844	—	—		844

Total other expenses, net	15,120	7,980	21,055		44,155

Income (loss) before taxes	270,420	122,101	(91,020)		301,501

Income tax provision (benefit):
Current	95,579	13,717	—		109,296
Deferred	(6,595)	29,714	(31,857	)(f)	(8,738)

Total income taxes	88,984	43,431	(31,857)		100,558

Net income (loss)	$181,436	$78,670	$(59,163)		$200,943

Basic earnings per share	$6.57				$5.16
Diluted earnings per share	$6.54				$5.15
Average shares outstanding	27,612		11,317	(g)	38,929
Average shares outstanding assuming dilution	27,723		11,317	(g)	39,040

(1)	Amounts presented herein are consistent with those presented in the Bois d’Arc Annual Report on Form 10-K for the year ended December 31, 2007; however, certain amounts have been reclassified to conform with Stone’s presentation. The Bois d’Arc historical results are presented using the successful efforts method of accounting.

See accompanying notes to unaudited pro forma combined financial statements.

STONE ENERGY CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 —	Basis of Presentation

The accompanying unaudited pro forma combined balance sheet of Stone as of March 31, 2008 has been prepared to give effect to the merger as if it had occurred on March 31, 2008. The accompanying unaudited pro forma combined statements of operations of Stone for the three months ended March 31, 2008 and the year ended December 31, 2007 have been prepared to give effect to the merger as if it had occurred on January 1, 2007.

Note 2 —	Method of Accounting for the Merger

Stone will account for the merger using the purchase method of accounting for business combinations. Stone is deemed to be the acquirer of Bois d’Arc for purposes of accounting for the merger. The purchase method of accounting requires Stone to record the assets and liabilities of Bois d’Arc at their fair values.

In accordance with the merger agreement executed on April 30, 2008, holders of shares of Bois d’Arc common stock will have the right to receive an aggregate of approximately 11.3 million shares of Stone common stock and a total of approximately $936 million in cash. This represents a price per Bois d’Arc share of $25.11. Each Bois d’Arc stockholder will receive $13.65 in cash, without interest, and 0.165 shares of Stone common stock for each share of Bois d’Arc common stock they own.

The purchase price of Bois d’Arc’s net assets acquired in the merger will be based on the total value of the cash consideration and the Stone common stock issued to Bois d’Arc stockholders. For accounting purposes, the per share value of the Stone common stock issued is $65.50, which represents the average closing price of Stone’s common stock for a period of five trading days immediately preceding the two business days prior to the effective date of the merger.

Note 3 —	Combined Pro Forma Adjustments

The unaudited pro forma combined financial statements include the following pro forma adjustments:

(a) To record the acquisition of Bois d’Arc in accordance with the terms of the merger agreement, including estimated direct merger costs and change of control payments and merger related financing costs. The allocation of the purchase price is preliminary and is subject to change.

The following table represents the preliminary allocation of the total purchase price of Bois d’Arc to the acquired assets and liabilities of Bois d’Arc. The allocation represents the fair values assigned to each of the assets acquired and liabilities assumed. The purchase price allocation is preliminary and is subject to change due to several factors, including, but not limited to: (1) changes in the fair values of Bois d’Arc’s assets and liabilities as of the effective time of the merger; (2) the actual merger costs incurred; (3) the number of Bois d’Arc shares and stock options outstanding at the closing date of the merger; and (4) changes in Stone’s

STONE ENERGY CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

valuation estimates that may be made between now and the time of the final purchase price allocation. These changes will not be known until after the closing date of the merger.

(In thousands)

Fair value of Bois d’Arc’s net assets:
Net working capital	$13,576
Proved oil and gas properties	1,468,244
Unproved oil and gas properties	354,756
Fixed and other assets	5,525
Goodwill	472,350
Deferred tax liability	(509,980)
Asset retirement obligations	(44,216)

Fair value of net assets	$1,760,255

The following table represents the breakdown of the consideration to be paid for Bois d’Arc’s net assets.

(In thousands)

Consideration to be paid for Bois d’Arc’s net assets:
Cash consideration to be paid	$936,229
Stone common stock to be issued	741,267

Aggregate purchase consideration issuable to Bois d’Arc stockholders	1,677,496
Plus:
Estimated direct merger costs and change in control payments to be incurred*	26,759
Assumption and repayment of Bois d’Arc bank debt	56,000

Total purchase price	$1,760,255

*	Estimated direct merger costs include legal and accounting fees, printing fees, investment banking expenses and other merger-related costs.

(b)	To adjust depreciation, depletion and amortization expense for the additional basis allocated to proved oil and gas properties acquired and accounted for using the full cost method of accounting as if both companies had been combined as of January 1, 2007.

(c)	To reverse the write-down of oil and gas properties recorded by Bois d’Arc under the successful efforts method of accounting. Stone follows the full cost method of accounting under which cost centers are represented by entire countries, while under successful efforts, cost centers are represented by fields, or some reasonable aggregation of fields with common production facilities or geological structural features.

(d)	To reverse the expensing of exploration costs recorded by Bois d’Arc under the successful efforts method of accounting. Under the successful efforts method of accounting, exploratory costs associated with unsuccessful exploratory wells are expensed, while under full cost accounting, such costs are capitalized. Assuming the companies had been combined as of January 1, 2007, under full cost accounting, no expensing of exploratory costs would have been required.

(e)	To record interest expense (including amortization of deferred financing costs related to the merger) associated with $594 million of borrowings under our new credit facility to fund the acquisition (see Note 5). A hypothetical 0.125% increase in Stone’s estimated interest rate used to determine pro forma interest expense would increase pro forma interest expense by approximately $75,000 for the three months ended March 31, 2008 and approximately $0.3 million for the year ended December 31, 2007.

(f)	To reflect the income tax effects of the pro forma adjustments at an estimated effective tax rate of 35%.

STONE ENERGY CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

(g)	To adjust Stone’s weighted average basic and diluted common shares outstanding during the three months ended March 31, 2008 and the year ended December 31, 2007 based on 11.3 million shares of Stone common stock to be issued, as described in Note 2 above.

Note 4 —	Goodwill

The preliminary allocation of the purchase price includes $472 million of asset valuation attributable to goodwill. Goodwill has been determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations”, and represents the amount by which the total purchase price exceeds the aggregate fair values of assets acquired and liabilities assumed in the merger, other than goodwill. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is tested for impairment on at least an annual basis. If goodwill becomes impaired, its carrying value is reduced to fair value through an impairment provision that is recorded as a charge to earnings in the period in which the impairment is measured.

Note 5 —	Merger Financing

The merger will be financed with cash on hand and borrowings under an amended and restated credit facility. The pro forma financial statements assume the following:

(In thousands)

Cash to be expended in the merger:
Merger consideration to Bois d’Arc stockholders	$936,229
Repayment of Bois d’Arc bank debt	56,000
Estimated merger expenses	26,759
Financing cost of credit facility	9,000

Total cash expended	$1,027,988

Financing of cash expended in the merger:
Borrowings under credit facility	$593,988
Use of existing cash on hand	434,000

Total financing of cash expended	$1,027,988

Stone currently has a $300 million revolving credit facility through a syndicate of banks led by Bank of America, N.A. On April 29, 2008, Stone, Bank of America, N.A. and Banc of America Securities LLC entered into a commitment letter and fee letter with respect to the financing of the merger and the related transactions. The commitment letter provides for a commitment of an aggregate of $700 million in financing under an amended and restated revolving credit facility maturing July 1, 2011. Stone and Merger Sub will be the borrowers under the facility. The facility will be guaranteed by all of the material direct and indirect subsidiaries of Stone and Merger Sub.

The commitment letter expires December 31, 2008, and is subject to customary closing conditions. The credit facility will be collateralized by substantially all of Stone’s, Merger Sub’s and their material subsidiaries’ assets. Stone and Merger Sub will be required to mortgage, and grant a security interest in, its oil and gas reserves representing at least 80% of the discounted present value of the future net income of Stone, Merger Sub and their material subsidiaries oil and gas reserves reviewed in determining the borrowing base. Stone, Merger Sub and their material subsidiaries will also pledge the stock of each of their material subsidiaries to the lenders to secure the credit facility.

Advances under the credit facility may be made to Stone and Merger Sub on a revolving basis up to the full amount and subject to a borrowing base. The initial borrowing base is currently set at $700 million. The

STONE ENERGY CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

determination of the future borrowing base will be made by the lenders taking into consideration the estimated value of Stone’s and Merger Sub’s oil and gas properties in accordance with the lenders’ customary practices for oil and gas loans. This process involves reviewing Stone’s and Merger Sub’s estimated proved reserves and their valuation. The borrowing base will be redetermined semi-annually, and the available borrowing amount could be increased or decreased as a result of such redeterminations. In addition, Stone, Merger Sub and the lenders each will have discretion at any time, but not more often than twice during any calendar year, to have the borrowing base redetermined. Stone will pay a commitment fee on any unused portion of the credit facility, which will be determined in accordance with a pricing grid based on the utilization of the available borrowing base. Also, up to $300 million of the facility may be available for the issuance of letters of credit.

If the credit facility has not closed prior to September 30, 2008, Stone must deliver to the lenders by September 30, 2008 updated, internally prepared reserve reports dated June 30, 2008 with respect to the oil and gas reserves of Stone and its subsidiaries and Bois D’Arc and its subsidiaries. If the credit facility has not closed prior to November 1, 2008, then the $700 million initial borrowing base will be redetermined, effective as of such date using the June 30, 2008 reserve reports.

At Stone’s option, interest on loans under the U.S facility will bear interest at a rate based on the adjusted London Interbank Offering Rate (LIBOR) plus an applicable margin, or a rate based on the prime rate or Federal funds rate (alternative base rate) plus an applicable margin. The credit facility provides for optional and mandatory prepayments, affirmative and negative covenants, and interest coverage ratio and leverage ratio maintenance covenants.

Note 6 —	Supplementary Pro Forma Information for Oil and Gas Producing Activities

The following supplementary pro forma information for oil and gas producing activities is presented pursuant to the disclosure requirements of SFAS No, 69, “Disclosures About Oil and Gas Producing Activities.”

Pro Forma Costs Incurred in Oil and Gas Exploration and Development Activities

The following costs were incurred in oil and gas acquisition, exploration, and development activities of Stone, Bois d’Arc and on a pro forma combined basis for the year ended December 31, 2007:

				Pro Forma
	Stone	Bois d’Arc		Combined
	(In thousands)

Acquisition costs, net of sales of unevaluated properties	$18,730	$8,913		$27,643
Development costs	154,507	102,661		257,168
Exploratory costs	10,966	96,219	(a)	107,185

Subtotal	184,203	207,793		391,996
Capitalized salaries, general and administrative costs and interest, net of fees and reimbursements	36,178	—		36,178

Total costs incurred	$220,381	$207,793		$428,174

(a)	Includes $36,040 of expensed exploratory costs.

STONE ENERGY CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

Pro Forma Reserve Quantity Information

The following table sets forth the change in estimated net reserve quantities of oil and natural gas and total proved reserves, all of which are located onshore and offshore the continental United States, of Stone, Bois d’Arc and on a pro forma combined basis for the year ended December 31, 2007:

	Stone			Bois d’Arc(a)			Pro Forma Combined
			Oil and			Oil and			Oil and
		Natural	Natural		Natural	Natural		Natural	Natural
	Oil	Gas	Gas	Oil	Gas	Gas	Oil	Gas	Gas
	(MBbls)	(MMcf)	(MMcfe)	(MBbls)	(MMcf)	(MMcfe)	(MBbls)	(MMcf)	(MMcfe)

Total estimated proved reserves:
Balance at January 1, 2007	41,360	342,782	590,942	20,425	221,463	344,013	61,785	564,245	934,955
Revisions of previous estimates	4,584	27,183	54,688	(1,405)	25,266	16,836	3,179	52,449	71,524
Extensions, discoveries and other additions	1,635	20,765	30,573	1,485	29,587	38,497	3,120	50,352	69,070
Sales of reserves in place	(9,905)	(132,559)	(191,988)	—	—	—	(9,905)	(132,559)	(191,988)
Improved recovery	—	—	—	5,798	6,004	40,792	5,798	6,004	40,792
Production	(6,088)	(45,088)	(81,617)	(1,671)	(32,186)	(42,212)	(7,759)	(77,274)	(123,829)

Balance at December 31, 2007	31,586	213,083	402,598	24,632	250,134	397,926	56,218	463,217	800,524

Estimated proved developed reserves at December 31, 2007	25,172	171,815	322,846	17,390	189,249	293,589	42,562	361,064	616,435

Pro Forma Standardized Measure of Discounted Future Net Cash Flows

The following tables set forth the standardized measure of discounted future net cash flows relating to estimated proved oil and natural gas reserves, all of which are located onshore and offshore the continental United States, of Stone, Bois d’Arc and on a pro forma combined basis as of December 31, 2007 as well as changes therein for the year then ended for Stone, Bois d’Arc and on a pro forma combined basis:

			Pro Forma
	Stone	Bois d’Arc(a)	Combined
	(In thousands)

Future cash inflows	$4,538,017	$4,146,589	$8,684,606
Future production costs	(915,166)	(591,581)	(1,506,747)
Future development costs	(842,040)	(340,846)	(1,182,886)
Future income taxes	(734,139)	(596,511)	(1,330,650)

Future net cash flows	2,046,672	2,617,651	4,664,323
10% annual discount	(525,083)	(836,362)	(1,361,445)

Standardized measure of discounted future net cash flows	$1,521,589	$1,781,289	$3,302,878

STONE ENERGY CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

			Pro Forma
	Stone	Bois d’Arc(a)	Combined
	(In thousands)

Standardized measure of discounted future net cash flows relating to proved oil and gas reserves, at beginning of year	$1,248,830	$1,081,011	$2,329,841
Changes resulting from:
Sales and transfers of oil and gas produced, net of production costs	(593,605)	(296,619)	(890,224)
Changes in price, net of future production costs	857,529	563,281	1,420,810
Extensions, discoveries, and improved recovery net of future production and development costs	114,729	476,080	590,809
Changes in estimated future development costs, net of development costs incurred during the period	(25,223)	(12,911)	(38,134)
Revisions of quantity estimates	363,783	102,373	466,156
Accretion of discount	142,605	131,712	274,317
Net change in income taxes	(338,336)	(179,150)	(517,486)
Sales of reserves in-place	(202,648)	—	(202,648)
Changes in production rates due to timing and other	(46,075)	(84,488)	(130,563)

Net increase in standardized measure	272,759	700,278	973,037

Standardized measure of discounted future net cash flows relating to proved oil and gas reserves, at end of year	$1,521,589	$1,781,289	$3,302,878

(a)	The reserve information disclosed is based on estimates by Bois d’Arc’s independent petroleum consultants at December 31, 2007. Stone and its independent petroleum consultants have not completed a comprehensive review of the Bois d’Arc reserves. Stone’s preliminary review of Bois d’Arc’s estimated proved reserves indicated estimated oil and natural gas reserve volumes of 335,000 MMcfe at December 31, 2007.

Following completion of the merger, Stone and its independent petroleum consultants intend to undertake a comprehensive review of Bois d’Arc’s reserves. Reserve engineering is a complex and subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates prepared by one engineer may vary from those prepared by another. Upon completion of such a review, it is likely that the Stone estimate of Bois d’Arc’s reserves will be different, and those differences could be significant.

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
STONE ENERGY CORPORATION (PARENT)
STONE ENERGY OFFSHORE, L.L.C. (MERGER SUB)
and
BOIS D’ARC ENERGY, INC. (COMPANY)
dated as of
April 30, 2008

ARTICLE I THE MERGER
1.1	The Merger	A-1
1.2	Effective Time of the Merger	A-1
1.3	Closing	A-1
1.4	Certificate of Formation	A-2
1.5	Limited Liability Company Agreement	A-2
1.6	Directors and Officers	A-2

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES
2.1	Effect of the Merger	A-2
2.2	No Dissenters’ Rights	A-3
2.3	Treatment of Stock Options; Restricted Stock	A-3
2.4	Exchange of Certificates	A-4
2.5	Stock Transfer Books	A-6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1	Organization	A-6
3.2	Capitalization	A-7
3.3	Authorization; Validity of Agreement	A-8
3.4	No Violations; Consents and Approvals	A-8
3.5	SEC Reports and Financial Statements	A-9
3.6	Oil and Gas	A-10
3.7	Absence of Certain Changes	A-12
3.8	Absence of Undisclosed Liabilities	A-13
3.9	Disclosure Documents	A-13
3.10	Employee Benefit Plans; ERISA	A-13
3.11	Litigation; Compliance with Law	A-14
3.12	Intellectual Property	A-15
3.13	Material Contracts	A-16
3.14	Taxes	A-17
3.15	Environmental Matters	A-19
3.16	Company Assets	A-19
3.17	Insurance	A-19
3.18	Labor Matters; Employees	A-20
3.19	Affiliate Transactions	A-20
3.20	Derivative Transactions and Hedging	A-21
3.21	Natural Gas Act	A-21
3.22	Disclosure Controls and Procedures	A-21
3.23	Investment Company	A-21
3.24	No Rights Agreement	A-21
3.25	Takeover Laws	A-21
3.26	Required Vote by Company Stockholders	A-21
3.27	Recommendation of Company Board of Directors; Opinion of Financial Advisor	A-22
3.28	Brokers	A-22
3.29	Reorganization	A-22
3.30	No Other Representations or Warranties	A-22

A-i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
4.1	Organization	A-22
4.2	Capitalization	A-23
4.3	Authorization; Validity of Agreement	A-24
4.4	No Violations; Consents and Approvals	A-24
4.5	SEC Reports and Financial Statements	A-25
4.6	Oil and Gas Reserves	A-26
4.7	Absence of Certain Changes	A-27
4.8	Absence of Undisclosed Liabilities	A-28
4.9	Disclosure Documents	A-28
4.10	Employee Benefit Plans; ERISA	A-28
4.11	Litigation; Compliance with Law	A-29
4.12	Intellectual Property	A-30
4.13	Material Contracts	A-31
4.14	Taxes	A-32
4.15	Environmental Matters	A-33
4.16	Parent Assets	A-34
4.17	Insurance	A-34
4.18	Labor Matters; Employees	A-34
4.19	Affiliate Transactions	A-35
4.20	Derivative Transactions and Hedging	A-35
4.21	Natural Gas Act	A-35
4.22	Disclosure Controls and Procedures	A-35
4.23	Investment Company	A-36
4.24	Rights Agreement	A-36
4.25	Recommendation of Parent Board of Directors; Opinion of Financial Advisor	A-36
4.26	Required Vote by Parent Stockholders	A-36
4.27	Stockholder Agreements	A-36
4.28	Brokers	A-36
4.29	Reorganization	A-36
4.30	No Other Representations or Warranties	A-36

ARTICLE V COVENANTS
5.1	Interim Operations of the Company	A-37
5.2	Interim Operations of Parent	A-40
5.3	Acquisition Proposals	A-41
5.4	Access to Information and Properties	A-46
5.5	Further Action; Commercially Reasonable Efforts	A-47
5.6	Proxy Statement; S-4; Company Special Meeting; Parent Special Meeting	A-47
5.7	Notification of Certain Matters	A-49
5.8	Directors’ and Officers’ Insurance and Indemnification	A-49
5.9	Publicity	A-49
5.10	Stock Exchange Listing	A-49
5.11	Employee Benefits	A-49
5.12	Certain Tax Matters	A-50
5.13	Section 16 Matters	A-51

A-ii

ARTICLE VI CONDITIONS
6.1	Conditions to Each Party’s Obligation to Effect the Merger	A-51
6.2	Conditions to the Obligation of the Company to Effect the Merger	A-52
6.3	Conditions to Obligations of Parent and Merger Sub to Effect the Merger	A-52

ARTICLE VII TERMINATION
7.1	Termination	A-53
7.2	Effect of Termination	A-54

ARTICLE VIII MISCELLANEOUS
8.1	Fees and Expenses	A-55
8.2	Amendment; Waiver	A-56
8.3	Survival	A-56
8.4	Notices	A-56
8.5	Rules of Construction and Interpretation; Definitions	A-57
8.6	Headings; Schedules	A-60
8.7	Counterparts	A-60
8.8	Entire Agreement	A-60
8.9	Severability	A-61
8.10	Governing Law	A-61
8.11	Assignment	A-61
8.12	Parties in Interest	A-61
8.13	Specific Performance	A-61
8.14	Jurisdiction	A-61

A-iii

TABLE OF DEFINED TERMS

Acceptable Confidentiality Agreement	78
Acquisition Agreement	57
Acquisition Proposal	62
Advisers Act	29
Agreement	1
Antitrust Division	64
Articles of Merger	1
Business Day	79
Certificate	3
Certificate of Merger	1
Claim	79
Cleanup	79
Closing	2
Closing Date	2
Code	1
Committee	4
Company	1
Company Adverse Recommendation Change	57
Company Assets	27
Company Balance Sheet	13
Company Benefit Plans	18
Company Board	11
Company Common Stock	3
Company Credit Agreement	11
Company Disclosure Letter	9
Company Employee	68
Company Employee Agreement	18
Company ERISA Affiliate	18
Company IP Rights	22
Company Leased Real Property	79
Company Leases	79
Company Material Contract	23
Company Notice of Change	58
Company Oil and Gas Agreements	15
Company Option	4
Company Owned Real Property	79
Company Permits	21
Company Preferred Stock	10
Company Real Property	79
Company Required Vote	29
Company Reserve Report	14
Company Restricted Stock	5
Company SEC Documents	13
Company Special Meeting	66
Company Termination Fee	74
Confidentiality Agreements	63
D&O	67
Delaware Secretary of State	1
Derivative Transaction	79
DLLCA	1
Effective Time	2
Employment and Withholding Taxes	79
Environmental Claim	80
Environmental Laws	80
ERISA	18
Exchange Act	13
Exchange Agent	5
Exchange Fund	5
FERC	29
FTC	64
GAAP	14
Governmental Entity	12
Hazardous Material	80
HSR Act	12
Hydrocarbons	15
Intellectual Property	21
Interim Company Reserve Report	65
Investment Company Act	29
knowledge	80
Laws	12
Liens	80
Litigation	81
mass layoff	28
Material Adverse Effect	81
Merger	1
Merger Consideration	3
Merger Sub	1
Nevada Secretary of State	2
NGA	29
NRS	1
Oil and Gas Interests	15
Option Amount	4
Option Amount Cash Percentage	4
Option Amount Stock Percentage	4
Parent	1
Parent Adverse Recommendation Change	60
Parent Assets	46
Parent Balance Sheet	35

A-iv

Parent Benefit Plans	39
Parent Board	49
Parent Common Stock	3
Parent Credit Agreement	32
Parent Disclosure Letter	30
Parent Employee Agreement	39
Parent ERISA Affiliate	39
Parent IP Rights	42
Parent Leased Real Property	81
Parent Leases	81
Parent Material Contract	43
Parent Notice of Change	61
Parent Oil and Gas Agreements	36
Parent Owned Real Property	81
Parent Permits	41
Parent Preferred Stock	31
Parent Proposal	49
Parent Real Property	82
Parent Required Vote	49
Parent Reserve Report	35
Parent Rights	32
Parent Rights Agreement	32
Parent SEC Documents	34
Parent Special Meeting	66
Parent Stock Options	32
Parent Termination Fee	74
Per Share Cash Consideration	3
Per Share Stock Consideration	3
Permitted Liens	82
Person	82
plant closing	28
Proxy Statement	18
Registered Company IP	22
Registered Parent IP	42
Release	82
Representatives	56
Return	82
S-4	18
Sarbanes-Oxley Act	13
SEC	13
Section 2.3 Parent Common Stock Value	4
Securities Act	10
Stock Plan	4
Stockholder Agreements	50
Subsidiary	82
Superior Proposal	62
Surviving Entity	1
Tax	82
Termination Date	72
WARN Act	28

A-v

This Agreement and Plan of Merger (this “Agreement”) dated April 30, 2008, by and among Stone Energy Corporation, a Delaware corporation (“Parent”), Stone Energy Offshore, L.L.C., a Delaware limited liability company and wholly owned Subsidiary of Parent (“Merger Sub”), and Bois d’Arc Energy, Inc., a Nevada corporation (the “Company”). Certain capitalized terms not defined herein are defined in Section 8.5 of this Agreement.

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have unanimously (i) approved and declared advisable the merger of the Company with and into Merger Sub, upon the terms and subject to the conditions set forth in this Agreement, and (ii) approved this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and agreements contained in this Agreement, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  Upon the terms and subject to the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI, at the Effective Time (as defined below), the Company shall merge with and into Merger Sub (the “Merger”), the separate existence of the Company shall thereupon cease and Merger Sub shall be the surviving entity in the Merger (sometimes referred to herein as the “Surviving Entity”) as a wholly owned Subsidiary of Parent. The Merger shall have the effects set forth in the Delaware Limited Liability Company Act (the “DLLCA”) and the Nevada Revised Statutes (the “NRS”), including the Surviving Entity’s succession to and assumption of all rights and obligations of Merger Sub and the Company.

1.2  Effective Time of the Merger.  Upon the terms and subject to the provisions of this Agreement, at the Closing, Parent, Merger Sub and the Company will cause (i) an appropriate Certificate of Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in such form and executed as provided in the DLLCA and (ii) appropriate Articles of Merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Nevada (the “Nevada Secretary of State”) in such form and executed as provided in the NRS. The Merger shall become effective (the “Effective Time”) upon the later of (i) the date and time of filing of a properly executed Certificate of Merger with the Delaware Secretary of State in accordance with the DLLCA and properly executed Articles of Merger with the Nevada Secretary of State in accordance with the NRS, and (ii) such time as the parties shall agree and as specified in the Certificate of Merger and Articles of Merger. The filing of the Certificate of Merger and Articles of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 1.3.

1.3  Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement will take place at 10:00 a.m. (local time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002 unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

1.4  Certificate of Formation.  Pursuant to the Merger, the Certificate of Formation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Entity until thereafter changed or amended in accordance with the Limited Liability Company Agreement of the Surviving Entity and the DLLCA.

1.5  Limited Liability Company Agreement.  Pursuant to the Merger, the Limited Liability Company Agreement of Merger Sub in effect immediately prior to the Effective Time shall be the Limited Liability Company Agreement of the Surviving Entity at and after the Effective Time until thereafter amended in accordance with the terms thereof and the DLLCA.

1.6  Directors and Officers.  At and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers, respectively, of the Surviving Entity until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity’s Limited Liability Company Agreement and the DLLCA.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

2.1  Effect of the Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of their securities:

(a) Membership Interests of Merger Sub.  The issued and outstanding membership interests of Merger Sub shall remain issued and outstanding and unchanged, and the sole member shall remain the sole member of Merger Sub.

(b) Capital Stock of the Company.  Subject to the other provisions of this Article II, each share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in Section 2.1(d)) shall be converted into the right to receive (i) 0.165 shares of the common stock of Parent, par value $0.01 per share (the “Parent Common Stock”), together with the Parent Rights associated therewith (the “Per Share Stock Consideration”), and (ii) cash in an amount equal to $13.65, without interest (the “Per Share Cash Consideration;” the Per Share Cash Consideration together with the Per Share Stock Consideration are herein referred to as the “Merger Consideration”).

(c) Certificates.  All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a certificate (a “Certificate”) previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any dividends or other distributions in accordance with Section 2.4, and (iii) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 2.4, in each case to be issued or paid in consideration therefor upon the surrender of such Certificates in accordance with Section 2.4.

(d) Treasury Stock.  All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub or by any Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor.

(e) Impact of Stock Splits, Etc.  If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock or Company Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Per Share Stock Consideration, and only with respect to changes in the outstanding shares of Company Common Stock, to the Per Share Cash

Consideration. Nothing in this Section 2.1(e) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

2.2  No Dissenters’ Rights.  Pursuant to Section 92A.390 of the NRS, no dissenters’ rights or rights of appraisal will apply in connection with the Merger.

2.3  Treatment of Stock Options; Restricted Stock.

(a) Prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board (the “Committee”) shall take all actions necessary under the Company’s Amended and Restated Long-Term Incentive Plan (the “Stock Plan”) to cause each option to purchase shares of Company Common Stock granted under the Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Option”) to be cancelled at the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, the Company, Parent or Merger Sub. Each Company Option shall be converted into the right to receive, from the Surviving Entity, within two Business Days following the Effective Time, an amount (the “Option Amount”) (less any applicable withholding Taxes and without interest) equal to the excess of (A) the number of shares of Company Common Stock subject to such Company Option multiplied by the Merger Consideration; provided however that for purposes of this Section 2.3(a) only, the Per Share Stock Consideration portion of the Merger Consideration shall be determined using the average closing sales price of Parent Common Stock as reported by The Wall Street Journal for the five trading days immediately preceding the two Business Days prior to the date on which the Effective Time shall occur (such value, the “Section 2.3 Parent Common Stock Value”, over (B) the per share exercise price of such Company Option multiplied by the number of shares of Company Common Stock subject to such Company Option. The Option Amount Cash Percentage of the Option Amount shall be paid in cash. The Option Amount Stock Percentage of the Option Amount shall be paid in the form of Parent Common Stock utilizing the Section 2.3 Parent Common Stock Value. The “Option Amount Cash Percentage“shall be the quotient (expressed as a percentage) of the Per Share Cash Consideration divided by the sum of the Per Share Cash Consideration and the Section 2.3 Parent Common Stock Value. The “Option Amount Stock Percentage” shall equal 100% less the Option Amount Cash Percentage. As of the Effective Time, all Company Options shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except, with respect to Company Options, the right to receive payment of the Option Amount. Prior to the Effective Time, the Company, the Company Board and the Committee shall take all actions necessary under the Stock Plan, the award agreements thereunder and otherwise to effectuate the provisions of this Section 2.3(a), including providing notice to the holders of Company Options of such provisions

(b) Subject to the terms and upon the conditions herein, as of the Effective Time, the restrictions on each restricted share of Company Common Stock (the “Company Restricted Stock”) granted and then outstanding under the Stock Plan shall, and without any action on the part of the holder thereof, the Company, Parent or Merger Sub, lapse, and each such share of Company Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of Company Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions, as each share of Company Common Stock not subject to any restrictions; provided, that upon vesting the holder may satisfy the applicable withholding Tax obligations by returning to the Surviving Entity or Parent a sufficient number of shares of Company Common Stock equal in value to such obligation. Prior to the Effective Time, the Company, the Company Board and the Committee shall take all actions necessary under the Stock Plan, the award agreements thereunder and otherwise to effectuate this Section 2.3(a).

(c) Except as contemplated by clauses (a) and (b) above, the Surviving Entity and Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Section 2.3 to any holders of Company Options or Company Restricted Stock such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Entity, Parent or the Exchange Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Company Options or Company Restricted Stock, as applicable, in respect of which the deduction and withholding was made by the Surviving

Entity, Parent or the Exchange Agent, as the case may be. The Surviving Entity and Parent agree that no wage withholding shall be made with respect to Restricted Stock with respect to which a valid and timely election has been made under Section 83(b) of the Code unless required by applicable Law.

2.4  Exchange of Certificates.

(a) Exchange Agent.  Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Company’s transfer agent or a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, sufficient cash and Parent Common Stock to make pursuant to this Article II all deliveries of cash and Parent Common Stock as required by this Article II. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.4(c) and to make payments in lieu of fractional shares pursuant to Section 2.4(e). Any cash and Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 2.4(e) and any dividends or other distributions in accordance with Section 2.4(c)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 2.4(c) and 2.4(e) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.  Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding Certificate that immediately prior to the Effective Time represented shares of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form and agreed to by Parent and the Company prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates. Promptly after the Effective Time, upon surrender of Certificates for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates shall be entitled to receive in exchange therefor (A) shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.1 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 2.1 and this Article II, including cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.4(e) and dividends and other distributions pursuant to Section 2.4(c). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(c).

(c) Distributions with Respect to Unexchanged Parent Common Stock.  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder until such holder shall surrender such Certificate in accordance with this Section 2.4. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to such holder of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash due pursuant to Section 2.1 and cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Parent Common Stock and payable with respect to such Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Common Stock.

(d) Further Rights in Company Common Shares.  The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4(c) or Section 2.4(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

(e) Fractional Shares.  No certificates or scrip or Parent Common Stock representing fractional shares of Parent Common Stock or book entry credit of the same shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) the average of the closing sale prices of Parent Common Stock on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the two Business Days prior to the date on which the Effective Time shall occur and (ii) the fraction of a share of Parent Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.1 hereof. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall, or shall cause the Surviving Entity to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock after 180 days following the Effective Time occurs shall be delivered to Parent upon demand and, from and after such delivery to Parent, any former holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration payable in respect of such shares of Company Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.4(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.4(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g) No Liability.  Neither Parent nor the Surviving Entity shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.4(c), in each case, without any interest thereon.

(i) Withholding.  Each of Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, the Surviving Entity or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Entity or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Entity or the Exchange Agent, as the case may be.

(j) Book Entry.  All shares of Parent Common Stock to be issued in the Merger shall be issued in book entry form, without physical certificates.

2.5  Stock Transfer Books.  At the close of business on the date on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the close of business on the date on which the Effective Time occurs, any Certificates presented to the Exchange Agent, Parent or the Surviving Entity for any reason shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.4(c), in each case, without any interest thereon.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Parent at or prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), the Company represents and warrants to Parent as follows:

3.1  Organization.

(a) Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing, and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

(b) Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company has previously made available to Parent a complete, true and correct copy of each of its articles of incorporation and bylaws, in each case as amended (if so amended) to the date of this Agreement, and has made available the certificate of incorporation, bylaws or other organizational documents of each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither the

Company nor any of its Subsidiaries is in violation of its articles or certificate of incorporation, bylaws or other organizational documents.

(d) Section 3.1(d) of the Company Disclosure Letter sets forth a complete, true and correct list of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation or organization of each Subsidiary, the percentage of outstanding capital stock or other equity interest of each Subsidiary held by the Company or any other subsidiary and the names of the directors, managers and officers of each Subsidiary. Except as disclosed in Section 3.1(d) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The respective certificates or articles of incorporation and bylaws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries in any material respect.

(e) All names by which the Company previously conducted business or was known are as listed in Section 3.1(e) of the Company Disclosure Letter.

3.2  Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (the “Company Preferred Stock”). As of April 29, 2008, 66,449,000 shares of Company Common Stock were issued and outstanding (including 650,000 shares of unvested Company Restricted Stock issued under the Stock Plan). As of the date of this Agreement, (i) there are no shares of Company Preferred Stock issued and outstanding or held in the treasury of the Company, and (ii) 1,632,890 shares of Company Common Stock are reserved for issuance in respect of future grants under the Stock Plan. As of April 15, 2008, there are outstanding Company Options to purchase an aggregate of 3,250,000 shares of Company Common Stock. Since April 15, 2008, (i) no shares of Company Common Stock have been issued, except pursuant to Company Options outstanding on April 15, 2008, and (ii) no Company Options have been granted. Neither the Company nor any of its Subsidiaries directly or indirectly owns any shares of Company Common Stock. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All issued and outstanding shares of the Company’s capital stock are, and all shares that may be issued or granted pursuant to the exercise of Company Options will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The issuance and sale of all of the shares of capital stock described in this Section 3.2 have been in compliance with United States federal and state securities Laws. Neither the Company nor any of its Subsidiaries has agreed to register any securities under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), or under any state securities Law or granted registration rights to any individual or entity. Except for the Company Options, as of the date of this Agreement, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. The Company has previously provided to Parent true and correct information with respect to each Company Option outstanding as of the date of this Agreement including: (i) the name of the holder; (ii) the particular plan pursuant to which the Company Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) with respect to each Company Option, the exercise price per share of Company Common Stock; (v) the date on which such Company Option was granted or issued; (vi) the applicable vesting schedule; (vii) the date on which such Company Option expires; and (viii) whether the exercisability of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement. Immediately after the consummation of the Merger, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or any other such securities or agreements.

(b) (i) All of the issued and outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company’s Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Liens, other than (x) statutory Liens for Taxes not yet due and payable, (y) such restrictions as may exist under applicable Law, and (z) Liens granted pursuant to the Company’s Credit Agreement, dated May 11, 2005, as amended, among the Company and each of the lenders party thereto (the “Company Credit Agreement”), and all such shares or other ownership interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, except for the securities of the Subsidiaries of the Company, or is obligated to make any capital contribution to or other investment in any other Person.

(c) Except for the Company Credit Agreement, no indebtedness of the Company or any of its Subsidiaries contains any restriction (other than customary notice provisions) upon (i) the prepayment of any indebtedness of the Company or any of its Subsidiaries, (ii) the incurrence of indebtedness by the Company or any of its Subsidiaries, or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on the properties or assets of the Company or any of its Subsidiaries.

3.3  Authorization; Validity of Agreement.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to approval of this Agreement by the Company Required Vote. The adoption of this Agreement, the approval of the Merger, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”). The Company Board has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval at a meeting of such stockholders and has recommended that the stockholders of the Company approve this Agreement. Except for the Company Required Vote, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The Company Board has taken all action necessary to render the provisions of Sections 78.411 to 78.444, inclusive, of the NRS, that would prohibit the Merger or any other “combination” (as defined in NRS 78.416), inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and the Stockholder Agreements.

3.4  No Violations; Consents and Approvals.

(a) Except as set forth in Section 3.4(a) of the Company Disclosure Letter, neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the Merger or any other transactions contemplated hereby, will (i) violate or conflict with any provision of the articles of incorporation or the bylaws of the Company, or the articles or certificate of incorporation, bylaws or similar governing documents of any of the Company’s Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation, modification or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, collective bargaining agreement, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound, or (iii) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.4(b) are duly and timely obtained or made and the Company Required Vote has been obtained, conflict with or violate any federal, state, provincial, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation (collectively, “Laws”) applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii) and (iii), for (A) the Company Credit Agreement, (B) certain seismic license agreements and (C) such conflicts, violations, breaches, defaults, losses, obligations, payments, rights (if exercised) or Liens which individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, provincial, local or foreign court, arbitral, legislative, administrative, executive or regulatory authority or agency (a “Governmental Entity”) or any other Person is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the Securities Act, (iii) compliance with any applicable state securities or “blue sky” or takeover Laws, (iv) the adoption of this Agreement by the Company Required Vote, (v) such filings, authorizations or approvals, or expiration or termination of applicable waiting periods, as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (vi) the filing of the Certificate of Merger with the Delaware Secretary of State and the Articles of Merger with the Nevada Secretary of State, (vii) compliance with any applicable requirements under stock exchange rules, (viii) consents or approvals of any Governmental Entity, which are normally obtained after the consummation of this type of transaction, and (ix) any such filing, registration, declaration, notification, order, authorization, consent or approval that the failure to obtain or make individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on the Company.

3.5  SEC Reports and Financial Statements.

(a) The Company has timely filed with the Securities and Exchange Commission (the “SEC”) all forms and documents required to be filed by it since May 10, 2005 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (A) its Annual Reports on Form 10-K, (B) its Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of stockholders of the Company (in the form mailed to stockholders), and (D) all other forms, reports and registration statements required to be filed by the Company with the SEC since May 10, 2005. The documents described in clauses (A)-(D) above, in each case as amended (whether filed prior to, on or after the date of this Agreement), are referred to in this Agreement collectively as the “Company SEC Documents.” As of their respective dates or, if amended and publicly available prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, the Company SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and other applicable Laws, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Subsidiaries of the Company is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NYSE, any stock exchange or any other comparable Governmental Entity.

(b) The December 31, 2007 consolidated balance sheet of the Company (the “Company Balance Sheet”) and the related consolidated statements of operations, changes in stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC under the Exchange Act, fairly present (within the meaning of the Sarbanes-Oxley Act), and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company. Ernst & Young LLP has not indicated to the Company that it has any material disagreements with the Company’s accounting policies.

(c) The Company has not received any notice from the SEC that its accounting policies are subject to review or investigation, except for those comments previously issued by the SEC that have already been resolved.

(d) Since May 10, 2005, (A) the exercise price of each Company Option has been no less than the Fair Market Value (as defined under the terms of the respective Stock Plan under which such Company Option was granted) of a share of Company Common Stock as determined on the date of grant of such Company Option, and (B) all grants of Company Options were validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in material compliance with applicable Law and recorded in the Company’s financial statements referred to in Section 3.5(b) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

3.6  Oil and Gas.

(a) The Company has furnished to Parent a reserve report prepared by Lee Keeling and Associates, Inc. containing estimates of the oil and gas reserves that are owned by the Company and its Subsidiaries as of December 31, 2007 (the “Company Reserve Report”). The factual, non-interpretive data relating to the Oil and Gas Interests of the Company and its Subsidiaries on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth therein, to the knowledge of the Company, was accurate in all material respects at the time such data was provided to the reserve engineers for the Company Reserve Report. The Company Reserve Report conforms to the guidelines with respect thereto of the SEC. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 2005, all of the Company’s and its Subsidiaries’ wells have been drilled and (if completed) completed, operated and produced in compliance in all respects with applicable oil and gas leases and applicable Laws, except where any noncompliance would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is in violation of any applicable Law or contract requiring the Company or such Subsidiary to plug and abandon any well because the well is not currently capable of producing in commercial quantities or for any other reasons. With respect to any Oil and Gas Interests of the Company and its Subsidiaries that are not operated by the Company or any of its Subsidiaries, the Company makes the representations and warranties set forth in this Section 3.6 only to its actual knowledge without having made specific inquiry of the operators with respect hereto.

(b) For purposes of this Agreement, “Oil and Gas Interests” means direct and indirect interests in and rights with respect to oil, gas or minerals, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(c) Set forth in Section 3.6(c) of the Company Disclosure Letter is a list of all material Oil and Gas Interests that were included in the Company Reserve Report that have been disposed of prior to the date hereof.

(d) Except as set forth in Section 3.6(d) of the Company Disclosure Letter, proceeds from the sale of Hydrocarbons produced from the Company’s Oil and Gas Interests are being received by the Company and the Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business or which would not reasonably be expected to have a Material Adverse Effect).

(e) Except as set forth in Section 3.6(e) of the Company Disclosure Letter, none of the Company or its Subsidiaries has received any material deficiency payment under any gas contract for which any Person has a right to take deficiency gas from the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received any material payment for production which is subject to refund or recoupment out of future production.

(f) The Company has previously provided or made available to Parent true and complete copies of all Company Oil and Gas Agreements, together with all amendments, extensions and other modifications thereof. To the knowledge of the Company, all Company Oil and Gas Agreements are in good standing, valid and effective and all royalties, rentals and other payment due by the Company to any lessor of any such oil and gas leases have been paid, except in each case, as has not had, and would not reasonably be expected to have, a Material Adverse Effect. For purposes of this Agreement, “Company Oil and Gas Agreements” means the following types of agreements or contracts to which the Company or any of its Subsidiaries is a party, whether as an original party, by succession or assignment or otherwise: oil and gas leases, farm-in and farm-out agreements, agreements providing for an overriding royalty interest, agreements providing for a royalty interest, agreements providing for a net profits interest, crude oil or natural gas sales or purchase contracts, joint operating agreements, unit operating agreements, unit agreements, field equipment leases, and agreements restricting the Company or any of its Subsidiaries’ ability to operate, obtain, explore for or develop interests in a particular geographic area. Set forth in Section 3.6(f) of the Company Disclosure Letter is a list of all Company Oil and Gas Agreements that contain restrictions on the Company’s or any of its Subsidiaries’ ability to operate, obtain, explore for or develop interests in a particular geographic area.

(g) The Oil and Gas Interests of the Company and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, except for the Company Credit Agreement and Permitted Liens, or (ii) any agreement not entered into in the ordinary course of business (other than the Overriding Royalty Interest Incentive Plan) in which the amount involved is in excess of $1 million. In addition, except as set forth in the Company SEC Documents filed and publicly available prior to the date hereof, no Company Material Contract contains any provision that prevents the

Company or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of the Company and its Subsidiaries in accordance with historical practices.

(h) Except as set forth in Section 3.6(h) of the Company Disclosure Letter, as of March 31, 2008, (i) there are no outstanding calls for payments in excess of $1 million that are due or that the Company or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which the Company or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(i) Except as set forth in Section 3.6(i) of the Company Disclosure Letter, there are no provisions applicable to the material Oil and Gas Interests reflected in the Company Reserve Report that increase the royalty percentage of the lessor thereunder in a manner that is not accounted for in such Company Reserve Report; and none of the Oil and Gas Interests of the Company and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

(j) Except as set forth in Section 3.6(j) of the Company Disclosure Letter, there are no calls (exclusive of market calls) on the Company’s oil or natural gas production, and the Company has no obligation to deliver oil or natural gas pursuant to any take-or-pay, prepayment or similar arrangement without receiving full payment therefor, excluding gas imbalances disclosed in Section 3.6(e) of the Company Disclosure Letter.

3.7  Absence of Certain Changes.

(a) Since December 31, 2007, (i) the Company and its Subsidiaries have conducted their respective business only in the ordinary course consistent with past practice in all material respects, and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or is reasonably likely to have or result in, a Material Adverse Effect on the Company.

(b) Since December 31, 2007 to the date of this Agreement, neither the Company nor any of its Subsidiaries has (i) (A) increased or agreed to increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2007 other than in the ordinary course of business consistent with past practices, (B) except as set forth in Section 3.7(b) of the Company Disclosure Letter, granted any severance or termination pay or entered into any contract to make or grant any severance or termination pay (other than in the ordinary course of business substantially consistent with past practices or pursuant to pre-existing plans or arrangements), (C) entered into or made any loans to any of its officers, directors or employees or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons whether pursuant to an employee benefit plan or otherwise (except for loans pursuant to the terms of the Company’s or its affiliates’ retirement plans and routine travel advances), or (D) adopted or amended any new or existing Company Benefit Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of the Company’s capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances of Company Common Stock (1) upon the exercise of Company Options or vesting of Company Awards, in each case in accordance with their terms at the time of exercise or (2) in connection with recruitment activities in the ordinary course of business consistent with past practice, (iv) changed in any material respect, or has knowledge of any reason that would have required or would require changing in any material respect, any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries, including any material reserving, renewal or residual method, practice or policy, except as required by GAAP or by applicable Law, (v) made any material Tax election or settled or compromised any material income Tax liability, (vi) made any material change in the policies and procedures of the Company or its Subsidiaries in connection with trading activities, (vii) sold, leased, exchanged, transferred or otherwise disposed of any material Company Asset other than in the ordinary course of business consistent with past practices, (viii) revalued, or has knowledge of any reason that would have required or would require revaluing, any of the Company Assets in any material respect, including writing down the value of any of the Company Assets or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices, or (ix) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.8  Absence of Undisclosed Liabilities.  Since December 31, 2007, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (accrued, contingent or otherwise), except for (i) liabilities incurred in the ordinary course of business consistent with past practice that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, (ii) liabilities in respect of Litigation (which are the subject of Section 3.11(a)), and (iii) liabilities under Environmental Laws (which are the subject of Section 3.15). Neither the Company nor any of its Subsidiaries is in default in respect of the terms and conditions of any indebtedness or other agreement which individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on the Company.

3.9  Disclosure Documents.  None of the information to be supplied by the Company for inclusion in (i) the joint proxy statement relating to the Company Special Meeting and the Parent Special Meeting (in each case, as defined below) (also constituting the prospectus in respect of Parent Common Stock into which the Company Common Stock will be converted) (together with any amendments or supplements thereto, the “Proxy Statement”), to be filed by the Company and Parent with the SEC, and any amendments or supplements thereto, or (ii) the Registration Statement on Form S-4 (together with any amendments or supplements thereto, the “S-4”) to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company stockholders and Parent stockholders, at the time of the Company Special Meeting and the Parent Special Meeting and at the Effective Time, and, in the case of the S-4, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to information provided by Parent or Merger Sub for inclusion in the Proxy Statement.

3.10  Employee Benefit Plans; ERISA.

(a) Section 3.10(a)(1) of the Company Disclosure Letter contains a true and complete list of all the individual or group employee benefit and compensation plans or arrangements of any type (including, without limitation, all bonus, equity-based, change of control, incentive and plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), sponsored, maintained or contributed to by the Company or any trade or business, whether or not incorporated, which together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Company ERISA Affiliate”) or with respect to which any Company ERISA Affiliate has any obligations or liability (“Company Benefit Plans”), and Section 3.10(a)(2) of the Company Disclosure Letter lists each material individual employment, severance or similar agreement with respect to which the Company or any Company ERISA Affiliate has any current or future obligation or liability (“Company Employee Agreement”). With respect to each Company Benefit Plan, the Company has made available to Parent a true, correct and complete copy of such Company Benefit Plan, and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent Annual Reports (Form 5500 Series) and accompanying schedules, summary plan descriptions, and the most recent determination letter from the Internal Revenue Service. The Company has made available to Parent a true, correct and complete copy of each Company Employee Agreement.

(b) With respect to each Company Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such Company Benefit Plan satisfies the requirements of such sections and its prototype sponsor has received an opinion letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of the Company, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each Company Benefit Plan has been administered in substantial compliance with its terms and applicable Law; (iii) neither the Company nor any Company ERISA Affiliate has engaged in, and the Company and each Company ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject the Company or any Company ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA; (iv) no disputes are pending or, to the knowledge of the Company or any Company ERISA Affiliate, threatened other than ordinary claims for benefits; (v) neither the Company nor any Company ERISA Affiliate has engaged in, and the Company and each Company ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code; (vi) all contributions and premiums due have been made on a timely basis; and (vii) each Company Benefit Plan may be amended or terminated unilaterally by the Company at any time without any continuing liability for benefits other than benefits accrued to the date of such amendment or termination. All contributions made or required to be made under any Company Benefit Plan meet the requirements for deductibility under the Code, and all contributions and premiums which are required and which have not been made have been properly recorded on the books of the Company or a Company ERISA Affiliate.

(c) No Company Benefit Plan is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (iv) a multiple employer welfare arrangement, under Section 3(40) of ERISA. No event has occurred with respect to the Company or a Company ERISA Affiliate in connection with which the Company could be subject to any liability (except for regular contributions and benefit payments in the ordinary course of plan business) or Lien with respect to any Company Benefit Plan.

(d) Except as set forth in Section 3.10(d) of the Company Disclosure Letter, (i) no present or former employees of the Company or any of its Subsidiaries are covered by any Company Employee Agreements or Company Benefit Plans that provide or will provide any severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA) or any similar benefits, (ii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall cause any payments or benefits to any employee, officer or director of the Company or any of its Subsidiaries to be either subject to an excise Tax or non-deductible to the Company under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, and (iii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, accelerated, delivered or increased.

(e) None of the Company Benefit Plans is subject to the laws of any country other than the United States.

(f) There are no Company equity-based grants, options or awards outstanding other than those granted under the Company Stock Plan.

3.11  Litigation; Compliance with Law.

(a) Except for such Litigation that individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, (i) there is no Litigation pending or, to the knowledge of the Company, threatened in writing against, relating to or naming as a party thereto the Company or any of its Subsidiaries, any of their respective properties or assets or any of the Company’s officers or directors (in their capacities as such), (ii) there is no order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon the Company, any of its Subsidiaries or any of the Company’s officers or directors (in their capacities as such), and (iii) there is no Litigation that the Company or any of its Subsidiaries has pending against other parties, where such Litigation is intended to enforce or preserve material rights of the Company or any of its Subsidiaries.

(b) Except as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has complied, and is in compliance with, all Laws and Company Permits that affect the respective businesses of the Company or any of its Subsidiaries, the Company Real Property and/or the Company Assets, and the Company and its Subsidiaries have not been and are not in violation of any such Law or Company Permit; nor has any notice, charge, Claim or action been received in writing by the Company or any of its Subsidiaries or been filed, commenced, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of the foregoing, except for such violations or allegations of violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(c) Without limiting the generality of clause (b) above and mindful of the principles of the United States Foreign Corrupt Practices Act and other similar applicable foreign Laws, neither the Company nor any of its Subsidiaries, nor, in any such case, any of their respective Representatives has (i) made, offered or authorized any payment or given or offered anything of value directly or indirectly (including through a friend or family member with personal relationships with government officials) to an official of any government for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with that government with respect to the Company or any of its Subsidiaries in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws, (ii) made, offered or authorized any payment to any Governmental Entity, political party or political candidate for the purpose of influencing any official act or decision, or inducing such Person to use any influence with that government with respect to the Company or any of its Subsidiaries in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws or (iii) taken any action that would be reasonably likely to subject the Company or any of its Subsidiaries to any material liability or penalty under any and all Laws of any Governmental Entity.

(d) The Company and its Subsidiaries hold all licenses, permits, certifications, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Company Real Property, the Company Assets, and the conduct of their respective businesses as currently conducted (“Company Permits”), except where the failure to hold such Company Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received notice that any Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Company Permit, or result in any termination, modification or nonrenewal thereof, except in each case for such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(e) This Section 3.11 does not relate to matters with respect to (i) Company Benefit Plans, ERISA and other employee benefit matters (which are the subject of Section 3.10), (ii) Tax Laws and other Tax matters (which are the subject of Section 3.14), (iii) Environmental Laws (which are the subject of Section 3.15), and (iv) labor matters (which are the subject of Section 3.18).

3.12  Intellectual Property.

(a) For purposes of this Agreement, the term “Intellectual Property” means any and all (i) seismic data, trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, trade secrets, know-how, and other proprietary rights and information, including, but not limited to, all geologic and geographical data and interpretations thereof, including geologic maps, isopachs, structure maps and any other maps, and other indicia of source of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same;

(ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; and (iii) copyrights in and to published and unpublished works of authorship, whether copyrightable or not (including software), and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and in each of cases (i) to (iii) inclusive, whether registered, unregistered or capable of registration.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Letter or as individually or in the aggregate would not be reasonably likely to have or result in, a Material Adverse Effect on the Company:

(i) the Company, or one of its Subsidiaries, is the sole and exclusive owner of, or possesses adequate licenses or other rights to use, all Intellectual Property used in the present conduct of the businesses of the Company and its Subsidiaries (“Company IP Rights”), free and clear of all security interests (except Permitted Liens) including but not limited to liens, charges, mortgages, title retention agreements or title defects;

(ii) to the Company’s knowledge, no consent, co-existence or settlement agreements, judgments, or court orders limit or restrict the Company’s or any of its Subsidiaries’ ownership rights in and to any Intellectual Property owned by them;

(iii) the conduct of the business of the Company and its Subsidiaries as presently conducted does not, to the knowledge of the Company, infringe or misappropriate any third Person’s Intellectual Property; or

(iv) to the knowledge of the Company, no third Person is infringing or misappropriating any Intellectual Property owned by the Company or its Subsidiaries, and to the knowledge of the Company there is no litigation pending or threatened in writing by or against the Company or any of its Subsidiaries, nor, to the knowledge of the Company, has the Company or any of its Subsidiaries received any written charge, claim, complaint, demand, letter or notice, that asserts a claim (a) alleging that any or all of the Company IP Rights infringe or misappropriate any third party’s Intellectual Property, or (b) challenging the ownership, use, validity, or enforceability of any Company IP Right.

(c) All Intellectual Property owned by the Company or its Subsidiaries that is the subject of an application for registration or a registration (“Registered Company IP”) is to the knowledge of the Company, in force, and all application, renewal and maintenance fees in relation to all Registered Company IP have been paid to date, except for any Registered Company IP that the Company has abandoned, not renewed or allowed to expire.

(d) Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company, to the Company’s knowledge (i) there does not exist, nor has the Company or any of its Subsidiaries received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any material contracts related to Company IP Rights, and (ii) neither the Company nor any of its Subsidiaries has received written notice of the desire of the other party or parties to any such material contracts relating to Company IP Rights to exercise any rights such party or parties have to cancel, terminate or repudiate such material contract relating to Company IP Rights or exercise remedies thereunder.

3.13  Material Contracts.

(a) Except for such agreements or arrangements listed in Section 3.13(a) of the Company Disclosure Letter or that are included as exhibits to the Company SEC Documents filed and publicly available prior to the date of this Agreement, and except for this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any material contract, arrangement, commitment or understanding (whether written or oral) (i) which is an employment agreement between the Company, on the one hand, and its officers and key employees, on the other hand, (ii) which, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any material payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any material payment or benefits, from Parent, Merger Sub, the Company or the Surviving Entity or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing, (iii) which is a material contract (as defined in Item 601(b)(10)(i) or 601(b)(10)(ii) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (iv) which expressly limits the ability of the Company or any Subsidiary of the Company, or would limit the ability of the Surviving Entity (or any of its affiliates) after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case, if such limitation is or is reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, or, following the Effective Time, to the Surviving Entity and its affiliates, taken as a whole, (v) which is a material joint venture agreement, joint operating agreement, partnership agreement or other similar contract or agreement involving a sharing of profits and expenses with one or more third Persons, (vi) the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) or (vii) which is a stockholder rights agreement or which otherwise provides for the issuance of any securities in respect of this Agreement or the Merger. Each contract, arrangement, commitment or understanding (A) included as an exhibit to the Company SEC Documents filed and publicly available prior to the date of this Agreement, or (B) listed in Section 3.13(a) of the Company Disclosure Letter described in this Section 3.13(a), whether or not included as an exhibit to the Company SEC Documents, is referred to herein as a “Company Material Contract,” and for purposes of Section 5.1(t) and the bringdown of Section 3.13(b) pursuant to Section 6.3(a), “Company Material Contract” shall include as of the date entered into any such contract, arrangement, commitment or understanding that is entered into after the date of this Agreement. The Company has previously made available to Parent true, complete and correct copies of each Company Material Contract that is not included as an exhibit to the Company SEC Documents. For the avoidance of doubt, the Company’s charter constitutes a Company Material Contract.

(b) Each Company Material Contract is valid and binding and in full force and effect and the Company and each of its Subsidiaries have performed all obligations required to be performed by them to date under each Company Material Contract, except where such failure to be valid and binding or in full force and effect or such failure to perform individually or in the aggregate has not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company. Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company, to the Company’s knowledge, (i) there does not exist, nor has the Company or any of its Subsidiaries received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any Company Material Contract and (ii) neither the Company nor any of its Subsidiaries has received written notice of the desire of the other party or parties to any such Company Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Company Material Contract or exercise remedies thereunder. Each Company Material Contract is enforceable by the Company or a Subsidiary of the Company in accordance with its terms, except as such enforcement may be subject to or limited by (x) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) or except where such unenforceability individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

3.14  Taxes.

(a) (i) All material Returns required to be filed by or with respect to the Company and its Subsidiaries have been filed in accordance with all applicable Laws and all such Returns are true, correct and complete in all material respects, (ii) the Company and its Subsidiaries have timely paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of the Company, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld by the Company or any of its Subsidiaries with respect to Taxes have been withheld and either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) all material sales or transfer Taxes required to be collected by the Company or any of its Subsidiaries have been duly and timely collected, or caused to be collected, and either duly and timely remitted to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws, (v) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected in the Company Balance Sheet are adequate under GAAP to cover Tax liabilities accruing through the date thereof, (vi) no deficiencies for any material Taxes have been asserted or assessed, or, to the knowledge of the Company, proposed, against the Company or any of its Subsidiaries that have not been paid in full, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of the Company, and (vii) there is no action, suit, proceeding, investigation, audit or claim underway, pending or, to the knowledge of the Company, threatened or scheduled to commence, against or with respect to the Company or any of its Subsidiaries in respect of any material Tax, except as set forth in Section 3.14(a)(vii) of the Company Disclosure Letter.

(b) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee.

(c) There are no Tax sharing, allocation, indemnification (other than indemnification provisions included in agreements entered into in the ordinary course of business) or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate of any of them and any other party under which the Company or any of its Subsidiaries could be liable for any Taxes of any party other than the Company or any Subsidiary of the Company.

(d) Neither the Company nor any of its Subsidiaries has, as of the Closing Date, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes or the time with respect to the filing of any Return relating to any material Taxes.

(e) There are no Liens for material Taxes on any asset of the Company or its Subsidiaries, except for Permitted Liens.

(f) Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g) Each of the Company and its Subsidiaries has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h) Neither the Company nor any of its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date.

(j) Except as set forth in Section 3.14(j) of the Company Disclosure Letter, since January 1, 2005, none of the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(k) The Company has made available to Parent correct and complete copies of (i) all U.S. federal Returns of the Company and its Subsidiaries relating to taxable periods ending on or after May 11, 2005, filed through the date hereof, (ii) any audit report (or notice of proposed adjustment to the extent not included in an audit report) within the last three years relating to any material Taxes due from or with respect to the Company or any of its Subsidiaries and (iii) any substantive and non-privileged correspondence and memoranda relating to the matters described in clauses (i) and (ii) of this Section 3.14(k).

3.15  Environmental Matters.

(a) The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws except where failure to be in compliance, individually or in the aggregate, would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(b) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Law, except for any such Environmental Claims which, individually or in the aggregate, would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(c) To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release of any Hazardous Material, which would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law which, individually or in the aggregate, would be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(d) There is no Cleanup of Hazardous Materials being conducted or planned at any property currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries, except for such Cleanups which, individually or in the aggregate, would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

(e) To the knowledge of the Company, no Company Asset has been involved in any Release or threatened Release of a Hazardous Material, except for such Releases which individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on the Company.

(f) The Company and its Subsidiaries have obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Entities under all Environmental Laws required for the operation of the businesses of the Company and its Subsidiaries as currently conducted and, to the knowledge of the Company, there are no pending or threatened, actions or proceedings alleging violations of or seeking to modify, revoke or deny renewal of any such material approvals, permits, licenses, registrations and similar authorizations.

3.16  Company Assets.  The Company has good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Company Reserve Report as attributable to Oil and Gas Interests owned by the Company and its Subsidiaries and has good and valid title to, or valid leasehold interests or other contractual rights in, all other tangible properties and assets (real, personal or mixed) of the Company and its Subsidiaries (such oil and gas properties and other properties and assets are herein referred to as the “Company Assets”), with respect to both the oil and gas properties and all other Company Assets, free and clear of all Liens except for (a) Permitted Liens and (b) Liens associated with obligations reflected in the Company Reserve Report. The Company and its Subsidiaries (as the case may be) have maintained all of the Company Assets owned on the date hereof in working order and operating condition, subject only to ordinary wear and tear.

3.17  Insurance.  Section 3.17 of the Company Disclosure Letter contains a true, complete and correct list of all insurance policies maintained by or on behalf of the Company and its Subsidiaries as of the date of this Agreement. The Company has made available to Parent a true, complete and correct copy of each such insurance policy or the binder therefor. Such policies are, and at the Closing policies or replacement policies having substantially similar coverages will be, in full force and effect, and all premiums due thereon have been or will be paid. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance policies listed in Section 3.17 of the Company Disclosure Letter include all policies that are required in connection with the operation of the businesses of the Company and its Subsidiaries as currently conducted by applicable Laws and all agreements relating to the Company and its Subsidiaries.

3.18  Labor Matters; Employees.

(a) (i) There is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (iii) none of the employees of the Company or any of its Subsidiaries are represented by any labor organization and none of the Company or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) the Company and its Subsidiaries have each at all times been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to the Company or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), none of the Company or any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law, in each case that could reasonably be expected to have a Material Adverse Effect on the Company.

(c) Section 3.18(c) of the Company Disclosure Letter contains a complete and correct list of the names of all directors and officers of the Company as of the date of this Agreement, together with such Person’s position or function. Section 3.18(c) of the Company Disclosure Letter also contains each such officer’s annual base salary or wages, incentive compensation bonus in respect of 2007, target bonus percentage and amount for 2008, and currently estimated severance payment due as a result of this Merger assuming such Person’s employment is terminated in connection therewith.

3.19  Affiliate Transactions.  Section 3.19 of the Company Disclosure Letter contains a complete and correct list of all material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than Company Benefit Plans described in Section 3.10 of the Company Disclosure Letter), whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and any of their respective affiliates (other than the Company or any of its direct or indirect wholly owned Subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since December 31,

2005 or (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company and its Subsidiaries taken as a whole.

3.20  Derivative Transactions and Hedging.  Section 3.20 of the Company Disclosure Letter contains a complete and correct list of all Derivative Transactions (including each outstanding commodity or financial hedging position) entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were, and will be, entered into with counterparties believed at the time and still believed to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and each of its Subsidiaries have, and will have, duly performed all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are and will be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

3.21  Natural Gas Act.  Any gas gathering system constituting a part of the properties of the Company or its Subsidiaries has as its primary function the provision of natural gas gathering services, as the term “gathering” is interpreted under Section 1(b) of the Natural Gas Act (the “NGA”); none of the properties have been or are certificated by the Federal Energy Regulatory Commission (the “FERC”) under Section 7(c) of the NGA or to the knowledge of the Company are now subject to FERC jurisdiction under the NGA; and none of the properties have been or are providing service pursuant to Section 311 of the NGA.

3.22  Disclosure Controls and Procedures.  The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” in the Company’s or any of its Subsidiaries’ internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act.

3.23  Investment Company.  Neither the Company nor any of its Subsidiaries is an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

3.24  No Rights Agreement.  The Company does not have any stockholder rights agreement or any similar type of anti-takeover agreement.

3.25  Takeover Laws.  Except for Section 78.438 of the NRS (which has been rendered inapplicable by action of the Company Board prior to the execution hereof), no “moratorium,” “acquisition of controlling interest,” “control share,” “fair price,” “combinations with interested stockholders,” “affiliate transaction,” “business combination,” or other similar anti-takeover statutes, laws or regulations of any state, including the State of Nevada (and including the NRS), or any applicable anti-takeover provision in the articles of incorporation or bylaws of the Company is, or at the Effective Time will be, applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or the Stockholder Agreements.

3.26  Required Vote by Company Stockholders.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Required Vote”) to adopt this Agreement is the only vote of the holders of capital stock of the Company required by the NRS or the articles of incorporation or the bylaws of the Company or otherwise to adopt this Agreement.

3.27  Recommendation of Company Board of Directors; Opinion of Financial Advisor.

(a) The Company Board, at a meeting duly called and held, duly adopted resolutions unanimously (i) determining that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and the stockholders of the Company, (ii) approving and adopting this Agreement and transactions contemplated hereby, (iii) recommending approval of this Agreement by the stockholders of the Company and (iv) directing that the approval of this Agreement be submitted to the stockholders of the Company for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b) The Company Board has received an opinion of Raymond James & Associates, Inc., to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent, the Company or any of their Subsidiaries), in the aggregate, in the Merger is fair, from a financial point of view, to such holders. A true, complete and correct copy of such opinion will promptly be delivered to Parent by the Company solely for informational purposes after receipt thereof.

3.28  Brokers.  Except for Raymond James & Associates, Inc. and Scotia Waterous (USA), Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company is solely responsible for the fees and expenses of Raymond James & Associates, Inc. and Scotia Waterous (USA), Inc. as and to the extent set forth in the engagement letters dated June 5, 2007 and June 8, 2007, respectively, and the Company has previously provided to Parent a true and correct copy of the engagement letters.

3.29  Reorganization.  Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

3.30  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company at or prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1  Organization.

(a) Each of Parent, Merger Sub and Parent’s Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction or with respect to such other entities) under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

(b) Each of Parent, Merger Sub and Parent’s Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement, and Merger Sub does not have any Subsidiaries.

(c) Parent has previously made available to the Company a complete, true and correct copy of each of its certificate of incorporation and bylaws or other organizational documents of each of Parent’s Subsidiaries, in each case as amended (if so amended) to the date of this Agreement, and has made available the certificate of incorporation, bylaws or other organizational documents of each of Parent’s Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither Parent nor Merger Sub nor any of the Parent’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other organizational documents.

(d) Section 4.1(d) of the Parent Disclosure Letter sets forth a complete, true and correct list of all of the Subsidiaries of Parent and their respective jurisdictions of incorporation or organization. The respective certificates or articles of incorporation and bylaws or other organizational documents of the Subsidiaries of Parent do not contain any provision limiting or otherwise restricting the ability of Parent to control its Subsidiaries in any material respect.

4.2  Capitalization.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share, issuable in series (“Parent Preferred Stock”), none of which are issued and outstanding. As of April 25, 2008, 28,486,182 shares of Parent Common Stock were issued and outstanding (including 478,267 shares of unvested Parent restricted stock and 16,582 shares of Parent Common Stock held in the treasury of Parent). As of the date of this Agreement, 698,497 shares of Parent Common Stock are reserved for issuance under Parent stock incentive plans. As of April 25, 2008, there are outstanding stock options to acquire Parent Common Stock (the “Parent Stock Options”) covering an aggregate of 763,323 shares of Parent Common Stock. Since April 25, 2008, (i) no shares of Parent Common Stock have been issued, except pursuant to Parent Stock Options outstanding on April 25, 2008, and (ii) no Parent Stock Options have been granted. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of Parent may vote are issued or outstanding. All issued and outstanding shares of Parent’s capital stock are, and all shares that may be issued or granted pursuant to the exercise of Parent Stock Options will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The issuance and sale of all of the shares of capital stock described in this Section 4.2 have been in compliance with United States federal and state securities Laws. Except as may be provided in the Rights Agreement dated as of October 15, 1998, between Parent and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (as amended, the “Parent Rights Agreement”), neither Parent nor any of its Subsidiaries has agreed to register any securities under the Securities Act, or under any state securities Law or granted registration rights to any individual or entity. Except for Parent Stock Options and the Junior Participating Preferred Stock purchase rights (the “Parent Rights”) issued pursuant to the Parent Rights Agreement, as of the date of this Agreement, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock of Parent or any of its Subsidiaries. The Parent Common Stock issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued and fully paid and non-assessable and not subject to preemptive rights, with no personal liability attaching to the ownership thereof. Such Parent Common Stock, where so issued, will be issued free and clear of any Liens, other than (x) statutory Liens for Taxes not yet done and payable and (y) such restrictions as may expect under applicable Law.

(b) (i) All of the issued and outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of Parent’s Subsidiaries are owned, directly or indirectly, by Parent free and clear of any Liens, other than (x) statutory Liens for Taxes not yet due and payable, (y) such restrictions as may exist under applicable Law, and (z) Liens granted pursuant to Parent’s Credit Agreement, dated as of November 1, 2007, among Parent and each of the lenders party thereto (collectively, the “Parent Credit Agreement”), and all such shares or other ownership interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) neither Parent nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, except for the securities of the Subsidiaries of Parent, or is obligated to make any capital contribution to or other investment in any other Person.

(c) All of the issued and outstanding membership interests of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.

4.3  Authorization; Validity of Agreement.  Parent and Merger Sub have the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject, with respect to the consummation of the Merger, to the receipt of the Parent Required Vote. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other action, except for the Parent Required Vote. Except for the Parent Required Vote, no corporate or other proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement by either of Parent or Merger Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against such party in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.4  No Violations; Consents and Approvals.

(a) Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the Merger or any other transactions contemplated hereby will (i) violate any provision of the certificate of incorporation, certificate of formation, articles of association, limited liability company agreement or the bylaws of Parent or Merger Sub, as applicable, or the certificate of incorporation, articles of association, bylaws or similar governing documents, as applicable, of any of Parent’s Subsidiaries, (ii) except for the Parent Credit Agreement (which exception shall no longer be applicable on or prior to Closing), violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation, modification or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Merger Sub, or any of Parent’s other Subsidiaries, under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, collective bargaining agreement, agreement or other instrument or obligation to which Parent or Merger Sub, or any of Parent’s other Subsidiaries, is a party or by which any of them or any of their respective assets or properties may be bound, or (iii) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.4(b) are duly and timely obtained or made and the Parent Required Vote and the adoption of this Agreement and the transactions contemplated hereby by Parent as the sole member of Merger Sub, conflict with or violate any Laws applicable to Parent or Merger Sub, or any of Parent’s other Subsidiaries, or any of their respective properties or assets; except in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, losses, obligations, payments, rights (if exercised) or Liens which individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent or Merger Sub.

(b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required to be obtained or made by Parent or Merger Sub, or any of Parent’s other Subsidiaries, in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub, or the consummation by Parent or Merger Sub of the Merger or any other transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the Securities Act, (iii) compliance with any applicable state securities or “blue sky” or takeover Laws, (iv) the approval of the Parent Proposal by the Parent Required Vote, (v) such filings, authorizations or approvals, or expiration or termination of applicable waiting periods, as may be required under the HSR Act, (vi) the filing of the Certificate of Merger with the Delaware Secretary of State and the Articles of Merger with the Nevada Secretary of State, (vii) compliance with any applicable requirements under stock exchange rules, (viii) consents or approvals of any Governmental Entity, which are normally obtained after the consummation of this type of transaction, and (ix) any such filing, registration, declaration, notification, order, authorization, consent or approval that the failure to obtain or make individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on Parent.

4.5  SEC Reports and Financial Statements.

(a) Except as set forth in Section 4.5(a) of the Parent Disclosure Letter, Parent has timely filed with the SEC all forms and documents required to be filed by it since January 1, 2005 under the Exchange Act, including (A) its Annual Reports on Form 10-K, (B) its Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of stockholders of Parent (in the form mailed to stockholders), and (D) all other forms, reports and registration statements required to be filed by Parent with the SEC since January 1, 2005. The documents described in clauses (A)-(D) above, in each case as amended (whether filed prior to, on or after the date of this Agreement), are referred to in this Agreement collectively as the “Parent SEC Documents.” As of their respective dates or, if amended and publicly available prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, the Parent SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act and other applicable Laws, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Subsidiaries of Parent is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NYSE, any stock exchange or any other comparable Governmental Entity.

(b) The December 31, 2007 consolidated balance sheet of Parent (the “Parent Balance Sheet”) and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC under the Exchange Act, fairly present (within the meaning of the Sarbanes-Oxley Act), and the financial statements to be filed by Parent with the SEC after the date of this Agreement will fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with

GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP is an independent public accounting firm with respect to Parent and has not resigned or been dismissed as independent public accountants of Parent. Ernst & Young has not indicated to Parent that it has any material disagreements with Parent’s accounting policies.

(c) Parent has not received any notice from the SEC that its accounting policies are subject to review or investigation, except for those comments previously issued by the SEC that have been resolved.

(d) Since January 1, 2005, (A) the exercise price of each Parent Stock Option has been no less than the Fair Market Value (as defined under the terms of the respective Parent stock plan under which such Parent Stock Option was granted) of a share of Parent Common Stock as determined on the date of grant of such Parent Stock Option, and (B) all grants of Parent Stock Options were validly issued and properly approved by the Parent Board (or a duly authorized committee or subcommittee thereof) in material compliance with applicable Law and recorded in Parent’s financial statements referred to in Section 4.5(b) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

4.6  Oil and Gas Reserves.

(a) Parent has furnished to the Company a reserve report prepared by Netherland, Sewell & Associates, Inc. containing estimates of the oil and gas reserves that are owned by Parent and its Subsidiaries as of December 31, 2007 (the “Parent Reserve Report”). The factual, non-interpretive data relating to the Oil and Gas Interests of Parent and its Subsidiaries on which the Parent Reserve Report was based for purposes of estimating the oil and gas reserves set forth therein, to the knowledge of Parent, was accurate in all material respects at the time such data was provided to the reserve engineers for the Parent Reserve Report. The Parent Reserve Report conforms to the guidelines with respect thereto of the SEC. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that would reasonably be expected to have a Material Adverse Effect on Parent. Since January 1, 2005, all of Parent’s and its Subsidiaries’ wells have been drilled and (if completed) completed, operated and produced in compliance in all respects with applicable oil and gas leases and applicable Laws, except where any noncompliance would not reasonably be expected to have a Material Adverse Effect on Parent. To Parent’s knowledge, neither Parent nor any of its Subsidiaries is in violation of any applicable Law or contract requiring Parent or such Subsidiary to plug and abandon any well because the well is not currently capable of producing in commercial quantities or for any other reasons. With respect to any Oil and Gas Interests of Parent and its Subsidiaries that are not operated by Parent or any of its Subsidiaries, Parent makes the representations and warranties set forth in this Section 4.6 only to its actual knowledge without having made specific inquiry of the operators with respect hereto.

(b) Set forth in Section 4.6(b) of the Parent Disclosure Letter is a list of all material Oil and Gas Interests that were included in the Parent Reserve Report that have been disposed of prior to the date hereof.

(c) Except as set forth in Section 4.6(c) of the Parent Disclosure Letter, proceeds from the sale of Hydrocarbons produced from Parent’s Oil and Gas Interests are being received by Parent and its Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business or which would not reasonably be expected to have a Material Adverse Effect).

(d) Except as set forth in Section 4.6(d) of the Parent Disclosure Letter, none of Parent or its Subsidiaries has received any material deficiency payment under any gas contract for which any Person has a right to take deficiency gas from Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries received any material payment for production which is subject to refund or recoupment out of future production.

(e) Parent has previously provided or made available to the Company true and complete copies of all Parent Oil and Gas Agreements, together with all amendments, extensions and other modifications thereof. To the knowledge of Parent, all Parent Oil and Gas Agreements are in good standing, valid and effective and all royalties, rentals and other payment due by Parent to any lessor of any such oil and gas leases have been paid, except in each case, as has not had, and would not reasonably be expected to have, a Material Adverse Effect.

For purposes of this Agreement, “Parent Oil and Gas Agreements” means the following types of agreements or contracts to which Parent or any of its Subsidiaries is a party, whether as an original party, by succession or assignment or otherwise: oil and gas leases, farm-in and farm-out agreements, agreements providing for an overriding royalty interest, agreements providing for a royalty interest, agreements providing for a net profits interest, crude oil or natural gas sales or purchase contracts, joint operating agreements, unit operating agreements, unit agreements, field equipment leases, and agreements restricting Parent or any of its Subsidiaries’ ability to operate, obtain, explore for or develop interests in a particular geographic area. Set forth in Section 4.6(e) of the Parent Disclosure Letter is a list of all Parent Oil and Gas Agreements that contain restrictions on Parent’s or any of its Subsidiaries’ ability to operate, obtain, explore for or develop interests in a particular geographic area.

(f) The Oil and Gas Interests of Parent and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, except for the Parent Credit Agreement and Permitted Liens, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $1 million. In addition, except as set forth in the Parent SEC Documents filed and publicly available prior to the date hereof, no Parent Material Contract contains any provision that prevents Parent or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Parent and its Subsidiaries in accordance with historical practices.

(g) Except as set forth in Section 4.6(g) of the Parent Disclosure Letter, as of the date of this Agreement, (i) there are no outstanding calls for payments in excess of $1 million that are due or that Parent or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Parent or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(h) Except as set forth in Section 4.6(h) of the Parent Disclosure Letter, there are no provisions applicable to the material Oil and Gas Interests reflected in the Parent Reserve Report that increase the royalty percentage of the lessor thereunder in a manner that is not accounted for in such Parent Reserve Report; and none of the Oil and Gas Interests of Parent and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

(i) Except as set forth in Section 4.6(i) of the Parent Disclosure Letter, there are no calls (exclusive of market calls) on Parent’s oil or natural gas production, and Parent has no obligation to deliver oil or natural gas pursuant to any take-or-pay, prepayment or similar arrangement without receiving full payment therefor, excluding gas imbalances disclosed in Section 4.6(d) of the Parent Disclosure Letter.

4.7  Absence of Certain Changes.

(a) Since December 31, 2007, (i) Parent and its Subsidiaries have conducted their respective business only in the ordinary course consistent with past practice in all material respects, and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or is reasonably likely to have or result in, a Material Adverse Effect on Parent.

(b) Except as set forth in Section 4.7(b) of the Parent Disclosure Letter, since December 31, 2007 to the date of this Agreement, neither Parent nor any of its Subsidiaries has (i) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s capital stock, (ii) effected or authorized any split, combination or reclassification of any of Parent’s capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of Parent’s capital stock, except for issuances of Parent Common Stock (1) upon the exercise of Parent Stock Options, in each case in accordance with their terms at the time of exercise or (2) in connection with recruitment activities in the ordinary course of business consistent with past practice, (iii) changed in any material respect, or has knowledge of any reason that would have required or would require changing in any material respect, any accounting methods (or underlying assumptions), principles or practices of Parent or its Subsidiaries, including any material reserving, renewal or residual method, practice or policy, except as required by GAAP or by applicable Law, (iv) made any material Tax election or settled or compromised any material income Tax liability, (v) made any material change in the policies and procedures of Parent or its Subsidiaries in connection with trading activities, (vi) sold, leased exchanged, transferred or otherwise disposed of any material Parent Asset other than in the ordinary course of business consistent with past practices, (vii) revalued, or has knowledge of any reason that would have required or would require revaluing, any of the Parent Assets in any material respect, including writing down the value of any of Parent Assets or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices, (viii) except as required to comply with applicable Law, adopted or amended any new or existing Parent Benefit Plan, or (ix) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

4.8  Absence of Undisclosed Liabilities.  Since December 31, 2007 and except as set forth in Section 4.8 of the Parent Disclosure Letter, none of Parent or Merger Sub, nor any of Parent’s other Subsidiaries, has incurred any liabilities or obligations (accrued, contingent or otherwise), except for (i) liabilities incurred in the ordinary course of business consistent with past practice that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, (ii) liabilities in respect of Litigation (which are the subject of Section 4.11(a)), and (iii) liabilities under Environmental Laws (which are the subject of Section 4.15). None of Parent or Merger Sub, nor any of Parent’s other Subsidiaries, is in default in respect of the terms and conditions of any indebtedness or other agreement which individually or in the aggregate has had, or would be reasonably likely to have or result in, a Material Adverse Effect on Parent.

4.9  Disclosure Documents.  None of the information to be supplied by Parent for inclusion in (i) the Proxy Statement to be filed by the Company and Parent with the SEC, and any amendments or supplements thereto, or (ii) the S-4 to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company stockholders and Parent stockholders, at the time of the Company Special Meeting and the Parent Special Meeting and at the Effective Time, and, in the case of the S-4, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and the S-4 will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to information provided by the Company for inclusion in the Proxy Statement and the S-4.

4.10  Employee Benefit Plans; ERISA.

(a) Section 4.10(a)(1) of the Parent Disclosure Letter contains a true and complete list of all the individual or group employee benefit and compensation plans or arrangements of any type (including, without limitation, all bonus, equity-based, change of control, incentive and plans described in Section 3(3) of ERISA), sponsored, maintained or contributed to by Parent or any trade or business, whether or not incorporated, which together with Parent would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Parent ERISA Affiliate”) or with respect to which any Parent ERISA Affiliate has any obligations or liability (“Parent Benefit Plans”), and Section 4.10(a)(2) of the Parent Disclosure Letter lists each material individual employment, severance or similar agreement with respect to which Parent or any Parent ERISA Affiliate has any current or future obligation or liability (“Parent Employee Agreement”). With respect to each Parent Benefit Plan, Parent has made available to the Company a true, correct and complete copy of such Parent Benefit Plan, and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent Annual Reports (Form 5500 Series) and accompanying schedules, summary plan descriptions, and the most recent determination letter from the Internal Revenue Service.

(b) With respect to each Parent Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such Parent Benefit Plan satisfies the requirements of such sections and has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Parent, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each Parent Benefit Plan has been administered in substantial compliance with its terms and applicable Law; (iii) neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Parent or any Parent ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA; (iv) no disputes are pending or, to the knowledge of Parent or any Parent ERISA Affiliate, threatened other than ordinary claims for benefits; (v) neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code; (vi) all contributions and premiums due have been made on a timely basis; and (vii) each Parent Benefit Plan may be amended or terminated unilaterally by Parent at any time without any continuing liability for benefits other than benefits accrued to the date of such amendment or termination. All contributions and premiums made or required to be made under any Parent Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Parent or a Parent ERISA Affiliate.

(c) No Parent Benefit Plan is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (iv) a multiple employer welfare arrangement under Section 3(40) of ERISA. No event has occurred with respect to Parent or a Parent ERISA Affiliate in connection with which Parent could be subject to any liability (except for regular contributions and benefit payments in the ordinary course of plan business), lien or encumbrance with respect to any Parent Benefit Plan.

(d) Except as set forth in Section 4.10(d) of the Parent Disclosure Letter, (i) no present or former employees of Parent or any of its Subsidiaries are covered by any Parent Employee Agreements or Parent Benefit Plans that provide or will provide any severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA) or any similar benefits, (ii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall cause any payments or benefits to any employee, officer or director of Parent or any of its Subsidiaries to be either subject to an excise Tax or non-deductible to Parent under Sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, and (iii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Parent or any of its Subsidiaries, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, accelerated, delivered or increased.

(e) None of the Parent Benefit Plans is subject to the laws of any country other than the United States.

(f) There are no Parent equity-based grants, options or awards outstanding other than those granted under the Parent Stock Plan.

4.11  Litigation; Compliance with Law.

(a) Except for such Litigation set forth in the Parent SEC Documents filed and publicly available prior to the date of this Agreement or that individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, (i) there is no Litigation pending or, to the knowledge of Parent, threatened in writing against, relating to or naming as a party thereto Parent or Merger Sub, or any of Parent’s other Subsidiaries, any of their respective properties or assets or any of Parent’s officers or directors (in their capacities as such), (ii) there is no order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon Parent, any of its Subsidiaries or any of Parent’s officers or directors (in their capacities as such) and (iii) there is no Litigation that Parent or Merger Sub, or any of Parent’s other Subsidiaries, has pending against other parties, where such Litigation is intended to enforce or preserve material rights of Parent or any of its Subsidiaries.

(b) Except as set forth in the Parent SEC Documents filed and publicly available prior to the date of this Agreement or as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent, each of Parent and its Subsidiaries has complied, and is in compliance with, all Laws and Parent Permits which affect the respective businesses of Parent or any of its Subsidiaries, the Parent Real Property and/or Parent Assets, and Parent and its Subsidiaries have not been and are not in violation of any such Law or Parent Permit; nor has any notice, charge, Claim or action been received in writing by Parent or any of its Subsidiaries or been filed, commenced, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries alleging any violation of the foregoing, except for such violations or allegations of violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

(c) Without limiting the generality of clause (b) above and mindful of the principles of the United States Foreign Corrupt Practices Act and other similar applicable foreign Laws, neither Parent nor any of its Subsidiaries, nor, in any such case, any of their respective Representatives has (i) made, offered or authorized any payment or given or offered anything of value directly or indirectly (including through a friend or family member with personal relationships with government officials) to an official of any government for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with that government with respect to Parent or any of its Subsidiaries in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws, (ii) made, offered or authorized any payment to any Governmental Entity, political party or political candidate for the purpose of influencing any official act or decision, or inducing such Person to use any influence with that government with respect to Parent or any of its Subsidiaries in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws or (iii) taken any action that would be reasonably likely to subject Parent or any of its Subsidiaries to any material liability or penalty under any and all Laws of any Governmental Entity.

(d) Parent and its Subsidiaries hold all licenses, permits, certifications, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Parent Real Property, Parent Assets and the conduct of their respective businesses as currently conducted (“Parent Permits”), except where the failure to hold such Parent Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received notice that any Parent Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Parent has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Parent Permit, or result in any termination, modification or nonrenewal thereof, except in each case for such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

(e) This Section 4.11 does not relate to matters with respect to (i) Parent Benefit Plans, ERISA and other employee benefit matters (which are the subject of Section 4.10), (ii) Tax Laws and other Tax matters (which are the subject of Section 4.14), (iii) Environmental Laws (which are the subject of Section 4.15) and (iv) labor matters (which are the subject of Section 4.18).

4.12  Intellectual Property.

(a) Except as set forth in Section 4.12(a) of the Parent Disclosure Letter or as individually or in the aggregate would not be reasonably likely to have or result in, a Material Adverse Effect on Parent:

(i) Parent, or one of its Subsidiaries, is the sole and exclusive owner of, or possesses adequate licenses or other rights to use, all Intellectual Property used in the present conduct of the businesses of Parent and its Subsidiaries (“Parent IP Rights”), free and clear of all security interests (except Permitted Liens) including but not limited to liens, charges, mortgages, title retention agreements or title defects;

(ii) to Parent’s knowledge, no consent, co-existence or settlement agreements, judgments, or court orders limit or restrict Parent’s or any of its Subsidiaries’ ownership rights in and to any Intellectual Property owned by them;

(iii) the conduct of the business of Parent and its Subsidiaries as presently conducted does not, to the knowledge of Parent, infringe or misappropriate any third Person’s Intellectual Property; or

(iv) to the knowledge of Parent, no third Person is infringing or misappropriating any Intellectual Property owned by Parent or its Subsidiaries, and to the knowledge of Parent there is no litigation pending or threatened in writing by or against Parent or any of its Subsidiaries, nor, to the knowledge of Parent, has Parent or any of its Subsidiaries received any written charge, claim, complaint, demand, letter or notice, that asserts a claim (a) alleging that any or all of the Parent IP Rights infringe or misappropriate any third party’s Intellectual Property, or (b) challenging the ownership, use, validity, or enforceability of any Parent IP Right.

(b) All Intellectual Property owned by Parent or its Subsidiaries that is the subject of an application for registration or a registration (“Registered Parent IP”) is to the knowledge of Parent, in force, and all application, renewal and maintenance fees in relation to all Registered Parent IP have been paid to date, except for any Registered Parent IP that Parent has abandoned, not renewed or allowed to expire.

(c) Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on Parent, to Parent’s knowledge (i) there does not exist, nor has Parent or any of its Subsidiaries received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any material contracts related to Parent IP Rights, and (ii) neither Parent nor any of its Subsidiaries has received written notice of the desire of the other party or parties to any such material contracts relating to Parent IP Rights to exercise any rights such party or parties have to cancel, terminate or repudiate such material contract relating to Parent IP Rights or exercise remedies thereunder.

4.13  Material Contracts.

(a) Except for such agreements or arrangements listed in Section 4.13(a) of the Parent Disclosure Letter or that are included as exhibits to the Parent SEC Documents filed and publicly available prior to the date of this Agreement, and except for this Agreement, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any material contract, arrangement, commitment or understanding (whether written or oral) (i) which is an employment agreement between Parent, on the one hand, and its officers and key employees, on the other hand, (ii) which, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any material payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any material payment or benefits, from Parent, Merger Sub, the Company or the Surviving Entity or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing, (iii) which is a material contract (as defined in Item 601(b)(10)(i) or 601(b)(10)(ii) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (iv) which expressly limits the ability of Parent or any Subsidiary of Parent, or would limit the ability of the Surviving Entity (or any of its affiliates) after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case, if such limitation is or is reasonably likely to be material to Parent and its Subsidiaries, taken as a whole, or, following the Effective Time, to the Surviving Entity and its affiliates, taken as a whole, (v) which is a material joint venture agreement, joint operating agreement, partnership agreement or other similar contract or agreement involving a sharing of profits and expenses with one or more third Persons, (vi) the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) or (vii) which is a stockholder rights agreement or which otherwise provides for the issuance of any securities in respect of this Agreement or the Merger. Each contract, arrangement, commitment or understanding (A) included as an exhibit to the Parent SEC Documents filed and publicly available prior to the date of this Agreement, or (B) listed in Section 4.13(a)

of the Parent Disclosure Letter described in this Section 4.13(a), whether or not included as an exhibit to the Parent SEC Documents, is referred to herein as a “Parent Material Contract,” and for purposes of the bringdown of Section 4.13(b) pursuant to Section 6.2(a), “Parent Material Contract” shall include as of the date entered into any such contract, arrangement, commitment or understanding that is entered into after the date of this Agreement. Parent has previously made available to the Company true, complete and correct copies of each Parent Material Contract that is not included as an exhibit to the Parent SEC Documents. For the avoidance of doubt, Parent’s charter constitutes a Parent Material Contract.

(b) Each Parent Material Contract is valid and binding and in full force and effect and Parent and each of its Subsidiaries have performed all obligations required to be performed by them to date under each Parent Material Contract, except where such failure to be valid and binding or in full force and effect or such failure to perform individually or in the aggregate has not had and would not be reasonably likely to have or result in a Material Adverse Effect on Parent. Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on Parent, to Parent’s knowledge, (i) there does not exist, nor has Parent or any of its Subsidiaries received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any Parent Material Contract and (ii) neither Parent nor any of its Subsidiaries has received written notice of the desire of the other party or parties to any such Parent Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Parent Material Contract or exercise remedies thereunder. Each Parent Material Contract is enforceable by Parent or a Subsidiary of Parent in accordance with its terms, except as such enforcement may be subject to or limited by (x) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) or except where such unenforceability individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

4.14  Taxes.

(a) (i) All material Returns required to be filed by or with respect to Parent and its Subsidiaries have been filed in accordance with all applicable Laws and all such Returns are true, correct and complete in all material respects, (ii) Parent and its Subsidiaries have timely paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Parent and except as set forth in Section 4.14(a)(ii) of the Parent Disclosure Letter, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld by Parent or any of its Subsidiaries with respect to Taxes have been withheld and either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) all material sales or transfer Taxes required to be collected by Parent or any of its Subsidiaries have been duly and timely collected, or caused to be collected, and either duly and timely remitted to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws, (v) the charges, accruals and reserves for Taxes with respect to Parent and its Subsidiaries reflected in Parent Balance Sheet are adequate under GAAP to cover Tax liabilities accruing through the date thereof, (vi) no deficiencies for any material Taxes have been asserted or assessed, or, to the knowledge of Parent, proposed, against Parent or any of its Subsidiaries that have not been paid in full, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Parent, and (vii) there is no action, suit, proceeding, investigation, audit or claim underway, pending or, to the knowledge of Parent, threatened or scheduled to commence, against or with respect to Parent or any of its Subsidiaries in respect of any material Tax.

(b) Neither Parent nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Return (other than Returns which include only Parent and any Subsidiaries of Parent) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee.

(c) There are no Tax sharing, allocation, indemnification (other than indemnification provisions included in agreements entered into in the ordinary course of business) or similar agreements in effect as between

Parent or any of its Subsidiaries or any predecessor or affiliate of any of them and any other party under which Parent or any of its Subsidiaries could be liable for any Taxes of any party other than Parent or any Subsidiary of Parent.

(d) Neither Parent nor any of its Subsidiaries has, as of the Closing Date, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes or the time with respect to the filing of any Return relating to any material Taxes.

(e) There are no Liens for material Taxes on any asset of Parent or its Subsidiaries, except for Permitted Liens.

(f) Neither Parent nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g) Each of Parent and its Subsidiaries has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h) Neither Parent nor any of its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(i) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date.

(j) Since January 1, 2005, none of Parent nor any of its Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(k) Parent has made (or will, upon request, make) available to the Company correct and complete copies of (i) all U.S. federal Returns of Parent and its Subsidiaries relating to taxable periods ending on or after December 31, 2004, filed through the date hereof, (ii) any audit report (or notice of proposed adjustment to the extent not included in an audit report) within the last three years relating to any material Taxes due from or with respect to Parent or any of its Subsidiaries and (iii) any substantive and non-privileged correspondence and memoranda relating to the matters described in clauses (i) and (ii) of this Section 4.14(k).

4.15  Environmental Matters.

(a) Parent and each of its Subsidiaries is in compliance with all applicable Environmental Laws except where failure to be in compliance, individually or in the aggregate, would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

(b) There is no Environmental Claim pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or, to the knowledge of Parent, against any Person whose liability for any Environmental Claim Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of Law, except for any such Environmental Claims which, individually or in the aggregate, would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

(c) To the knowledge of Parent, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release any Hazardous Material, which would be reasonably likely to form the basis of any Environmental Claim against Parent or any of its Subsidiaries or, to the knowledge of Parent, against any Person whose liability for any Environmental Claim Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law which, individually or in the aggregate, would be reasonably likely to have or result in, a Material Adverse Effect on Parent.

(d) There is no Cleanup of Hazardous Materials being conducted or planned at any property currently or, to the knowledge of Parent, formerly owned or operated by Parent or any of its Subsidiaries, except for such Cleanups which, individually or in the aggregate, would not be reasonably likely to have or result in, a Material Adverse Effect on Parent.

(e) To the knowledge of Parent, no Parent Asset has been involved in any Release or threatened Release of a Hazardous Material, except for such Releases which individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on Parent.

(f) Parent and its Subsidiaries have obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Entities under all Environmental Laws required for the operation of the businesses of Parent and its Subsidiaries as currently conducted and, to the knowledge of Parent, there are no pending or threatened, actions or proceedings alleging violations of or seeking to modify, revoke or deny renewal of any such material approvals, permits, licenses, registrations and similar authorizations.

4.16  Parent Assets.  Parent has good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Parent Reserve Report as attributable to Oil and Gas Interests owned by Parent and its Subsidiaries and has good and valid title to, or valid leasehold interests or other contractual rights in, all other tangible properties and assets (real, personal or mixed) of Parent and its Subsidiaries (such oil and gas properties and other properties and assets are herein referred to as the “Parent Assets”), with respect to both the oil and gas properties and all other Parent Assets, free and clear of all Liens except for (a) Permitted Liens and (b) Liens associated with obligations reflected in the Parent Reserve Report. Parent and its Subsidiaries (as the case may be) have maintained all of the Parent Assets owned on the date hereof in working order and operating condition, subject only to ordinary wear and tear.

4.17  Insurance.  Section 4.17 of the Parent Disclosure Letter contains a true, complete and correct list of all insurance policies maintained by or on behalf of Parent and its Subsidiaries as of the date of this Agreement. Parent has made available to Parent a true, complete and correct copy of each such insurance policy or the binder therefor. Such policies are, and at the Closing policies or replacement policies having substantially similar coverages will be, in full force and effect, and all premiums due thereon have been or will be paid. Parent and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance policies listed in Section 4.17 of the Parent Disclosure Letter include all policies that are required in connection with the operation of the businesses of Parent and its Subsidiaries as currently conducted by applicable Laws and all agreements relating to Parent and its Subsidiaries.

4.18  Labor Matters; Employees.

(a) (i) There is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Parent or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries, (iii) none of the employees of Parent or any of its Subsidiaries are represented by any labor organization and none of Parent or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Parent or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Parent and its Subsidiaries have each at all times been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Parent or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Parent or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(b) Since the enactment of the WARN Act, none of Parent or any of its Subsidiaries has effectuated (i) a plant closing affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Parent or any of its Subsidiaries, or (ii) a mass layoff affecting any site of employment or facility of Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law, in each case that could reasonably be expected to have a Material Adverse Effect on Parent.

(c) Section 4.18(c) of the Parent Disclosure Letter contains a complete and correct list of the names of all directors and officers of Parent as of the date of this Agreement, together with such Person’s position or function. Parent has previously provided to the Company true and correct information with respect to each such officer’s annual base salary or wages, incentive compensation bonus in respect of 2007, target bonus percentage and amount for 2008, and currently estimated severance payment due as a result of this Merger assuming such Person’s employment is terminated in connection therewith.

4.19  Affiliate Transactions.   Section 4.19 of the Parent Disclosure Letter contains a complete and correct list of all material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than Parent Benefit Plans described in Section 4.10 of the Parent Disclosure Letter), whether or not entered into in the ordinary course of business, to or by which Parent or any of its Subsidiaries, on the one hand, and any of their respective affiliates (other than Parent or any of its direct or indirect wholly owned Subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since December 31, 2005 or (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Parent and its Subsidiaries taken as a whole.

4.20  Derivative Transactions and Hedging.  Section 4.20 of the Parent Disclosure Letter contains a complete and correct list of all Derivative Transactions (including each outstanding commodity or financial hedging position) entered into by Parent or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, and were, and will be, entered into with counterparties believed at the time and still believed to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. Parent and each of its Subsidiaries have, and will have, duly performed all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of Parent, there are and will be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

4.21  Natural Gas Act.  Any gas gathering system constituting a part of the properties of Parent or its Subsidiaries has as its primary function the provision of natural gas gathering services, as the term “gathering” is interpreted under Section 1(b) of the NGA; none of the properties have been or are certificated by FERC under Section 7(c) of the NGA or to the knowledge of Parent are now subject to FERC jurisdiction under the NGA; and none of the properties have been or are providing service pursuant to Section 311 of the NGA.

4.22  Disclosure Controls and Procedures.  Parent has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Neither Parent nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” in Parent’s or any of its Subsidiaries’ internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act.

4.23  Investment Company.  Neither Parent nor any of its Subsidiaries is an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act or the Advisers Act.

4.24  Rights Agreement.  Parent has taken all action so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Parent Rights Agreement or enable or require the Parent Rights to be exercised, distributed or triggered except for the Parent Rights to be provided as part of the Merger Consideration.

4.25  Recommendation of Parent Board of Directors; Opinion of Financial Advisor.

(a) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, duly adopted resolutions unanimously (i) determining that this Agreement, the transactions contemplated hereby and the Parent Proposal are advisable to, and in the best interests of, Parent and the stockholders of Parent, (ii) approving this Agreement, the transactions contemplated hereby and the Parent Proposal, (iii) recommending approval and adoption of the Parent Proposal to the stockholders of Parent and (iv) directing that the Parent Proposal be submitted to Parent’s stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b) The Parent Board has received an opinion of Tudor, Pickering, Holt & Co. Securities, Inc. to the effect that, as of the date of this Agreement, the Merger Consideration to be paid by Parent in the Merger, in the aggregate, is fair, from a financial point of view, to Parent. A true, complete and correct copy of such opinion will promptly be delivered to the Company by Parent solely for informational purposes after receipt thereof.

4.26  Required Vote by Parent Stockholders.  The affirmative vote of the holders of a majority of votes cast at a meeting at which a majority of the outstanding shares of Parent Common Stock are present and voting (the “Parent Required Vote”) to authorize the issuance of Parent Common Stock pursuant to this Agreement under Rule 312.02 of the NYSE (the “Parent Proposal”) is the only vote of the holders of capital stock of Parent necessary to approve the transactions contemplated by this Agreement.

4.27  Stockholder Agreements.  Neither Parent nor Merger Sub has entered into or received any voting or similar agreement from any stockholder of the Company with respect to this Agreement or the transactions contemplated hereby, except that, concurrently and simultaneously with the execution and delivery of this Agreement, Parent has entered into a stockholder agreement with each of Comstock Resources, Inc., Wayne and Gayle Laufer, and Gary Blackie (the “Stockholder Agreements”). Forms of the Stockholder Agreements are set forth in Section 4.27 of the Parent Disclosure Letter.

4.28  Brokers.  Except for Tudor, Pickering, Holt & Co. Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries. Parent is solely responsible for the fees and expenses of Tudor, Pickering, Holt & Co. Securities, Inc. as and to the extent set forth in their respective engagement or fee letters.

4.29  Reorganization.  Neither Parent nor, to the knowledge of Parent, any of its Affiliates, has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

4.30  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V

COVENANTS

5.1  Interim Operations of the Company.  The Company covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (w) set forth in Section 5.1 of the Company Disclosure Letter, (x) expressly contemplated or permitted by this Agreement, including without limitation Section 5.3 of this Agreement or (y) consented to in writing by Parent after the date of this Agreement and prior to the Effective Time:

(a) the business of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice, and the Company shall use its reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and to keep available the services of their current officers and key employees and preserve and maintain existing relationships with customers, suppliers, officers, employees and creditors and other persons with which the Company or any Subsidiary has significant business relationships;

(b) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business, or (ii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, in excess of $2 million per obligation other than capital expenditures and obligations or liabilities incurred or committed to prior to the date hereof or incurred or committed to as may be reasonably required to conduct emergency operations on any well, pipeline or other facility;

(c) the Company shall deliver promptly to Parent updates on the operations of the Company at least monthly;

(d) the Company shall not, nor shall it permit any of its Subsidiaries to, amend its articles of incorporation or bylaws or similar organizational documents;

(e) the Company shall not, nor shall it permit any of its Subsidiaries to, declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock or other equity interests, except for dividends by any Subsidiary to the Company or any other wholly-owned Subsidiary of the Company;

(f) the Company shall not, nor shall it permit any of its Subsidiaries to (i) adjust, split, combine, subdivide or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of the Company or any of its Subsidiaries, other than issuances (1) of shares of Company Common Stock pursuant to the Company Options outstanding on the date of this Agreement or (2) by a wholly owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly owned Subsidiary of the Company, or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.1(e);

(g) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) grant any increase in the compensation (including base salary and target bonus) or benefits payable to any officer or director of the Company or any of its Subsidiaries, (ii) except in connection with promotions on a basis consistent with past practices, grant any increase in the compensation or benefits payable to any employee who is not an officer of the Company or any of its Subsidiaries or to any director of the Company or any of its Subsidiaries, (iii) except as required to comply with applicable Law or any agreement in existence on the date of this Agreement or as expressly provided in this Agreement, adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any collective bargaining, bonus, profit sharing, thrift, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program agreement or arrangement or (iv) enter into or amend any employment or consulting agreement or, except in accordance with existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries (except for nonsubstantive changes made for the purposes of complying with Section 409A of the Code) or otherwise approved in advance in writing by Parent;

(h) the Company shall not, nor shall it permit any of its Subsidiaries to, change its methods of accounting in effect at December 31, 2007, except changes in accordance with GAAP and applicable Law as concurred with by the Company’s independent auditors;

(i) the Company shall not, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire (including, without limitation, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner) any Person, any other business organization, division or business of such Person or, other than in the ordinary course of business consistent with past practice, any assets;

(j) the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, farmout, exchange, transfer, assign or otherwise dispose of, or agree or commit to sell, lease, farmout, exchange, transfer, assign, or otherwise dispose of, any of the Company Assets, except for the sale of Hydrocarbons in the ordinary course of business consistent with past practice;

(k) the Company shall not, nor shall it permit any of its Subsidiaries to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Company Assets;

(l) except for Taxes, to which Section 5.1(n) shall apply, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) except as set forth in clause (ii) below, pay, discharge or satisfy any Claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) except for the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities or obligations reflected or reserved against in the Company Balance Sheet or liabilities or obligations in accordance with the terms of the Company Material Contracts and any contract entered into in the ordinary course of business and consistent with past practice to which the Company or any of its Subsidiaries is a party as in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case to which the Company or any of its Subsidiaries is a party, or (ii) compromise, settle, grant any waiver or release relating to any Litigation, other than settlements or compromises of Litigation covered by insurance or where the amount paid or to be paid does not exceed $1 million for any individual Claim or series of related Claims, or $1 million in the aggregate for all Claims;

(m) the Company shall not, nor shall it permit any of its Subsidiaries to, engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement insofar as such agreements are disclosed in Section 3.19 of the Company Disclosure Letter), or enter into any agreement, arrangement, or understanding, directly or indirectly, with any of the Company’s affiliates; provided, that for the avoidance of doubt, for purposes of this clause (m), the term “affiliates” shall not include any employees of the Company or any of its Subsidiaries, other than the directors and executive officers thereof and employees who share the same household with such directors and executive officers;

(n) the Company shall not, nor shall it permit any of its Subsidiaries to, make any change to any material Tax method of accounting, make or change any material Tax election, authorize or undertake any indemnities for Taxes, extend any period for assessment of any Tax, file any request for ruling or determination, amend any material Return (including by way of a claim for refund) or settle or compromise any material Tax liability, except where such action would not have a material effect on the Tax position of the Company and its Subsidiaries, taken as a whole;

(o) the Company shall not, nor shall it permit any of its Subsidiaries to, take any action that would reasonably be expected to (i) result in any of the conditions to the Merger set forth in Article VI not being satisfied, (ii) result in a Material Adverse Effect on the Company or (iii) materially impair or delay consummation of the Merger or the other transactions contemplated hereby;

(p) the Company shall not, nor shall it permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or any agreement relating to an Acquisition Proposal, except for Acceptable Confidentiality Agreements and except as permitted in Section 5.1(i);

(q) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) incur or assume any indebtedness except indebtedness incurred, and letters of credit issued, under the Company Credit Agreement in the ordinary course of business, (ii) modify any material indebtedness or other liability to increase the Company’s (or any of its Subsidiaries’) obligations with respect thereto, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a wholly owned Subsidiary of the Company), (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company, or by such Subsidiaries to the Company), or (v) enter into any contract, commitment or transaction, except in the ordinary course of business and consistent with past practice and in no event exceeding $2 million in the aggregate, except as permitted under Section 5.1(b);

(r) the Company shall not, nor shall it permit any of its Subsidiaries to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the ability of the Company or any Subsidiary of the Company, or would limit the ability of the Surviving Entity or any affiliate of the Surviving Entity after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time;

(s) the Company shall not, nor shall it permit any of its Subsidiaries to, enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement (other than any such action between its wholly owned Subsidiaries);

(t) the Company shall not, nor shall it permit any of its Subsidiaries to, terminate any Company Material Contract to which it is a party or waive or assign any of its rights or Claims under any Company Material Contract in a manner that is materially adverse to the Company or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any Company Material Contract;

(u) the Company shall not make, enter into or assume any Derivative Transaction or enter into any agreement to sell Hydrocarbons other than in the ordinary course of business at market pricing;

(v) modify any existing agreement or enter into any new agreement with the Company’s financial advisors or similar consultants, including without limitation, Raymond James & Associates, Inc. and Scotia Waterous (USA), Inc.;

(w) the Company shall not, nor shall it permit any of its Subsidiaries to, publicly announce an intention, or enter into an agreement, contract, commitment or arrangement, to do any of the foregoing; and

(x) the Company shall, and shall cause its Subsidiaries to, at their sole cost and expense, maintain all insurance policies and replacement insurance policies having substantially similar coverages as the insurance policies in Section 3.17 of the Company Disclosure Letter.

5.2  Interim Operations of Parent.  Parent covenants and agrees that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (w) set forth in Section 5.2 of the Parent Disclosure Letter, (x) expressly contemplated or permitted by this Agreement, including without limitation Section 5.3 of this Agreement or (y) consented to in writing by the Company after the date of this Agreement and prior to the Effective Time:

(a) the business of Parent and its Subsidiaries shall be conducted only in, and Parent and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; provided, however, that neither the foregoing nor anything to the contrary in this Agreement (including without limitation Section 5.2(h) of this Agreement) shall be deemed to prohibit Parent or any of its Subsidiaries from engaging in any acquisition or divestiture transaction that does not constitute an Acquisition Proposal for Parent and would not reasonably be expected to have a Material Adverse Effect on Parent or materially impair or delay the consummation of the transactions contemplated by this Agreement;

(b) Parent shall not, nor shall it permit any Subsidiary of Parent that is not wholly owned by Parent to, declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock or other equity interests;

(c) Parent shall not, nor shall it permit any of its Subsidiaries to (i) adjust, split, combine, subdivide or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of Parent or any of its Subsidiaries, other than issuances (1) of shares of Parent Common Stock pursuant to the Parent Options outstanding on the date of this Agreement or (2) by a wholly owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to the Parent or any other wholly owned Subsidiary of Parent, or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.2(c), other than purchases of shares of Parent Common Stock pursuant to Parent’s previously announced stock repurchase program;

(d) Parent shall not change its methods of accounting in effect at December 31, 2007, except changes in accordance with GAAP or applicable Law as concurred with by Parent’s independent auditors;

(e) Parent shall not amend its certificate of incorporation or bylaws in a manner that adversely affects the terms of the Parent Common Stock;

(f) Parent shall not, and shall use its reasonable best efforts to cause its affiliates and associates not to acquire ownership or become a “beneficial owner” for the purposes of Section 78.414 of the NRS of any shares of any voting securities of the Company, other than shares so owned as of the date of this Agreement or any shares beneficially owned as a result of Parent and Merger Sub entering into the Stockholder Agreements or acquired pursuant to this Agreement;

(g) Parent shall not, nor shall it permit any of its Subsidiaries to, take any action that would reasonably be expected to (i) result in any of the conditions to the Merger set forth in Article VI not being satisfied, (ii) result in a Material Adverse Effect on Parent or (iii) materially impair or delay consummation of the Merger or the other transactions contemplated hereby;

(h) Parent shall not, nor shall it permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries (other than the Merger) or any agreement relating to an Acquisition Proposal, except for Acceptable Confidentiality Agreements;

(i) Parent shall not, nor shall it permit any of its Subsidiaries to, make any change to any material Tax method of accounting, make or change any material Tax election, authorize or undertake any indemnities for Taxes, extend any period for assessment of any Tax, file any request for ruling or determination, amend any material Return (including by way of a claim for refund) or settle or compromise any material Tax liability, except where such action would not have a material effect on the Tax position of Parent and its Subsidiaries taken as a whole; and

(j) Parent shall not, nor shall Parent permit any of its Subsidiaries to, publicly announce an intention, or enter into an agreement, contract, commitment or arrangement, to do any of the foregoing.

5.3  Acquisition Proposals.

(a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (collectively, “Representatives”) not to, (i) directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal with respect to the Company, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to the Company or to any Person that the Company, any of its Subsidiaries or any of their respective Representatives knows or has reason to believe is contemplating making an Acquisition Proposal with respect to the Company, or (iii) accept an Acquisition Proposal with respect to the Company or enter into any agreement, including any letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the penultimate sentence of this Section 5.3(a)), (x) providing for, constituting or relating to an Acquisition Proposal with respect to the Company or (y) that would require, or would have the effect of causing, the Company to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement. Any violation of the foregoing restrictions by any of the Company’s Subsidiaries or by any Representative of the Company or any of its Subsidiaries, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, the Company and the Company Board may take any actions described in clause (ii) of this Section 5.3(a) with respect to a Person at any time prior to obtaining the Company Required Vote if, prior to such vote, (w) the Company receives a bona fide written Acquisition Proposal with respect to the Company from such Person (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by the Company or any of its Subsidiaries or any of their respective Representatives after the date of this Agreement), (x) the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes or is reasonably likely to lead to a Superior Proposal from the Person that made the applicable Acquisition Proposal with respect to the Company, (y) the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties to the Company and the stockholders of the Company under applicable Law, and (z) the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the Person making such Acquisition Proposal is reasonably expected to have the ability to consummate such Acquisition Proposal, provided that the Company shall not deliver any information to such Person without entering into an Acceptable Confidentiality Agreement; no actions taken in accordance with this sentence shall constitute a violation of clause (i) of this Section 5.3(a). Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal with respect to the Company pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

(b) The Company agrees that in addition to the obligations of the Company set forth in paragraph (a) of this Section 5.3, as promptly as practicable after receipt thereof (but in no event more than 24 hours after the Company’s receipt thereof), the Company shall advise Parent in writing of any request for information from a Person that has made, or the Company reasonably believes may be contemplating, an Acquisition Proposal with respect to the Company or any Acquisition Proposal with respect to the Company received from any Person, or any inquiry made or discussions or negotiations sought to be initiated or continued with respect to any Acquisition Proposal with respect to the Company, and the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing and any correspondence related thereto, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall provide to Parent any non-public information concerning the Company or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal with respect to the Company which was not previously provided to Parent as promptly as practicable after it provides such information to such other Person. The Company shall keep Parent fully and promptly informed of the status of any Acquisition Proposals with respect to the Company (including the identity of the parties and price involved and any material changes to any terms and conditions thereof). The Company agrees not to release any third party from or waive any provisions of, any confidentiality agreement related to any potential Acquisition Proposal or any standstill agreement, in each case in favor of the Company.

(c) Neither (i) the Company Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to the Company (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) nor (ii) shall the Company or any of its Subsidiaries execute or enter into, any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.3(a)) (each an “Acquisition Agreement”) with respect to the Company or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Required Vote, and subject to the Company’s compliance at all times with the provisions of this Section 5.3 and Section 5.6, the Company Board may make a Company Adverse Recommendation Change and (as a result of such Company Adverse Recommendation Change) cancel the Company Special Meeting: (x) if, not in connection with an Acquisition Proposal with respect to the Company, the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Company and the stockholders of the Company under applicable Law; or (y) if in connection with an Acquisition Proposal with respect to the Company that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal and the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Company and the stockholders of the Company under applicable Law; provided, however, that the Company Board may not make any Company Adverse Recommendation Change until five Business Days after Parent’s receipt of written notice from the Company (a “Company Notice of Change”) advising Parent that the Company Board has determined:

(1) in the case of clause (x) of this Section 5.3(c), that the Company Board intends to make such Company Adverse Recommendation Change and containing the material facts and information constituting the basis for such determination by the Company Board that the failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Company and the stockholders of the Company (it being understood and agreed that any material change to such facts and information shall require a new Company Notice of Change and a new five Business Day period). During such five Business Day period, the Company shall, at the request of Parent, negotiate in good faith with Parent with respect to any changes or modifications to this Agreement that would allow the Company Board not to make such Company Adverse Recommendation Change consistent with its fiduciary duties;

provided that a determination by the Company Board in good faith, after consultation with its outside legal counsel and financial advisors, that, after taking into account any such changes or modifications, the failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Company and the stockholders of the Company shall not require a new Company Notice of Change or a new five Business Day notice period; and

(2) in the case of clause (y) of this Section 5.3(c), that such Acquisition Proposal with respect to the Company constitutes a Superior Proposal, that the Company Board intends to make such Company Adverse Recommendation Change and containing all information required by Sections 5.3(a) and 5.3(b), together with copies of any written offer or proposal in respect of such Superior Proposal unless previously provided and a summary of the terms and conditions of such proposal (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Notice of Change and a new five Business Day notice period). During such five Business Day period, the Company shall, at the request of Parent, negotiate in good faith with Parent with respect to any revised offer from Parent in respect of the terms of the transactions contemplated by this Agreement. In making a determination that such Acquisition Proposal with respect to the Company constitutes a Superior Proposal and that the failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Company and the stockholders of the Company, the Company Board shall take into account any changes or modifications to the terms of this Agreement proposed by Parent (in response to a Company Notice of Change or otherwise); provided that a determination by the Company Board in good faith, after consultation with its outside legal counsel and financial advisors, that, after taking into account any such changes or modifications, such Acquisition Proposal with respect to the Company continues to constitute a Superior Proposal and that the failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties to the Company and the stockholders of the Company shall not require a new Company Notice of Change or a new five Business Day notice period.

(d) Parent agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and Parent shall, and shall cause its Subsidiaries to, cause their respective Representatives not to, (i) directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal with respect to Parent, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information relating to Parent or any of its Subsidiaries or afford access to the properties, books or records of Parent or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to Parent or to any Person that Parent, any of its Subsidiaries or any of their respective Representatives knows or has reason to believe is contemplating making an Acquisition Proposal with respect to Parent, or (iii) accept an Acquisition Proposal with respect to Parent or enter into any agreement, including any letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the penultimate sentence of this Section 5.3(d)), (x) providing for, constituting or relating to an Acquisition Proposal with respect to Parent or (y) that would require, or would have the effect of causing, Parent to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement. Any violation of the foregoing restrictions by any of Parent’s Subsidiaries or by any Representative of Parent or any of its Subsidiaries, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Parent or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by Parent. Notwithstanding anything to the contrary in this Agreement, Parent and Parent Board may take any actions described in clause (ii) of this Section 5.3(d) with respect to a Person at any time prior to obtaining the Parent Required Vote if, prior to such approval, (w) Parent receives a bona fide written Acquisition Proposal with respect to Parent from such Person (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by Parent or any of its Subsidiaries or any of their respective Representatives after the date of this Agreement), (x) the Parent Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes or is reasonably likely to lead to a Superior Proposal from the Person that made the applicable Acquisition Proposal with respect to Parent, (y) the Parent Board determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties to Parent and the stockholders of Parent under applicable Law, and (z) the Parent Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the Person making such Acquisition Proposal is reasonably expected to have the ability to consummate such Acquisition Proposal, provided that Parent shall not deliver any information to such Person without entering into an Acceptable Confidentiality Agreement; no actions taken in accordance with this sentence shall constitute a violation of clause (i) of this Section 5.3(d). Nothing contained in this Section 5.3 shall prohibit Parent or the Parent Board from taking and disclosing to Parent’s stockholders a position with respect to an Acquisition Proposal with respect to Parent pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

(e) Parent agrees that in addition to the obligations of Parent set forth in paragraph (d) of this Section 5.3, as promptly as practicable after receipt thereof (but in no event more than 24 hours after Parent’s receipt thereof), Parent shall advise the Company in writing of any request for information from a Person that has made, or Parent reasonably believes may be contemplating, an Acquisition Proposal with respect to Parent or any Acquisition Proposal with respect to Parent received from any Person, or any inquiry made or discussions or negotiations sought to be initiated or continued with respect to any Acquisition Proposal with respect to Parent, and the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Parent shall promptly provide to the Company copies of any written materials received by Parent in connection with any of the foregoing and any correspondence related thereto, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Parent agrees that it shall provide to the Company any non-public information concerning Parent or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal with respect to Parent which was not previously provided to the Company as promptly as practicable after it provides such information to such other Person. Parent shall keep the Company fully and promptly informed of the status of any Acquisition Proposals with respect to Parent (including the identity of the parties and price involved and any material changes to any terms and conditions thereof). Parent agrees not to release any third party from, or waive any provisions of, any confidentiality agreement related to any potential Acquisition Proposal or any standstill agreement, in each case in favor of Parent.

(f) Neither (i) the Parent Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to the Company), or publicly propose to withdraw (or amend or modify in a manner adverse to the Company), the approval, recommendation or declaration of advisability by the Parent Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to Parent (any action described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”) nor (ii) shall Parent or any of its Subsidiaries execute or enter into, any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.3(d)) with respect to Parent or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Parent Required Vote, and subject to Parent’s compliance at all times with the provisions of this Section 5.3 and Section 5.6, the Parent Board may make a Parent Adverse Recommendation Change and (as a result of such Parent Adverse Recommendation Change) cancel the Parent Special Meeting: (x) if, not in connection with an Acquisition Proposal with respect to Parent, the Parent Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make a Parent Adverse Recommendation Change would be inconsistent with its fiduciary duties to Parent and the stockholders of Parent under applicable Law; or (y) if in connection with an Acquisition Proposal with respect to Parent that the Parent Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal and the Parent Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make a Parent Adverse Recommendation

Change would be inconsistent with its fiduciary duties to Parent and the stockholders of Parent under applicable Law; provided, however, that the Parent Board may not make any Parent Adverse Recommendation Change until five Business Days after the Company’s receipt of written notice from Parent (a “Parent Notice of Change”) advising the Company that the Parent Board has determined:

(1) in the case of clause (x) of this Section 5.3(f), that the Parent Board intends to make such Parent Adverse Recommendation Change and containing the material facts and information constituting the basis for such determination by the Parent Board that the failure to make a Parent Adverse Recommendation Change would be inconsistent with its fiduciary duties to Parent and the stockholders of Parent (it being understood and agreed that any material change to such facts and information shall require a new Parent Notice of Change and a new five Business Day period). During such five Business Day period, Parent shall, at the request of the Company, negotiate in good faith with the Company with respect to any changes or modifications to this Agreement that would allow the Parent Board not to make such Parent Adverse Recommendation Change consistent with its fiduciary duties; provided that a determination by the Parent Board in good faith, after consultation with its outside legal counsel and financial advisors, that, after taking into account any such changes or modifications, the failure to make a Parent Adverse Recommendation Change would be inconsistent with its fiduciary duties to Parent and the stockholders of Parent shall not require a new Parent Notice of Change or a new five Business Day notice period; and

(2) in the case of clause (y) of this Section 5.3(f), that such Acquisition Proposal with respect to Parent constitutes a Superior Proposal, that the Parent Board intends to make such Parent Adverse Recommendation Change and containing all information required by Sections 5.3(d) and 5.3(e), together with copies of any written offer or proposal in respect of such Superior Proposal unless previously provided and a summary of the terms and conditions of such proposal (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Parent Notice of Change and a new five Business Day notice period). During such five Business Day period, Parent shall, at the request of the Company, negotiate in good faith with the Company with respect to any revised offer from the Company in respect of the terms of the transactions contemplated by this Agreement. In making a determination that such Acquisition Proposal with respect to Parent constitutes a Superior Proposal and that the failure to make a Parent Adverse Recommendation Change would be inconsistent with its fiduciary duties to Parent and the stockholders of Parent, the Parent Board shall take into account any changes or modifications to the terms of this Agreement proposed by the Company (in response to a Parent Notice of Change or otherwise); provided that a determination by the Parent Board in good faith, after consultation with its outside legal counsel and financial advisors, that, after taking into account any such changes or modifications, such Acquisition Proposal with respect to Parent continues to constitute a Superior Proposal and that the failure to make a Parent Adverse Recommendation Change would be inconsistent with its fiduciary duties to Parent and the stockholders of Parent shall not require a new Parent Notice of Change or a new five Business Day notice period.

(g) For purposes of this Agreement, “Acquisition Proposal” shall mean, with respect to the Company or Parent, as the case may be, any proposal, whether or not in writing (other than by Parent or any of its Subsidiaries with respect to the Company, or by the Company or any of its Subsidiaries, with respect to Parent), for the (i) direct or indirect acquisition or purchase of a business or assets that generates or constitutes 25% or more of the net revenues, net income or the assets (based on the book or fair market value thereof) of such party and its Subsidiaries, taken as a whole (including capital stock of or ownership interest in any Subsidiary), (ii) direct or indirect acquisition or purchase of 25% or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business generates or constitutes 25% or more of the net revenues, net income or assets (based on the book or fair market value thereof) of such party and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning 25% or more of any class of equity securities of such party or any of its Subsidiaries whose business generates or constitutes 25% or more of the net revenues, net income or assets (based on the book or fair market value thereof) of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Superior Proposal” shall mean, with respect to the Company or Parent, as the case may be, any bona fide written Acquisition Proposal with respect to such party that was not initiated, solicited, knowingly facilitated or encouraged by such party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement, made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share, exchange, asset purchase or other business combination, (A) 50% or more of the assets of such party and its Subsidiaries, taken as a whole or (B) 50% or more of the equity securities of such party, in each case on terms which the majority of the Board of Directors of such party determines (after consultation with its financial advisors and outside legal counsel) in good faith (A) would result in a transaction that, if consummated, is more favorable to the stockholders of such party (in their capacity as stockholders), than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement offered by the other party in response to such Superior Proposal or otherwise pursuant to this Section 5.3), and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(h) For the avoidance of doubt, any factually accurate and complete public statement by a party hereto that does nothing more than disclose the receipt of an Acquisition Proposal with respect to such party that was not initiated, solicited or knowingly facilitated or encouraged after the date of this Agreement by such party or any of its Subsidiaries or any of their respective Representatives, and the terms thereof, shall not be deemed to be a recommendation of such Acquisition Proposal or the withdrawal, amendment or modification of the recommendation of the Board of Directors (or any committee thereof) in favor of this Agreement and the transactions contemplated hereby.

(i) Immediately after the execution and delivery of this Agreement, each of the Company and Parent shall, and shall cause their respective Subsidiaries and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any possible Acquisition Proposal with respect to the Company and Parent, respectively. Each of the Company and Parent agrees that it shall (i) take the necessary steps to promptly inform its Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 5.3 and (ii) request each Person who has heretofore executed a confidentiality agreement within the last 12 months in connection with such Person’s consideration of any Acquisition Proposal with respect to it, or any similar transaction to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

5.4  Access to Information and Properties.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the authorized representatives of the other party, including officers, employees, accountants, counsel (including lenders’ counsel), financial advisors, lenders and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, offices, contracts, books, commitments, records, data and books and personnel and, during such period, it shall, and shall cause each of its Subsidiaries to, make available to the other parties all information concerning its business, properties and personnel as the other parties may reasonably request. No party or any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Company and Parent will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Parent and the Company will hold any information obtained or contemplated under Section 5.4(a) above in accordance with the provisions of the confidentiality agreement between the Company and Parent, dated as September 12, 2007, and the confidentiality agreement between the Company and Parent, dated as of April 16, 2008 (collectively, the “Confidentiality Agreements”).

(c) No investigation by Parent or the Company or their respective Representatives made pursuant to this Section 5.4 shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

5.5  Further Action; Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and, subject to applicable Laws and any applicable privilege relating to the exchange of information, will provide the other parties with copies of all filings made by such party with any Governmental Entity (except for filings available publicly on the SEC’s EDGAR system) or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby; provided that neither party is obligated to share any document submitted to a Governmental Entity that reflects the negotiations between the parties or the valuation of some or all of any party’s business.

(b) Each of Parent, Merger Sub and the Company shall use their respective commercially reasonable efforts and shall cooperate with the other parties to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the laws, rules, guidelines or regulations of any Governmental Entity. Without limiting the foregoing, the Company and Parent shall, as soon as practicable, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and shall use commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC, the Antitrust Division for additional information or documentation.

(c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Surviving Entity shall take or cause to be taken all such necessary action.

(d) Each of the parties hereto shall use commercially reasonable efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a Governmental Entity precluding, restraining, enjoining or prohibiting consummation of the Merger.

(e) Notwithstanding the foregoing provisions of this Section 5.5, neither Parent nor Merger Sub shall be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Entity, any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any assets or operations of Parent or Merger Sub or any of their respective affiliates or any of the respective businesses of the Company or any of its Subsidiaries, including the Company Assets.

(f) The Company shall provide to Parent as soon as available but in any event on or before September 30, 2008 an interim reserve report prepared by the Company containing estimates of the oil and gas reserves that are owned by the Company and its Subsidiaries as of June 30, 2008 (the “Interim Company Reserve Report”). The factual, non-interpretive data relating to the Oil and Gas Interests of the Company and its Subsidiaries on which the Interim Company Reserve Report shall be based for purposes of estimating the oil and gas reserves set forth therein shall be, to the knowledge of the Company, accurate in all material respects at the time such data is utilized by the Company for the Interim Reserve Report.

5.6  Proxy Statement; S-4; Company Special Meeting; Parent Special Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company and Parent shall cooperate in preparing and each shall cause to be filed with the SEC, in connection with the Merger, the

Proxy Statement in preliminary form and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus, and the parties shall file, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Merger Sub shall use their respective reasonable best efforts to furnish the information required to be included by the SEC in the Proxy Statement, the S-4 and any such statement or schedule. Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and the Company shall use its reasonable best efforts to cooperate with Parent with respect thereto, and each of the Company and Parent shall as promptly as practicable thereafter mail the Proxy Statement to its stockholders.

(b) If at any time prior to the Effective Time, any event or circumstance relating to the Company, Parent, Merger Sub or any of their respective affiliates, or its or their respective officers or directors, should be discovered by the Company, Parent or Merger Sub that should be set forth in an amendment to the S-4 or a supplement to the Proxy Statement, the Company, Parent or Merger Sub shall promptly inform the other parties hereto thereof in writing. All documents that the Company or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. Parent shall notify the Company promptly of the time when the S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction and the parties shall notify each other promptly, of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the S-4 or the Merger and (ii) all orders of the SEC relating to the S-4.

(c) The Company, acting through the Company Board, shall, in accordance with its articles of incorporation and bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold, as soon as reasonably practicable following the date upon which the S-4 becomes effective for the purposes of voting upon the approval of this Agreement and the approval of the consummation of the transactions contemplated by this Agreement, including the Merger, a special meeting of its stockholders for the sole purpose of considering and taking action upon this Agreement (such meeting, including any postponement or adjournment thereof, the “Company Special Meeting”), and shall use its reasonable best efforts to hold the Company Special Meeting no later than 45 days after such date. Except as otherwise provided in Section 5.3(c), the Company, acting through the Company Board, shall (i) recommend approval of this Agreement and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain such adoption. Notwithstanding the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal with respect to the Company or any of its Subsidiaries, or any other fact or circumstance (except for the occurrence of a Company Adverse Recommendation Change prior to obtaining the Company Required Vote or termination of this Agreement pursuant to Section 7.1), this Agreement shall be submitted to the stockholders of the Company at the Company Special Meeting for the purpose of adopting this Agreement, with such disclosures as shall be required by applicable Law.

(d) Parent, acting through the Parent Board, shall, in accordance with its certificate of incorporation and bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold, as soon as reasonably practicable following the date upon which the S-4 becomes effective for the sole purpose of voting upon the Parent Proposal, a special meeting of its stockholders (such meeting, including any postponements or adjournments thereof, the “Parent Special Meeting”), and shall use its reasonable best efforts to hold the Parent Special Meeting no later than 45 days after such date. Except as otherwise provided in Section 5.3(f), Parent, acting through the Parent Board, shall (i) recommend approval of the Parent Proposal and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain such approval. Notwithstanding the commencement, public proposal, public disclosure or communication to Parent of any Acquisition Proposal with respect to Parent or any of its Subsidiaries, or any other fact or circumstance (except for the occurrence of a Parent Adverse Recommendation Change prior to obtaining the Parent

Required Vote or termination of this Agreement pursuant to Section 7.1), the Parent Proposal shall be submitted to the stockholders of Parent at the Parent Special Meeting for the purpose of approval of the Parent Proposal with such disclosures as shall be required by applicable Law.

5.7  Notification of Certain Matters.  The Company shall give prompt notice to Parent of any fact, event or circumstance as to which the Company obtains knowledge that would be reasonably likely to result in a failure of a condition set forth in Sections 6.3(a) or 6.3(b). Parent and Merger Sub shall give prompt notice to the Company of any fact, event or circumstance as to which Parent or Merger Sub obtained knowledge that would be reasonably likely to result in a failure of a condition set forth in Sections 6.2(a) or 6.2(b).

5.8  Directors’ and Officers’ Insurance and Indemnification.

(a) Parent and Merger Sub agree that all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current and former officers and directors of the Company as provided in the articles of incorporation or bylaws of the Company or in the agreements listed in Section 5.8(a) of the Company Disclosure Letter, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without amendment thereof.

(b) Parent shall maintain the directors’ and officers’ (“D&O”) insurance that serves to reimburse persons currently covered by the Company’s D&O insurance in full force and effect for the continued benefit of such persons for a continuous period of not less than three years from the Effective Time on terms that are not materially different from the Company’s D&O insurance currently in effect (provided that the Surviving Entity may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that the annual premium for such insurance shall not exceed 150% of the per annum rate of premium currently paid by the Company for such insurance on the date of this Agreement. In the event that the annual premium for such insurance exceeds such maximum amount, Parent shall purchase as much coverage per policy year as reasonably obtainable for such maximum amount.

(c) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(d) In the event that the Surviving Entity or Parent, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.8.

5.9  Publicity.  None of the Company, Parent or Merger Sub, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement without the prior consultation of the other party, except as may be required by Law or by any listing agreement with, or regulation of, any securities exchange or regulatory authority if all reasonable best efforts have been made to consult with the other party. In addition, the Company shall to the extent reasonably practicable consult with Parent regarding the form and content of any public disclosure of any material developments or matters involving the Company, including earnings releases, reasonably in advance of publication or release.

5.10  Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the Parent Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance as of the Effective Time.

5.11  Employee Benefits.

(a) To the extent service is relevant for purposes of eligibility, participation or vesting (but not the accrual of benefits under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Parent in which Company Employees may participate, such Company Employees shall be credited for service accrued as of the Effective Time with the Company and its Subsidiaries to the extent such service was credited under a similar plan, program or arrangement of the Company.

(b) To the extent Company Employees and their dependents enroll in any health plan sponsored by Parent, Parent shall waive any preexisting condition limitation applicable to such Company Employees to the extent that the employee’s or dependent’s condition would not have operated as a preexisting condition under the group health plan maintained by the Company. In addition, Parent shall cause such health plans (i) to waive all waiting periods otherwise applicable to Company Employees and their dependents, other than waiting periods that are in effect with respect to such individuals as of the Effective Time to the extent not satisfied under the corresponding benefit plans of the Company, and (ii) to provide each Company Employee and his or her dependents with corresponding credit for any co-payments and deductibles paid by them under the corresponding benefit plans of Company during the portion of the respective plan year prior to the Effective Time.

(c) With respect to any Company Employees who become employed by Parent after the Effective Time, Parent will permit such Company Employees to schedule and take vacation days that have accrued prior to the Effective Time with pay through December 31, 2008, and Parent shall give service credit for purposes of determining post Effective Time vacation, sick leave and any other paid time off entitlements that Parent provides to its employees generally.

(d) If requested by Parent, the Company shall terminate, immediately prior to the Effective Time, such Company Benefit Plan(s) that are identified by Parent, other than the Retention Bonus Plan and the Overriding Royalty Interest Incentive Plan.

(e) The Company and Parent shall cooperate with each other in all reasonable respects relating to any actions to be taken pursuant to this Section 5.11. The Company shall allow Parent reasonable opportunities to meet with employees of the Company from the date hereof to the Effective Time in order to discuss and answer questions regarding employment and benefits.

(f) Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any benefit plan, program or agreement sponsored, maintained or contributed to by Parent or any Subsidiary of Parent. No Company Employee nor any other Person (other than the parties to this Agreement) is intended to be a beneficiary of the provisions of this Section 5.11. Nothing in this Agreement shall require or be construed or interpreted as requiring Parent or any of its Subsidiaries to continue the employment of any Company Employee after the Effective Time.

For purposes of this Section 5.11, a “Company Employee” shall mean an individual who is employed by the Company or any of its Subsidiaries on the Effective Time and who thereafter remains or becomes an employee of Parent or a Subsidiary of Parent (including the Surviving Entity).

5.12  Certain Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) Parent and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Sections 6.2(d) and 6.3(d).

(c) Officers of Parent, Merger Sub and the Company shall execute and deliver to Locke Lord Bissell & Liddell LLP, tax counsel for the Company, and Vinson & Elkins L.L.P., tax counsel for Parent, certificates substantially in the form agreed to by the parties and such firms at such time or times as may reasonably be requested by such firms, including contemporaneously with the execution of this Agreement, at the time the S-4 is declared effective by the SEC and the Effective Time, in connection with such tax counsel’s respective delivery of opinions pursuant to Sections 6.2(d) and 6.3(d) hereof. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.12(c).

(d) The Company and Parent shall cooperate in the preparation, execution and filing of all Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Merger Sub and the Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity, which becomes payable in connection with the Merger.

(e) Neither Parent nor Company will take (or fail to take) (and following the Merger, Parent will cause the Surviving Entity not to take or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. With respect to the Merger, Parent will (and following the Merger will cause the Surviving Entity to) file all required information with its Returns and maintain all records required for Tax purposes consistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

(f) Between the date hereof and the Closing Date, the Company agrees to (i) prepare all Returns, other than income tax Returns, for any periods ending prior to the Closing Date and which are required to be filed within 15 days following such date (taking extensions to file into account) using tax accounting methods and principles consistent with those used for preceding tax periods, unless a change is required by applicable Law or regulation, and (ii) prepare and submit to Parent income tax Returns, including quarterly income tax estimates, where such Returns would be required to be filed prior to 30 days following the Closing Date (taking extensions to file into account). The Company shall make such income tax Returns available to the Parent for review prior to filing with the relevant Governmental Entity and shall not refuse any reasonable request by the Parent with respect to such Returns. Such Returns shall be prepared and filed, and all related taxes paid, on or prior to the Closing Date.

5.13  Section 16 Matters.  Prior to the Closing Date, Parent and the Company, and their respective Boards of Directors, shall use their reasonable best efforts to take all actions to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

ARTICLE VI

CONDITIONS

6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

(a) (i) This Agreement shall have been adopted by the Required Company Vote in accordance with the NRS and (ii) the Parent Proposal shall have been approved by the Parent Required Vote;

(b) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes consummation of the Merger illegal;

(c) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

(d) The S-4 shall have been declared effective, and no stop order suspending the effectiveness of the S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

(e) The Parent Common Stock issuable to the stockholders of the Company pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

6.2  Conditions to the Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Company in writing, in whole or in part, to the extent permitted by applicable Law):

(a) The representations and warranties of each of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by each of two senior executive officers of Parent to the foregoing effect;

(b) Each of Parent and Merger Sub shall have performed or complied with in all material respects each of its obligations under this Agreement required to be performed or complied with by it on or prior to the Closing Date pursuant to the terms of this Agreement, and the Company shall have received a certificate signed on behalf of Parent by each of two senior executive officers of Parent to the foregoing effect;

(c) There shall not be pending any suit, action or proceeding, in each case, by any Governmental Entity seeking to (i) prohibit or limit in any material respect the ownership or operation by the Company, Parent or Merger Sub or any of their respective affiliates of a substantial portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to require any such Person to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement, or (ii) restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement; and

(d) The Company shall have received the opinion of Locke Lord Bissell & Liddell LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 6.2(d), such counsel shall have received and may rely upon the certificates and representations referred to in Section 5.12(c) hereof.

6.3  Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Parent and Merger Sub in writing, in whole or in part, to the extent permitted by applicable Law):

(a) The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or

“Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by each of two senior executive officers of the Company to the foregoing effect;

(b) The Company shall have performed or complied with in all material respects each of its obligations under this Agreement required to be performed or complied with by it at or prior to the Closing Date pursuant to the terms of this Agreement, and Parent shall have received a certificate signed on behalf of the Company by each of two senior executive officers of the Company to the foregoing effect;

(c) There shall not be pending any suit, action or proceeding, in each case, by any Governmental Entity seeking to (i) prohibit or limit in any material respect the ownership or operation by the Company, Parent or Merger Sub or any of their respective affiliates of a substantial portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to require any such Person to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement, or (ii) restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement; and

(d) Parent shall have received the opinion of Vinson & Elkins L.L.P., counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368 of the Code. In rendering the opinion described in this Section 6.3(d), Vinson & Elkins L.L.P. shall have received and may rely upon the certificates and representations referred to in Section 5.12(c) hereof.

ARTICLE VII

TERMINATION

7.1  Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any adoption of this Agreement by the stockholders of the Company or any approval of the matters constituting the Parent Proposal by the stockholders of Parent):

(a) by the mutual consent of Parent and the Company in a written instrument;

(b) by either the Company or Parent upon written notice to the other, if:

(i) the Merger shall not have been consummated on or before December 31, 2008 (the “Termination Date”); provided, however that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii) any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or making consummation of the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable; provided, however, that the right to terminate pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in such action or who is then in material breach of Section 5.5 with respect to such action;

(iii) prior to obtaining the Company Required Vote, a Company Adverse Recommendation Change shall have occurred;

(iv) prior to obtaining the Parent Required Vote, a Parent Adverse Recommendation Change shall have occurred;

(v) the stockholders of the Company fail to adopt this Agreement because of the failure to obtain the Company Required Vote at the Company Special Meeting; or

(vi) the Parent Proposal shall not have been approved because of the failure to obtain the Parent Required Vote at the Parent Special Meeting;

(c) by the Company, upon written notice to Parent, if (i) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b) or (ii) the respective representations and warranties of Parent contained in this Agreement are or shall become untrue, which untruth would give rise to the failure of the conditions set forth in Section 6.2(a); provided, however, that the right of the Company to terminate this Agreement pursuant to this Section 7.1(c) shall not be available unless such breach, failure to perform or untruth is incapable of being cured by Parent prior to the Termination Date or is not cured by Parent within 30 days following receipt of written notice from the Company of such breach, failure to perform or untruth;

(d) by Parent, upon written notice to the Company, if (i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(b) or (ii) the respective representations and warranties of the Company contained in this Agreement are or shall become untrue, which untruth would give rise to the failure of the conditions set forth in Section 6.3(a); provided, however, that the right of Parent to terminate this Agreement pursuant to this Section 7.1(d) shall not be available unless such breach, failure to perform or untruth is incapable of being cured by the Company prior to the Termination Date or is not cured by the Company within 30 days following receipt of written notice from Parent of such breach, failure to perform or untruth;

(e) by Parent, upon written notice to the Company, if the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in Section 5.3; and

(f) by the Company, upon written notice to the Parent, if Parent shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in Section 5.3.

7.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except with respect to this Section 7.2 and Article VIII, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Parent, Merger Sub or the Company, except as set forth in Section 8.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreements; provided that this Section 7.2 shall not relieve any party from any liability with respect to any willful breach of any representation, warranty, covenant or other obligation under this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1  Fees and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in this Article VIII.

(b) (i) If this Agreement is terminated by either party pursuant to Section 7.1(b)(iii), then the Company shall pay to Parent a termination fee in the amount of $55 million (the “Company Termination Fee”), and (ii) if this Agreement is terminated by either party pursuant to Section 7.1(b)(iv), then Parent shall pay to the Company a termination fee in the amount of $55 million (the “Parent Termination Fee”).

(c) In the event that (i) (x) after the date hereof, an Acquisition Proposal with respect to the Company has been publicly proposed by any Person (other than Parent or Merger Sub, or any of their respective affiliates) or any Person publicly has announced its intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or an Acquisition Proposal with respect to the Company or such intention has otherwise become known to the Company’s stockholders generally and (y) thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(v), and (ii) within 365 days after the termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal with respect to the Company, or an Acquisition Proposal with respect to the Company is consummated, the Company shall pay Parent the Company Termination Fee upon the first to occur of the events described in this clause (ii).

(d) In the event that (i) (x) after the date hereof, an Acquisition Proposal with respect to Parent has been publicly proposed by any Person (other than the Company or any of its affiliates) or any Person publicly has announced its intention (whether or not conditional) to make an Acquisition Proposal with respect to Parent or an Acquisition Proposal with respect to Parent or such intention has otherwise become known to Parent’s stockholders generally and (y) thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(vi), and (ii) within 365 days after the termination of this Agreement, Parent or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal with respect to Parent, or an Acquisition Proposal with respect to Parent is consummated, Parent shall pay the Company the Parent Termination Fee upon the first to occur of the events described in this clause (ii).

(e) Any payment required pursuant to Section 8.1(b) shall be made within one Business Day after termination of this Agreement by wire transfer of immediately available funds to an account designated by the party entitled to such payment. Any payment of the Company Termination Fee pursuant to Section 8.1(c) or the Parent Termination Fee pursuant to Section 8.1(d) shall be made prior to or concurrently with the first to occur of the execution of a definitive agreement providing for an Acquisition Proposal or the consummation of an Acquisition Proposal. Each party acknowledges that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay or cause to be paid the amounts due from it pursuant to this Section 8.1, and, in order to obtain such payment, the other party commences a suit that results in a judgment for the amounts set forth in this Section 8.1, the defaulting party shall pay to the other party its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.1 from the date payment was due at 9% per annum.

(f) For purposes of Sections 8.1(c) and 8.1(d), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(g), except that all references to “25%” therein shall be deemed to be references to “40%.”

(g) This Section 8.1 shall survive any termination of this Agreement. In no event shall either party be entitled to receive under this Section 8.1 more than an aggregate amount equal to the Company Termination Fee or Parent Termination Fee, as applicable.

(h) Notwithstanding anything to the contrary contained herein, (i) receipt by Parent of a Company Termination Fee paid pursuant to Section 8.1(b)(i) or Section 8.1(c) shall constitute full and complete settlement of any and all liabilities and obligations of the Company under and with respect to this Agreement including without limitation in respect of any damages that would be, but for this Section 8.1(h), otherwise payable by the Company, and (ii) receipt by the Company of a Parent Termination Fee pursuant to Section 8.1(b)(ii) or Section 8.1(d) shall constitute full and complete settlement of any and all liabilities and obligations of Parent under this Agreement including without limitation in respect of any damages that would be, but for this Section 8.1(h), otherwise payable by Parent.

8.2  Amendment; Waiver.

(a) This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective boards of directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of the stockholders of the Company if such amendment alters or changes (i) the Merger Consideration in whole or in part, including the manner or basis of exchanging or converting the Company Common Stock into the Merger Consideration, (ii) any term of the certificate of incorporation or bylaws of Parent or (iii) any terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive in whole or in part any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party or (iii) waive in whole or in part compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

8.3  Survival.  The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Entity after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

8.4  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company, to:

Bois d’Arc Energy, Inc.
600 Travis Street, Suite 5200
Houston, Texas 77002
Telephone: (713) 228-0438
Facsimile: (713) 228-1759
Attention: Gary Blackie

with a copy to (which copy shall not constitute notice):

Locke Lord Bissell & Liddell LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Telephone: (214) 740-8000
Facsimile: (214) 740-8800

Attention:	Jack E. Jacobsen
Melissa Winchester

and

(b) if to Parent or Merger Sub, to:

Stone Energy Corporation
625 East Kaliste Saloom Rd.
Lafayette, LA 70508
Telephone: (337) 237-0410
Facsimile: (337) 237-0426
Attention: General Counsel

with a copy to (which copy shall not constitute notice):

Vinson & Elkins L. L. P.
666 Fifth Avenue, 26th Floor
New York, New York 10103
Telephone: (212) 237-0000
Facsimile: (212) 237-0100

Attention:	Alan P. Baden
Shelley A. Barber

8.5  Rules of Construction and Interpretation; Definitions.

(a) When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “made available” when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The word “affiliates” when used in this Agreement shall have the meaning ascribed to it in Rule 12b-2 under the Exchange Act. The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 30, 2008. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(c) The inclusion of any information in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, or that such items are material to the Company or Parent, as the case may be. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.

(d) The following terms have the following definitions:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement on terms no less favorable to the Company or Parent, as the case may be, than the Confidentiality Agreements.

(ii) “Business Day” means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of Delaware or New York.

(iii) “Claim” shall mean any claim, action, suit, proceeding or investigation.

(iv) “Cleanup” means all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

(v) “Company Leased Real Property” means all interests in real property pursuant to the Company Leases.

(vi) “Company Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein.

(vii) “Company Owned Real Property” means the real property, and interests in real property, owned by the Company and its Subsidiaries.

(viii) “Company Real Property” means the Company Owned Real Property and the Company Leased Real Property.

(ix) “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(x) “Employment and Withholding Taxes” means any federal, state, provincial, local, foreign or other employment, unemployment, insurance, social security, disability, workers’ compensation, payroll, health care or other similar Tax and all Taxes required to be withheld by or on behalf of each of the Company and any of its Subsidiaries, or Parent and any of its Subsidiaries as the case may be in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof.

(xi) “Environmental Claim” means any claim, demand, suit, action, cause of action, proceeding, investigation or written notice to any Person alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location for which such Person or its Subsidiaries may bear responsibility or liability, or (ii) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

(xii) “Environmental Laws” means all Laws, including applicable common law, relating to pollution, Cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to the protection of flora or fauna or their habitat or to human health, including Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, including the Federal Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Outer Continental Shelf Lands Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act and the Emergency Planning and Community Right to Know Act, each as amended and currently in effect.

(xiii) “Hazardous Material” means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, (iii) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed, regulated or identified as hazardous, toxic or otherwise regulated under any Environmental Laws, (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous to human health or the environment or (v) Naturally Occurring Radioactive Material (NORM).

(xiv) “knowledge” of any Person means the knowledge after due inquiry of all officers.

(xv) “Liens” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

(xvi) “Litigation” means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in law or in equity, by or before any Governmental Entity or arbitrator (including worker’s compensation claims).

(xvii) “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, the existence of a materially adverse change to the financial condition, business, assets, properties or results of operations of such party and its Subsidiaries, taken as a whole, no matter how caused or how arising, except for any materially adverse change that is caused by or arises from one or more of (A) changes to economic, political or business conditions affecting the domestic energy markets generally, except, in each case, to the extent any such changes or effects materially disproportionately affect such party, (B) the occurrence of natural disasters of any type, including, without limitation, earthquakes and tsunamis but not including tropical cyclones (including hurricanes, tropical storms and tropical depressions), (C) changes in market prices, both domestically and globally, for any carbon-based energy product and any write-down for accounting purposes of oil and gas reserves as a result of a “ceiling test” or property impairment to the extent but only to the extent such write-down or property impairment is directly attributable to changes in market prices of oil or gas (but not any change resulting from a default under any agreement or arrangement as a result of such write-down or property impairment), (D) the announcement or pendency of this Agreement and the transactions contemplated hereby, compliance with the terms hereof or the disclosure of the fact that Parent is the prospective owner of the Company, including any Litigation arising from any of the foregoing, (E) the existence or occurrence of war, acts of war, terrorism or similar hostilities, (F) changes in Laws of general applicability or interpretations thereof by courts or Governmental Entities, or (G) changes in the market price of either Parent Common Stock or Company Common Stock (but not any change underlying such changes in price to the extent such change would otherwise constitute a Parent Material Adverse Effect or Company Material Adverse Effect, as the case may be).

(xviii) “Parent Leased Real Property” means all interests in real property pursuant to the Parent Leases.

(xix) “Parent Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Parent or any of its Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein.

(xx) “Parent Owned Real Property” means the real property, and interests in real property, owned by Parent and its Subsidiaries.

(xxi) “Parent Real Property” means the Parent Owned Real Property and the Parent Leased Real Property.

(xxii) “Permitted Liens” means (i) Liens reserved against or identified in the Company Balance Sheet or the Parent Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes not yet due and payable, (iii) Liens existing pursuant to credit facilities of the Company and its Subsidiaries or the Parent and its Subsidiaries, as the case may be and in each case in effect as of the date of this Agreement and (iv) those Liens that, individually or in the aggregate with all other Permitted Liens, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be and in each case taken as a whole as currently used, or otherwise individually or in the aggregate have or result in a Material Adverse Effect on the Company or Parent, as the case may be.

(xxiii) “Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, limited liability company, unincorporated entity or Governmental Entity.

(xxiv) “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting or placing of Hazardous Materials, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

(xxv) “Return” means any return, estimated tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(xxvi) “Subsidiary” means with respect to any Person, any other Person of which (i) such Person is directly or indirectly the controlling general partner or (ii) 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions are directly or indirectly owned by such Person.

(xxvii) “Tax” means any federal, state, provincial, local, foreign or other tax, import, duty or other governmental charge or assessment or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.

8.6  Headings; Schedules.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Section of the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

8.7  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

8.8  Entire Agreement.  This Agreement and the Confidentiality Agreements constitute the entire agreement, and supersede all prior agreements and understandings (written and oral), among the parties with respect to the subject matter of this Agreement.

8.9  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, void, unenforceable, overly broad or against public policy by any court of competent jurisdiction, the parties intend that such court modify such provision to the extent necessary so as to render it valid, effective, enforceable, reasonable and not overly broad and such term, provision, covenant or restriction shall be deemed modified to the extent necessary to provide the intended benefits to modify this Agreement so as to effect the original intent of the parties, as evidenced by this Agreement, as closely as possible in a mutually acceptable manner in order that the transactions as originally contemplated hereby are fulfilled to the fullest extent possible.

8.10  Governing Law.  This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof, except as otherwise required by mandatory provisions of the Laws of the State of Nevada.

8.11  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that each of Parent and Merger Sub may assign this Agreement to any of its Subsidiaries, or to any lender to each of Parent or Merger Sub, or any Subsidiary or affiliate thereof as security for obligations to such lender, and provided, further, that no assignment to any such lender shall in any way affect Parent’s or Merger Sub’s obligations or liabilities under this Agreement.

8.12  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees, and (other than Sections 5.8 and 8.11) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party to this Agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party to this Agreement, nor any director, officer, employee, representative, agent or other controlling Person of each of the parties to this Agreement and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

8.13  Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at Law or equity.

8.14  Jurisdiction.  Each of the parties hereto agrees that any claim, suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, under or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined in the federal or state court in the State of Delaware (and each agrees that no such claim, suit, action or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such court), and the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of such court in any such claim, suit, action or proceeding and irrevocably and unconditionally waive the defense of an inconvenient forum to the maintenance of any such claim, suit, action or proceeding. Each of the parties hereto further agree that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document in any such claim, suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.4 shall be deemed effective service of process on such party. The parties hereto hereby agree that a final, non-appealable judgment in any such claim, suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions in the world by suit on the judgment or in any other manner provided by applicable Law.

******

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

STONE ENERGY CORPORATION

By:	/s/ David H. Welch
Name:     David H. Welch

Title:	President and Chief Executive Officer

STONE ENERGY OFFSHORE, L.L.C.
Through its sole member,
Stone Energy Corporation

By:	/s/ David H. Welch
Name:     David H. Welch

Title:	President and Chief Executive Officer

BOIS D’ARC ENERGY, INC.

By:	/s/ Gary W. Blackie
Name:     Gary W. Blackie

Title:	Chief Executive Officer and President

April 29, 2008

Board of Directors
Stone Energy Corporation.
625 E. Kaliste Saloom Road
Lafayette, Louisiana 70508

Attention:	Mr. David H. Welch President, Chief Executive Officer and Director

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Stone Energy Corporation, a Delaware corporation (“Parent”), of the Merger Consideration (as defined below) to be paid pursuant to the Agreement and Plan of Merger, dated April 30, 2008 (the “Agreement”), among Parent, Stone Energy Offshore, L.L.C. and Bois d’Arc Energy, Inc., a Nevada corporation (“Company”). Pursuant to the Agreement, each share of common stock of Company, par value $0.01 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in Section 2.1(d) of the Agreement) shall be converted into the right to receive (i) 0.165 shares of the common stock of Parent, par value $0.01 per share (the “Parent Common Stock”), together with the Parent Rights associated therewith (the “Per Share Stock Consideration”), and (ii) cash in an amount equal to $13.65, without interest (the “Per Share Cash Consideration;” the Per Share Cash Consideration together with the Per Share Stock Consideration are herein referred to as the “Merger Consideration”). The transaction contemplated by the Agreement is referred to herein as the “Transaction.” The terms and conditions of the Transaction are set forth in more detail in the Agreement, the summary set forth above is qualified in its entirety by the terms of the Agreement, and certain capitalized terms used herein and not defined herein shall be as defined in the Agreement.

Tudor, Pickering, Holt & Co.  Securities, Inc. (“TudorPickeringHolt”) and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as the financial advisor to Parent with respect to the rendering of this opinion. We expect to receive fees for rendering this opinion, a portion of which are payable upon rendering this opinion and a substantial portion of which are contingent upon the consummation of the transaction. In addition, Parent has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

Although we have not provided investment banking services to Parent or Company during the past two years, other than with respect to this opinion, we may provide such services to Parent and Company and their respective stockholders and affiliates in the future. In connection with the above-described investment banking services, we may receive compensation.

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Tudor, Pickering, Holt & Co. Securities, Inc. Member FINRA/SIPC

In connection with this opinion, we have reviewed, among other things, (i) the Agreement, (ii) annual reports to stockholders and Annual Reports on Form 10-K of Parent for the five years ended December 31, 2007, (iii) annual reports to stockholders and Annual Reports on Form 10-K of Company for the three years ended December 31, 2007, (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Parent and Company; (v) certain other communications from Parent and Company to their respective stockholders; (vi) the estimated proved, probable and possible reserve report for Parent effective December 31, 2007 prepared by Netherland, Sewell & Associates, Inc., an independent engineering firm; (vii) the estimated proved reserve report for Company effective December 31, 2007, prepared by Lee Keeling and Associates, Inc., an independent engineering firm; (viii) the estimated proved and probable reserves of Company effective December 31, 2007, as estimated by Parent; (ix) certain financial and estimated reserve and production information and forecasts for Parent and Company prepared by the management of Parent (the “Forecasts”); (x) certain publicly available research analyst reports with respect to the future financial performance of Parent and Company, which we discussed with the senior management of Parent; and (xi) a commitment letter from Bank of America, N.A. for a senior secured revolving credit facility with an initial borrowing base of $700,000,000. We also have held discussions with members of the senior managements of Parent and Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective entities. In addition, we have reviewed the reported price and trading activity for the Parent Common Stock and Company Common Stock, compared certain financial and stock market information for Parent and Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the exploration and production industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by or for us, or publicly available, and we have not independently verified such information, and we have further relied upon the assurances of management of Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Parent. We have also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Parent or Company, the holders of Parent Common Stock or the Transactions, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver of any of the conditions precedent contained therein. Further, we have assumed Parent will obtain financing consistent with the commitment letter it has provided to us. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Parent or any of its subsidiaries or Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of Parent to engage in the Transaction, or the relative merits of the Transaction as compared to that or any other alternative transaction that might be

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available to Parent. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Merger Consideration to be paid pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, creditors or other constituencies of Parent or Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Parent or Company, or any class of such persons, in connection with the Transaction, whether relative to the Merger Consideration pursuant to the Agreement or otherwise. We are not expressing any opinion as to the price at which the shares of Parent Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as they exist and can be evaluated, and the information made available to us as of, the date hereof. Subsequent developments may affect our opinion, and we do not have any obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Parent in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of interests in Parent should vote with respect to such Transaction. This opinion has been reviewed and approved by TudorPickeringHolt’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by Parent pursuant to the Agreement, in the aggregate, is fair from a financial point of view to Parent.

Very truly yours,

TUDOR, PICKERING, HOLT & CO.
SECURITIES, INC.

By:	/s/ Maynard Holt
Name:  Maynard Holt
Title:    Co-President

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Tudor, Pickering, Holt & Co. Securities, Inc. Member FINRA/SIPC

April 29, 2008

Board of Directors
Bois d’Arc Energy, Inc.
600 Travis Street
Suite 5200
Houston, TX 77002

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the outstanding common stock, par value $0.01 (the “Common Stock”) of Bois d’Arc Energy, Inc. (the “Company”) of the consideration to be received by such holders in connection with the proposed merger (the “Merger”) of the Company with and into a wholly-owned subsidiary of Stone Energy Corporation (“Stone Energy”) pursuant and subject to the draft Agreement and Plan of Merger by and among a wholly owned subsidiary Stone Energy, and the Company dated as of April 29, 2008 (the “Agreement”). For purposes of this opinion, the Shareholders should be understood to mean the holders of the outstanding common stock of the Company, other than Stone Energy, the Company or any of their respective subsidiaries. Under and subject to the terms of the Agreement, the consideration to be paid to the Shareholders for all the outstanding Common Stock of the Company is $13.65 in cash plus .165 Stone Energy common share together with the junior participating preferred stock purchase rights associated therewith for every outstanding Company share (collectively the “Merger Consideration”).

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1.	reviewed the draft Agreement, including the financial terms and conditions;

2.	reviewed Annual Reports on Form 10-K and related audited financial statements of the Company and Stone Energy as of and for the years ended December 31, 2005, December 31, 2006 and December 31, 2007 and certain interim reports on Form 10-Q of the Company and Stone Energy for such years, and the Company’s preliminary unaudited financial statements for the period ended March 31, 2008;

3.	reviewed certain estimates of the Company’s and Stone Energy’s oil and gas reserves, including estimates of proved reserves prepared by the independent engineering firms of each of the Company and Stone Energy as of December 31, 2007;

4.	reviewed other Company and Stone Energy financial and operating information requested from and/or provided by the Company and Stone Energy;

5.	reviewed certain other publicly available business and financial information on the Company and Stone Energy;

6.	discussed with members of the senior management of each of the Company and Stone Energy past and current business, operations, financial information and prospects and information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry;

7.	compared the financial terms of the Merger with financial terms of other transactions that we deemed to be relevant;

8.	reviewed the historical market prices and trading history of the Company and Stone Energy;

9.	discussed the current and projected operations and prospects of the Company and Stone Energy with management;

10.	compared financial and stock market information for the Company and Stone Energy with similar information for comparable companies with publicly traded equity securities;

Board of Directors
Bois d’Arc Energy, Inc.
April 29, 2008

11.	considered the responses received from the efforts of the Company and its advisors to secure indications of interest and definitive proposals from third parties; and

12.	performed other such analyses, and considered such other information and factors, as we considered relevant and appropriate.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company and Stone Energy, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or of Stone Energy. With respect to financial forecasts and other information and data provided by the Company, Stone Energy or its representatives to or otherwise reviewed by or discussed by the Company, Stone Energy or its representatives with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any material conditions thereof.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of April 28, 2008 and any material change in such circumstances and conditions may require a reevaluation of this opinion, which we are under no obligation to undertake. We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. This letter does not express any opinion as to the likely trading range of Stone Energy stock following the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Stone Energy at that time. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Shareholders in the Merger. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger. In formulating our opinion, we have considered only what we understand to be the consideration to be received by the Shareholders as is described above, and we have not considered, and this opinion does not address, any payments other than payment of the Merger Consideration in respect of shares of Common Stock, that may be made in connection with the Merger to Company directors, officers, employees, or other security holders in connection with the Merger.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) the estimated net asset value of the Company; (ii) financial and operating information concerning selected precedent transactions which we deemed comparable in whole or in part to the transaction; (iii) historical and projected EBITDAX, proved reserves, production, and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (iv) the current and projected financial position and results of operations of the Company and of Stone Energy; and (v) the general condition of the securities and energy markets. The delivery of this opinion was approved by our Fairness Opinion Committee.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the

Board of Directors
Bois d’Arc Energy, Inc.
April 29, 2008

significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify Raymond James against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of April 29, 2008, the consideration to be received by the shareholders of the Company pursuant to the Agreement is fair, from a financial point of view, to the Shareholders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

PART II

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that, subject to certain limitations in the case of suits brought by a corporation and derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of the directors who were not parties to the suit or proceeding, if the person (1) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (2) in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that no such indemnification of directors, officers, employees or agents may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article VI of the Bylaws of Stone contains very broad indemnification provisions which permit Stone to avail itself of the DGCL to extend broad protection to its directors, officers and employees by way of indemnity and advancement of expenses. It sets out the standard under which Stone will indemnify directors and officers, provides for reimbursement in such instances, for the advancement or reimbursement for expenses reasonably incurred in defending an action, and for the extension of indemnity to persons other than directors and officers. It also establishes the manner of handling indemnification when a lawsuit is settled. It is not intended that this Bylaw is an exclusive method of indemnification.

Item 21.	Exhibits

2.1		Agreement and Plan of Merger, dated as of April 30, 2008, by and among the Registrant, Stone Energy Corporation, Stone Energy Offshore, L.L.C. and Bois d’Arc Energy, Inc. (included as Annex A to the joint proxy statement/prospectus in Part I of this Registration Statement).
2.2		Stockholder Agreement, dated as of April 30, 2008, by and among Stone Energy Corporation and Comstock Resources, Inc., incorporated herein by reference to Exhibit 2.2 to Stone Energy Corporation’s Current Report on Form 8-K dated April 30, 2008 (File No. 001-12074).
2.3		Stockholder Agreement, dated as of April 30, 2008, by and among Stone Energy Corporation and Wayne and Gayle Laufer, incorporated herein by reference to Exhibit 2.3 to Stone Energy Corporation’s Current Report on Form 8-K dated April 30, 2008 (File No. 001-12074).
2.4		Stockholder Agreement, dated as of April 30, 2008, by and among Stone Energy Corporation and Gary Blackie, incorporated herein by reference to Exhibit 2.4 to Stone Energy Corporation’s Current Report on Form 8-K dated April 30, 2008 (File No. 001-12074).
2.5		Participation Agreement, dated as of April 30, 2008, among Stone Energy Corporation, Gary W. Blackie, William E. Holman, and Gregory T. Martin, incorporated herein by reference to Exhibit 2.5 to Stone Energy Corporation’s Current Report on Form 8-K dated April 30, 2008 (File No. 001-12074).
4.1		Amendment No. 4 to Rights Agreement, dated as of April 30, 2008, between Stone Energy Corporation and Mellon Investor Services LLC, as rights agent, incorporated herein by reference to Exhibit 4.1 to Stone Energy Corporation’s Current Report on Form 8-K dated April 30, 2008 (File No. 001-12074).
4	.2*	Commitment Letter dated April 30, 2008, by and among Stone Energy Corporation, Bank of America, N.A. and Banc of America Securities LLC.
5	.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities.
8	.1*	Tax Opinion of Vinson & Elkins L.L.P.
8	.2*	Tax Opinion of Locke Lord Bissell & Liddell LLP.

15	.1**	Letter from Ernst & Young LLP (New Orleans, Louisiana) dated June 3, 2008, regarding unaudited interim financial information.
15	.2**	Letter from Ernst & Young LLP (Dallas, Texas) dated June 3, 2008, regarding unaudited interim financial information.
23	.1**	Consent of Ernst & Young LLP, New Orleans, Louisiana.
23	.2**	Consent of Ernst & Young LLP, Dallas, Texas.
23	.3*	Consent of Vinson & Elkins L.L.P. (included in opinion filed as Exhibit 5.1).
23	.4*	Consent of Vinson & Elkins L.L.P. (to be included in opinion filed as Exhibit 8.1).
23	.5*	Consent of Locke Lord Bissell & Liddell LLP (to be included in opinion filed as Exhibit 8.2).
23	.6**	Consent of Netherland, Sewell & Associates, Inc.
23	.7**	Consent of Lee Keeling and Associates, Inc.
24.1		Powers of Attorney (included on the signature page).
99	.1*	Form of Proxy for Holders of Stone Common Stock.
99	.2*	Form of Proxy for Holders of Bois d’Arc Common Stock.
99	.3**	Consent of Tudor, Pickering, Holt & Co. Securities, Inc.
99	.4**	Consent of Raymond James & Associates, Inc.

*	To be filed by amendment.

**	Filed herewith.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The Registrant undertakes that every prospectus (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lafayette, Louisiana, on the 6th day of June, 2008.

STONE ENERGY CORPORATION

By:	/s/ Andrew L. Gates, III
Name:     Andrew L. Gates, III

Title:	Senior Vice President, General Counsel and Secretary

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David H. Welch, Kenneth H. Beer and Andrew L. Gates, III and each of them, any of whom may act without joinder of the other, his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David H. Welch David H. Welch	President and Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2008

/s/ Kenneth H. Beer Kenneth H. Beer	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 6, 2008

/s/ J. Kent Pierret J. Kent Pierret	Senior Vice President, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	June 6, 2008

/s/ David R. Voelker David R. Voelker	Director	June 6, 2008

/s/ Kay G. Priestly Kay G. Priestly	Director	June 6, 2008

/s/ Donald E. Powell Donald E. Powell	Director	June 6, 2008

/s/ George R. Christmas George R. Christmas	Director	June 6, 2008

Signature	Title	Date

/s/ B.J. Duplantis B.J. Duplantis	Director	June 6, 2008

/s/ John P. Laborde John P. Laborde	Director	June 6, 2008

/s/ Richard A. Pattarozzi Richard A. Pattarozzi	Director	June 6, 2008

/s/ Robert A. Bernhard Robert A. Bernhard	Director	June 6, 2008

EXHIBIT INDEX

2.1		Agreement and Plan of Merger, dated as of April 30, 2008, by and among the Registrant, Stone Energy Corporation, Stone Energy Offshore, L.L.C. and Bois d’Arc Energy, Inc. (included as Annex A to the joint proxy statement/prospectus in Part I of this Registration Statement).
2.2		Stockholder Agreement, dated as of April 30, 2008, by and among Stone Energy Corporation and Comstock Resources, Inc., incorporated herein by reference to Exhibit 2.2 to Stone Energy Corporation’s Current Report on Form 8-K dated April 30, 2008 (File No. 001-12074).
2.3		Stockholder Agreement, dated as of April 30, 2008, by and among Stone Energy Corporation and Wayne and Gayle Laufer, incorporated herein by reference to Exhibit 2.3 to Stone Energy Corporation’s Current Report on Form 8-K dated April 30, 2008 (File No. 001-12074).
2.4		Stockholder Agreement, dated as of April 30, 2008, by and among Stone Energy Corporation and Gary Blackie, incorporated herein by reference to Exhibit 2.4 to Stone Energy Corporation’s Current Report on Form 8-K dated April 30, 2008 (File No. 001-12074).
2.5		Participation Agreement, dated as of April 30, 2008, among Stone Energy Corporation, Gary W. Blackie, William E. Holman, and Gregory T. Martin, incorporated herein by reference to Exhibit 2.5 to Stone Energy Corporation’s Current Report on Form 8-K dated April 30, 2008 (File No. 001-12074).
4.1		Amendment No. 4 to Rights Agreement, dated as of April 30, 2008, between Stone Energy Corporation and Mellon Investor Services LLC, as rights agent, incorporated herein by reference to Exhibit 4.1 to Stone Energy Corporation’s Current Report on Form 8-K dated April 30, 2008 (File No. 001-12074).
4	.2*	Commitment Letter dated April 30, 2008, by and among Stone Energy Corporation, Bank of America, N.A. and Banc of America Securities LLC.
5	.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities.
8	.1*	Tax Opinion of Vinson & Elkins L.L.P.
8	.2*	Tax Opinion of Locke Lord Bissell & Liddell LLP.
15	.1**	Letter from Ernst & Young LLP (New Orleans, Louisiana) dated June 3, 2008, regarding unaudited interim financial information.
15	.2**	Letter from Ernst & Young LLP (Dallas, Texas) dated June 3, 2008, regarding unaudited interim financial information.
23	.1**	Consent of Ernst & Young LLP, New Orleans, Louisiana.
23	.2**	Consent of Ernst & Young LLP, Dallas, Texas.
23	.3*	Consent of Vinson & Elkins L.L.P. (included in opinion filed as Exhibit 5.1).
23	.4*	Consent of Vinson & Elkins L.L.P. (to be included in opinion filed as Exhibit 8.1).
23	.5*	Consent of Locke Lord Bissell & Liddell LLP (to be included in opinion filed as Exhibit 8.2).
23	.6**	Consent of Netherland, Sewell & Associates, Inc.
23	.7**	Consent of Lee Keeling and Associates, Inc.
24.1		Powers of Attorney (included on the signature page).
99	.1*	Form of Proxy for Holders of Stone Common Stock.
99	.2*	Form of Proxy for Holders of Bois d’Arc Common Stock.
99	.3**	Consent of Tudor, Pickering, Holt & Co. Securities, Inc.
99	.4**	Consent of Raymond James & Associates, Inc.

*	To be filed by amendment.

**	Filed herewith.